Exhibit 10.1

[Execution Version]

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of April 25, 2017

among

REV GROUP, INC.,

as BORROWER,

CERTAIN OF ITS SUBSIDIARIES,

as GUARANTOR SUBSIDIARIES,

VARIOUS LENDERS,

ALLY BANK,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

$350,000,000 Senior Secured Revolving Credit Facilities

BMO HARRIS BANK N.A.

and

ALLY BANK,

as JOINT BOOK RUNNING MANAGERS,

and

JOINT LEAD ARRANGERS

i

4.12.	Properties	95
4.13.	Environmental Matters	96
4.14.	No Defaults	97
4.15.	Intellectual Property, etc	97
4.16.	Investment Company Act	97
4.17.	Margin Stock	97
4.18.	Employee Matters	97
4.19.	Employee Benefit Plans	98
4.20.	Security Interest in Collateral	98
4.21.	Solvency	99
4.22.	Compliance with Statutes, etc	99
4.23.	Disclosure	99
4.24.	Subordination; Designation of the Credit Documents as “Designated Senior Indebted-ness”; Etc.	99
4.25.	Aggregate Borrowing Base Calculation	100
4.26.	Insurance	100
4.27.	Anti-Terrorism Laws	100
4.28.	Use of Proceeds	100
4.29.	Franchises, etc	100

Section 5.	Affirmative Covenants	101
5.1.	Financial Statements and Other Reports	101
5.2.	Existence	105
5.3.	Payment of Taxes and Claims	106
5.4.	Maintenance of Properties	106
5.5.	Insurance	106
5.6.	Books and Records; Inspections; Appraisals, etc	106
5.7.	Annual Lender Meeting	107
5.8.	Compliance with Laws	107
5.9.	Environmental	107
5.10.	Subsidiaries	109
5.11.	[Reserved]	110
5.12.	Use of Proceeds	110
5.13.	Further Assurances	110
5.14.	Cash Management Systems	110
5.15.	Landlords’ Agreements, Bailee Letters and Real Estate Purchases	112
5.16.	[Reserved]	112
5.17.	Real Estate Assets	112
5.18.	Designation of Subsidiaries	114

Section 6.	Negative Covenants	115
6.1.	Indebtedness	115
6.2.	Liens	119
6.3.	Equitable Lien	122
6.4.	No Further Negative Pledges and Other Restrictions	123
6.5.	Restricted Junior Payments	124
6.6.	Restrictions on Subsidiary Distributions	126
6.7.	Investments	127
6.8.	Financial Covenant	129
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	129
6.10.	Issuance of Capital Stock	130
6.11.	Transactions with Shareholders and Affiliates	131

6.12.	Conduct of Business	131
6.13.	Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person; Foreign Corrupt Practices Act	131
6.14.	Payments of Certain Other Debt; Amendments or Modifications of Organizational Documents and Certain Other Agreements	132
6.15.	Amendments or Waivers with respect to Certain Indebtedness	133
6.16.	Fiscal Year	133
6.17.	No Other “Designated Senior Indebtedness”	133

Section 7.	Guaranty	134
7.1.	Guaranty of the Obligations	134
7.2.	Contribution by Guarantor Subsidiaries	134
7.3.	Payment by Guarantor Subsidiaries	135
7.4.	Liability of Guarantor Subsidiaries Absolute	135
7.5.	Waivers by Guarantor Subsidiaries	138
7.6.	Guarantor Subsidiaries’ Rights of Subrogation, Contribution, etc	139
7.7.	Subordination of Other Obligations	140
7.8.	Continuing Guaranty	140
7.9.	Authority of Guarantor Subsidiaries or the Borrower	140
7.10.	Financial Condition of the Borrower and Guarantor Subsidiaries	140
7.11.	Bankruptcy, etc.	141
7.12.	Release of Guarantor Subsidiaries	141
7.13.	Limitation on Guaranteed Obligations	142

Section 8.	Events of Default	143
8.1.	Events of Default	143
8.2.	Right to Cure	146

Section 9.	Agents	146
9.1.	Appointment of Agents	146
9.2.	Powers and Duties	147
9.3.	General Immunity	147
9.4.	Agents Entitled to Act as Lender	148
9.5.	Lenders’ Representations, Warranties and Acknowledgment	148
9.6.	Right to Indemnity	149
9.7.	Successor Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank	149
9.8.	Collateral Documents and Guaranty	151
9.9.	Reliance	152
9.10.	Holders	152
9.11.	Delivery of Information	152
9.12.	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC	152

Section 10.	Miscellaneous	153
10.1.	Notices	153
10.2.	Expenses	153
10.3.	Indemnity	154
10.4.	Set Off	155
10.5.	Amendments and Waivers	155
10.6.	Successors and Assigns; Participations	158
10.7.	Independence of Covenants	161
10.8.	Survival of Representations, Warranties and Agreements	161

10.9.	No Waiver; Remedies Cumulative	162
10.10.	Marshalling; Payments Set Aside	162
10.11.	Severability	162
10.12.	Obligations Several; Independent Nature of the Lenders’ Rights	162
10.13.	Headings	162
10.14.	APPLICABLE LAW	162
10.15.	CONSENT TO JURISDICTION	163
10.16.	WAIVER OF JURY TRIAL	163
10.17.	Confidentiality	164
10.18.	Usury Savings Clause	165
10.19.	Counterparts	165
10.20.	Patriot Act	165
10.21.	Effectiveness	165
10.22.	Qualified Hedging Agreements	165
10.23.	No Advisory or Fiduciary Responsibility	166
10.24.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	167

APPENDICES

A	-	Commitments
B	-	Notice Addresses

SCHEDULES

1.1	-	Existing Floor Planning Programs
1.2	-	Permitted Foreign Accounts
1.3	-	Historical EBITDA
4.2	-	Capital Stock and Ownership
4.12	-	Real Estate Assets
4.19	-	Employee Benefits Plans
4.26	-	Insurance
5.14	-	Bank Accounts
5.17(iii)	-	Exceptions to Mortgage Requirements
6.1	-	Existing Indebtedness
6.2	-	Existing Liens
6.7(h)	-	Existing Investments
6.7(q)	-	Existing Loans to Dealers
6.11	-	Certain Affiliate Transactions

EXHIBITS

A-1	-	Form of Funding Notice
A-2	-	Form of Conversion/Continuation Notice
A-3	-	Form of Issuance Notice
B-1	-	Form of Revolving Loan Note
B-2	-	Form of Swing Line Note
C	-	Form of Compliance Certificate
D	-	Form of Assignment Agreement
E	-	Certificate Re: Non-Bank Status
F-1	-	Form of Closing Date Certificate
F-2	-	Form of Solvency Certificate
G	-	Form of Counterpart Agreement
H	-	Form of Landlord Waiver and Consent Agreement
I	-	Form of Borrowing Base Certificate
J	-	Form of Incremental Commitment Agreement
K	-	Form of Intercreditor Agreement
L	-	Form of Pledge and Security Agreement

v

REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of April 25, 2017, is entered into by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantor Subsidiaries, the Lenders (as defined in Section 1.1) party hereto from time to time, ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers (collectively, in such capacities, the “Arrangers”), Ally and BMO, as Co-Collateral Agents (collectively, in such capacities, the “Co-Collateral Agents”) and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, the Lenders have agreed to extend certain revolving credit facilities to the Borrower in an aggregate initial principal amount not to exceed $350,000,000 (as such amount may be increased pursuant to Section 2.23);

WHEREAS, the Borrower has agreed to secure all of its Revolving Obligations by granting to the Collateral Agent, for the benefit of Revolving Secured Parties, a First Priority Lien on its Revolving Priority Collateral and a Second Priority Lien on its Secured Term Loan Priority Collateral; and

WHEREAS, each Guarantor Subsidiary has agreed to guarantee the Revolving Obligations of the Borrower and to secure each Guarantor Subsidiary’s Guaranteed Obligations by granting to the Collateral Agent, for the benefit of Revolving Secured Parties, a First Priority Lien on its Revolving Priority Collateral and a Second Priority Lien on its Secured Term Loan Priority Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.	Definitions and Interpretation.

1.1.    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Floor Planning Program” means the floor planning programs of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date and described on Schedule 1.1 and any floor planning program established after the Closing Date, in either case, pursuant to which a financial institution reasonably acceptable to the Co-Collateral Agents (each, a “Floor Plan Lender”) agrees to (i) finance the purchase of Inventory by the Borrower’s or any other Credit Party’s Dealers and (ii) pay to the Borrower or such other Credit Party for Accounts arising from sales of Inventory to such Dealers, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Co-Collateral Agent.

“Acceptable Letter of Credit” means a standby letter of credit, in form and substance reasonably acceptable to the Co-Collateral Agents and issued or confirmed by a bank that is organized under the laws of the United States or a State thereof, that is acceptable to the Co-Collateral Agents, and that, if requested by the Co-Collateral Agents, has been delivered to the Collateral Agent as additional Collateral.

“Account Debtor” means each Person who is obligated on an Account.

“Accounts” means, as to each Credit Party, all of such Credit Party’s “accounts” as defined in the UCC, whether now owned or hereafter acquired, including all present and future rights of such Credit Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with such a card.

“Acquisition” means the acquisition by the Borrower of Ferrara Fire pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain stock purchase agreement, dated as of April 25, 2017, among the Borrower, as buyer, Seller and Benjamin W. Yarbrough, as Seller representative.

“Additional Commitment Fee” as defined in Section 2.23(a).

“Additional Margin” as defined in Section 2.23(a).

“Additional Secured Term Loan Agreement” means any credit agreement pursuant to which any Additional Secured Term Loans may be issued in accordance with the terms of this Agreement, as such credit agreement may be amended, restated, supplemented or modified from time to time in accordance with Section 6.15.

“Additional Secured Term Loan Collateral Agent” means any collateral agent in respect of the Additional Secured Term Loans.

“Additional Secured Term Loan Documents” means, collectively, the Additional Secured Term Loan Agreement, the Additional Secured Term Loans, the security documents granting Liens on the Collateral (subject to the terms of the Intercreditor Agreement) and the other documents, agreements and instruments (including purchase agreements) entered into in connection with the issuance of the Additional Secured Term Loan.

“Additional Secured Term Loan Secured Parties” means the trustee for the Additional Secured Term Loan, the Additional Secured Term Loan Collateral Agent and the holders of the Additional Secured Term Loan in each case from time to time.

“Additional Secured Term Loans” as defined in Section 6.1(q).

“Adjustable Applicable Commitment Fee Percentage” as defined in the definition of “Applicable Commitment Fee Percentage”.

“Adjustable Applicable Margins” as defined in the definition of “Applicable Margin”.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, and subject to availability, a variable rate of interest equal to: (x) (a) the rate of interest determined by the Administrative Agent at which deposits in Dollars are offered for the relevant Interest Period based on information presented on Reuters Screen LIBOR01 or LIBOR02 (or such other comparable or successor page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) as of 11:00 a.m. (London time) on the day which is two Business Days prior to the first day of such Interest Period; provided that, if at least two such offered rates appear on the Reuters Screen LIBOR01 or LIBOR02 (or such other comparable or successor page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Administrative Agent) will be the rate used, or (b) if the rate under preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date, divided by (y) a percentage equal to 100% minus the then stated maximum amount of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any members of the Federal Reserve System in respect of a Eurodollar Rate Loan or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). Notwithstanding anything to the contrary in the foregoing, if the Adjusted Eurodollar Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Adjusted Net Worth” as defined in Section 7.2.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (in each case, whether at law or in equity, or before or by any Governmental Authority, domestic or foreign) (including any Environmental Claims), whether or not purportedly on behalf of the Borrower or any of its Restricted Subsidiaries, and pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened against or affecting the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that no Agent, Lender, Lender Counterparty or Treasury Services Creditor shall be deemed to be an “Affiliate” of any Credit Party.

“Agent” means the Administrative Agent, the Co-Collateral Agents and the Collateral Agent.

“Agent Advance” as defined in Section 2.1(c).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Borrowing Base” means, as of any date of determination,

(a)    85% of the Eligible Accounts of the Credit Parties at such time; plus

(b)    the lesser of (1) 70% of the Value of the Eligible Inventory of the Credit Parties at such time and (2) 85% of the appraised Net Orderly Liquidation Value of the Eligible Inventory of the Credit Parties at such time; plus

(c)    up to $15,000,000 of Qualified Cash; minus

(d)    the aggregate amount of Qualified Hedging Agreement Reserves at such time; minus

(e)    any other Reserves established or required to be maintained by the Co-Collateral Agents, in their Permitted Discretion, at such time;

provided that the Aggregate Borrowing Base shall be adjusted on the third Business Day of each week to reflect the aggregate amount under clause (c) above as of the last Business Day of the immediately preceding week, as verified by the Administrative Agent.

Notwithstanding the foregoing, with respect to any Accounts and Inventory acquired in connection with (a) the Acquisition or the MWA Acquisition or (b) any Permitted Acquisition or other investment permitted by this Agreement, (x) to the extent the aggregate value of all such Accounts and Inventory that have not been subject to a field examination and appraisal do not exceed 25% of the Aggregate Borrowing Base then in effect, such Accounts and Inventory may be included in the calculation of the Aggregate Borrowing Base (without any requirement that such Accounts or Inventory satisfy the requirements of the definitions of “Eligible Accounts” or “Eligible Inventory”, as applicable); provided that the advance rates applicable to such Accounts and Inventory will be 10% less than the Effective Advance Rate otherwise applicable to such type of asset (as determined by the Co-Collateral Agents in their Permitted Discretion in a manner consistent with the determination on the Closing Date of the Effective Advance Rates with respect to the Accounts and Inventory acquired in connection with the Acquisition and the MWA Acquisition) until the completion of an appraisal and field examination of such Accounts and Inventory, in each case, reasonably satisfactory to the Co-Collateral Agents and (y) to the extent the aggregate value of all such Accounts and Inventory that have not been subject to a field examination and appraisal exceeds 25% of the Aggregate Borrowing Base then in effect, such Accounts and Inventory may be included in the calculation of the Aggregate Borrowing Base (without any requirement that such Accounts or Inventory satisfy the requirements of the definitions of “Eligible Accounts” or “Eligible Inventory”, as applicable); provided that the advance rates applicable to such Accounts and Inventory will be 15% less than the Effective Advance Rate otherwise applicable to such type of asset (as determined by the Co-Collateral Agents in their Permitted Discretion in a manner consistent with the determination on the Closing Date of the Effective Advance Rates with respect to the Accounts and Inventory acquired in connection with the Acquisition and the MWA Acquisition) until the completion of an appraisal and field examination of such Accounts and Inventory, in each case, reasonably satisfactory to the Co-Collateral Agents; provided further that on the date that the Borrower delivers a Borrowing Base Certificate demonstrating the aggregate value of all Accounts and Inventory that have not been subject to a field examination and appraisal exceeds 25% of the Aggregate Borrowing Base then in effect, the Co-Collateral Agents and the Borrowers shall immediately commence a field examination and appraisal with respect to all or such portion of such assets as they shall mutually determine and shall complete such field examinations and appraisals within sixty (60) days (or such longer period as the Co-Collateral Agents shall agree) (and such assets that exceed 25% of the Aggregate Borrowing Base then in effect may no longer be included in the calculation of the Aggregate Borrowing Base after such period).

“Aggregate Deficit Amount” as defined in Section 7.2.

“Aggregate Excess Amount” as defined in Section 7.2.

“Agreement” means this Revolving Credit and Guaranty Agreement, dated as of April 25, 2017.

“AHYDO Catch-Up Payments” means payments that are intended to exclude a debt instrument from being treated as an “applicable high yield discount obligation” as defined in Section 163(i) of the Code.

“Ally” as defined in the preamble hereto.

“ALTA” as defined in Section 5.17(iii).

“Anti-Terrorism Laws” as defined in Section 4.27(a).

“Applicable Commitment Fee Percentage” initially means a percentage per annum equal to 0.250%. From and after each Start Date to and including the applicable End Date, the Applicable Commitment Fee Percentage (hereinafter, the “Adjustable Applicable Commitment Fee Percentage”) shall be that commitment percentage set forth below opposite the Historical Utilized Commitment for such Start Date, as determined by the Administrative Agent:

Level	Historical Utilized Commitment	Commitment Percentage
I	Less than 50% of the Total Commitment as then in effect	0.375%

II	Greater than or equal to 50% of the Total Commitment as then in effect	0.250%

The Adjustable Applicable Commitment Fee Percentage so determined shall apply, except as set forth in the immediately succeeding sentence, from the relevant Start Date to and including the applicable End Date. Notwithstanding anything to the contrary contained above in this definition, (i) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Commitment Fee Percentage and Adjustable Applicable Commitment Fee Percentage have been increased above the Applicable Commitment Fee Percentage and the Adjustable Applicable Commitment Fee Percentage in effect immediately prior to such Incremental Commitment Date, each of the Applicable Commitment Fee Percentage and the Adjustable Applicable Commitment Fee Percentage shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement and (ii) from and after the Extension, with respect to any Extended Commitments and Extended Loans, the Applicable Commitment Fee Percentage and Adjustable Applicable Commitment Fee Percentage specified for such Extended Commitments and Extended Loans shall be those set forth in the applicable definitive documentation thereof.

“Applicable Margin” initially means a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) Base Rate Loans, 0.75%, and (B) Eurodollar Rate Loans, 1.75%, and

(ii) in the case of Swing Line Loans, 0.75%. From and after each Start Date (commencing with the Start Date that occurs after July 29, 2017) to and including the applicable End Date, the Applicable Margins for such Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Historical Excess Availability for such Start Date, as determined by the Administrative Agent.

Level	Historical Excess Availability	Revolving Loans Maintained as Eurodollar Rate Loans	Revolving Loans and Swing Line Loans Maintained as Base Rate Loans
I	Greater than 66.7% of the Total Commitment as then in effect	1.50%	0.50%

II	Less than or equal to 66.7% of the Total Commitment but greater than 33% of the Total Commitment as then in effect	1.75%	0.75%

III	Less than or equal to 33% of the Total Commitment as then in effect	2.00%	1.00%

The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined by the Administrative Agent on or before the third Business Day following the last day of each Fiscal Quarter of each Fiscal Year and shall be communicated in writing by the Administrative Agent to the Borrower and the Lenders, which determination shall be conclusive and binding upon all parties hereto absent manifest error. The Adjustable Applicable Margins so determined shall apply, except as set forth in the immediately succeeding sentence, from the relevant Start Date to and including the applicable End Date. Notwithstanding anything to the contrary contained above in this definition, (i) at all times during which there shall exist any Specified Event of Default, the Adjustable Applicable Margins shall be maintained at Level III, (ii) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Margins and Adjustable Applicable Margins have been increased above the Applicable Margins and the Adjustable Applicable Margins in effect immediately prior to such Incremental Commitment Date, each of the Applicable Margins and the Adjustable Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement, and (iii) from and after the Extension, with respect to any Extended Loans, the Applicable Margins and Adjustable Applicable Margins specified for such Extended Loans shall be those specified in the applicable definitive documentation thereof.

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition (including by way of merger) to, or any exchange of property with, any Person (other than sales or other dispositions to any Credit Party), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of the Borrower’s Subsidiaries, other than (i) inventory and uneconomic, damaged, obsolete or worn-out assets sold, licensed, leased, transferred or otherwise disposed of in the ordinary course of business, (ii) sales, licenses, leases, transfers or other dispositions of inventory, products or accounts receivable in the ordinary course of business, (iii) sales, licenses, leases, transfers or other dispositions of other assets for aggregate consideration of less than $10,000,000 during any Fiscal Year, (iv) sales, licenses, leases, transfers or other dispositions permitted pursuant to Section 6.9(b)(iv), (v) dispositions of assets subject to an event giving rise to a Recovery Event, (vi) dispositions of cash or Cash Equivalents in the ordinary course of business and (vii) the licensing of intellectual property in the ordinary course of business. An “Asset Sale” under this Agreement also shall include any “Asset Sale” (or similar term) under, and as defined in, the Secured Term Loan Agreement, any Unsecured Debt Documents, any Additional Secured Term Loan Agreement or the Refinancing Secured Term Loan Agreement (or any Permitted Refinancing thereof).

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or other disposition of any Secured Term Loan Priority Collateral (and only such Collateral) that are required to be held in such account pursuant to the terms of the Secured Term Loan Agreement, any Additional Secured Term Loan Agreement and/or the Refinancing Secured Term Loan Agreement (which accounts and the amounts on deposit therein also shall be held for the benefit of the Revolving Secured Parties and will be subject to the terms of the Intercreditor Agreement).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments, modifications and/or supplements from time to time as may be approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer or controller.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Back-Stop Arrangements” means, collectively, Letter of Credit Back-Stop Arrangements and Swing Line Back-Stop Arrangements.

“Bank Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Bank Letter of Credit” means any stand-by letter of credit issued by a bank (other than an Issuing Bank) acceptable to and approved by Ally (and supported by guaranty or risk participation agreement issued by Ally).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Lending Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (iii) the Adjusted Eurodollar Rate, as determined for an Interest Period of one month commencing on such date, plus 1%. For purposes of this definition, the Adjusted Eurodollar Rate shall be determined using the Adjusted Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Adjusted Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Adjusted Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Lending Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, each Issuing Bank, each Lender, each Lender Counterparty, each Treasury Services Creditor and each Indemnitee.

“Borrower” as defined in the preamble hereto.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit I, with such amendments, modifications and/or supplements to form and presentation as the Co-Collateral Agents may reasonably request from time to time to reflect changes to the Aggregate Borrowing Base in accordance with the definition thereof and the definitions of Eligible Accounts and Eligible Inventory, as delivered by the Borrower pursuant to Section 5.1(l).

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capacity” means Capacity of Texas, Inc., a Texas corporation.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Balances” means, as of any date of determination, with respect to any Person, the sum of all of cash on hand and Cash Equivalents held by such Person, but excluding cash on deposit in any Excluded Accounts.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States

Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) any repurchase agreements with a term of not more than seven days entered into by any Person with a bank or trust company (including any of the Lenders) having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; (v) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that has Tier 1 capital (as defined in the regulations of its primary Federal banking regulator) of not less than $100,000,000; (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vii) in the case of Foreign Restricted Subsidiaries of the Borrower only, instruments equivalent to those referred to in clauses (i) through (vi) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Restricted Subsidiary of the Borrower organized in such jurisdiction.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” means, at any time:

(i)    any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than the Sponsor, (a) shall have acquired beneficial ownership of more than the greater of (i) 30% on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower and (ii) the percentage of the then outstanding voting and/or economic interest in the Capital Stock of the Borrower owned “beneficially” by the Sponsor or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; or

(ii)    any “change of control” or similar event shall occur under the Secured Term Loan, any Unsecured Debt, any Additional Secured Term Loans, the Refinancing Secured Term Loans, or any Qualified Seller Subordinated Debt that require the Borrower or any of its Restricted Subsidiaries to tender for or otherwise give rise to an accelerated repayment of the Secured Term Loan, any Unsecured Debt, any Additional Secured Term Loans, the Refinancing Secured Term Loans or any Qualified Seller Subordinated Debt (or any Permitted Refinancing thereof) or would constitute an “event of default” thereunder (although no “change of control” or similar event shall be deemed to occur under this sub-clause (iii) with respect to any Qualified Seller Subordinated Debt unless the aggregate principal amount of all such Qualified Seller Subordinated Debt pursuant to which any such “change of control” or similar event shall have occurred equals or exceeds $30,000,000).

“Closing Date” means the first date on which the conditions precedent set forth in Section 3.1 are satisfied or waived in accordance with the terms hereof.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Code” means the U.S. Internal Revenue Code of 1986 and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means, collectively, the Revolving Priority Collateral and the Secured Term Loan Priority Collateral.

“Collateral Agent” as defined in the preamble hereto.

“Co-Collateral Agents” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the IP Security Agreements, the Control Agreements, the Landlord Personal Property Collateral Access Agreements, if any, the Intercreditor Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to, or purporting to, (a) grant to the Collateral Agent, for the benefit of Revolving Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Revolving Obligations and/or (b) perfect such Liens; provided, that any cash collateral or other agreements entered into pursuant to the Back-Stop Arrangements shall constitute “Collateral Documents” solely for purposes of (x) Section 6.1(a) and (y) the term “Credit Documents” as used in Sections 4.4, 6.2(a) and 10.2.

“Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Appendix A, in the Incremental Commitment Agreements or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. In addition, the Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Commitment of such Lender.

“Commodities Agreement” means any commodity agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Compliance Period” means any period (x) commencing on the date on which Specified Availability is less than the greater of (i) 10.0% of the lesser of (A) the Total Commitment as then in effect and (B) the Aggregate Borrowing Base as then in effect and (ii) $20,000,000 and (y) ending on the first date thereafter on which Specified Availability has been equal to or greater than the greater of (i) 10.0% of the lesser of (A) the Total Commitment as then in effect and (B) the Aggregate Borrowing Base as then in effect and (ii) $20,000,000, in either case for thirty consecutive days.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Borrower and its Restricted Subsidiaries on a consolidated basis equal to:

(i)    the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for Tax on the overall net income of the Borrower and its Restricted Subsidiaries, (d) total depreciation expense, (e) total amortization expense, (f) other non-cash items, but excluding any amortization of a prepaid cash item that was paid in a prior period; provided that if any non-cash item referred to in this clause (f) represents an accrual or reserve for a potential cash item in any future period, (x) the Borrower may elect not to add-back such non-cash item in the current period and (y) to the extent the Borrower elects to add-back such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to such extent paid, (g) fees and expenses permitted by Section 6.5(b), (h) Transaction Costs, (i) (1) transaction costs relating to Permitted Acquisitions and non-ordinary course Investments and dispositions permitted under this Agreement in an aggregate amount for all add-backs pursuant to this sub-clause (i)(1) not to exceed $7,500,000 in any Fiscal Year and (2) non-recurring fees, cash charges and other cash expenses incurred in connection with the issuance of Capital Stock of the Borrower or non-ordinary course Indebtedness or the extinguishment of Indebtedness or redemption, retirement or acquisition of Capital Stock of the Borrower, in each case to the extent permitted under this Agreement, (j) (1) Restructuring Charges in an aggregate amount not to exceed 10% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to this clause (i)(j)(1)) and (2) pro forma “run rate” cost savings, operating expense reductions and synergies that are reasonably identifiable, factually supportable (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken) and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the end of the period, provided that the aggregate amount of “run rate” cost savings, operating expense reductions and synergies added back pursuant to this sub-clause (i)(j)(2) and Section 1.3(e) in any period shall not exceed 10% of Consolidated Adjusted EBITDA for such period (with such calculation being made prior to giving effect to this sub-clause (i)(j)(2)), (k) cash expenses or losses incurred by the Borrower or any of its Restricted Subsidiaries to the extent insurance proceeds with respect thereto have been received by the Borrower or such Restricted Subsidiary in cash and were not included in determining Consolidated Net Income, (l) cash expenses or losses incurred by the Borrower or any of its Restricted Subsidiaries to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or a sale, disposition or other transaction permitted under this Agreement and such indemnification proceeds have been received by the Borrower or such Restricted Subsidiary in cash and were not included in determining Consolidated Net Income; provided that, in the case of preceding clauses (b) through (l), such items (x) shall only be added back to the extent included or deducted in determining Consolidated Net Income for such period and (y) shall not be added back to the extent applicable to Persons whose income (or losses) are not included in Consolidated Net Income pursuant to clause (ii) of the definition thereof); minus

(ii)    non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the accrual of revenue or the reversal of reserves taken in any prior period for a potential cash item that was not previously added back in the calculation of Consolidated Adjusted EBITDA during a prior period).

Notwithstanding the foregoing, for purposes of determining Consolidated Adjusted EBITDA under this Agreement for any period that includes a period set forth on Schedule 1.3, Consolidated Adjusted EBITDA for such period shall be as set forth on Schedule 1.3 (which amounts, for the avoidance of doubt, shall be subject to any pro forma or “run rate” adjustments permitted by clause (i)(j)(2) above and Section 1.03(e) with respect to events occurring following the Closing Date).

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or required to be included in “purchase of property and equipment” reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries (including, without duplication, the principal amount of all rental obligations attributable thereto incurred by the Borrower and its Restricted Subsidiaries under Capital Leases), excluding (i) the purchase price of Permitted Acquisitions, (ii) the amount of Investments (to the extent otherwise constituting Consolidated Capital Expenditures) made under Section 6.7(i) and (iii) purchases made with the proceeds of Asset Sales permitted under Section 6.9 or insurance coverage or condemnation proceeds.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Borrower and its Restricted Subsidiaries on a consolidated basis equal to: (i) Consolidated Cash Interest Expense (including, for this purpose, any cash interest expense in respect of Indebtedness of another Person that is guaranteed by the Borrower or any of its Restricted Subsidiaries); and (ii) scheduled payments of principal on Indebtedness; provided that for purposes of determining satisfaction of the Payment Conditions, “Consolidated Fixed Charges” shall also include, without duplication, all Restricted Junior Payments made in cash during such period pursuant to Section 6.5(l) and (m).

“Consolidated Interest Expense” means, for any period, the sum of, without duplication, total interest expense calculated in accordance with GAAP (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedging Agreements for such period (in each case calculated without regard to any limitations on payment thereof).

“Consolidated Net Income” means, for any period:

(i)    the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding

(ii)    (a) the income (or loss) of any Person (other than a Restricted Subsidiary of the Borrower but including an Unrestricted Subsidiary) in which any other Person (other than the Borrower or any of its Restricted Subsidiaries) has an interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any of its Restricted Subsidiaries by such Person in respect of such income during such period (or, in the case of a loss, the amount of such loss to the extent such loss has been funded with cash by the Borrower or any of its Restricted Subsidiaries during such period), (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a pro forma basis in accordance with Section 1.3), (c) any after-tax gains or losses attributable to Asset Sales, insurance or condemnation payments or returned surplus assets of any Pension

Plan, (d) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, Earn-Out Obligations and debt line items thereof) resulting from the application of purchase accounting, (e) any income (or loss) from the early extinguishment or conversion of Indebtedness, (f) any net unrealized gain or loss (after any offset) resulting from obligations under any Hedging Agreements or other derivative instruments and the application of ASC 815 and (g) (to the extent not included in clauses (a) through (f) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the remainder of (A) the sum of, without duplication, (i) the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (other than Indebtedness arising under clauses (vi) and (viii) of the definition thereof), (ii) the aggregate amount of all non-contingent reimbursement obligations of the Borrower and its Restricted Subsidiaries in respect of drawn letters of credit, bank acceptances, bank guarantees and similar arrangements, (iii) the amount of all obligations of any third Person of the type referred to in preceding clauses (i) and (ii) of this definition secured by any Lien on any property or asset owned or held by the Borrower or any of its Restricted Subsidiaries regardless of whether the obligations secured thereby shall have been assumed by the Borrower or any of its Restricted Subsidiaries or is non-recourse to the credit of the Borrower or any of its Restricted Subsidiaries, and (iv) the amount of all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of the obligations of any third Person of the type referred to in preceding clauses (i) and (ii) of this definition that is or should be property classified as a liability on a balance sheet in conformity with GAAP minus (B) the sum of (i) the aggregate amount of all Unrestricted cash and Cash Equivalents on hand at the Borrower and the Guarantor Subsidiaries and (ii) the aggregate amount of all Unrestricted cash and Cash Equivalents on hand at non-Guarantor Subsidiaries of the Borrower in an amount not to exceed the amount of Indebtedness of such non-Guarantor Subsidiary which is included in the calculation of Consolidated Total Debt.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business and (y) obligations arising from any Acceptable Floor Planning Program or any Loss Pool Agreement, in either such case, if such obligations are not or are not required to be classified as a liability on a balance sheet in conformity with GAAP. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Percentage” as defined in Section 7.2.

“Control Agreements” means each control agreement executed and delivered by the Collateral Agent for the benefit of the Revolving Secured Parties, a securities intermediary or depositary bank and the applicable Credit Party on the Closing Date and each control agreement to be executed and delivered by the Collateral Agent, a securities intermediary or depositary bank and the applicable Credit Party after the Closing Date pursuant to the terms of this Agreement and the Pledge and Security Agreement, in each case, in form and substance reasonably satisfactory to the Collateral Agent and with such amendments, modifications and/or supplements as the Collateral Agent may reasonably request or approve.

“Control Investment Affiliate” means, with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies but excluding, for the avoidance of doubt, any portfolio companies of such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Controlled Accounts” means each Bank Account established at a Specified Bank subject to a Control Agreement into which funds shall be transferred as provided in Section 5.14.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Core Concentration Account” as defined in Section 5.14(b).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, each Incremental Commitment Agreement, each Counterpart Agreement, any documents or certificates executed by the Borrower or any Guarantor Subsidiary in favor of any Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith (in each case as such documents, instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time).

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means the Borrower and each Guarantor Subsidiary.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Restricted Subsidiaries’ operations.

“Customer” means the account debtor with respect to any account and/or prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to sell any personal property or perform any services.

“Dealer” means any Person that has entered into a dealer sales and service agreement or other similar agreement with a Credit Party.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 consecutive months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s and each Guarantor Subsidiary’s Accounts during such period (excluding, at the reasonable discretion of the Co-Collateral Agents, any extraordinary, non-recurring items), by (b) the Borrower’s and each Guarantor Subsidiary’s billings with respect to their Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point (1.00%) for each percentage point by which Dilution is in excess of 5.00%.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“Dominion Period” means any period (x) commencing on the date on which Specified Availability is less than the greater of (i) 10.0% of the lesser of (A) the Total Commitment as then in effect and (B) the Aggregate Borrowing Base as then in effect and (ii) $20,000,000, in either case for five consecutive Business Days and (y) ending on the first date thereafter on which Specified Availability has been greater than the greater of (i) 10.0% of the lesser of (A) the Total Commitment as then in effect and (B) the Aggregate Borrowing Base as then in effect and (ii) $20,000,000 in either case for thirty consecutive days.

“E-One” means E-ONE, Inc., a Delaware corporation.

“Earn-Out Obligations” means obligations of the Borrower or any of its Restricted Subsidiaries in respect of “earn-outs”, non-compete or other similar obligations (whether based on revenue or otherwise) arising from a Permitted Acquisition and payable to the seller or sellers thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Advance Rate” means, at any time, (x) with respect to Accounts, the percentage obtained by dividing (i) the amount included in the calculation of the Aggregate Borrowing Base pursuant to sub-clause (a) of such definition (excluding any Accounts that have not been the subject of a field examination or appraisal) by (ii) the aggregate amount of all of the Accounts of the Credit Parties (excluding any Accounts that have not been the subject of a field examination or appraisal), and (y) with respect to Inventory, determined by category (e.g., raw materials and work-in-process, chassis, finished goods and spare parts)), the percentage obtained by dividing (i) the amount included in the calculation of the Aggregate Borrowing Base with respect to such category of Inventory pursuant to sub-clause (b) of such definition (excluding any Inventory that has not been the subject of a field examination or appraisal) divided by (ii) the aggregate value of all of the Inventory of the Credit Parties with respect to such category (excluding any Inventory that has not been the subject of a field examination or appraisal).

“Eligible Accounts” means, as at any date of determination, the aggregate amount of all Accounts (including all Finished Goods Accrued Accounts and Floor Plan Accounts) of the Credit Parties (excluding any Foreign Subsidiaries that are Guarantor Subsidiaries) that the Co-Collateral Agents, in their reasonable credit judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, the following Accounts of such Credit Parties are not Eligible Accounts:

(i)    Accounts which do not consist of accounts receivable and contract receivables, each owed to and owned by a Credit Party arising or resulting from the sale of goods or the rendering of services by such Credit Party;

(ii)    Accounts which, at the date of issuance of the respective invoice therefor, were payable (x) in the case of Accounts of the Credit Parties (other than Accounts of Capacity), more than 60 days after the date of issuance and (y) in the case of Accounts of Capacity, more than 90 days after the date of issuance;

(iii)    Accounts which remain unpaid (x) in the case of Accounts of the Credit Parties (other than Accounts of Capacity), for more than 60 days after the due date specified in the original invoice or for more than 90 days after invoice date and (y) in the case of Accounts of Capacity, for more than 90 days after the due date specified in the original invoice or for more than 120 days after invoice date;

(iv)    Accounts which are otherwise eligible with respect to which the Person obligated on such Account is owed a credit by a Credit Party (unless such Person has executed an agreement in favor of the Administrative Agent and in form and substance satisfactory to the Administrative Agent waiving any right of set-off or other rights with respect to such credit), but only to the extent of such credit;

(v)    Accounts due from a Person whose principal place of business is located outside the United States or Canada, unless (x) such Account is backed by an Acceptable Letter of Credit or (y) such Person is disclosed on Schedule 1.2 (as same may be updated from time to time with the consent of the Co-Collateral Agents) and such Account is otherwise satisfactory to the Administrative Agent, in its reasonable discretion; provided that any Account permitted under this sub-clause (y) may be deemed eligible by the Co-Collateral Agents (in their reasonable discretion) even if such Account does not meet the requirements set forth in sub-clauses (ii) and (iii) of this definition, so long as any such Account does not remain unpaid for more than 120 days after the invoice date;

(vi)    Accounts due from a Person which the Co-Collateral Agents have notified the Borrower does not have a satisfactory credit standing;

(vii)    Accounts in excess of an aggregate face amount of $20,000,000 with respect to which the Account Debtor or the Person obligated with respect thereto is the United States, any state or any municipality, or any department, agency or instrumentality thereof, unless the applicable Credit Party has, with respect to such Account, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq.) or any applicable statute or municipal ordinance of similar purpose and effect;

(viii)    Accounts with respect to which the Person obligated is an Affiliate of a Credit Party or a director, officer, agent, stockholder, member or employee of a Credit Party or any of their Affiliates;

(ix)    Accounts due from a Person if more than fifty percent (50%) of the aggregate amount of Accounts of such Person are ineligible as a result of the application of sub-clause (iii) of this definition;

(x)    Accounts with respect to which there is any unresolved dispute with the respective Account Debtor or the Person obligated on such Account (but only to the extent of such dispute);

(xi)    Accounts evidenced by an instrument or chattel paper;

(xii)    Accounts with respect to which the Collateral Agent, on behalf of itself and the other Revolving Secured Parties, does not have a valid, First Priority perfected security interest;

(xiii)    Accounts subject to any Lien except those (x) in favor of the Collateral Agent, for the benefit of itself and the Secured Parties and (y) in favor of the Secured Term Loan Collateral Agent and/or the Additional Secured Term Loan Collateral Agent, so long as such Liens are subject to the Intercreditor Agreement;

(xiv)    Accounts with respect to which the Account Debtor or the Person obligated on the Account is the subject of any bankruptcy or other insolvency proceeding;

(xv)    Accounts due from a Person to the extent that such Accounts exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Accounts due to all of the Credit Parties at said date, but only to the extent of such excess over twenty percent (20%);

(xvi)    Accounts with respect to which the obligation to pay is conditional or subject to a repurchase obligation (excluding any repurchase obligation arising under (x) any repurchase agreement entered into by the Borrower in connection with an Acceptable Floor Planning Program or (y) repurchase obligations arising under Applicable Law in favor of the respective Credit Party’s Dealers, but in either case, only to the extent such Floor Plan Lender or Dealer, as applicable, has not exercised the right to cause such Credit Party to repurchase any vehicle) or right to return or with respect to which the goods or services giving rise to such Accounts have not been delivered (or performed, as applicable) and accepted by the Account Debtor or the Person obligated on such Account, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignments;

(xvii)    Accounts which arise from the performance of services, unless such services have been fully rendered and do not relate to any warranty claim or obligation;

(xviii)    Accounts with respect to which the Account Debtor has made a deposit with a Credit Party, but only to the extent of such deposit (including any interest thereon); provided that, for the avoidance of doubt, to the extent a deposit has been made by an Account Debtor and such deposit has been netted from the amount of the Accounts of such Account Debtor included in “Eligible Accounts” such amount shall not also be reduced from the calculation of the value of “Eligible Inventory”;

(xix)    Rebate Accounts;

(xx)    Accounts consisting of pre-paid commissions from Dealers;

(xxi)    Accounts with respect to which the Account Debtor or the Person obligated on Account is a creditor of a Credit Party or a Restricted Subsidiary thereof (unless such Person has executed an agreement in favor of the Collateral Agent and in form and substance satisfactory to the Collateral Agent waiving any right of off-set or other rights with respect to amounts owed to such Person by such Credit Party or Restricted Subsidiary thereof); provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by such Credit Party or Restricted Subsidiary thereof to such Person;

(xxii)    Accounts arising from cash-on-delivery sales and credit card receivables;

(xxiii)    Accounts including an accrual of any taxes, including sales tax, use tax, excise tax or similar taxes, but only to the extent of such accrual; and

(xxiv)    Accounts representing any Inventory that has been, or for which a Credit Party has received or has delivered, as applicable, notice that such Inventory will be, returned, rejected or repossessed.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund with respect to a Lender (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of activities; provided, none of the Borrower, the Sponsor or any Affiliate of the Borrower or the Sponsor or any Defaulting Lender shall be an Eligible Assignee.

“Eligible Inventory” means, as at any date of determination, the Value (net of freight and net of any amounts payable with respect to chassis, taxes, standard cost overstatements, intercompany profit and similar costs) of all Inventory owned by the Credit Parties and located in the United States that the Co-Collateral Agents, in their reasonable credit judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, the following Inventory of the Credit Parties is not Eligible Inventory:

(i)    finished goods which do not meet the specifications of the purchase order for such goods;

(ii)    Inventory which the Co-Collateral Agents determine is unacceptable for borrowing purposes due to age, quality, type, category and/or quantity, including without limitation, Inventory that is obsolete or chassis that have been owned by a Credit Party for more than 18 months;

(iii)    packaging, shipping materials or supplies consumed in the respective Credit Party’s business;

(iv)    Inventory with respect to which the Collateral Agent, on behalf of itself and the Secured Parties, does not have a valid, First Priority perfected security interest (including to the extent any Inventory is subject to a certificate of title statute, that the Collateral Agent’s Lien has been noted on such certificate of title);

(v)    Inventory with respect to which there exists any Lien in favor of any Person other than the (x) the Collateral Agent, on behalf of itself and the other Secured Parties and (y) the Secured Term Loan Collateral Agent and/or the Additional Secured Term Loan Collateral Agent, so long as such Liens are subject to the Intercreditor Agreement;

(vi)    Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215(a)(i) or any replacement statute;

(vii)    unless otherwise agreed to by the Co-Collateral Agents, Inventory located at a vendor’s location or with a consignee (excluding any such Inventory under the control of a vendor or consignee with which the Collateral Agent has received a satisfactory access agreement); provided that in any event Inventory in possession of a vendor or consignee will be ineligible if such third party is in possession of less than $100,000 of Inventory;

(viii)    unless otherwise agreed to by the Co-Collateral Agents, Inventory located with a warehouseman, bailee, processor, Dealer or similar third party, unless such Person has executed a waiver of interest reasonably satisfactory to the Administrative Agent; provided that in any event Inventory in possession of a third party will be ineligible if such third party is in possession of less than $100,000 of Inventory;

(ix)    unless otherwise agreed to by the Co-Collateral Agents, Inventory in any location leased by a Credit Party for which the Collateral Agent has not received a Landlord Personal Property Collateral Access Agreement from each lessor and sublessor, if applicable, of such location;

(x)    with respect to any chassis or other Inventory subject to a document of title, the respective Credit Party is not in possession of a manufacturer’s statement or origin, certificate of origin or other document of title issued in its name with respect to such chassis or other Inventory;

(xi)    licensed Inventory, unless (i) a Credit Party is the owner of such license, or (ii) a consent, in form and substance satisfactory to the Administrative Agent, has been obtained from the licensor of such license with respect to the Collateral Agent’s security interest in such Inventory;

(xii)    Inventory subject to a customer deposit, but only to the extent of such customer deposit (including any interest that may accrue thereon);

(xiii)    leased Inventory; or

(xiv)    finished goods Inventory that is the subject of an Eligible Account as a result of the definition of Finished Goods Accrued Accounts.

“Embargoed Person” as defined in Section 6.13(c).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Borrower or any Restricted Subsidiaries or any of their respective ERISA Affiliates have current or contingent liability.

“End Date” means, in respect of any Start Date, (a) for the purpose of the definition of Applicable Commitment Fee Percentage, the last day of the Fiscal Quarter in which such Start Date occurred, and (b) for the purposes of the definition of Applicable Margin, the second Business Day immediately following the last day of the Fiscal Quarter in which such Start Date occurred.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order (including consent orders) or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all foreign or domestic, federal or state (or any subdivision of either of them) or local statutes, laws (including the common law), ordinances, orders (including consent orders), rules, regulations, judgments, treaties, Governmental Authorizations, or any other requirements of Governmental Authorities relating to or imposing standards of conduct concerning: (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the Release, generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; (iii) industrial hygiene, occupational safety and health; (iv) natural resources or natural resource damages; (v) land use; or (vi) the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Restricted Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Borrower or a Restricted Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code. Any former ERISA Affiliate of the Borrower or any of its Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Restricted Subsidiaries within the meaning of this definition only to the extent that the Borrower or such Restricted Subsidiary is reasonably expected to have any liability with respect thereto under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived under subsection .22, ..23, .25, .27 or .28 of PBGC Regulation Section 4043); (ii) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Restricted Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which is reasonably likely to constitute grounds under ERISA for the termination of, or the appointment by PBGC of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) other than in respect of Ferrara Fire Withdrawal resulting in a current or contingent liability not exceeding $2,500,000, the withdrawal of the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or the receipt of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (viii) a Pension Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Pension Plans, exceeds the aggregate Unfunded Current Liabilities existing on the Closing Date by $2,500,000 or more; (ix) the failure to operate each group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower or any of its Restricted Subsidiaries, or any ERISA Affiliate in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code and the regulations promulgated thereunder; (x) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any of its Restricted Subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, 502(c), (i) or (l), 515, 4201, 4204 or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (xii) the imposition of a Lien pursuant to Section 430(k) or 436(f) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xiii) a determination that any Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, at any time, the amount by which (x) the lesser of (A) the Total Commitment at such time and (B) the Aggregate Borrowing Base at such time exceeds (y) the Total Utilization of Revolving Commitments at such time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (w) any disbursement deposit account (i) the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses or (ii) that is a zero balance account, (x) all Bank Accounts established (or otherwise maintained) by the Borrower or any of the other Credit Parties which are funded by, or on behalf or for the benefit of, employees of the Borrower or any of its Restricted Subsidiaries and are to be maintained exclusively for the benefit, directly or indirectly, of such employees (including Bank Accounts which are employer funded pension accounts for employees and accounts established to pay taxes for and on behalf of employee tax liabilities), (y) all other Bank Accounts established (or otherwise maintained) by the Borrower or any of the other Credit Parties (excluding Controlled Accounts and the Core Concentration Account) that do not have cash balances at any time exceeding $1,000,000 in the aggregate for all such other Bank Accounts and (z) the Asset Sale Proceeds Account.

“Excluded Subsidiary” means (i) any direct or indirect Foreign Subsidiary of the Borrower, (ii) any wholly-owned Domestic Subsidiary of the Borrower if all of its assets (other than an immaterial portion thereof) consist of equity (as determined for United States income tax purposes) of one or more Foreign Subsidiaries of the Borrower, (iii) any wholly-owned Domestic Subsidiary of a Foreign Subsidiary of the Borrower (other than a Foreign Subsidiary that is disregarded as a separate entity for United States income tax purposes), (iv) any Subsidiary of a Person described in the foregoing clauses (i), (ii) and (iii), (v) any Immaterial Subsidiary, (vi) any Captive Insurance Subsidiary or other wholly-owned Domestic Subsidiary of the Borrower to the extent that the entering into by that Subsidiary of the Guaranty is prohibited by applicable law or by any Contractual Obligation existing on the Closing Date or at the time such Subsidiary becomes a Subsidiary (provided that such Contractual Obligation is not entered into in contemplation of such Subsidiary becoming a Subsidiary) (including any requirement to obtain the consent of a Governmental Authority or other third party other than a Credit Party, a Subsidiary thereof, the Sponsor or any Affiliate thereof) and (vii) any Unrestricted Subsidiary; provided that, notwithstanding the foregoing, if any Domestic Subsidiary described in preceding clauses (i) through (vii) becomes (or is required to become) a guarantor or obligor in respect of any Secured Term Loans, any Additional Secured Loans, any Refinancing Secured Term Loans or any Unsecured Debt, then such Domestic Subsidiary shall cease to constitute an Excluded Subsidiary hereunder and shall take all actions otherwise required to be taken by a Domestic Subsidiary pursuant to Sections 5.10 and 5.17.

“Excluded Swap Obligation” means, with respect to any Guarantor Subsidiary, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor Subsidiary of, or the grant by such Guarantor Subsidiary of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor Subsidiary or the grant of the security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor Subsidiary’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means (i) Tax on Income, (ii) FATCA Tax, (iii) any withholding Tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 2.19(a), (iv) any Taxes attributable to a Lender’s failure to comply with Section 2.19(d) and (v) United States federal backup withholding Taxes imposed under Section 3406 of the Code.

“Executive Order” as defined in Section 4.27(a).

“Existing Credit Agreement” means that certain Revolving Credit and Guaranty Agreement, dated as of October 21, 2013, among the Borrower and certain Subsidiaries of the Borrower, as borrowers, the guarantors named therein, Deutsche Bank AG New York Branch, as agent and as a lender, and the financial institutions party thereto (as amended, modified and supplemented from time to time through and including the Closing Date).

“Existing Debt Documents” means (i) the Existing Credit Agreement, (ii) the Credit and Security Agreement dated as of June 19, 2015 among Ferrara Fire Apparatus, Inc. and certain related entities and MB Financial, Bank and (iii) the Senior Subordinated Loan and Investment Agreement dated as of March 31, 2009 among FFA Holdco, Inc., FFA Acquisition Company, Inc., Ferrara Fire Apparatus Holding Company, Inc., Ferrara Fire Apparatus, Inc., Merit Mezzanine Fund IV, L.P. and Merrit Mezzanine Parallel Fund IV, L.P.

“Existing Debt Refinancing” means (x) the repayment in full in cash of all outstanding loans and notes, together with all accrued but unpaid interest and fees thereon, and all other obligations (and the termination of all commitments and letters of credit under the Existing Debt Documents and (y) the termination and release of all Liens securing the obligations under the Existing Debt Documents (and all related guaranties).

“Existing Indebtedness” means the pre-existing Indebtedness of the Borrower and its Restricted Subsidiaries on the Closing Date and described in Schedule 6.1.

“Expenses” means all present and future reasonable expenses incurred by or on behalf of the Administrative Agent, the Collateral Agent or an Issuing Bank in connection with this Agreement, any other Credit Document or otherwise in its capacity as such under any Credit Document, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all reasonable costs and expenses incurred by the Administrative Agent and/or the Collateral Agent in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent and/or the Collateral Agent due to insufficient funds of deposited checks and the standard fee of the Administrative Agent and/or the Collateral Agent relating thereto, collateral examination fees and expenses, reasonable fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Administrative Agent and/or the Collateral Agent, fees and taxes related to the filing of financing statements, costs of preparing and recording any other Credit Documents, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

“Extended Commitment” as defined in Section 2.24(c).

“Extended Loan” means each Revolving Loan and each Swing Line Loan pursuant to an Extended Commitment.

“Extended Revolving Commitment Termination Date” means, with respect to any Extended Loan or Extended Commitment, the agreed upon date occurring after the Initial Revolving Commitment Termination Date as specified in the definitive documentation in connection with the respective Extension.

“Extension” as defined in Section 2.24(a).

“Extension Offer” as defined in Section 2.24(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors.

“Fair Market Value” means, with respect to any asset (including any Capital Stock of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower or the Subsidiary of the Borrower selling such asset.

“FATCA” mean Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FATCA Tax” means any United States Tax imposed as a result of a Lender’s (or any financial institution through which any payment is made to such Lender) or the Administrative Agent’s (A) failure to comply with the applicable requirements of FATCA in such a way to reduce such Tax to zero, or (B) election under FATCA to be subject to United States withholding or other Taxes.

“Federal Funds Effective Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Federal Funds Effective Rate or its equivalent or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Ferrara Fire” means FFHA Holdco, Inc., a Delaware corporation.

“Ferrara Fire Material Adverse Effect” means a “Material Adverse Effect” as defined in the Acquisition Agreement.

“Ferrara Fire Multiemployer Pension Plans” means, individually and collectively, the Sheet Metal Workers’ National Pension Fund and the Baton Rouge Sheet Metal Workers Pension Fund.

“Ferrara Fire Withdrawal” means the withdrawal by the Borrower and its Restricted Subsidiaries from a Ferrara Fire Multiemployer Pension Plan or the Sheet Metal Workers’ Local Union No. 214 Health & Welfare Plan.

“Financial Officer” means, as applied to any Person, any individual holding the position of chief financial officer, treasurer, vice president of finance or controller.

“Financial Officer” means, as applied to any Person, any individual holding the position of chief financial officer, treasurer, vice president of finance or controller.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and in the case of interim financial statements, the absence of footnotes.

“Financial Plan” as defined in Section 5.1(i).

“Finished Goods Accrued Accounts” means, with respect to any calculation of the Aggregate Borrowing Base, Accounts of E-One that have been generated from the sale of finished goods to a Customer but that were not invoiced to such Customer prior to the end of the period covered by the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(l) and would have been classified as “Eligible Accounts” had they been so invoiced, so long as such Accounts are actually invoiced prior to the date such Borrowing Base Certificate is delivered to the Co-Collateral Agents pursuant to Section 5.1(l).

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is prior in right to any other Lien thereon, other than Permitted Liens described in (x) clauses (b) through (f), (i), (j) (l)(ii), (m) and (p) of Section 6.2 applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document and (y) clause (q) of Section 6.2.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means the Borrower’s fiscal quarter based on the Borrower’s accounting cycle, which is a 4-4-5 accounting cycle.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the last Saturday of October of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending minus the sum of (a) Consolidated Capital Expenditures (excluding, without duplication, the Acquisition and any other Consolidated Capital Expenditures, to the extent financed with any equity proceeds, Capital Stock, or Indebtedness (other than with proceeds of Revolving Loans and Swing Line Loans) during such period and (b) the aggregate amount of Taxes on the overall net income of the Borrower and its Restricted Subsidiaries and actually paid in cash during such period to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any fee owned Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Revolving Secured Parties, the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floor Plan Accounts” means Accounts owed to the Borrower or any other Credit Party by a Dealer that a Floor Plan Lender has agreed to pay directly to the Borrower or such other Credit Party on behalf of such Dealer pursuant to an Acceptable Floor Planning Program.

“Floor Plan Lender” has the meaning assigned to that term in the definition of “Acceptable Floor Planning Program”.

“Foreign Restricted Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred; (ii) the date of such Loans (which shall be a Business Day); (iii) whether the Loans being incurred constitute Revolving Loans or Swing Line Loans; (iv) whether the Loans being incurred are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Rate Loans and, if Eurodollar Rate Loans, the initial Interest Period to be applicable thereto; (v) the Aggregate Borrowing Base then in effect; (vi) in the case of a Loan the proceeds of which are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses incurred in connection therewith), the amount of the Total Utilization of Revolving Commitments after giving effect to such Loan; and (vii) whether the Loans being incurred constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advances).

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor Subsidiary” means (i) each wholly-owned Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) and (ii) any other Subsidiary that is a guarantor or obligor in respect of any Secured Term Loans, any Additional Secured Term Loans, any Refinancing Secured Term Loans (or any Permitted Refinancing thereof) or any Unsecured Debt.

“Guaranty” means the guaranty of each Guarantor Subsidiary set forth in Section 7.

“Hazardous Materials” means any chemical, compound, constituent, material, waste or substance, which is prohibited, limited or regulated by any Governmental Authority or pursuant to any Environmental Law or which may or could pose a hazard to the health and safety of any Persons or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, future, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means an Interest Rate Agreement, a Currency Agreement or a Commodities Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Excess Availability” means (a) for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter, and (b) in the case of the definition of Payment Conditions, with respect to any action or proposed action, an amount equal to (i) the sum of each day’s Excess Availability during the 60 consecutive day period immediately preceding such action or proposed action divided by (ii) 60. In the case of preceding clause (b) only, Excess Availability (and the definition of Aggregate Borrowing Base as used therein) shall be determined on a pro forma basis as if such action or proposed action and any Loans incurred (or to be incurred), Letters of Credit issued (or to be issued) or Indebtedness repaid (or to be repaid) in connection with such action or proposed action had occurred or been incurred, issued or repaid, as the case may be, and any Eligible Accounts or Eligible Inventory acquired (or to be acquired) in connection with such action or proposed action had been acquired, in each case, on the first day of the 60 day period immediately preceding such action or proposed action, as set forth in an officer’s certificate executed by the chief financial officer of the Borrower and delivered to the Co-Collateral Agents.

“Historical Financial Statements” means, as of the Closing Date, (i) in respect of the Borrower, the audited consolidated financial statements of the Borrower for its fiscal years ended October 31, 2014, October 31, 2015 and October 29, 2016, together with the consolidated financial statements of the Borrower for the three-month period ended January 28, 2017, in each case together with a Financial Officer Certification, and (ii) in respect of Ferrara Fire, (A) the audited consolidated balance sheet of Ferrara Fire for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and the audited consolidated statements of income, stockholder’s equity and cash flows for Ferrara Fire for the twelve-month periods ended December 31, 2014, December 31, 2015 and December 31, 2016 and (B) the unaudited consolidated balance sheet of Ferrara Fire as of March 31, 2017 and the related unaudited consolidated statements of income and cash flow for the three-month period ended March 31, 2017.

“Historical Utilized Commitments” means, on any date of determination, (i) an amount equal to the sum of each day’s Total Utilization of Revolving Commitments during the most recently ended Fiscal Quarter divided by (ii) the number of days in such Fiscal Quarter.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower whose (x) total assets, as of the applicable date of determination, are less than 1.5% of Total Assets and (y) total revenues for the most recent twelve-month period do not exceed 1.5% of the total revenues of the Borrower and the Restricted Subsidiaries (taken as a whole); provided that a Restricted Subsidiary of the Borrower will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has total assets as of such date in excess of 3% of Total Assets or has total revenues for the most recent twelvemonth period in excess of 3% of the total revenues of the Borrower and the Restricted Subsidiaries (taken as a whole).

“Increased Cost Lenders” as defined in Section 2.22.

“Incremental Commitment” means, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 2.1 as agreed to by such Lender in the respective Incremental Commitment Agreement delivered pursuant to Section 2.23; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.23.

“Incremental Commitment Agreement” means each Incremental Commitment Agreement in the form of Exhibit J (appropriately completed) executed and delivered in accordance with Section 2.23.

“Incremental Commitment Date” means each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.23(b).

“Incremental Commitment Request Requirements” means, with respect to any request for an Incremental Commitment made pursuant to Section 2.23, the satisfaction of each of the following conditions on the date of such request: (i) no Default or Event of Default then exists or would result therefrom; and (ii) all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date.

“Incremental Commitment Requirements” means, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on or prior to the effective date of the respective Incremental Commitment Agreement: (i) satisfaction of conditions (i) and (ii) in the definition of “Incremental Commitment Request Requirements” (to the extent applicable) as of the effective date of such Incremental Commitment Agreement; (ii) the delivery by the Borrower to the Co-Collateral Agents of an officer’s certificate executed by the chief financial officer of the Borrower and certifying as to compliance with preceding clause (i) and containing the calculations (in reasonable detail), if any, required by preceding clause (i); (iii) the delivery by the Borrower to the Co-Collateral Agents of an acknowledgement in form and substance reasonably satisfactory to the Co-Collateral Agents and executed by each Guarantor Subsidiary, acknowledging that such Incremental Commitment and all subsequent Credit Extensions pursuant to such Incremental Commitment shall constitute (and be included in the definition of) “Guaranteed Obligations”; (iv) the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Co-Collateral Agents, from counsel to the Credit Parties reasonably satisfactory to the Co-Collateral Agents and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Closing Date pursuant to Section 3.1(k) as may be reasonably requested by the Co-Collateral Agents, and such other matters incident to the transactions contemplated thereby as the Co-Collateral Agents may reasonably request; (v) the delivery by each Credit Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Co-Collateral Agents shall reasonably request; (vi) the completion by each Credit Party of such other actions as the Co-Collateral Agents may reasonably request in connection with such Incremental Commitment in order to create, continue or maintain the security interests of the Collateral Agent in the Collateral and the perfection thereof; and (vii) the incurrence of Revolving Loans in an aggregate principal amount equal to the Total Commitment (including such Incremental Commitment then being obtained) shall be permitted at such time under the Intercreditor Agreement, the Secured Term Loan Agreement, any Unsecured Debt Documents, any Additional Secured Term Loan Agreement and the Refinancing Secured Term Loan Agreement.

“Incremental Lender” as defined in Section 2.23(b).

“Indebtedness” means, as applied to any Person, without duplication: (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is or should be properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation (other than trade payables in the ordinary course of business) owed for all or any part of the deferred purchase price of property or services (excluding (i) any such obligations incurred under ERISA, (ii) any deferred compensation arrangements entered into in the ordinary course of business and (iii) any Earn-Out Obligation until such obligation appears in the liabilities section of the balance sheet of such Person and is not paid after becoming due and payable), which purchase price is (a) (except to the extent disputed in good faith) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all Indebtedness of another Person secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit, bankers’ acceptances, surety and appeal bonds and similar obligations issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) any Contingent Obligation of such Person in respect of Indebtedness of another Person; and (viii) all obligations of such Person in respect of any Interest Rate Agreement, Currency Agreement and any Commodities Agreement (whether or not entered into for hedging or speculative purposes). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any past, present or future Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing the indemnity contained in Section 10.3), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or any other Credit Document or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past, present or future activity, operation, land ownership, or practice of the Borrower or any of its Restricted Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Initial Revolving Commitment Termination Date” means April 25, 2022.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent (for and on behalf of the Revolving Secured Parties) and the Secured Term Loan Collateral Agent (for and on behalf of the Secured Term Loan Secured Parties), and acknowledged by the Credit Parties, in the form of Exhibit K, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” means, with respect to (i) any Base Rate Loan, the last Business Day of each calendar quarter of each year, commencing on the first such date to occur after the Closing Date, and on the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and on the final maturity date of such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, three or six months (or (a) less than one month in the Administrative Agent’s discretion or (b) any other period to the extent agreed to by all Lenders), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be, and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month, (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date for such Revolving Loans, and (d) unless the Requisite Lenders otherwise agree, no Interest Period may be selected at a time when an Event of Default is then in existence.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Restricted Subsidiaries’ operations.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Inventory” means, as to a Credit Party, (i) all “inventory” as defined in Article 9 of the UCC, and (ii) all goods (a) held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in such Person’s business, (b) in which such Person has an interest in mass or a joint or other interest or right of any kind, and (c) which are returned to or repossessed by such Person, (iii) all computer programs embedded in any goods and (iv) all accessions and products of the foregoing (in each case, regardless of whether characterized as “inventory” under the UCC).

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Borrower or any Restricted Subsidiary of the Borrower from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan or other extension of credit, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business that will be treated as a deductible expense under GAAP) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales (including sales of property and services) to that other Person in the ordinary course of business but excluding accounts receivable that are current assets and that arose from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IP Security Agreement” means each IP Security Agreement, dated as of the Closing Date, by and among the Borrower, each Guarantor Subsidiary and the Collateral Agent.

“Issuance Notice” means an Issuance Notice in the form of Exhibit A-3.

“Issuing Bank” means (i) except as otherwise provided in Section 9.7, Ally as an Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, (ii) BMO as an Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, (iii) any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder and (iv) Ally in its capacity as the issuer of guarantees or risk participations that cause a bank to issue a Bank Letter of Credit; provided that, if the Extension is effected in accordance with Section 2.24, then on the occurrence of the Initial Revolving Commitment Termination Date, each Issuing Bank shall have the right to resign as such on, or on any date within 20 Business Days after, the Initial Revolving Commitment Termination Date, upon not less than 10 days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Bank shall retain all of its rights hereunder and under the other Credit Documents as Issuing Bank with respect to all Letters of Credit theretofore issued (or caused to be issued) by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue (or cause the issuance of) any further Letters of Credit hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an

“Issuing Bank” for all purposes of the Credit Documents). If at any time an Issuing Bank has resigned in such capacity in accordance with Section 9.7 or as contemplated by the proviso to the immediately preceding sentence, and no Issuing Banks exist at such time, then no Person shall be an Issuing Bank hereunder obligated to issue (or cause the issuance of) Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as Issuing Bank hereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Personal Property Collateral Access Agreement” means, with respect to a leasehold interest of any Credit Party at which Inventory to be included in Eligible Inventory is located, a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H, with such amendments, modifications or supplements as may be approved by the Co-Collateral Agents.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by an Issuing Bank (or the bank issuing a Bank Letter of Credit) pursuant to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate LC Exposure at such time.

“L/C Supportable Obligations” means (i) obligations of the Borrower or any of its Restricted Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Restricted Subsidiaries as are reasonably acceptable to the respective Issuing Bank (and the bank issuing a Bank Letter of Credit, in the case of a Bank Letter of Credit) and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (t) any Qualified Seller Subordinated Debt, (u) any Secured Term Loans, (v) any Unsecured Debt, (w) any Additional Secured Term Loans, (x) any Refinancing Secured Term Loans, (y) any other Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) Capital Stock).

“Leasehold Property” means any real property subject to a leasehold interest of any Credit Party, as lessor or lessee, under any lease, sublease or other possessory interest in real property, other than any such leasehold interest designated from time to time by the Co-Collateral Agents in its reasonable discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or an Incremental Commitment Agreement.

“Lender Counterparty” means each Lender or Agent under this Agreement or any Affiliate of any such Lender or Agent that is a counterparty to a Secured Hedging Agreement (even if the respective Lender or Agent subsequently ceases to be a Lender or Agent under this Agreement for any reason), together with such Lender’s, Agent’s or Affiliate’s, as the case may be, successors and assigns.

“Lender Default” means, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Loan or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.3(e), in each case, within three Business Days of the date such Loan or the date such funding was required to be made, as applicable, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of a determination by such Lender in good faith that one or more conditions precedent to funding (which conditions precedent shall be identified to the Administrative Agent and the Borrower in writing) has not been satisfied, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority (including a Bail-in Action); provided that a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Capital Stock of any Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (iii) such Lender having notified the Administrative Agent, the Swing Line Lender, any Issuing Bank and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.1, 2.2 or 2.3 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Sections 2.2(b)(vii)(b) and 2.3(e) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (A) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (B) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (C) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Swing Line Lender, any Issuing Bank or the Administrative Agent believes in good faith has occurred and is continuing, and (D) the failure of such Lender to make available its portion of any Loan or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.3(e) within one Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) the Requisite Lenders has or have, as applicable, funded its or their portion thereof. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (iii) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, subject to Section 2.21(b), upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swing Line Lender, the Defaulting Lender and each other Lender.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement (and includes all Bank Letters of Credit caused to be issued by Ally).

“Letter of Credit Back-Stop Arrangements” as defined in Section 2.3(a)(II)(b).

“Letter of Credit Sublimit” means the lesser of (i) $35,000,000 and (ii) the aggregate unused amount of the Total Commitment then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Banks (or the bank issuing a Bank Letter of Credit) and not theretofore reimbursed by or on behalf of the Borrower.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Revolving Loan and/or a Swing Line Loan and also shall include an Extended Loan.

“Loss Pool Agreements” means the guarantee agreements of the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or its Restricted Subsidiaries guarantee indebtedness of customers and/or Dealers.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, or a substantial portion of the Collateral; (ii) the impairment (other than as a result of circumstances covered by clause (i) above) of the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights and remedies available to, or conferred upon, any Agent or any Lender under any Credit Document.

“Material Real Estate Asset” means any fee owned Real Estate Asset of any Credit Party having a Fair Market Value in excess of $3,000,000 that, following a Mortgaged Property Triggering Event, is subject to (or required to be subject to under the applicable financing documents) a Lien in favor of the Collateral Agent, the Secured Term Loan Collateral Agent or any Additional Secured Term Loan Collateral Agent.

“Maximum Incremental Commitment Amount” means (x) $100,000,000, minus the aggregate principal amount of Incremental Commitments incurred in reliance on this clause (x) provided to the Borrower pursuant to Section 2.23 after the Closing Date plus (y) an amount, if positive, by which the Aggregate Borrowing Base as then in effect exceeds the aggregate amount of the Total Commitment as then in effect (immediately prior to giving effect to any Incremental Commitments incurred in reliance on this clause (y)); provided that no Incremental Commitments shall be incurred under clause (y) prior to the incurrence of all Incremental Commitments permitted to be incurred under clause (x) (it being understood that Incremental Commitments may be incurred under clauses (x) and (y), in a single transaction by first incurring such Incremental Commitments pursuant to clause (x) and then calculating the incurrence of any additional Incremental Commitments under clause (y).

“Minimum Extension Condition” as defined in Section 2.24(d).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage, Deed of Trust or Deed to Secure Debt in form and substance reasonably satisfactory to the Administrative Agent (with appropriate deletions and additions for each state in which a Mortgaged Property is located), as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Mortgaged Property” means each Material Real Estate Asset encumbered (or required to be encumbered) by a Mortgage as described in Section 5.17.

“Mortgaged Property Triggering Event” means the receipt by the Borrower of a written demand from the Secured Term Loan Collateral Agent or any Additional Secured Term Loan Collateral Agent (as applicable) that clearly identifies such demand as a “Material Property Triggering Event Demand Notice”, pursuant to which such Secured Term Loan Collateral Agent or such Additional Secured Term Loan Collateral Agent demands that the Material Real Estate Assets identified therein (which such Material Real Estate Assets shall be identified with reasonable specificity) are to be subject to “Mortgage” under and as defined in the Secured Term Loan Agreement in accordance with Section 5.17 of the Secured Term Loan Agreement or under and as defined in the Additional Secured Term Loan Agreement in accordance with any provision substantially similar to such provision in the Secured Term Loan Agreement.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA with respect to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate has, or would reasonably be expected to have, any liability (whether absolute or contingent).

“MWA Acquisition” means the acquisition by REV Recreation Group, Inc. of substantially all of the assets of Midwest Automotive Designs, LLC, pursuant to that certain Asset Purchase Agreement dated April 13, 2017.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Net Equity Proceeds” means, with respect to each sale or issuance by the Borrower of its equity or each capital contribution made to the Borrower (other than, in any case, (i) any sales or issuances to, or any capital contribution made by, any Subsidiary or Joint Venture of the Borrower or any of its Subsidiaries or (ii) any sales, issuances or capital contributions made pursuant to Section 8.2), the cash proceeds received by the Borrower therefrom (net of underwriting discounts and commissions and other reasonable costs associated therewith).

“Net Equity Proceeds Amount” means, at any time, an amount equal to the aggregate Net Equity Proceeds received by the Borrower after the Closing Date, with the Net Equity Proceeds Amount to be immediately reduced by the sum of (without duplication) (i) the amount of any Restricted Junior Payments made pursuant to Section 6.5(f), (ii) the amount of Investments made pursuant to Section 6.7(p) (or increased by the aggregate amount of any returns on such Investments), (iii) the amount of Permitted Acquisitions made with Net Equity Proceeds and (iv) the amount of payments made pursuant to Section 6.14(i)(y).

“Net Orderly Liquidation Value” means (a) the “net orderly liquidation value” determined by an unaffiliated valuation company acceptable to the Co-Collateral Agents after performance of an Inventory valuation to be done at the Co-Collateral Agents’ request and the Borrower’s expense, which shall be net of the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory; or (b) if no such Inventory valuation has been requested by the Co-Collateral Agents, the value customarily attributed to Inventory in the appraisal industry for Inventory of similar quality and quantity, and similarly dispersed (under similar and relevant circumstances under standard asset-based lending procedures), at the time of the valuation, less the amount customarily estimated in the appraisal industry at the time of any determination for marshalling, recondition, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory (or, at the discretion of the Co-Collateral Agents in the case of this clause (b), the value of such Inventory (including amounts properly deducted therefrom as provided above in this clause (b)) based upon the most recent Inventory appraisal conducted in accordance with this Agreement and received by the Co-Collateral Agents).

“Net Worth” as defined in Section 7.2.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.

“Non-Extending Lender” as defined in Section 2.22.

“Non-Recourse Debt” means Indebtedness:

(i)    as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(ii)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(iii)    as to which the lenders thereunder have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-US Lender” as defined in Section 2.19(d).

“Note” means a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/ Continuation Notice.

“Notice Date” as defined in Section 2.24(a).

“Obligations” means all obligations (including guaranty obligations) of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Issuing Banks, the Lenders or any of them, under any Credit Document, whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy or a similar proceeding with respect to such Credit Party, would have accrued on any Obligation at the rate provided for herein, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy or similar proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) Letters of Credit, fees, expenses (including Expenses), indemnification (including pursuant to Section 10.3) or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any other business entity, the agreement or documents analogous to any of the foregoing. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means (x) all present or future stamp, court or documentary, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22) or participation and (y) any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

“Overadvance” as defined in Section 2.1(c).

“Overadvance Loan” means a Revolving Loan made when a Overadvance exists or is caused by the funding thereof.

“Parent” means any direct or indirect parent company of the Borrower.

“Participant Register” as defined in Section 10.6(g).

“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. Law 107-56 (signed into law October 26, 2001).

“Payment Conditions” means that at the time of each action or proposed action and after giving effect thereto each of the following conditions are satisfied: (a) no Event of Default shall have occurred and be continuing (or with respect to Section 6.5(l), no Default or Event of Default shall have occurred and be continuing); (b) Specified Availability (on the date of such action or proposed action after giving effect to any Loans incurred (or to be incurred) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Historical Excess Availability (calculated on a pro forma basis in accordance with the definition thereof) each shall exceed the greater of

(A) 12.5% of the lesser of (i) the Total Commitment as in effect on such date and (ii) the Aggregate Borrowing Base as then in effect and (B) $25,000,000, (c) the Fixed Charge Coverage Ratio for the four-Fiscal Quarter period then last ended for which financial statements have been delivered pursuant to Section 5.1(b) or 5.1(c) calculated on a pro forma basis in accordance with Section 1.3 as if such action or proposed action had occurred on the first day of such period shall be at least 1.00:1.00; provided that if Specified Availability and Historical Excess Availability (in each case, on the date of such action or proposed action after giving effect to any Loans incurred (or to be incurred) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) each shall exceed the greater of (A) 17.5% of the lesser of (i) the Total Commitment as in effect on such date and (ii) the Aggregate Borrowing Base as in effect on such date and (B) $40,000,000, then compliance with this clause (c) shall not be required, and (d) the Borrower shall have delivered to the Co-Collateral Agents a certificate of its chief financial officer certifying as to compliance with preceding clauses (a) through (c) (if applicable) and demonstrating (in reasonable detail) the calculations required by preceding clauses (b) and (c) (if applicable). It being understood and agreed that for purposes of using the Payment Condition as a condition for any Investment (including a Permitted Acquisition), any Restricted Junior Payment or any payment of Indebtedness pursuant to Section 6.14 permitted pursuant to this Agreement, the calculations of Specified Availability for purposes of this definition shall include Qualified Cash on the date of such proposed transaction (as opposed to the Qualified Cash as reflected in the then current Borrowing Base Certificate) and the Payment Conditions shall be calculated using such Qualified Cash as of the date of, and after giving effect to, any such proposed transaction.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA, and with respect to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate has, or would reasonably be expected to have, any liability (whether absolute or contingent).

“Perfection Certificate” means a certificate in form reasonably satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Acquisition” means any acquisition by the Borrower or any Guarantor Subsidiary, whether by purchase, merger or otherwise, of all or any portion of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided;

(i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)    all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)    in the case of the acquisition of Capital Stock, (A) all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Restricted Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Guarantor Subsidiary, and such Credit Party shall have taken, or caused to be taken, as of the date such Person becomes a Restricted Subsidiary of the Borrower, each of the actions set forth in Sections 5.10 and/or 5.17, as applicable, within the time frames set forth therein and (B) such Person shall own no Capital Stock of any other Person (other than de minimis amounts) unless either (x) such Person owns 100% of the Capital Stock of such other Person or (y) if such Person owns Capital Stock of any other Person which is a non-wholly owned Restricted Subsidiary of such Person, then (1) such Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such non-wholly owned Restricted Subsidiary of such Person shall have been a non-wholly owned Subsidiary of such Person prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (3) such Person and/or its wholly-owned Subsidiaries own at least 85% of the total value of all the assets owned by such Person and its Subsidiaries (for purposes of such determination, excluding the value of the Capital Stock of non-wholly owned Subsidiaries held by such Person and its wholly-owned Subsidiaries);

(iv)    the Borrower shall have delivered to the Co-Collateral Agents at least 10 Business Days prior to such proposed acquisition (to the extent reasonably practicable, but in any event at least two Business Days prior thereto) all material transactional documents (which may be in substantially final form) in connection therewith;

(v)    any Person or assets or division as acquired in accordance herewith (x) shall (I) in the case of the acquisition of the Capital Stock of any Person (including by way of merger), be organized under the laws of the United States, any state thereof or the District of Columbia and shall conduct substantially all of its business within the United States and (II) in the case of the acquisition of assets or a division, shall be substantially located within the United States and such division shall conduct substantially all of its business within the United States, provided, however, the aggregate consideration of up to the greater of $30,000,000 or 3.0% of the Total Assets may be paid in respect of Permitted Acquisitions that did not satisfy the requirements of sub-clause (I) or (II) of this clause (v), (y) shall be in same business or lines of business in which the Borrower and/or its Restricted Subsidiaries are engaged as of the Closing Date or a business reasonably related thereto and (z) shall have generated positive Consolidated Adjusted EBITDA (assuming that (A) for purposes of the definition of “Consolidated Adjusted EBITDA” and the defined terms used therein, the business, assets or Person acquired in such acquisition is substituted for the Borrower and its Restricted Subsidiaries and (B) in making such determination under this sub-clause (z), reasonably anticipated cost savings and non-recurring costs and charges with respect to such business, assets or Person for such period may be added (without duplication) to the extent requested by the Borrower and consented to by the Co-Collateral Agents) for the twelve-month period most recently ended prior to the date of such acquisition;

(vi)    the consideration paid or to be paid in connection therewith consists solely of cash (including proceeds of Revolving Loans or Swing Line Loans), common Capital Stock of the Borrower, Qualified Preferred Stock of the Borrower, the issuance, assumption or incurrence of Indebtedness (including deferred consideration) otherwise permitted by Section 6.1 and/or the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.1; and

(vii)    the Payment Conditions are satisfied at the time of such acquisition and after giving pro forma effect thereto; provided, however, to the extent that the Payment Conditions are not so satisfied at such time, Permitted Acquisitions which otherwise meet the requirements above in this definition shall be permitted so long as (I) either (A) the aggregate consideration used to fund any such Permitted Acquisition (together with all fees, costs and expenses related thereto) does not exceed the Net Equity Proceeds Amount at such time and such Permitted Acquisition is consummated substantially contemporaneously with the receipt of the respective Net Equity Proceeds or (B) the aggregate consideration paid or to be paid in respect of all Permitted Acquisitions since the Closing Date (together with all fees, costs and expenses related thereto) shall not exceed the remainder of (x) $15,000,000 in any Fiscal Year, provided, however, to the extent that the aggregate of such amounts paid or to be paid in any Fiscal Year is less than $15,000,000, such excess may be carried forward and utilized pursuant to this clause (B) in succeeding Fiscal Years so long as no more than $45,000,000 in the aggregate is utilized pursuant to this clause (B) in any Fiscal Year (with amounts in excess of such $45,000,000 being forfeited) minus (y) the aggregate amount of Permitted Acquisitions made in such Fiscal Year pursuant to this clause (vii) when the Payment Conditions were satisfied, (II) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.8 (determined as if a Compliance Period is then in existence) on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 1.4), and (III) the Borrower shall have delivered to the Co-Collateral Agents at least 10 Business Days prior to such proposed acquisition (to the extent reasonably practicable, but in any event at least two Business Days prior thereto) a Compliance Certificate evidencing compliance with Section 6.8 (determined as if a Compliance Period is then in existence), together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and, if applicable, any other information required to demonstrate compliance with Section 6.8.

“Permitted Cure Security” means common Capital Stock of the Borrower or Qualified Preferred Stock of the Borrower, in either case issued pursuant to Section 8.2.

“Permitted Discretion” means the reasonable exercise of the Co-Collateral Agents’ good faith judgment in consideration of any factor which is reasonably likely to (i) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent, the Co-Collateral Agents or the Lenders by any Person on behalf of the Borrower or any Guarantor Subsidiary is incomplete, inaccurate or misleading in any material and adverse respect, or (iii) materially increase the likelihood that the Administrative Agent and the Lenders would not receive payment in full in cash for all of the Obligations. In exercising such judgment, the Co-Collateral Agents may consider such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes in collection history and dilution with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; (iii) changes in any concentration of risk with respect to any Credit Party’s Accounts or Inventory; and (iv) any other factors that change the credit risk of lending to any Credit Party on the security of any Credit Parties’ Accounts or Inventory. The burden of establishing lack of good faith hereunder shall be on the Credit Parties.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, as to any Indebtedness, the Refinancing of such Indebtedness (“Refinancing Indebtedness”), including successive Refinancings thereof; provided that, in the case of such Refinancing Indebtedness, the following conditions are satisfied:

(i)    the weighted average life to maturity of such Refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, and the first scheduled principal payment in respect of such Refinancing Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced;

(ii)    the final maturity date of such Refinancing Indebtedness shall not be earlier than the final maturity date in respect of the Indebtedness being refinanced;

(iii)    the principal amount of such Refinancing Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced, plus all accrued and unpaid interest on the Indebtedness being refinanced and the amount of all accrued and unpaid fees and expenses, including premiums and penalties, incurred in connection therewith;

(iv)    the respective obligor or obligors shall be the same (or a subset of the same) on the Refinancing Indebtedness as on the Indebtedness being refinanced;

(v)    the security, if any, for the Refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of Refinancing Indebtedness);

(vi)    if the Indebtedness being refinanced is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness are subordinated to the Liens securing the Obligations), then such Refinancing Indebtedness shall be subordinated in right of payment to the Obligations (or the Liens securing such Refinancing Indebtedness shall be subordinated to the Liens securing the Obligations, or be unsecured) on terms at least as favorable (taken as a whole) to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

(vii)    the other terms applicable to such Refinancing Indebtedness or, if applicable, the related guarantees of such Refinancing Indebtedness (including covenants, events of default, remedies and acceleration rights) shall be consistent with the then-current “market” terms for the type of Indebtedness incurred; and

(viii)    upon giving effect to the incurrence of such Refinancing Indebtedness, no Event of Default exists.

“Permitted Sale-Leaseback Transactions” as defined in Section 6.9(b)(vi).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that is in form and substance reasonably satisfactory to the Co-Collateral Agents that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527-00, (ii) was conducted no more than two years (or six months if reasonably requested by the Co-Collateral Agents) prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Co-Collateral Agents, (iii) includes an assessment of asbestos containing materials at such Facility and (iv) is accompanied by any other information reasonably requested by the Co-Collateral Agents. All Phase I Reports shall expressly specify that the report may be relied on by the Administrative Agent or the Administrative Agent shall have received a reliance letter so stating.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by and among the Borrower, each Guarantor Subsidiary and the Collateral Agent in the form of Exhibit L, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Portfolio Interest Exemption” as defined in Section 2.19(d).

“Preferred Stock” means, with respect to any corporation, Capital Stock issued by such corporation that is entitled to a preference or priority, in respect of dividends or distribution upon liquidation, over some other class of Capital Stock issued by such corporation.

“Prime Lending Rate” means the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the “Bank Prime Loan” rate in Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. The applicable Bank Prime Loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the rate for purposes of this definition shall be a variable rate of interest per annum equal to the highest of the “prime rate”, “reference rate”, “base rate”, or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank).

“Principal Office” means, for each of the Administrative Agent, the Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Commitment of that Lender by (b) the Total Commitment; provided that, notwithstanding anything to the contrary contained herein, the foregoing shall be subject to the express provisions of Section 2.24; provided further, that in the case of Sections 2.2(b)(vii)(b) and 2.3(a)(II) when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in any such calculation. If the Commitments have terminated or expired, Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments that occur thereafter.

“Projections” means the financial projections that were prepared by or on behalf of the Borrower in connection with the Transactions and delivered to the Administrative Agent on March 27, 2017.

“Qualified Cash” means (i) during the period commencing on the Closing Date and ending ninety (90) days following the Closing Date, Unrestricted cash and Cash Equivalents of the Credit Parties and (y) thereafter, Unrestricted cash and Cash Equivalents of the Credit Parties that are subject to a First Priority, perfected security interest in favor of the Collateral Agent and maintained in a Bank Account subject to a Control Agreement, but excluding, for purposes of determining the Aggregate Borrowing Base, any cash payment received in respect of an Eligible Account that has not yet been reduced by the amount of such payment.

“Qualified Hedging Agreement” as defined in Section 10.22.

“Qualified Hedging Agreement Reserve” means a reserve established by the Co-Collateral Agents from time to time in respect of a Qualified Hedging Agreement, which reserve shall be in the amount of the aggregate marked to market exposure thereunder as calculated from time to time by the Lender Counterparty party to such Qualified Hedging Agreement in accordance with GAAP (based on the valuation methodology agreed between the Borrower and the Lender Counterparty to such Qualified Hedging Agreement) and notified to (and acknowledged by) the Co-Collateral Agents (A) at the time such Hedging Agreement is designated as a Qualified Hedging Agreement and (B) from time to time thereafter, in each case, in accordance with Section 10.22 (it being understood and agreed that a reserve with respect to a Qualified Hedging Agreement (i) may only be decreased below the marked to market exposure thereunder with the consent of the Lender Counterparty party to such Qualified Hedging Agreement and the Co-Collateral Agents and (ii) may only be created or increased at any time that an Event of Default exists with the consent of the Co-Collateral Agents (in each case in clauses (i) and (ii) following written notice to the Co-Collateral Agents).

“Qualified Preferred Stock” means any Preferred Stock of the Borrower so long as the terms of any such Preferred Stock (i) do not mature or contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the one year anniversary of the latest Revolving Commitment Termination Date then in effect, (ii) do not require the cash payment of dividends or distributions, (iii) do not contain any covenants (other than (x) periodic reporting requirements and (y) other covenants the sole remedy for a breach of which is to permit the holders thereof to elect, or choose the number of, directors), (iv) if issued to Persons other than the Sponsor, do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, (v) do not provide for the redemption of such Preferred Stock at the option of the holder thereof, (vi) do not provide that such Preferred Stock is convertible into, or exchangeable for, Indebtedness or any other Preferred Stock that is not Qualified Preferred Stock, and (vii) are otherwise reasonably satisfactory to the Co-Collateral Agents.

“Qualified Seller Subordinated Debt” means unsecured subordinated Indebtedness of the Borrower that (a) is not subject to any guarantee by any Restricted Subsidiary of the Borrower (b) does not require the cash payment of interest or fees to the extent prohibited by the terms of this Agreement, (c) does not contain any covenants (other than (i) periodic reporting covenants and (ii) non-financial covenants no more restrictive on the Borrower and its Restricted Subsidiaries than those contained in the Secured Term Loan Agreement (whether or not the Secured Term Loan Agreement is in effect at such time)), provided that, in any event, the terms of such Qualified Seller Subordinated Debt shall allow for all Indebtedness under this Agreement and all Liens securing such Indebtedness, (d) does not contain any events of default that are more restrictive on the Borrower and its Restricted Subsidiaries than those contained in the Secured Term Loan Agreement (whether or not the Secured Term Loan Agreement is in effect at such time), (e) has subordination provisions that are reasonably satisfactory to the Co-Collateral Agents and (f) is otherwise reasonably satisfactory to the Co-Collateral Agents.

“Real Estate Asset” means, at any time of determination, any interest (fee or leasehold) then owned, leased or otherwise held or possessed by any Credit Party in any real property.

“Rebate Accounts” means Accounts owing to a Credit Party from any Account Debtor representing the respective Credit Party’s proportionate share of any rebates payable to such Account Debtor by any Person as a result of the sale of Inventory by such Credit Party to such Account Debtor.

“Recovery Event” means any cash payments or proceeds received by the Borrower or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Secured Term Loan Agreement” means the credit agreement pursuant to which any Refinancing Secured Term Loans may be issued in accordance with the terms of this Agreement, as such credit agreement may be further amended, restated, supplemented, modified, extended, renewed or replaced from time to time in accordance with Section 6.15.

“Refinancing Secured Term Loans” as defined in Section 6.1(j).

“Refinancing Secured Term Loan Documents” means any indenture, loan agreement or other agreement governing the terms of any Refinancing Secured Term Loan.

“Refunded Swing Line Loans” as defined in Section 2.2(b)( v).

“Register” as defined in Section 2.6(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of February 1, 2017 among the persons identified on Schedule A thereto, the Sponsor and the Borrower.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(d).

“Related Fund” means any investment fund that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and (ii) is administered and managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, seepage, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Payment” as defined in Section 7.2.

“Relevant Tax Jurisdiction” as defined in the definition of “Tax on Income”.

“Replacement Lender” as defined in Section 2.22.

“Required Mortgaged Property” as defined in Section 5.17(i).

“Requisite Lenders” means, at any time, one or more Non-Defaulting Lenders having or holding Revolving Exposure and unused Commitments representing more than 50% of the sum of the aggregate Revolving Exposure and unused Commitments of all Non-Defaulting Lenders; provided that if there are two or more Non-Defaulting Lenders who are not Affiliates of one another, then Requisite Lenders means at least two such Non-Defaulting Lenders who are not Affiliates of one another.

“Reserves” means (a) reserves established by the Co-Collateral Agents in their Permitted Discretion from time to time against Eligible Inventory pursuant to this Agreement (whether pursuant to Section 5.15 or otherwise), (b) reserves established by the Co-Collateral Agents in their Permitted

Discretion from time to time against Eligible Inventory, in the full amount necessary to cover all shipping and other charges for items shipped by boat, (c) reserves established by the Co-Collateral Agents in their Permitted Discretion pursuant to specific terms of any of the Credit Documents other than this Agreement, and (d) such other reserves against (x) Eligible Accounts or Eligible Inventory of any Credit Party or (y) the Aggregate Borrowing Base, that the Co-Collateral Agents may, in each case, in their Permitted Discretion, establish from time to time, including (i) reserves established on account of any Liens which are (or may be) prior in right to the First Priority Lien of the Collateral Agent for the benefit of the Revolving Secured Parties, including any Liens which may be permitted under Section 6.2(q), (ii) Dilution Reserves, and (iii) reserves established with respect to any Eligible Accounts or Eligible Inventory acquired by any Credit Party as a result of such Eligible Accounts or Eligible Inventory not being the subject of a field examination and appraisal reasonably acceptable to the Co-Collateral Agents. Notwithstanding the foregoing, the Co-Collateral Agents shall not establish any reserves that duplicate any reserves or adjustments that have already been taken into account in determining Eligible Inventory or Eligible Accounts, as applicable.

“Restricted” means cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary, (ii) are subject to any Lien in favor of any Person other than (x) the Collateral Agent for the benefit of the Revolving Secured Parties, (y) the Secured Term Loan Collateral Agent for the benefit of the Secured Term Loan Secured Parties and (z) the Additional Secured Term Loan Collateral Agent for the benefit of the Additional Secured Term Loan Secured Parties (so long as, in the case of preceding clauses (y) and (z), the Intercreditor Agreement is in effect) or (iii) are not otherwise generally available for use by the Borrower or any of its Restricted Subsidiaries.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock or common Capital Stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, (iv) any payment of management or similar fees to the Sponsor or any of its Affiliates, and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, repurchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment (or any offer to do any of the foregoing) with respect to any Qualified Seller Subordinated Debt and any other Indebtedness which is subordinated in right of payment and/or of security to the Obligations (including Indebtedness incurred under Section 6.1(f)).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Restructuring Charges” means any non-recurring fees, charges or other expenses made or incurred by the Borrower or any of its Restricted Subsidiaries in connection with any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, consulting costs, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) that were deducted in computing Consolidated Net Income.

“REV Brasil” as defined in the definition of “Secured Hedging Agreement”.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the Initial Revolving Commitment Termination Date; provided that, with respect to any Extended Loans and any Extended Commitments, the Revolving Commitment Termination Date with respect thereto instead shall be the Extended Revolving Commitment Termination Date, (ii) the date the Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13, and (iii) the date of the termination of the Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) the Pro Rata Share of such Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, and (c) the Pro Rata Share of such Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means, collectively, the Obligations, the Treasury Services Obligations and the Secured Hedging Obligations.

“Revolving Priority Collateral” means, collectively, all of the personal property in which First Priority Liens are granted (or purported to be granted) pursuant to the Collateral Documents as security for the Revolving Obligations and shall include, without limitation, all Accounts and Inventory (and all proceeds therefrom) of the Borrower and Guarantor Subsidiaries and shall include all “Revolving Priority Collateral” as defined in the Intercreditor Agreement.

“Revolving Secured Parties” as defined in the Pledge and Security Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Second Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is prior in right to any other Lien thereon, other than (x) the First Priority Lien in favor of the Secured Term Loan Collateral Agent for the benefit of the Secured Term Loan Secured Parties or the Additional Secured Term Loan Collateral Agent for the benefit of the Additional Secured Term Loan Secured Parties and (y) Permitted Liens described in clauses (b) through (f), (j), (l)(ii), (p) and (q) of Section 6.2 and that such Permitted Liens are permitted to be prior to the Liens on the respective Collateral in accordance with the definition of “First Priority” contained herein; provided that in no event shall any such Permitted Lien be permitted (on a consensual basis other than in the case of Section 6.2(p)) to be junior and subordinate to any Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the Collateral Documents.

“Secured Hedging Agreement” means each Hedging Agreement entered into between a Credit Party (or REV Brasil Adaptacao Veicular Ltda (“REV Brasil”)) and a Lender Counterparty, provided that (i) such Hedging Agreement expressly states that (x) it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents and (y) does not constitute a

“Secured Hedging Agreement” for purposes of (I) the Secured Term Loan Documents or any guaranties relating to the Secured Term Loan Documents, (II) the Refinancing Secured Term Loan Documents or any guaranties relating to the Refinancing Secured Term Loan Documents or (III) the Additional Secured Term Loan Documents or any guaranties relating to the Additional Secured Term Loan Documents, (ii) the Credit Party party thereto (or REV Brasil) and the other parties thereto shall have delivered to the Co-Collateral Agents a written notice specifying that such Hedging Agreement (x) constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (y) does not constitute a “Secured Hedging Agreement” for purposes of (I) the Secured Term Loan Documents or any guaranties relating to the Secured Term Loan Documents, (II) the Refinancing Secured Term Loan Documents or any guaranties relating to the Refinancing Secured Term Loan Documents or (III) the Additional Secured Term Loan Documents or any guaranties relating to the Additional Secured Term Loan Documents and (z) in the case of any Credit Party (or REV Brasil), that such Hedging Agreement and the obligations of such Credit Party and its Restricted Subsidiaries thereunder have been, and will be, incurred in compliance with this Agreement and (iii) on the effective date of such Hedging Agreement (or, if such Hedging Agreement was in existence on the Closing Date, within fifteen days of the later of (x) the Closing Date and (y) the date the financial institution (or its affiliate) party to such Hedging Agreement becomes a Lender under this Agreement) and from time to time thereafter, at the request of Co-Collateral Agents, the Borrower and the other parties thereto shall have notified the Co-Collateral Agents in writing of the aggregate amount of exposure under such Hedging Agreement.

“Secured Hedging Obligations” means the “Secured Hedging Obligations” as such term is defined in the Pledge and Security Agreement.

“Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of:

(i)    Consolidated Total Debt secured by a Lien as of such day; to

(ii)    Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter) for which financial statements have been delivered pursuant to Section 5.1(b) or (c), as the case may be;

provided, however, Consolidated Adjusted EBITDA shall be pro forma for Permitted Acquisitions as if they had occurred on the first day of the four-Fiscal Quarter period then ending.

“Secured Term Loan Agreement” means the Term Loan Credit and Guaranty Agreement, dated as of April 25, 2017, among the Borrower, the Guarantor Subsidiaries and Ally, as administrative agent and collateral agent, pursuant to which the Borrower has issued the Secured Term Loans, as such credit agreement may be amended, restated, supplemented or modified from time to time in accordance with Section 6.15.

“Secured Term Loan Collateral Agent” means (i) initially, the “Collateral Agent” as defined in the Secured Term Loan Agreement and (ii) after the refinancing of the Secured Term Loans, any collateral agent in respect of the Refinancing Secured Term Loan.

“Secured Term Loan Documents” means, collectively, the Secured Term Loan Agreement, the Secured Term Loans, the security documents entered into pursuant to the Secured Term Loan Agreement granting Liens on the Collateral (subject to the terms of the Intercreditor Agreement) and the other documents, agreements and instruments (including purchase agreements) entered into in connection with the incurrence of the Secured Term Loan.

“Secured Term Loan Priority Collateral” means, collectively, all of the real, personal and mixed property in which Second Priority Liens are granted (or are purported to be granted) pursuant to the Collateral Documents as security for the Revolving Obligations and shall include all “Term Loan Priority Collateral” as defined in the Intercreditor Agreement (but shall specifically exclude all Revolving Priority Collateral).

“Secured Term Loans” means the term loans incurred by the Borrower’s pursuant to the Secured Term Loan Agreement, together with any additional term loans issued under the Secured Term Loan Agreement after the Closing Date and expressly permitted hereunder.

“Secured Term Loan Secured Parties” means the administrative agent for the Secured Term Loans and the holders of the Secured Term Loans in each case from the time to time and shall include the comparable Persons in respect of any Refinancing Secured Term Loans.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Seller” means the stockholders of Ferrara Fire.

“Settlement Date” as defined in Section 2.15(h)(i).

“Shareholders Agreement” means that certain Amended and Restated Shareholder Agreement dated as of February 1, 2017 among the Borrower and the shareholders signatory thereto.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit F-2.

“Solvent” means, as of the date of determination, (a) the sum of the assets, at a fair valuation, of the Credit Parties and their Restricted Subsidiaries taken as a whole will exceed their respective debts (including contingent liabilities), (b) the sum of the present fair saleable value of the assets of the Credit Parties and their Restricted Subsidiaries, taken as a whole, will exceed their respective debts (including contingent liabilities), (c) the capital of the Credit Parties and their Restricted Subsidiaries taken as a whole is not unreasonably small in relation to their businesses as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date, and (d) the Credit Parties and their Restricted Subsidiaries taken as a whole have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Availability” means as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Suppressed Availability as at such date.

“Specified Banks” as defined in Section 5.14(a)(i).

“Specified Default” means (x) any Specified Event of Default and (y) any Event of Default arising under (I) Section 8.1(c) (solely as it relates to a failure to comply with Section 5.14) or (II) Section 8.1(d) (solely as it relates to Section 4.25).

“Specified Equity Contribution” as defined in Section 8.2(a).

“Specified Event of Default” means any Event of Default arising under Section 8.1(a), 8.1(c) (solely as it relates to a failure to comply with Section 6.8), 8.1(e)(x) (solely is it relates to a failure to comply with Section 5.1(l)), 8.1(f) or 8.1(g).

“Specified Suppressed Availability” means an amount, if positive, by which the Aggregate Borrowing Base as then in effect exceeds the aggregate amount of the Total Commitment as then in effect; provided that if Specified Suppressed Availability exceeds an amount equal to 2.5% of the lesser of (A) the Total Commitment as then in effect and (B) the Aggregate Borrowing Base as then in effect (such amount, the “Specified Suppressed Availability Cap”), then Specified Suppressed Availability shall be deemed to be the Specified Suppressed Availability Cap.

“Sponsor” means AIP, LLC and its Control Investment Affiliates.

“Start Date” means (a) for purposes of the definition of Applicable Commitment Fee Percentage, the first day of each Fiscal Quarter (commencing with the first full Fiscal Quarter ending after the Closing Date) and (b) for purposes of the definition of Applicable Margin, the third Business Day immediately after the last day of the most recently ended Fiscal Quarter (commencing with the first full Fiscal Quarter ending after the Closing Date).

“Subject Transaction” as defined in Section 1.3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share ” of the former Person shall be deemed to be outstanding.

“Supermajority Lenders” means those Lenders which would constitute the Requisite Lenders under, and as defined in, this Agreement if the reference to “50%” contained therein were changed to “66 2/3%”.

“Swap Obligation” means, with respect to any Guarantor Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Back-Stop Arrangements” as defined in Section 2.2(b)(vii)(b).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” means Ally in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity; provided that, if the Extension is effected in accordance with Section 2.24, then on the occurrence of the Initial Revolving Commitment Termination Date, the Swing Line Lender at such time shall have the right to resign as Swing Line Lender on, or on any date within 20 Business Days after, the Initial Revolving Commitment Termination Date, upon not less than 10 days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the Borrower shall repay any outstanding Swing Line Loans made by the respective entity so resigning and such entity shall not be required to make any further Swing Line Loans hereunder. If at any time the Swing Line Lender has resigned in such capacity in accordance with Section 9.7 or as contemplated by the proviso to the immediately preceding sentence, then no Person shall be Swing Line Lender hereunder obligated to make Swing Line Loans unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as the Swing Line Lender hereunder.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.2.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $30,000,000 and (ii) the unused amount of the Total Commitment as then in effect.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction, withholding (including backup withholding), assessment, fee or other charge of any nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax on Income” means, with respect to a Person, (i) Tax imposed by the jurisdiction or any subdivision thereof in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (a “Relevant Tax Jurisdiction”) based on or measured by all or part of the net income, net profits or gains of that Person (and/or, in the case of a Lender, its applicable lending office) and (ii) franchise (and similar) Taxes and branch profit (or similar) Taxes of any such Person (and/or in the case of a Lender, its Principal Office), in each case (i) imposed by any Relevant Tax Jurisdiction in lieu of income, profits or gains Taxes, or (ii) that are Other Connection Taxes.

“Tax Status Certificate” as defined in Section 2.19(d).

“Terminated Lender” as defined in Section 2.22.

“Title Company” as defined in Section 5.17(iii).

“Title Policy” as defined in Section 5.17(iii).

“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Borrower.

“Total Commitment” means, at any time, the aggregate Commitments of the Lenders at such time. The Total Commitment as of the Closing Date is $350,000,000.

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of:

(i)    Consolidated Total Debt as of such day; to

(ii)    Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter) for which financial statements have been delivered pursuant to Section 5.1(b) or (c), as the case may be;

provided, however, Consolidated Adjusted EBITDA shall be pro forma for Permitted Acquisitions as if they had occurred on the first day of the four-Fiscal Quarter period then ending.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing an Issuing Bank (or the bank issuing a Bank Letter of Credit) for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses (including reasonable legal fees and expenses) payable by the Borrower or any Subsidiary of the Borrower in connection with the Transactions.

“Transactions” means, collectively, (i) the consummation of the Existing Debt Refinancing and the Acquisition, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans (if any) on the Closing Date and the use of proceeds thereof, (iii) the execution, delivery and performance by each Credit Party of the Secured Term Loan Agreement and the other Secured Term Loan Documents, the incurrence by the Borrower of the Secured Term Loans on the Closing Date and the use of the proceeds thereof and (iv) the payment of all Transaction Costs.

“Transferred Guarantor” as defined in Section 7.12.

“Treasury Services Agreement” as defined in the Pledge and Security Agreement.

“Treasury Services Creditors” as defined in the Pledge and Security Agreement.

“Treasury Services Obligations” as defined in the Pledge and Security Agreement.

“Type of Loan” means (i) with respect to Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Current Liability” of any Pension Plan means the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” each means the United States.

“Unrestricted” means cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that are not Restricted.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to (and subject to the continuing requirements of) Section 5.18 after the Closing Date. As of the Closing Date, there are no Unrestricted Subsidiaries of the Borrower.

“Unsecured Debt” as defined in Section 6.1(p).

“Unsecured Debt Documents” means any indenture, loan agreement or other agreement governing the terms of any Unsecured Debt.

“Value” means, as determined by the Co-Collateral Agents in good faith, with respect to Eligible Inventory, the lower of (i) cost computed on a first-in first-out basis in accordance with GAAP or (ii) Fair Market Value.

“wholly-owned” means, as to any Person, (i) any corporation 100% of whose shares of Capital Stock is at the time owned by such Person and/or one or more wholly-owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more wholly-owned Subsidiaries of such Person owns 100% of the shares of Capital Stock at such time (other than, in the case of preceding clauses (i) and (ii), director’s qualifying shares required under applicable law).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.    Accounting Terms. (a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). For purposes of determining compliance with the covenant contained in Section 6.8 and the calculation of the Total Leverage Ratio, the Secured Leverage Ratio and the Fixed Charge Coverage Ratio, (i) all accounting terms herein shall be interpreted and all accounting determinations hereunder (in each case, unless otherwise provided for or defined herein) shall be made in accordance with GAAP as in effect from time to time and (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all such determinations and calculations shall be calculated, in each case, without giving effect to any election under FAS 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend

Section 6 or any subsection therein (including Section 6.8) or the calculation of the Total Leverage Ratio, the Secured Leverage Ratio or the Fixed Charge Coverage Ratio or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenants (or if the Administrative Agent notifies the Borrower that the Requisite Lenders wish to amend Section 6 or any subsection therein (including Section 6.8) or the calculation of the Total Leverage Ratio, the Secured Leverage Ratio or the Fixed Charge Coverage Ratio or any related definition for such purpose), then (i) the Borrower and the Co-Collateral Agents shall negotiate in good faith to agree upon an appropriate amendment to such covenant and (ii) the Borrower’s compliance with Section 6 and any relevant subsections therein and the Total Leverage Ratio, the Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until the earlier of the date on which (A) such notice is withdrawn and (B) Section 6 or such subsection therein and/or the Total Leverage Ratio, the Secured Leverage Ratio and/or the Fixed Charge Coverage Ratio are amended in a manner satisfactory to the Borrower and the Requisite Lenders. For the purposes of determining compliance under Sections 6.1, 6.2, 6.6, 6.7 and 6.8 with respect to any amount in a currency other than Dollars, such amount shall be deemed to equal the Dollar equivalent thereof at the time such amount was incurred or expended, as the case may be.

(b)    Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statement with GAAP as in effect immediately prior to such accounting change).

1.3.    Certain Calculations.

(a)    With respect to any period during which the Acquisition or MWA Acquisition has occurred or during which any Permitted Acquisition, Asset Sale, Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or business, designation of a Restricted Subsidiary as an Unrestricted Subsidiary or re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary has occurred (each, a “Subject Transaction”), Consolidated Adjusted EBITDA, the Secured Leverage Ratio, the Total Leverage Ratio, the components of Consolidated Fixed Charges and Total Assets shall be calculated with respect to such Subject Transaction that has been made (i) during the applicable period or (ii) subsequent to the applicable period and prior to or simultaneously with the event for which the calculation of Consolidated Adjusted EBITDA, the Secured Leverage Ratio, the Total Leverage Ratio, the components of Consolidated Fixed Charges or Total Assets is made shall be calculated on a pro forma basis assuming such Subject Transaction (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Subject Transaction) had occurred on the first day of the applicable period (or, in the case of Total Assets, on the last day of the applicable period). In addition, any Indebtedness incurred or repaid in connection therewith, and any related transactions, shall be deemed consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

(b)    In the case of any calculation of the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA or Total Assets for any event described above that occurs prior to the date on which financial statements have been (or are required to be) delivered for the Fiscal Quarter ended on or about April 29, 2017, any such calculation to be made on a “Pro Forma Basis” shall use the financial statements delivered pursuant to Section 3.1(i) for the Fiscal Quarter ended on or about January 28, 2017.

(c)    Notwithstanding anything to the contrary set forth in paragraphs (a) and (b) above, for the avoidance of doubt, when calculating the Fixed Charge Coverage Ratio for purposes of determining compliance with Section 6.8 (other than for the purpose of determining pro forma compliance with Section 6.8 as a condition to taking any action under this Agreement), the events described in paragraphs (a) and (b) above that occurred subsequent to the end of the applicable four-Fiscal Quarter period shall not be given pro forma effect.

(d)    Notwithstanding anything to the contrary set forth above in this Section 1.3 or elsewhere in this Agreement, in the case of any calculation of the Total Leverage Ratio, the Secured Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA or Total Assets (other than in the case of a Subject Transaction which shall be calculated in accordance with paragraphs (a), (b), (c) and (e) in this Section 1.3) that includes any period prior to the Closing Date, (I) Consolidated Adjusted EBITDA shall be (A) based on the actual results of the Borrower and its Restricted Subsidiaries for such period (determined in accordance with the definition of “Consolidated Adjusted EBITDA” set forth in this Agreement) and (B) determined on a pro forma basis as if the Acquisition had occurred on the first day of such period, (II) Consolidated Fixed Charges shall include the actual “fixed charges” for such period (determined in a manner consistent with the definition of “Consolidated Fixed Charges” but excluding any scheduled payments of principal in respect of any Indebtedness repaid in full in connection with the Existing Debt Refinancing) and (III) the amount of Consolidated Capital Expenditures and Taxes shall be the amount actually spent or paid in cash during such period.

(e)    Whenever pro forma effect is to be given to a Subject Transaction, the pro forma calculations may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and synergies related to such Subject Transaction that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after such Subject Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Subject Transaction (and in respect of any subsequent pro forma calculation in which such Subject Transaction or cost savings, operating expense reductions and synergies are given pro forma effect) and during any applicable subsequent test period for any subsequent calculation of such financial ratio and tests; provided that (i) no amounts shall be added to the extent duplicative of any amounts that were otherwise added back in computing Consolidated Adjusted EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise with respect to such period and (ii) any increase in Consolidated Adjusted EBITDA as a result of such cost savings, operating expense reductions and synergies shall be subject to the limitation set forth in the proviso set forth in sub-clause (i)(j)(2) of the definition of “Consolidated Adjusted EBITDA”.

1.4.    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. In computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. Unless the context otherwise requires (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented and otherwise modified in accordance with the terms hereof, (ii) any references herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 2.	Loans and Letters of Credit.

2.1.    Revolving Loans.

(a)    Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans from time to time to the Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment; provided, that after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (i) the Total Commitment then in effect and (ii) the Aggregate Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and, subject to the terms and conditions of this Agreement, reborrowed during the Revolving Commitment Period. Each Lender’s Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other Obligations owed hereunder with respect to the Revolving Loans and the Commitments of such Lender shall be paid in full no later than such date.

(b)    Borrowing Mechanics for Revolving Loans.

(i)    Except pursuant to Sections 2.2(b)(v), 2.2(b)(viii) and 2.3(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $150,000 and integral multiples of $50,000 in excess of that amount (or such lesser amounts as may be necessary pursuant to Sections 2.2(b)(v) and (viii)), and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $150,000 and integral multiples of $50,000 in excess of that amount (or such lesser amounts as may be necessary pursuant to Sections 2.2(b)(v) and (viii)).

(ii)    Whenever the Borrower desires that the Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice (x) no later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan and (y) no later than 12:00 (noon) (New York City time) on the Business Day of the proposed Credit Date in the case of a Base Rate Loan (including an Agent Advance) (provided that, with respect to any such Funding Notice to be delivered by the Borrower in respect of the Closing Date, such Funding Notice shall be delivered no later than 10:00 a.m. (New York City time) on the Closing Date). Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii)    Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, and the applicable interest rate, shall be promptly provided by the Administrative Agent to each applicable Lender by facsimile.

(iv)    Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of immediately available funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of immediately available funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrower; provided that, if, on the date of any borrowing of Revolving Loans, any Issuing Bank (or the bank issuing a Bank Letter of Credit) has made any payment or disbursement under any Letter of Credit issued by it that has not been reimbursed by the Borrower or there are Swing Line Loans then outstanding, then the proceeds of such Revolving Loans shall be applied, first, to the payment in full of any payment or disbursement under any Letter of Credit that has not been reimbursed by the Borrower, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as otherwise provided above.

(c)    Overadvances. If the Total Utilization of Revolving Commitments exceeds the Aggregate Borrowing Base (an “Overadvance”) at any time, the excess amount shall be payable by the Borrower on demand by the Administrative Agent, but all such Credit Extensions shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrower to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days, and (ii) the aggregate amount of all Overadvances and Agent Advances is not known by the Administrative Agent to exceed 10% of the Aggregate Borrowing Base; and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $1,500,000, or (ii) does not continue for more than 30 consecutive days; provided that such Revolving Loans may only be made as Base Rate Loans. In no event shall Overadvance Loans be required that would cause Total Utilization of Revolving Commitments to exceed the Total Commitment. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that the funding of Overadvances is appropriate shall be conclusive. The making of any Overadvance permitted hereby shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance permitted hereby shall not constitute a waiver by the Administrative Agent or the Lenders of any then existing Event of Default. In no event shall the Borrower or other Obligor be permitted to require any Overadvance Loan to be made.

(d)    Agent Advances. In the event that the Borrower is unable to comply with the conditions precedent to the making of Revolving Loans set forth in Section 3.2(a) (other than clauses (i) and (ii)(x) thereof), the Lenders, subject to the immediately succeeding two provisos, hereby authorize the Administrative Agent, for the account of the Lenders, to make Revolving Loans to the Borrower, solely in the event that the Administrative Agent in its reasonable credit judgment deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including documented Expenses and fees which are invoiced in reasonable detail; provided that such Revolving Loans may only be made as Base Rate Loans (each, an “Agent Advance”), for a period commencing on the date the Administrative Agent first receives a Funding Notice requesting an Agent Advance until the earliest of (x) the twentieth Business Day after such date, (y) the date the Borrower is again able to comply with the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto, and (z) the date the Requisite Lenders instruct the Administrative Agent to cease making Agent Advances; provided further, that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, (I) the amount of such Agent Advance when added to the aggregate outstanding amount of all other Agent Advances and Overadvances at such time, would exceed 10% of the Aggregate Borrowing Base at such time or (II) the amount of such Agent Advance (after giving effect thereto) would cause the Revolving Exposure of any Lender to exceed the amount of such Lender’s Commitment at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrower shall have no right whatsoever to require that any Agent Advances be made, provided that the Administrative Agent shall promptly notify the Borrower following the occurrence of an Agent Advance. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.15(h).

2.2.    Swing Line Loans.

(a)    Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make Swing Line Loans to the Borrower from time to time in an aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (i) the Total Commitment then in effect and (ii) the Aggregate Borrowing Base then in effect. Swing Line Loans shall be incurred and maintained as Base Rate Loans. Amounts borrowed pursuant to this Section 2.2 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed during the Revolving Commitment Period. The Swing Line Lender’s obligation to make Swing Line Loans hereunder shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date; provided, that, if on the occurrence of the Initial Revolving Commitment Termination Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.3(i)), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Commitments, which will remain in effect after the occurrence of the Initial Revolving Commitment Termination Date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the Extended Commitments, and such Swing Line Loans shall not be so required to be repaid in full on the Initial Revolving Commitment Termination Date.

(b)    Borrowing Mechanics for Swing Line Loans.

(i)    Administrative Agent may (so long as Ally is both the Administrative Agent and the Swing Line Lender) convert any request by the Borrower for a Revolving Loan to be maintained as a Base Rate Loan into a request for a Swing Line Loan.

(ii)    Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.

(iii)    Subject to (b)(i) of this Section 2.2, whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Funding Notice no later than 3:00 p.m. (New York City time) on the proposed Credit Date.

(iv)    The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 5:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of immediately available funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Credit Date by causing an amount of immediately available funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to an account as may be designated in writing to the Administrative Agent by the Borrower.

(v)    With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.12, the Swing Line Lender may at any time in its sole and absolute discretion (and shall, at least weekly) deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrower) requesting that each Lender make Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Sections 8.1(f) and (g) or upon the exercise of any of the remedies provided in the last paragraph of Section 8.1) that are Base Rate Loans to the Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Lenders to prepay. Promptly after receipt by the Administrative Agent of such notice, the Administrative Agent shall notify each such Lender thereof. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders (other than the Swing Line Lender) shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Notes issued by the Borrower to the Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.16.

(vi)    If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(v) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third (3rd) Business Day after demand for payment thereof by the Swing Line Lender, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Days’ notice from the Swing Line Lender, each Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In the event any Lender fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the overnight Federal Funds Effective Rate (or at such higher rate customarily used by the Swing Line Lender for the correction of errors among banks) and thereafter at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans.

(vii)    (a) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Credit Party or any other Person for any reason whatsoever, (B) the occurrence or continuation of a Default or an Event of Default, (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party, (D) the amount of the Refunded Swing Line Loans does not comply with the minimum amounts set forth in Section 2.l(b)(i), (E) any of the conditions specified in Section 3 are not satisfied, (F) the date of such Refunded Swing Line Loan, (G) the amount of the Total Utilization of Revolving Commitments at such time, the Total Commitment then in effect or the Aggregate Borrowing Base then in effect, (H) any breach of this Agreement or any other Credit Document by any party hereto or thereto, or (I) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans if it has received written notice from the Borrower, any other Credit Party or the Requisite Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swing Line Lender shall have received written notice (i) of rescission of all such notices from the party or parties originally delivering such notice or notices, (ii) of the waiver of such Default or Event of Default by the Requisite Lenders or (iii) of Default or Event of Default no longer continuing or having been cured.

(b)    Notwithstanding anything to the contrary contained in this Agreement, if any Swing Line Exposure exists at the time a Lender Default exists or occurs then:

(A)    all or any part of such Swing Line Exposure shall be reallocated (in whole or in part) among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure that is allocated pursuant to Section 2.3(a)(II) to the Non-Defaulting Lenders and Swing Line Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time (it being understood that the Administrative Agent shall provide the Borrower with the amounts reallocated; provided, that the failure to provide such notice shall not relieve the Borrower from its obligations set forth in this Section 2.2(b)(vii)(b)); and

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, within three Business Days after the Administrative

Agent has (or the Requisite Lenders have) sent notice to the Borrower that a Lender has become a Defaulting Lender, the Borrower shall enter into arrangements satisfactory to the Administrative Agent and the Swing Line Lender pursuant to which the Borrower shall cash collateralize such Defaulting Lender’s Swing Line Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) (such arrangements, the “Swing Line Back-Stop Arrangements”) for so long as such Swing Line Exposure is outstanding; provided, however, until such time as such Swing Line Back-Stop Arrangements have been entered into (to the extent required to be so entered into pursuant to this clause (B)), the Swing Line Lender shall not be required to fund any Swing Line Loan.

2.3.    Issuance of Letters of Credit and Purchase of Participations Therein.

(a)    Letters of Credit. (I) During the period from the Closing Date until the 30th day before the end of the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue (or, in the case of Bank Letters of Credit, cause the issuance of) Letters of Credit, in an aggregate amount up to but not exceeding the Letter of Credit Sublimit, for the account of the Borrower, and for the benefit of (x) in the case of a standby Letter of Credit, any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, and (y) in the case of a trade Letter of Credit, sellers of goods to the Borrower or any of its Restricted Subsidiaries; provided:

(i)    each Letter of Credit shall be denominated in Dollars;

(ii)    the initial stated amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit);

(iii)    after giving effect to such issuance, (x) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit and (y) the Total Utilization of Revolving Commitments shall not exceed the lesser of (A) the Total Commitment then in effect and (B) the Aggregate Borrowing Base then in effect;

(iv)    in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the fifth Business Day prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; provided that the letter of credit issued on the Closing Date by Ally to backstop letters of credit issued under the Existing Credit Agreement may have an initial expiry date that is sixteen months from the date of issuance;

(v)    in no event shall any trade Letter of Credit have an expiration date later than the earlier of (1) the fifth day prior to the Revolving Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such trade Letter of Credit;

(vi)    in no event shall any Letter of Credit be issued if such Letter of Credit is otherwise unacceptable to such Issuing Bank in its reasonable discretion (and, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit in its reasonable discretion); and

(vii)    all such Letters of Credit shall provide for sight drawings.

Subject to the foregoing, an Issuing Bank (or, in the case of Bank Letters of Credit, Ally and the bank issuing such Bank Letter of Credit) may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank (or, in the case of Bank Letters of Credit, Ally and the bank issuing such Bank Letter of Credit) elects not to extend for any such additional period; provided, that no Issuing Bank (or, in the case of Bank Letters of Credit, Ally and the bank issuing such Bank Letter of Credit) shall extend any such Letter of Credit if it (or, Ally in the case of a Bank Letter of Credit) has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank (or, in the case of Bank Letters of Credit, Ally and the bank issuing such Bank Letter of Credit) must elect to allow such extension. In addition, notwithstanding the foregoing, no Issuing Bank shall be under any obligation to issue (or, in the case of Bank Letters of Credit, cause the issuance of) any Letter of Credit if at the time of such issuance:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) shall prohibit, or request that such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) is not otherwise compensated hereunder) not in effect with respect to such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Bank(or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) as of the date hereof and which such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) reasonably and in good faith deems material to it; or

(ii)    such Issuing Bank shall have received from the Borrower, any other Credit Party or the Requisite Lenders prior to the issuance of such Letter of Credit notice of the type described in the third sentence of Section 2.3(b).

(II)    Notwithstanding anything to the contrary contained in this Agreement, if any LC Exposure exists at the time a Lender Default exists or occurs then:

(a)    all or any part of such LC Exposure shall be reallocated (in whole or in part) among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure and Swing Line Exposure that is allocated pursuant to Section 2.2(b)(vii)(b) to the Non-Defaulting Lenders does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time (it being understood that the Administrative Agent shall provide the Borrower with the amounts reallocated; provided, that the failure to provide such notice shall not relieve the Borrower from its obligations set forth in this Section 2.3(a)(II));

(b)    if the reallocation described in clause (a) above cannot, or can only partially, be effected, within three Business Days after the Administrative Agent has (or the Requisite Lenders have) sent notice to the Borrower that a Lender has become a Defaulting Lender, the Borrower shall enter into arrangements satisfactory to the Administrative Agent and the respective Issuing Banks pursuant to which the Borrower shall cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) (such arrangements, the “Letter of Credit Back-Stop Arrangements”) for so long as such LC Exposure is outstanding; provided, however, until such time as such Letter of Credit Back-Stop Arrangements have been entered into (to the extent required to be so entered into pursuant to this clause (b)), no Issuing Bank shall be required to issue, extend or increase (or, in the case of any Bank Letter of Credit, cause the issuance, extension or increase of) any Letter of Credit;

(c)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.3(a)(II), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(d)    if any of the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(a)(II), then the fees payable to the Lenders pursuant to Section 2.10 shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Share; and

(e)    if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(a)(II), then without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.10 with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until such LC Exposure is cash collateralized or reallocated.

(b)    Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent (with a copy to the respective Issuing Bank) an Issuance Notice no later than 2:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the proposed date of issuance. The making of each Issuance Notice shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.3(a)(I). Unless an Issuing Bank has received notice from the Borrower, any other Credit Party or the Requisite Lenders before it issues (or causes the issuance of) a Letter of Credit that one or more of the conditions specified in Section 3.2 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.3(a)(I), then such Issuing Bank shall, subject to the terms and conditions of this Agreement, issue (or cause the issuance of) the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Bank’s standard operating procedures (or, in the case of Bank Letters of Credit, the standard operating procedures of the bank issuing such Bank Letter of Credit). Promptly after the issuance or amendment of a standby Letter of Credit, the respective Issuing Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing, of such Letter of Credit or amendment and if so requested by a Lender, the Administrative Agent shall furnish such Lender with a copy of such Letter of Credit or amendment. Each Issuing Bank shall furnish the Administrative Agent, by facsimile, on the first Business Day of each week with a report detailing the daily aggregate Letter of Credit outstandings for the previous week. In the event of any conflict between the terms of a Letter of Credit or Letter of Credit application and this Agreement, the terms of this Agreement shall govern and control.

(c)    Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, no Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) shall have any obligation relative to the other Lenders other than to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and each Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit), the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit), by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) shall be responsible for:

(i)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii)    the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)    failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit so long as such conditions are complied with in all material respects;

(iv)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

(v)    errors in interpretation of technical terms;

(vi)    any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;

(vii)    the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii)    any consequences arising from causes beyond the control of such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit), including any Governmental Acts;

and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder (or, in the case of Bank Letters of Credit, the rights and powers of the bank issuing such Bank Letter of Credit). Without limiting the foregoing and in furtherance thereof, any action taken or omitted by an Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against an Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) for any liability to the extent arising solely out of the gross negligence or willful misconduct of such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)    Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit has determined to honor a drawing under a Letter of Credit), it (or Ally, in the case of a Bank Letter of Credit) shall promptly notify the Borrower and the Administrative Agent, and the Borrower shall reimburse such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in immediately available funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 12:00 p.m. (noon) (New York City time) on the date such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing (and the Administrative Agent shall promptly notify each Lender of such deemed request), and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by such Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse such Issuing Bank, on demand, in an amount in immediately available funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e)    Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to have purchased, and hereby agrees to irrevocably and unconditionally purchase, from the respective Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, any drawings honored thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto in an amount equal to such Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. Upon the request of a Lender, each Issuing Bank shall furnish to such Lender copies of any standby Letter of Credit issued (or caused to be issued) by it and such other documentation as may be reasonably requested by such Lender. In the event that the Borrower shall fail for any reason to reimburse an Issuing Bank as provided in Section 2.3(d), such Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share. Each Lender shall make available to the respective Issuing Bank an amount equal to its respective participation, in Dollars and in immediately available funds, at the office of such Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of such Issuing Bank is located which is also a Business Day in New York City) after the date notified by such Issuing Bank. In the event that any Lender fails to make available to the respective Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), such

Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the overnight Federal Funds Effective Rate (or at such higher rate customarily used by such Issuing Bank for the correction of errors among banks) and thereafter at the interest rate then applicable to Revolving Loans that are maintained as Base Rate Loans. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from an Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.3(e) in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)    Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued (or caused to be issued) by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit, this Agreement or any of the other Credit Documents;

(ii)    the existence of any claim, set off, defense or other right which the Borrower, any other Credit Party or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit), any Lender or any other Person or, in the case of a Lender, against the Borrower or any other Credit Party, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)    any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    payment by any Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Restricted Subsidiaries;

(vi)    any breach hereof or any other Credit Document by any party thereto;

(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

(viii)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(ix)    the fact that an Event of Default or a Default shall have occurred and be continuing;

provided, in each case, that payment by such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) under the circumstances in question (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(g)    Indemnification. Without duplication of any obligation of the Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and reasonable expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Bank (or, in the case of a Bank Letter of Credit, causing the issuance of such Bank Letter of Credit), other than as a result of the gross negligence or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (ii) the failure of such Issuing Bank (or, in the case of Bank Letters of Credit, the bank issuing such Bank Letter of Credit) to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)    [Reserved].

(i)    Extended Commitments. If the Initial Revolving Commitment Termination Date shall have occurred at a time when Extended Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and make payments in respect thereof pursuant to this Section 2.3) under (and ratably participated in by the Lenders under the applicable tranche pursuant to) the Extended Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to prior sentence, the occurrence of the Initial Revolving Commitment Termination Date shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before the Initial Revolving Commitment Termination Date.

(j)    Trade Letters of Credit. Notwithstanding anything contained in this Section 2.3, Ally, in its capacity as an Issuing Bank, shall be under no obligation to issue (or cause the issuance of) any trade Letters of Credit.

2.4.    Pro Rata Shares; Availability of Funds.

(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby and (ii) each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

(b)    Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion (subject to Section 3.2(a)), but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at a rate per annum equal to the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5.    Use of Proceeds. The proceeds of Loans and Letters of Credit (a) made on the Closing Date shall be applied by the Borrower to effect the Acquisition and the Existing Debt Refinancing, to pay Transaction Costs of the Borrower and its Restricted Subsidiaries and to cash collateralize and/or backstop letters of credit and (b) made on and after the Closing Date shall be utilized for working capital and general corporate purposes (including to effect Permitted Acquisitions and Consolidated Capital Expenditures permitted hereunder); provided that no proceeds of Swing Line Loans may be used to repay or prepay outstanding Swing Line Loans. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6.    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)    Register. The Administrative Agent shall, on behalf of the Borrower, maintain at its Principal Office a copy of each Assignment Agreement delivered to it as provided in Section 10.6(e) and a register for the recordation of the names and addresses of the Lenders and the outstanding Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (but only as to its own holdings) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described above in this Section 2.6(c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.7.    Interest on Loans.

(a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)    in the case of Revolving Loans:

(1)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin, each as in effect from time to time; or

(2)     if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate for the respective Interest Period plus the Applicable Margin as in effect from time to time; and

(ii)    in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin, each as in effect from time to time.

(b)    The basis for determining the rate of interest with respect to any Loan (except Swing Line Loans, which shall be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)    In connection with Eurodollar Rate Loans there shall be no more than 10 Interest Periods outstanding at any time (or such greater number as shall be permitted by the Administrative Agent). In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(d)    Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans based upon the Prime Lending Rate on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans or Base Rate Loans not based upon the Prime Lending Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    Except as otherwise set forth herein, interest on each Loan shall be payable by the Borrower in arrears on and to (i) each Interest Payment Date applicable to that Loan, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan (other than a repayment in full of Base Rate Loans), accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)    The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by it (or caused to be issued by it), interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g)    Interest payable pursuant to Section 2.7(f) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.7(f), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

2.8.    Conversion/Continuation.

(a)    Subject to Section 2.17 and so long as no Event of Default shall have occurred and then be continuing (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan), the Borrower shall have the option:

(i)    to convert, on any Business Day, all or any part of any Revolving Loan equal to $150,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Eurodollar Rate Loan equal to $150,000 and integral multiples of $50,000 in excess of that amount as a Eurodollar Rate Loan.

(b)    The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.9.    Default Interest. The principal amount of all Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder and under any Credit Document not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws whether or not allowed as a claim under the Bankruptcy Code or other applicable bankruptcy law) payable on demand at a rate per annum equal to the rate that is 2.0% per annum in excess of the highest interest rate otherwise then payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.10.    Fees.

(a)    The Borrower agrees to pay to the Lenders:

(i)    commitment fees equal to (1) the average of the daily difference between (a) the Total Commitment, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans plus (y) the Letter of Credit Usage multiplied by (2) the Applicable Commitment Fee Percentage; and

(ii)    letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.10(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)    The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i)    a fronting fee equal to 0.25% per annum (or such other amount as has been separately been agreed to in writing between the Borrower and such Issuing Bank), times the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued (or caused to be issued) by such Issuing Bank (determined as of the close of business on any date of determination) (but in no event shall such fronting fee be less than $500 per annum for each Letter of Credit);

(ii)    such administrative, documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule (or other customary arrangement) for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(iii)    with respect to any Bank Letter of Credit, any and all fees and expenses, if any, paid by Ally to the bank issuing any Bank Letter of Credit.

(c)    All fees referred to in Section 2.10(a) and 2.10(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each calendar quarter of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)    In addition to any of the foregoing fees, the Borrower agrees to pay to the Agents (or their respective Affiliates) such other fees in the amounts and at the times separately agreed upon.

2.11.    Scheduled Payments/Commitment Reductions. Revolving Loans and Swing Line Loans shall be paid in full on the Revolving Commitment Termination Date.

2.12.    Voluntary Prepayments/Commitment Reductions.

(a)    Voluntary Prepayments.

(i)     Any time and from time to time:

(1)    with respect to Base Rate Loans (other than Swing Line Loans), the Borrower may prepay any such Base Rate Loans on any Business Day in whole or in part, in an aggregate minimum amount of $150,000 and integral multiples of $50,000 in excess of that amount;

(2)    with respect to Eurodollar Rate Loans, subject to Section 2.17(c), the Borrower may prepay any such Eurodollar Rate Loans on any Business Day in whole or in part in an aggregate minimum amount of $150,000 and integral multiples of $50,000 in excess of that amount; and

(3)    with respect to Swing Line Loans, the Borrower may prepay any such Swing Line Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.

(ii)    All such prepayments shall be made:

(1)    upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans (other than Swing Line Loans);

(2)    upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3)    upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to the Administrative Agent or the Swing Line Lender, as the case may be, by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for Revolving Loans, as the case may be, by facsimile or telephone promptly confirmed in writing to each Lender) or the Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

(b)    Voluntary Commitment Reductions.

(i)    The Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by facsimile or telephone promptly confirmed in writing to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Total Commitment in an amount up to the amount by which the Total Commitment exceeds the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Total Commitment shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii)    The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Total Commitment shall be effective on the date specified in the Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.13.    Mandatory Prepayments. The Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans, and third, to the extent no Loans are (or remain) outstanding, cash collateralize (in a manner, and pursuant to arrangements, reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) Letters of Credit, in each case to the extent necessary so that, subject to Section 2.1(c), the Total Utilization of Revolving Commitments shall not at any time exceed the lesser of (i) the Total Commitment then in effect and (ii) the Aggregate Borrowing Base as then in effect; provided, however, such cash collateral shall, so long as no Default or Event of Default shall have occurred and then be continuing, be returned to the Borrower upon the Total Utilization of Revolving Commitments becoming less than the lesser of (x) the Total Commitment then in effect or (y) the Aggregate Borrowing Base then in effect, other than as a result of providing cash collateral.

2.14.    Application of Prepayments/Reductions.

(a)    Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.12(a) shall be applied as follows:

(1)    first, to repay outstanding Swing Line Loans to the full extent thereof; and

(2)    second, to repay outstanding Revolving Loans to the full extent thereof.

(b)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.17(c).

2.15.    General Provisions Regarding Payments.

(a)    All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of the Lenders; provided, that funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)    All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Loans unless such Base Rate Loans are prepaid or repaid in full) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)    The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due to such Lender, including all fees payable to such Lender with respect thereto, to the extent received by the Administrative Agent.

(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)    Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment fees and any Letter of Credit fees hereunder.

(f)    The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, Letter of Credit reimbursements, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)    The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in immediately available funds prior to 12:00 p.m. (New York City time) on the date when due (or scheduled to be due) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h)    Agent Advances made pursuant to Section 2.1(d) shall be subject to periodic settlement as follows:

(i)    The amount of each Lender’s Pro Rata Share of Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s sole discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 p.m. (New York City time) on the last Business Day of each week, or such other period specified by the Administrative Agent (each such date, a “Settlement Date”). The Lenders shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to the Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans made by each Lender shall be equal to such Lender’s Pro Rata Share of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. If a notice from the Administrative Agent of any such necessary transfer is received by a Lender on or prior to 12:00 Noon (New York City time) on any Business Day, then such Lender shall make transfers described above in immediately available funds no later than 3:00 p.m. (New York City time) on the day such notice was received; and if such notice is received by a Lender after 12:00 Noon (New York City time) on any Business Day, such Lender shall make such transfers no later than 1:00 p.m. (New York City time) on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to, or without representation or warranty by, the Administrative Agent. Each of the Administrative Agent and each Lender agrees and the Lenders agree to mark their respective books and records on each Settlement Date to show at all times the dollar amount of their respective Pro Rata Share of the outstanding Revolving Loans on such date.

(ii)    To the extent that the settlement described in preceding clause (i) shall not yet have occurred with respect to any particular Settlement Date, upon any repayment of Revolving Loans by the Borrower prior to such settlement, the Administrative Agent may apply such amounts repaid directly to the amounts that would otherwise be made available by the Administrative Agent pursuant to this Section 2.15(h).

(iii)    Because the Administrative Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when such Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to such Revolving Loans shall be allocated by the Administrative Agent to each such Lender and the Administrative Agent in accordance with the amount of such Revolving Loans actually advanced by and repaid to each such Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the Borrower in accordance with the terms of this Agreement or actually settled by the Administrative Agent or the applicable Lender as described in this Section 2.15(h).

2.16.    Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder directly by the Borrower.

2.17.    Making or Maintaining Eurodollar Rate Loans.

(a)    Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Eurodollar Rate Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Revolving Loans may be made or continued as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make or continue Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Revolving Loan as (or continue such Revolving Loan as or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-deployment of such funds but excluding loss of anticipated profits (including the Applicable Margin))

which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation (including as a result of any of the events described in Section 2.17(b)); (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Eurodollar Rate Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (b) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18.    Increased Costs; Capital Adequacy.

(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each Issuing Bank and the Swing Line Lender for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than (I) Excluded Taxes or (II) Taxes indemnified under Section 2.19) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Failure or delay on the part of any Lender, any Issuing Bank or the Swing Line Lender to demand compensation pursuant to this Section 2.18(a) shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Swing Line Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender, an Issuing Bank or the Swing Line Lender pursuant to this Section 2.18(a) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, notifies the Borrower of the change giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or the Swing Line Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b)    Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank and the Swing Line Lender for purposes of this Section 2.18(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling Person with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person on an after tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender, an Issuing Bank or the Swing Line Lender pursuant to this Section 2.18(b) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, such Issuing Bank or the Swing Line Lender, as the case may be, notifies the Borrower of the change giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or the Swing Line Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(c)    Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on

Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Closing Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement, in each case to the extent it is the general policy or practice of the applicable Lender, Issuing Bank or the Swing Line Lender to demand or request reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities.

2.19.    Taxes; Withholding, etc.

(a)    Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for or on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b)    Withholding of Taxes. If the Administrative Agent or another withholding agent is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender (which term shall include each Issuing Bank and the Swing Line Lender for purposes of this Section 2.19(b)) under any of the Credit Documents, the applicable withholding agent shall make such deductions or withholding and shall timely pay the full amount deducted and withheld to the relevant Governmental Authority in accordance with applicable law:

(i)    the sum payable by the applicable Credit Party in respect of which a deduction or withholding of Tax (other than Excluded Tax) is required by the Administrative Agent or another withholding agent shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding of Taxes (other than Excluded Taxes), the applicable Lender receives a net sum equal to what it would have received had no such deduction or withholding for Tax (other than Excluded Taxes) by the Administrative Agent or another withholding agent been made; and

(ii)    to the extent a payment of Taxes (other than Excluded Taxes) is made by the Borrower, within 30 days after paying to the applicable Governmental Authority any amount of Taxes (other than Excluded Taxes) which it was required by law to deduct or withhold, the Borrower shall deliver to the Administrative Agent certified copies of Tax receipts (or other evidence reasonably satisfactory to the Administrative Agent).

(c)    Payment of Other Taxes by the Borrower. Without duplication of other amounts payable by the Borrower under this Section 2.19, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date), prior to the time such Person otherwise becomes a party to this Agreement (in the case of a Person that becomes a Lender after the Closing Date), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), whichever of the following is applicable, (i) two original copies of Internal Revenue Service Form W-8ECI or W-8BEN (or W-8BEN-E, as applicable) (with respect to a complete exemption under an income tax treaty) (or any successor forms), properly completed and duly executed by such Lender, certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, (ii) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), a certificate, in a form reasonably satisfactory to the Borrower and the Administrative Agent (a “Tax Status Certificate”), to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and together with two original copies of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) (or any successor form), properly completed and duly executed by such Lender, and/or (iii) where a Non-US Lender is treated as a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor form) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided that, if the Non-US Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Non-US Lender on the beneficial owner(s) behalf)). Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes shall deliver to the Administrative Agent for transmission to the Borrower and the Administrative Agent shall deliver to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date), prior to the time such Person otherwise becomes a party to this Agreement (in the case of a Person that becomes a Lender after the Closing Date), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender. If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the immediately preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.19(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI, or a Certificate re Non-Bank Status substantially in the form of Exhibit E and two original copies of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) (or any successor form), or two original copies of Internal Revenue Service Form W-9, as the case may be, properly completed and duly executed by such Lender, and such other forms required under the Code and reasonably requested by the Administrative Agent or the

Borrower to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms or certificates, in which case, such Lender shall not be required to deliver any such form or certificate pursuant to this Section 2.19(d).

(e)    Lender Reimbursement of Tax Refunds. If the Borrower pays any additional amount under this Section 2.19 to a Lender and such Lender determines, in its sole discretion exercised in good faith, that it has actually received or realized a tax refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 then such Lender shall, to the extent that in its sole discretion it can do so without prejudice to the retention of the refund and without any other adverse tax consequences for such Lender, reimburse to the Borrower at such time as such refund shall have actually been received by such Lender such amount as such Lender shall, in its sole discretion, have determined to be equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such Tax had not been required; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a tax refund, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any tax refund with respect to which such Lender has made a payment to the Borrower pursuant to this Section 2.19(e) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 2.19 without any exclusions or defenses, (iii) nothing in this Section 2.19(e) shall require a Lender to disclose any confidential information to the Borrower (including its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 2.19(e) at any time that a Default or an Event of Default exists.

(f)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes (other than Excluded Taxes) attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

2.20.    Obligation to Mitigate; Survival.

(a)    Each Lender (which term shall include each Issuing Bank and the Swing Line Lender for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Nothing in this Section 2.20 shall affect or postpone any of the Obligations or the right of any Lender as provided in Sections 2.17, 2.18 and 2.19.

(b)    All of the Borrower’s obligations under Sections 2.17, 2.18 and 2.19 shall survive the termination of the Total Commitments and repayment of all other Obligations hereunder.

2.21.    Defaulting Lenders.

(a)    Anything contained herein to the contrary notwithstanding, in the event that any Lender is a Defaulting Lender, then (x) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents (other than as expressly provided in Section 10.5(b)), (y) to the extent permitted by applicable law, (i) any voluntary prepayment of the Revolving Loans shall, if the Borrower so directs at the time of making such voluntary prepayment and so long as no Default or Event of Default then exists, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans (other than at final maturity or upon termination of the Total Commitment) shall, if the Borrower so directs at the time of making such mandatory prepayment and so long as no Default or Event of Default then exists, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender), it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (y), and (z) such Defaulting Lender’s Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage (unless allocated to other Lenders as provided in Section 2.3(a)(II)) shall be excluded for purposes of calculating the Commitment fee payable to the Lenders pursuant to Section 2.10 in respect of any day when such Lender was a Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Commitment in respect of any period when such Lender was a Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Defaulting Lender or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

(b)    In the event that the Administrative Agent, the Swing Line Lender, each Issuing Bank and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Shares of the Swing Line Exposure and the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swing Line Loans) or participations in Revolving Loans as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans or participations in accordance with its Pro Rata Share. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender

2.22.    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender is a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), 10.5(c)(i), 10.5(c)(ii) and 10.5(c)(iii), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; or (d) in the case of the rejection (or deemed rejection) by a Lender of the Extension under Section 2.24(a) (a “Non-Extending Lender”) which Extension has been accepted under Section 2.24(a) by the Requisite Lenders, then, with respect to each such Increased Cost Lender, Defaulting Lender, Non-Consenting Lender or Non-Extending Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign without recourse, if no Default under Section 8.1(a), 8.1(f) or 8.1(g) or Event of Default then exists or would exist after giving effect to such assignment, its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement and each of whom shall be reasonably acceptable to the Administrative Agent, each Issuing Bank and the Swing Line Lender (each a “Replacement Lender”) in accordance with the provisions of Section 10.6; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, fees owing to such Terminated Lender pursuant to Section 2.10, (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), 2.18 or 2.19 or otherwise as if it were a prepayment, and (3) (x) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender and (y) in the event such Terminated Lender is a Non-Extending Lender, each Replacement Lender shall enter into an Assignment Agreement as required by Section 2.24(b); provided, further, the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election the Borrower shall have caused each outstanding Letter of Credit issued (or caused to be issued) thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Terminated Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23.    Incremental Commitments.

(a)    So long as the Incremental Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, the Borrower shall have the right, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and in coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.23, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Closing Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders as provided below) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and in the respective Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit and Swing Line Loans pursuant thereto, it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent an Incremental Commitment Agreement in respect thereof as provided in clause (b) of this Section 2.23, such Lender shall not be obligated to fund any Revolving Loans in excess of its Commitment or participate in any Letters of Credit or Swing Line Loans in excess of its Pro Rata Share, in each case as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.23, (ii) any Lender (including any Eligible Assignee who will become a Lender) may so provide an Incremental Commitment without the consent of any other Lender, (iii) each provision of Incremental Commitments on a given date pursuant to this Section 2.23 shall be in a minimum aggregate amount (for all Lenders (including any Eligible Assignee who will become a lender)) of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (iv) the aggregate amount of all Incremental Commitments provided pursuant to this Section 2.23 shall not exceed the Maximum Incremental Commitment Amount, (v) if the Applicable Commitment Fee Percentage and/or Applicable Margins with respect to Commitments to be provided or Revolving Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Commitments or Revolving Loans, the Applicable Commitment Fee Percentage and/or Applicable Margins, as the case may be, for the other Commitments and Revolving Loans and extensions of credit hereunder shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Commitment Fee Percentage” or “Applicable Margin” contained herein (such increase, the “Additional Commitment Fee” or “Additional Margin”, as the case may be), (vi) all Revolving Loans thereunder (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations secured by the Pledge and Security Agreement and guaranteed under the Guaranty, and (vii) each Lender (including any Eligible Assignee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall be reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Swing Line Lender and shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Swing Line Loans and Letters of Credit pursuant to Sections 2.2(b)(vi) and 2.3(e), respectively, and make Revolving Loans as provided in Section 2.1(a), in each case, under the Total Commitment, and such Revolving Loans shall constitute Revolving Loans for all purposes of this Agreement and the other applicable Credit Document.

(b)    At the time of the provision of Incremental Commitments pursuant to this Section 2.23, (I) the Borrower, each Guarantor Subsidiary, the Administrative Agent and each such Lender or other Eligible Assignee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Administrative Agent an Incremental Commitment

Agreement, with the effectiveness of such Incremental Lender’s Incremental Commitment to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including any up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof) agreed upon by the Borrower in writing), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.23 shall have been satisfied, and (z) all other mutually agreed upon conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied and (II) the Borrower, each Guarantor Subsidiary, the Collateral Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent and the Collateral Agent such additional Collateral Documents and/or amendments to the Collateral Documents as the Co-Collateral Agents may reasonably request which are necessary to ensure that all Revolving Loans incurred pursuant to the Incremental Commitments and any Additional Commitment Fee and/or Additional Margin are secured by each relevant Collateral Document. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement, and at such time, (i) the Total Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Commitments, (ii) each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Credit Document, (iii) Appendix A shall be deemed modified to reflect the revised Commitments of the affected Lenders and (iv) to the extent requested by any Incremental Lender, Revolving Loan Notes will be issued, at the expense of the Borrower, to such Incremental Lender in conformity with the requirements of Section 2.6.

(c)    At the time of any provision of Incremental Commitments pursuant to this Section 2.23, (I) the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Commitments (after giving effect to any increase in the Total Commitment pursuant to this Section 2.23) and with the Borrower being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.17(c) in connection with any such repayment and/or incurrence and (II) there shall be an automatic adjustment to the participations hereunder in Letters of Credit and Swing Line Loans held by each Lender so that each such Lender shares ratably in such participations in accordance with their Commitments (after giving effect to the establishment of any Incremental Commitment). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

2.24.    Extensions of Loans and Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.24, the Borrower may extend the maturity date, and otherwise modify the terms of the Total Commitment, or any portion thereof (including by increasing the interest rate or fees payable in respect of any Loans and/or Commitments, or any portion thereof (and related outstandings) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by the Borrower to all the Lenders, in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender. In connection with the Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders) of the requested Extension and new Extended Revolving Commitment Termination Date. In connection with the Extension, each Lender, acting in its sole and individual discretion, wishing to participate in the Extension shall, prior to the date (the “Notice Date”) that is 15 days after delivery of notice by the Administrative Agent to such Lender, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative

Agent. Any Lender that does not respond to the Extension Offer by the Notice Date shall be deemed to have rejected such Extension. The Administrative Agent shall promptly notify the Borrower of each Lender’s determination under this Section 2.24(a). The election of any Lender to agree to the Extension shall not obligate any other Lender to so agree. After giving effect to the Extension, the Commitments so extended shall cease to be a part of the tranche of Commitments they were a part of immediately prior to the Extension and shall form a new tranche of Extended Commitments hereunder.

(b)    The Borrower shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Extension under Section 2.24(a) with, and add as “Lenders” under this Agreement in place thereof, one or more Replacement Lenders as provided in Section 2.22; provided that each of such Replacement Lenders shall enter into an Assignment Agreement pursuant to which such Replacement Lender shall, effective as of a closing date selected by the Administrative Agent in consultation with the Borrower (which shall occur no later than 15 days following the Notice Date and shall occur on the same date as the effectiveness of the Extension as to Lenders which have consented thereto pursuant to Section 2.24(a)), undertake the Commitment of such Non-Extending Lender (and, if any such Replacement Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(c)    The Extension shall be subject to the following:

(i)    no Default or Event of Default shall have occurred and be continuing at the time any offering document in respect of the Extension Offer is delivered to the Lenders and at the time of the Extension;

(ii)    except as to interest rates, utilization fees, unused fees and final maturity, the Commitment of any Lender extended pursuant to the Extension (the “Extended Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings); provided that, subject to the provisions of Sections 2.2(a) and 2.3(i) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after the Initial Revolving Commitment Termination Date, all Lenders with Commitments and/or Extended Commitments shall participate in their Pro Rata Share of such Swing Line Loans and Letters of Credit (and except as provided in Sections 2.2(a) and 2.3(i), without giving effect to changes thereto on the Initial Revolving Commitment Termination Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Commitments and repayments thereunder shall be made by the Borrower from and to Lenders in their respective Pro Rata Shares (except for (x) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (y) repayments required upon any Revolving Commitment Termination Date of any Commitments or Extended Commitments);

(iii)    if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrower pursuant to the Extension Offer, then the Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Extension Offer;

(iv)    all documentation in respect of the Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(v)    the Minimum Extension Condition shall be satisfied; and

(vi)    the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to the Extension and (y) the conditions set forth in Sections 3.2(a)(iii) and (iv) shall be satisfied (with all references in such Sections to any Credit Extension being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by the chief financial officer of the Borrower.

(d)    With respect to the Extension consummated by the Borrower pursuant to this Section 2.24, (i) the Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12, 2.13, 2.15, 2.16 or 10.4, (ii) the Extension Offer shall contain a condition (a “Minimum Extension Condition”) to consummating the Extension that at least 50% of the aggregate amount of the Commitments in effect immediately prior to the Initial Revolving Commitment Termination Date (unless another amount is agreed to by the Administrative Agent) shall be in effect immediately following the Initial Revolving Commitment Termination Date, (iii) if the amount extended is less than the Letter of Credit Sublimit, the Letter of Credit Sublimit shall be reduced upon the date that is five Business Days prior to the Initial Revolving Commitment Termination Date (to the extent needed so that the Letter of Credit Sublimit does not exceed the aggregate Commitments which would be in effect after the Initial Revolving Commitment Termination Date), and, if applicable, the Borrower and the Guarantor Subsidiaries shall cash collateralize obligations under any issued Letters of Credit in an amount equal to 100% of the stated amount of such Letters of Credit, and (iv) if the amount extended is less than the Swing Line Sublimit, the Swing Line Sublimit shall be reduced upon the date that is five Business Days prior to the Initial Revolving Commitment Termination Date (to the extent needed so that the Swing Line Sublimit does not exceed the aggregate Commitments, which would be in effect after the Initial Revolving Commitment Termination Date), and, if applicable, the Borrower shall prepay any outstanding Swing Line Loans. The Administrative Agent and the Lenders hereby consent to the Extension and the other transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Commitments on the such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 2.12, 2.13, 2.15, 2.16 or 10.4) or any other Credit Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 2.24, provided that such consent shall not be deemed to be an acceptance of the Extension Offer.

(e)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower and the Guarantor Subsidiaries as may be necessary in order to establish new tranches in respect of Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches in each case on terms consistent with this Section 2.24. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Requisite Lenders with respect to any matter contemplated by this Section 2.24 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower and the Guarantor Subsidiaries in accordance with any instructions actually received by such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower and Guarantor Subsidiaries unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the

Borrower and the Guarantor Subsidiaries by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with the Extension, the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Extended Revolving Commitment Termination Date so that such maturity date is extended to the Extended Revolving Commitment Termination Date (or such later date as may be advised by local counsel to the Administrative Agent).

In connection with the Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

Section 3.	Conditions Precedent.

3.1.    Closing Date. The occurrence of the Closing Date and the obligation of any Lender to make a Credit Extension on the Closing Date are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)    Credit Documents. The Administrative Agent shall have received counterparts of each Credit Document (including the Intercreditor Agreement), executed and delivered by each applicable Credit Party and, in the case of the Intercreditor Agreement, by the Collateral Agent (for and on behalf of the Revolving Secured Parties) and the Secured Term Loan Collateral Agent (for and on behalf of the Secured Term Loan Secured Parties).

(b)    Organizational Documents; Incumbency. The Administrative Agent shall have received:

(i)    copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto;

(ii)    signature and incumbency certificates of the officers of such Credit Party executing the Credit Documents to which it is a party;

(iii)    resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and the Secured Term Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv)    a good standing certificate and bring-down telegrams or facsimiles, if any, which are reasonably requested by the Administrative Agent, from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and, with respect to the Borrower only, in each jurisdiction in which owns any real property in fee, each dated a recent date prior to the Closing Date; and

(v)    such other documents as the Administrative Agent may reasonably request.

(c)    Existing Debt Refinancing; Acquisition; Secured Term Loans.

(i)    On the Closing Date, the Existing Debt Refinancing shall have been, or substantially concurrent with the issuance of the Secured Term Loan and the making of the initial Credit Extension hereunder shall be, consummated and the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the matters set forth in this Section 3.1(c) have been satisfied on the Closing Date, including copies of any pay-off letters, lien releases, termination statements and other documents evidencing the termination of all existing security interests in connection with all Indebtedness being refinanced pursuant to Existing Debt Refinancing.

(ii)    Prior to or substantially concurrently with the incurrence of the Secured Term Loans and the making of the initial Credit Extension hereunder, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (without giving effect to any amendments, waivers or consents thereto that are materially adverse to the interests of the Lenders without the prior written consent of the Agents (such consent not to be unreasonably withheld, conditioned or delayed)).

(iii)    On or prior to the Closing Date, the Borrower shall have incurred $75,000,000 in aggregate principal amount of Secured Term Loans and shall have used the net cash proceeds therefrom, together with the proceeds of the initial Credit Extension, to consummate the Existing Debt Refinancing and the Acquisition and to pay Transaction Costs.

(iv)    On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies, certified as such by an Authorized Officer of the Borrower, of all Secured Term Loans Documents and such Secured Term Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

(d)    Adverse Change; Government Authorizations and Consents.

(i)    Except with respect to Ferrara Fire, nothing shall have occurred since October 29, 2016 which any Agent shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii)    Since December 31, 2016, no Ferrara Fire Material Adverse Effect has occurred.

(iii)    On or prior to the Closing Date, each Credit Party shall have obtained all necessary Governmental Authorizations and all material consents of other Persons, in each case that are reasonably necessary in connection with the Acquisition and the transactions contemplated by the Credit Documents and the Secured Term Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Agents. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the consummation of the Transactions (or any material part thereof) or the transactions contemplated by any of the Credit Documents and the Secured Term Loan Documents to be consummated on the Closing Date and no judgment, order, injunction or other restraint exists which prohibits or imposes materially adverse conditions on the consummation of the Transactions (or any material part thereof) or the transactions contemplated by any of the Credit Documents or any of the Secured Term Loan Documents.

(e)    No Litigation. There shall not exist any action, suit, investigation, litigation or other proceeding, pending or threatened in any court or before any arbitrator or Governmental Authority with respect to the Transactions or that has had, or could reasonably be expected to have, (i) a Material Adverse Effect as to the Borrower and its Restricted Subsidiaries and/or (ii) a Ferrara Fire Material Adverse Effect.

(f)    [Reserved].

(g)    Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of the Revolving Secured Parties, a valid, perfected Second Priority security interest in the personal property consisting of Secured Term Loan Priority Collateral, and a valid, perfected First Priority security interest in the personal property consisting of Revolving Priority Collateral, the Collateral Agent shall have received:

(i)    evidence reasonably satisfactory to the Collateral Agent of the compliance by each Credit Party with their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements and originals of securities, instruments and chattel paper, together with any stock powers and endorsements related thereto);

(ii)    a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)    opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation, validity and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of (x) other than Nevada, each jurisdiction of organization of each Credit Party and (y) any other jurisdiction the laws of which provide that perfection of a security interest in Collateral located in such jurisdiction is by a means other than filing a UCC-1 financing statement with the Secretary of State (or comparable authority) of the jurisdiction of organization of the owner of such Collateral and addressed to the Agents and the Lenders and dated the Closing Date, in each case as the Collateral Agent may reasonably request, in form and substance reasonably satisfactory to the Collateral Agent;

(iv)    (A) the results of a recent search, reasonably satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions reasonably requested by the Administrative Agent where such property is located and each jurisdiction where any Credit Party is incorporated or organized, together with copies of all such filings disclosed by such search and (B) UCC termination statements (or similar documents) duly authorized for filing by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(v)    evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.

(h)    Borrowing Base Certificate; Liquidity.

(i)    The Administrative Agent shall have received the Borrowing Base Certificate in the form of Exhibit I , with customary supporting documentation and supplemental reporting to be agreed upon between the Co-Collateral Agents and the Borrower.

(ii)    On the Closing Date, after giving effect to Transactions (and the Credit Extensions hereunder), Excess Availability shall equal or exceed $100,000,000.

(i)    Historical Financial Statements; Pro Forma Financial Statements; Projections. The Administrative Agent shall have received and be reasonably satisfied with the (i) Historical Financial Statements, (ii) Projections, (iii) pro forma consolidated financial statements of the Borrower and its Subsidiaries and (iv) interim financial statements of each of the Borrower and its Subsidiaries for each month ended after the date of the last available quarterly financial statements and at least 30 days prior to the Closing Date.

(j)    Evidence of Insurance. The Collateral Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Revolving Secured Parties, as additional insured and lender loss payee thereunder to the extent required under Section 5.5.

(k)    Opinions of Counsel to Credit Parties. The Administrative Agent shall have received originally executed copies of the favorable written opinions of Ropes & Gray LLP, counsel for Credit Parties, addressed to the Agents and the Lenders, as to such other matters as the Administrative Agent and the Collateral Agent may reasonably request, dated the Closing Date and otherwise in form and substance reasonably satisfactory to the Agents (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders);

(l)    Fees and Expenses. On the Closing Date, all Transaction Costs payable to the Agents, the Lenders and their respective Affiliates in respect of the Transactions hereunder and required to be paid on the Closing Date to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid by the Credit Parties.

(m)    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Credit Parties and their Restricted Subsidiaries taken as a whole are and will be Solvent.

(n)    Certain Agreements. The Borrower shall have delivered to the Administrative Agent true and correct copies of the following documents, which documents shall be in full force and effect on the Closing Date:

(i)    the Shareholders Agreement; and

(ii)    the Registration Rights Agreement.

(o)    Patriot Act. Prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, to the extent reasonably requested in writing at least 10 days prior to the Closing Date.

(p)    Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate dated the Closing Date and executed by an Authorized Officer of the Borrower certifying that the conditions set forth in Sections 3.1(d), 3.1(e), 3.1(h)(ii), 3.2(a)(iii) and 3.2(a)(iv) have been satisfied.

Each Lender, by delivering and releasing its executed signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or the Lenders, as applicable on the Closing Date.

3.2.    Conditions to Each Credit Extension.

(a)    Conditions Precedent. The obligation of each Lender to make any Loan, or an Issuing Bank to issue (or cause the issuance of) any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)    the Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)    after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the lesser of (x) the Total Commitment then in effect and (y) the Aggregate Borrowing Base then in effect;

(iii)    at the time of, and immediately after giving effect to, the applicable Credit Extension, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the applicable Credit Date to the same extent as though made on and as of that date, it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date;

(iv)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

(v)    on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the respective Issuing Bank (or, in the case of a Bank Letter of Credit, the bank issuing such Bank Letter of Credit) may reasonably require in connection with the issuance of such Letter of Credit.

(b)    Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent pursuant to Section 2.1(b), 2.2(b) or 2.3(b), as applicable. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by an Authorized Officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

The occurrence of the Closing Date and the acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by each Credit Party to the Administrative Agent and each Lender that all the conditions specified in Section 3.1 (with respect to the Closing Date and any Credit Extensions on the Closing Date) and in this Section 3.2 (with respect to the Closing Date and any Credit Extensions on or after the Closing Date) and applicable to the Closing Date and such Credit Extensions are satisfied as of that time.

Section 4.	Representations and Warranties.

In order to induce the Agents, the Lenders, the Swing Line Lender and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made hereby, each Credit Party represents and warrants to each Agent, each Lender, the Swing Line Lender and each Issuing Bank that the following statements are true and correct on each Credit Date to the extent provided in Section 3.2(a)(iii) (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with (and giving effect to) the consummation of the Transactions contemplated hereby):

4.1.    Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Restricted Subsidiaries:

(a)    is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)    has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby; and

(c)    is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.    Capital Stock and Ownership. The Capital Stock of each of the Borrower and its Restricted Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party requiring, and there is no Capital Stock of the Borrower or any of its Restricted Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Restricted Subsidiaries of any additional shares of Capital Stock of the Borrower or any of its Restricted Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, shares of Capital Stock of the Borrower or any of its Restricted Subsidiaries. Schedule 4.2 correctly sets forth the owner of and the ownership interest of each Subsidiary of the Borrower as of the Closing Date. As of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 4.2.

4.3.    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.    No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not:

(a)    violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Restricted Subsidiaries except where the violation thereof, individually or in the aggregate, has not had, and could not be reasonably expected to have, a Material Adverse Effect, (ii) any of the Organizational Documents of the Borrower or any of its Restricted Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Restricted Subsidiaries except where the violation thereof, individually or in the aggregate, has not had, and could not be reasonably expected to have, a Material Adverse Effect;

(b)    conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Borrower or any of its Restricted Subsidiaries;

(c)    result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Restricted Subsidiaries (other than any Liens created (x) under any of the Credit Documents in favor of the Collateral Agent, on behalf of Revolving Secured Parties, (y) under the Secured Term Loans and the Secured Term Loan Documents in favor of the Secured Term Loan Collateral Agent, on behalf of the Secured Term Loan Secured Parties, and (z) under the Additional Secured Term Loans and the Additional Secured Term Loan Documents in favor of the Additional Secured Term Loan Collateral Agent, on behalf of the Additional Secured Term Loan Secured Parties, and (in the case of preceding clauses (y) and (z)) subject to the terms of the Intercreditor Agreement); or

(d)    require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

4.5.    Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent, the Secured Term Loan Collateral Agent or the Additional Secured Term Loan Collateral Agent, as applicable, for filing and/or recordation, as of the Closing Date or as otherwise required thereafter by the Collateral Documents.

4.6.    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.    Historical Financial Statements; Pro Forma Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and in the case of interim statements, to the absence of footnotes. The pro forma financial statements of the Borrower and its Subsidiaries represent good faith estimations of the pro forma financial position of the Borrower and its Subsidiaries as at April 30, 2017, and the pro forma results of the operations of the Borrower and its Subsidiaries for the period covered thereby, and all such pro forma financial statements have been prepared in all material respects on a basis consistent with the audited Historical Financial Statements of the Borrower, subject to adjustments and assumptions believed in good faith by management of the Borrower to be reasonable at the time made and which remain reasonable as of the Closing Date. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

4.8.    Projections. On and as of the Closing Date, the Projections are based on good faith estimates and assumptions made by the management of the Borrower; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; and provided, further, as of the Closing Date, management of the Borrower believed that the Projections were reasonable.

4.9.    No Material Adverse Change. Since October 29, 2016, no event, circumstance or change has occurred that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

4.10.    Adverse Proceedings, etc. There are no Adverse Proceedings that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

4.11.    Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal and other material tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Such tax returns accurately reflect in all material respects all liability for Tax on the overall net income of the Borrower and its Subsidiaries as a whole for the periods covered thereby. The Borrower knows of no material proposed tax assessment against the Borrower or any of its Subsidiaries which is not being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12.    Properties.

(a)    Title. Each of the Borrower and its Restricted Subsidiaries has, subject to Permitted Liens, (i) good and sufficient legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to

(in the case of all other personal property), all of their respective material properties and assets. Except for Permitted Liens or as otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)    Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) creating a leasehold interest of any Credit Party in a Leasehold Property, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence, with respect to each leased location or public warehouse where any Collateral consisting of Inventory or equipment or other goods having an aggregate value in excess of $100,000 is located is, as of the Closing Date, in full force and effect in all material respects, and with respect to all such agreements, the Borrower does not have knowledge of any default that has occurred and is continuing thereunder (except as disclosed to the Administrative Agent by any of the Credit Parties in writing prior to the Closing Date).

4.13.    Environmental Matters. Except as, individually or in the aggregate, has not had, or could not reasonably be expected to have, a Material Adverse Effect:

(a)    neither the Borrower nor any of its Restricted Subsidiaries nor any of their respective past or present Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity;

(b)    neither the Borrower nor any of its Restricted Subsidiaries (i) has received or is aware of, any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or applicable Environmental Laws (including Governmental Authorizations required by Environmental Laws) with regard to any past or present Facilities or operations, (ii) has knowledge or reason to believe that any such notice will be received or is being threatened, (iii) is or has been within the last five years in non-compliance with any Environmental Laws, including any and all Governmental Authorizations required by Environmental Laws, or (iv) has assumed any liability of any other Person under any Environmental Laws;

(c)    neither the Borrower nor any of its Restricted Subsidiaries has either been notified in writing by a Governmental Authority or by any other Person that it may be a potentially responsible party under CERCLA or any state law equivalent or has received any letter or request for information under Section 104 of CERCLA or any state law equivalent;

(d)    there are and, to each of the Borrower’s and its Restricted Subsidiaries’ knowledge, have been, no facts, circumstances, conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to (i) form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries, (ii) cause any Facility to become subject to any Lien, restriction on ownership, occupancy, use or transferability under any Environmental Law, or (iii) require any Facility to be upgraded or modified in order to remain in compliance with current and reasonably foreseeable future requirements under Environmental Law;

(e)    neither the Borrower nor any of its Restricted Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Restricted Subsidiaries, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s or any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent; and

(f)    no event or condition has occurred or is occurring with respect to the Borrower or any of its Restricted Subsidiaries relating to any Release of Hazardous Materials, or any Hazardous Materials Activity.

4.14.    No Defaults. Neither the Borrower nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, has not had, or could not reasonably be expected to have, a Material Adverse Effect.

4.15.    Intellectual Property, etc. Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, used in the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16.    Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940. Neither the Borrower nor any of its Restricted Subsidiaries is, or is required to be registered as, a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17.    Margin Stock. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to, and no Letter of Credit issued for the account of, the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.18.    Employee Matters. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Restricted Subsidiaries or to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or to the knowledge of the Borrower threatened involving the Borrower or any of its Restricted Subsidiaries, (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Restricted Subsidiaries and, to the knowledge of the Borrower, no union organization activity that is taking place, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of the Borrower, threatened against any of them, and (e) no wage and hour department investigation has been made of the Borrower except (with respect to any matter specified in clause (a), (b), (c), (d) or (e) above, individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19.    Employee Benefit Plans. The Borrower and each of its Restricted Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except such non-compliances that, either individually or in the aggregate, has not had, or could not reasonably be expected to have, a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status, except such non-compliances that, either individually or in the aggregate, has not had, or could not reasonably be expected to have, a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (other than the payment of benefits in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, except such liabilities that, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, except such ERISA Events (individually or in the aggregate) as could not reasonably be expected to have a Material Adverse Effect. Except to the extent required under Section 4980B of the Code or similar state laws or as set forth on Schedule 4.19, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates, except such non-compliances that, either individually or in the aggregate, has not had, or could not reasonably be expected to have, a Material Adverse Effect. The Borrower, each of its Restricted Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for any such non-compliances or “defaults” as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.20.    Security Interest in Collateral. The provisions of the Collateral Documents are effective, upon execution and delivery thereof, to create in favor of the Collateral Agent, for the benefit of the Revolving Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the respective Credit Parties in the Collateral described therein, and the Collateral Agent, for the benefit of the Revolving Secured Parties, will have a perfected (if and to the extent perfection is required by the relevant Collateral Document) security interest in all right, title and interest in all of the personal property Collateral described therein (with the priority each Lien is expressed to have within the relevant Collateral Document), subject to no other Liens other than Permitted Liens, (i) when financing statements and other filings in appropriate form are filed in the respective jurisdiction of organization of each Credit Party and in the United States Patent and Trademark Office and United States Copyright Office, as required by the Pledge and Security Agreement, with respect to which, and to the extent, a security interest may be perfected by such filings, and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the relevant Collateral Document) (to the extent intended to be created thereby and to the extent such perfection is governed by the laws of the United States, any state thereof or the District of Columbia).

4.21.    Solvency. The Credit Parties and their respective Restricted Subsidiaries, taken as a whole, are and, upon the incurrence of any Obligations by the Borrower on any date on which this representation and warranty is made (or deemed made), will be, Solvent.

4.22.    Compliance with Statutes, etc. Each of the Borrower and its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrower or any of its Restricted Subsidiaries), except such non-compliance that, individually or in the aggregate, has not had, or could not reasonably be expected to result in, a Material Adverse Effect.

4.23.    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information and information of a general economic or industry nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material and that no assurance can be given that the projected results will be realized.

4.24.    Subordination; Designation of the Credit Documents as “Designated Senior Indebted-ness”; Etc.

(a)    (i) The subordination provisions contained in the documents (including indentures) governing the Qualified Seller Subordinated Debt and any guarantees of such Qualified Seller Subordinated Debt are, or when issued, will be, enforceable against the Credit Parties party thereto and the holders of such Indebtedness, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and (ii) all Obligations of the Credit Parties (to the extent they are obligors with respect to the Qualified Seller Subordinated Debt or any guarantees of such Qualified Seller Subordinated Debt) hereunder and in the other Credit Documents are, or when issued will be, covered by and included in the definitions of “Senior Debt” (or any comparable definitions) and “Designated Senior Debt” (or any comparable definitions) included in the respective subordination provisions contained in the documentation governing the Qualified Seller Subordinated Debt and any guarantees of such Qualified Seller Subordinated Debt. In addition, at the time of issuance of any Qualified Seller Subordinated Debt, each Credit Party hereby designates the Revolving Obligations under this Agreement as “Designated Senior Debt” for the purposes of the definition of “Designated Senior Debt” (or any comparable definition) contained in the Qualified Seller Subordinated Debt (or the documentation therefor) and any guarantees of such Qualified Seller Subordinated Debt.

(b)    All incurrences of Loans and issuances of Letters of Credit as permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of any of) the Secured Term Loan Agreement, the Unsecured Debt, the Unsecured Debt Documents, the Additional Secured Term Loan Agreement, the Refinancing Secured Term Loan Agreement and the Qualified Seller Subordinated Debt (and the documentation therefor).

4.25.    Aggregate Borrowing Base Calculation. The calculation by the Borrower of the Aggregate Borrowing Base as set forth in the most recent Borrowing Base Certificate delivered to the Co-Collateral Agents and the valuation thereunder is complete and accurate as of the date of such Borrowing Base Certificate.

4.26.    Insurance. Schedule 4.26 sets forth a true and complete listing of all material insurance maintained by the Borrower and its Restricted Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

4.27.    Anti-Terrorism Laws.

(a)    Neither the Borrower nor any of its Subsidiaries is in violation (other than immaterial unknowing or unintentional violations) of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, is any of the following:

(i)    a Person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(b)    Neither the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Subsidiaries acting on behalf of the Borrower or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 4.27(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.28.    Use of Proceeds. All proceeds of the Loans and all Letters of Credit issued hereunder will be used solely for the purposes set forth in Section 2.5.

4.29.    Franchises, etc. The Borrower and each of its Restricted Subsidiaries has all franchises and certificates, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its properties and assets, except as, individually or in the aggregate, has not had or could not reasonably be expected to have, a Material Adverse Effect, and neither the Borrower nor any Restricted Subsidiary is in violation of any thereof that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.	Affirmative Covenants.

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than indemnities and similar contingent obligations not then due and payable) and cancellation or expiration of all Letters of Credit (or the provision of cash collateral or a back-stop letter of credit therefor issued by a bank satisfactory to the Administrative Agent and the applicable Issuing Bank, and in each case in an amount equal to at least 105% of the aggregate amount of all outstanding Letters of Credit at such time and otherwise satisfactory to the Administrative Agent and the applicable Issuing Bank thereof), such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1.    Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and the Co-Collateral Agents (and the Administrative Agent shall promptly deliver to each Lender):

(a)    Monthly Reports. Solely during a Dominion Period, within thirty days after the end of each of the first two Fiscal Months of each Fiscal Quarter, which Fiscal Month ended while a Dominion Period was in effect, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month, in each case setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year in reasonable detail, together with a Financial Officer Certification;

(b)    Quarterly Financial Statements. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending on or about April 30, 2017), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)    Annual Financial Statements. Within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto, and (ii) a report thereon of RSM LLP or other independent certified public accountants of recognized national standing selected by the Borrower (which report shall be unqualified as to going concern or like qualification or exception (other than with respect to, or disclosure or an exception or qualification solely resulting from, (i) the impending Revolving Commitment Termination Date occurring within 12 months of such audit or any prospective Default under Section 6.8, (ii) any upcoming maturity date under any Indebtedness of the Borrower and its Subsidiaries occurring within 12 months of such audit or (iii) any prospective or actual default of the financial covenant set forth in Section 6.8 hereof or in the Secured Term Loan Agreement or any Refinancing Secured Term Loan Agreement) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)    Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate (which Compliance Certificate shall demonstrate (in reasonable detail) the Fixed Charge Coverage Ratio for the four-Fiscal Quarter period then last ended determined as if a Compliance Period is then in effect);

(e)    Statements of Reconciliation.

(i)    After Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited Historical Financial Statements of the Borrower for the Fiscal Year ended October 29, 2016, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Co-Collateral Agents;

(ii)    Unrestricted Subsidiaries. Together with each set of consolidated financial statements referred to in Sections 5.1(a), 5.1(b) and 5.1(c), (A) the related consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements (it being agreed that no such consolidated financial statements shall be required to be audited) and (B) a list identifying each Subsidiary of the Borrower as either a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list delivered pursuant to this clause (e)(ii).

(f)    Notice of Default. Promptly upon any Authorized Officer of the Borrower or any other Credit Party obtaining knowledge:

(i)    of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Borrower with respect thereto;

(ii)    that any Person has given any notice to the Borrower or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition that constitutes a Default or an Event of Default under Section 8.1(b); or

(iii)    of the occurrence of any condition, event or change that has caused or evidences, or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect;

a certificate of an Authorized Officer of the Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

(g)    Notice of Litigation. Promptly upon any Authorized Officer of the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat in writing of, any Adverse Proceeding not previously disclosed in writing (in reasonable detail) by any Credit Party to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either preceding clause (i) or (ii) (individually or in the aggregate), has had, or could be reasonably expected to have, a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower or any of its Restricted Subsidiaries to enable the Agents and the Lenders and their counsel to evaluate such matters;

(h)    ERISA. (i) Promptly, and, in any event, within 10 days after, the Borrower or any of its Restricted Subsidiaries knows or has reason to know of the occurrence of any ERISA Event (except to the extent that such ERISA Event, individually or in the aggregate, has not had or could not reasonably be expected to have a Material Adverse Effect), a written notice specifying the full details as to the nature of such occurrence, what action the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliates is required to take, has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon the Administrative Agent’s request, copies of (1) any records, documents or other information required to be furnished by the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliates to the PBGC with respect to any Pension Plan, (2) any material notices or communications received by the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate with respect to any Employee Benefit Plan, or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan and (3) copies of such other documents or governmental reports or filings related to any Employee Benefit Plan, other than a Multiemployer Plan (including without limitation any Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its Restricted Subsidiaries with the Department of Labor or any other governmental agency);

(i)    Financial Plan. Within 60 days after the beginning of each Fiscal Year (commencing with the Fiscal Year ending October 28, 2017), a consolidated plan and financial forecast (each a “Financial Plan”) for each of the 12 Fiscal Months of such Fiscal Year prepared in reasonable detail, including (in each case) a forecasted consolidated balance sheet and forecasted consolidated statements of operations and cash flows of the Borrower and its Restricted Subsidiaries for each such Fiscal Month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

(j)    Insurance Report. As soon as practicable and in any event by no later than 10 Business Days after the annual renewal date, a summary report in form and substance reasonably satisfactory to the Co-Collateral Agents outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Restricted Subsidiaries and all material insurance coverage planned to be maintained by the Borrower and its Restricted Subsidiaries in the immediately succeeding Fiscal Year;

(k)    Notice of Compliance Period or Dominion Period. Promptly (and, in any event, within three Business Days) upon any Authorized Officer of the Borrower obtaining knowledge of (i) the commencement of a Compliance Period or Dominion Period, or (ii) the termination of a Compliance Period or Dominion Period, written notice thereof;

(l)    Borrowing Base Certificate. (v) On the Closing Date, (w) within 20 days after the last day of each Fiscal Month ending after the Closing Date, (x) by 5:00 p.m. (New York City time) on the third Business Day of each week (a) following the occurrence and during the continuance of a Specified Default or (b) during the continuance of a Dominion Period, in each case, on a weekly basis until, as applicable, such Specified Default is cured or waived in accordance with the terms of this Agreement or such Dominion Period has terminated, (y) within three Business Days after the consummation of any Asset Sale in respect of any Eligible Accounts and/or Eligible Inventory that are (or would have otherwise been) included in computation of the Aggregate Borrowing Base (including the sale of any Capital Stock of any Credit Party or any Restricted Subsidiary ceasing to be a Credit Party, in either case, to the extent such entity owns any Eligible Accounts or Eligible Inventory) and (z) within three Business Days after any Recovery Event occurs which decreases the Eligible Inventory that are (or would have otherwise been) included in computation of the Aggregate Borrowing Base, a Borrowing Base Certificate, which shall be prepared (A) in the case of the initial Borrowing Base Certificate, as of March 25, 2017, (B) as of the last day of the preceding Fiscal Month, in the case of each subsequent Borrowing Base Certificate delivered in accordance with preceding sub-clause (w), (C) as of the last Business Day of the preceding calendar week, in the case of each subsequent Borrowing Base Certificate delivered in accordance with the preceding sub-clause (x), (D) as of the last day of the preceding Fiscal Month calculated on a pro forma basis after giving effect to such Asset Sale and setting forth the value of the Eligible Accounts and Eligible Inventory previously included in the Aggregate Borrowing Base and disposed of in such Asset Sale, in the case of each Borrowing Base Certificate delivered in accordance with preceding sub-clause (y), and (E) as of the last day of the preceding Fiscal Month calculated on a pro forma basis after giving effect to such Recovery Event and setting forth the value of the Eligible Inventory previously included in the Aggregate Borrowing Base and subject to such Recovery Event, in the case of each Borrowing Base Certificate delivered in accordance with preceding sub-clause (z), together with, in each case, any additional schedules and other information that the Co-Collateral Agents may reasonably request;

(m)    [Reserved].

(n)    [Reserved].

(o)    Information Regarding Collateral. Within 30 days of the occurrence of any of the following, written notice of any change (i) in any Credit Party’s organizational name, (ii) in any Credit Party’s identity or organizational structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number (if any). The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC (or will be made within 30 days of such change) or otherwise that are required in order for the Collateral Agent (for the benefit of the Revolving Secured Parties) to continue at all times following such change to have a valid, legal and perfected First Priority security interest in all the Revolving Priority Collateral and a valid, legal and perfected Second Priority security interest in all the Secured Term Loan Priority Collateral, and for the Collateral Agent at all times following such change to have such valid, legal and perfected security interests as contemplated in the Collateral Documents. The Borrower and each other Credit Party also agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed or taken and of any damage, destruction or taking resulting in Recovery Event proceeds in excess of $2,500,000;

(p)    Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), the Borrower shall deliver to the Collateral Agent an officer’s certificate executed by an Authorized Officer of the Borrower either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the then most recent certificate delivered pursuant to this Section 5.1(p), as applicable, or identifying such changes;

(q)    Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(r)    Other Information. (i) Promptly upon their becoming available, copies of:

(A)    all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Restricted Subsidiary of the Borrower to its security holders other than the Borrower or another Restricted Subsidiary of the Borrower or to any holders (or any agent, trustee or other representative thereof) of any material Indebtedness of the Borrower or any of its Restricted Subsidiaries;

(B)    all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority; and

(C)    such other information and data with respect to the Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by the Co-Collateral Agents.

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date on which such documents are delivered to the Administrative Agent for posting by the Administrative Agent on any Credit Parties’ behalf on DebtX or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (x) such Credit Party shall not be required to deliver paper copies of such documents to the Administrative Agent or any Lender unless the Administrative Agent or any Lender shall have specifically requested paper copies and (y) such Credit Party shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the delivery of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Credit Party with any such request for delivery.

Notwithstanding the foregoing, the obligations in paragraphs (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s (or Parent’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission; provided further that to the extent such information is in lieu of information required to be provided under Section 5.1(c), such materials are accompanied by a report of an independent certified public accountants as set forth in clause (ii) of such Section 5.1(c).

5.2.    Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and Governmental Authorizations relating to its business; provided, no Credit Party nor any of its Restricted Subsidiaries shall be required to preserve any such right, franchise, license or Governmental Authorization if the loss thereof, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.3.    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided, no such Tax (or any penalties or fines accruing with respect thereto) or claim need be paid if it is being contested in good faith by appropriate proceedings diligently conducted, so long as (a) adequate reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4.    Maintenance of Properties. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, in all material respects, (i) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Restricted Subsidiaries and (ii) from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5.    Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case as determined by the Borrower in good faith and in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will maintain or cause to be maintained, to the extent required by applicable law (including any applicable bank regulatory law to the extent a Mortgage is (or is required to be) given on the respective Flood Hazard Property), flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. Not later than 90 days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date), each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Revolving Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Revolving Secured Parties, as the lender loss payee thereunder and provides for at least 10 days’ prior written notice to the Collateral Agent of any cancellation of such policy.

5.6.    Books and Records; Inspections; Appraisals, etc. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, keep proper books and records and accounts with respect to its business and activities (including with respect to all Inventory and Accounts) in which full, true and correct entries are maintained which permit the preparation by the Borrower and its Restricted Subsidiaries of financial statements in accordance with GAAP. Subject to the limitations set forth in the immediately succeeding sentence, each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by the Administrative Agent, the Co-Collateral Agents or the Collateral Agent to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Each Credit Party will permit any authorized representatives designated by the Co-Collateral Agents, including a third party appraiser and/or third party consultant, to conduct (at the Credit Parties’ expense and at the Co-Collateral Agents’ request), once per Fiscal Year (or two times per Fiscal Year if, at any time during such Fiscal Year, Specified Availability is less than 20.0% of the lesser of (x) the Total Commitment as in effect on such date and (ii) the Aggregate Borrowing Base as then in effect for five consecutive Business Days), complete appraisals, audits and/or other examination of all books, records, Inventory and Accounts of the Credit Parties, each such audit and appraisal to be in scope and substance reasonably satisfactory to the Co-Collateral Agents all upon reasonable notice and at such reasonable times as may reasonably be requested, or, upon the occurrence and continuance of a Specified Default, at any time at the request of (and as frequently as may be requested by) the Co-Collateral Agents; provided that any appraisal, audit and/or other examination conducted by the Co-Collateral Agents (or its agents) in connection with a Permitted Acquisition or other Investment permitted by this Agreement shall not reduce the number of appraisals, audits and/or other examinations that the Co-Collateral Agents may conduct under this Section 5.6.

5.7.    Annual Lender Meeting. The Borrower will, upon the reasonable request of the Co-Collateral Agents, participate in a meeting (or a conference call in lieu thereof) of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

5.8.    Compliance with Laws. Each Credit Party will comply, and will cause each of its Restricted Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.    Environmental.

(a)    Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i)    as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports (including any Phase I Reports) of any kind or character, whether prepared by personnel of the Borrower or any of its Restricted Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any material Environmental Claims;

(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws (or any Governmental Authorization issued thereunder) other than any Release (A) that occurred in the ordinary course of business and in material compliance with Environmental Law, or (B) that could not reasonably result in an Environmental Claim that could reasonably be expected to have a Material Adverse Effect, (2) any remedial action taken by the Borrower, any of its Restricted Subsidiaries or any other Person in response to (A) any Hazardous Materials Activities the existence or occurrence of which could reasonably result in one or more Environmental Claims having, or reasonably be expecting to have, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably result in a Material Adverse Effect, and (3) the Borrower’s or any of its Restricted Subsidiaries’ discovery of any occurrence or condition on any Facility or real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii)    as soon as reasonably practicable following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably result in a Material Adverse Effect, and (2) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that in any event the Borrower shall deliver to the Administrative Agent all notices received by the Borrower or any of its Restricted Subsidiaries from any Governmental Authority under, or pursuant to, CERCLA which identify the Borrower or any of its Restricted Subsidiaries as potentially responsible parties for material remediation costs or which otherwise notify the Borrower or any of its Restricted Subsidiaries of potential material liability under CERCLA;

(iv)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to (A) expose the Borrower or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Borrower or any of its Restricted Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Co-Collateral Agents in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)    Hazardous Materials Activities. Each Credit Party will, at its sole cost and expense, promptly take or cause to be taken, and will cause each of its Restricted Subsidiaries promptly to take or cause to be taken, any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Facility or otherwise related to any Hazardous Material Activity that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect when such remediation is either (A) required under any Environmental Law or (B) reasonably requested by the Co-Collateral Agents in writing, and (iii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    Environmental Covenants. Each Credit Party will take or cause to be taken, and will cause each of its Restricted Subsidiaries to take or cause to be taken, such actions as reasonably necessary to ensure that: (a) all uses and operations on or of any Facility shall be in compliance with all Environmental Laws and Governmental Authorizations issued pursuant thereto, except to the extent that any such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (b) they keep or cause all Facilities to be free and clear of any material Lien imposed pursuant to Environmental Laws; (c) they conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (d) there shall be no Releases of Hazardous Materials in, on, under or from any Facility that could be reasonably likely to result in an Environmental Claim that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (e) there shall be no Hazardous Materials in, on, or under any Facility, except to the extent that the presence of such Hazardous Materials could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.10.    Subsidiaries. In the event that any Person after the Closing Date either (x) becomes a wholly-owned Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) or (y) is required to become a Guarantor Subsidiary pursuant to clause (ii) of the definition thereof, the Borrower will, at its expense, (a) promptly cause such Domestic Subsidiary to become a Guarantor Subsidiary hereunder and a Grantor under the Pledge and Security Agreement and Intercreditor Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(g), 3.1(j), 5.14(a)(iii) and 5.17; provided that any action set forth in Sections 3.1(g)(i) (except with respect to delivery of UCC financing statements and originals of securities), 3.1(g)(ii), 3.1(g)(v) and 5.17 shall be permitted to be taken within 30 days (subject to extensions in the reasonable discretion of the Administrative Agent) and that any action set forth in Section 5.14(a)(iii) shall be permitted to be taken within 90 days (subject to extensions in the reasonable discretion of the Administrative Agent, in each case, following the date of such event and (c) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Credit Parties to the Administrative Agent as to such matters set forth in this Section 5.10 as the Administrative Agent may reasonably request. In the event that any Person becomes a Foreign Subsidiary of the Borrower, and the ownership interests of such Foreign Subsidiary are owned by a Credit Party, such Credit Party will take all of the actions referred to in Section 3.1(g) necessary to grant and to perfect a Second Priority Lien in favor of the Collateral Agent, for the benefit of the Revolving Secured Parties, under the Pledge and Security Agreement; provided that any action set forth in Sections 3.1(g)(i) (except with respect to delivery of UCC financing statements and originals of securities), 3.1(g)(ii) and 3.1(g)(v) shall be permitted to be taken within 30 days (subject to extensions in the reasonable discretion of the Administrative Agent) following the date of such event; provided, further, that in no event shall the ownership interests of any Excluded Asset (as defined in the Pledge and Security Agreement) be pledged. With respect to each such Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to all Subsidiaries of the Borrower; provided, such written notice shall be deemed to supplement Schedule 4.2 for all purposes hereof. Notwithstanding anything to the contrary contained above in this Section 5.10 (but subject to Section 5.14), actions required by the applicable Credit Party to perfect the Collateral Agent’s security interest on behalf of the Revolving Secured Parties in any personal property Collateral shall not be required to be taken by any Credit Party to the extent that (I) the Borrower has made a reasonable request therefor to the Administrative Agent, (II) the perfection of such security interest cannot be accomplished by filing a UCC financing statement, a filing in the U.S. Patent and Trademark Office or the U.S. Copyright Office and/or delivery of such Collateral to the Collateral Agent, (III) the Administrative Agent has reasonably determined that the incremental costs of perfecting the security interest with respect thereto materially exceeds the practical benefits of the perfected security interest afforded thereby and (IV) no such steps are being taken to perfect such security interests in respect of the Secured Term Loans or the Additional Secured Term Loans.

5.11.    [Reserved].

5.12.    Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit issued hereunder only as provided in Section 2.5.

5.13.    Further Assurances. At any time or from time to time upon the request of the Co-Collateral Agents, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Co-Collateral Agents or the Collateral Agent may reasonably request to ensure that the Obligations are guaranteed by the Guarantor Subsidiaries and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Capital Stock of the Borrower and its Restricted Subsidiaries (subject to limitations contained in the Credit Documents) for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of renewing the rights of the Revolving Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Revolving Secured Parties, has a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Credit Documents.

5.14.    Cash Management Systems. (a) (i) Each of Credit Parties will, along with the Collateral Agent and certain financial institutions selected by the Borrower and reasonably acceptable to the Co-Collateral Agents (the “Specified Banks”), enter into on or prior to the 90th day after the Closing Date (as such time may be extended by the Administrative Agent in its reasonable discretion at the request of the Borrower) and shall thereafter maintain Control Agreements with respect to all Bank Accounts (other than Excluded Accounts) maintained or otherwise established, directly or indirectly, by the Credit Parties. From and after the 90th day after the Closing Date, all amounts received by the Credit Parties and any Specified Bank on behalf of any of the Credit Parties in respect of any of their Accounts, in addition to all other cash received from any other source, shall upon receipt be deposited into a Controlled Account.

(ii)    As of the Closing Date, all of the Bank Accounts of Credit Parties (including Controlled Accounts and Excluded Accounts) and the applicable Specified Bank therefore are set forth on Schedule 5.14.

(iii)    The Borrower will, and will cause each of the other Credit Parties to, ensure at all times from and after the 90th day after the Closing Date (as such time may be extended as provided above) that all Bank Accounts (other than Excluded Accounts), whether existing on the Closing Date or thereafter created or opened, are subject to Control Agreements.

(b)    Upon the terms and subject to the conditions set forth in the Control Agreements, after the occurrence and during the continuance of any of a Dominion Period, a Default or an Event of Default, all amounts held in all Controlled Accounts of the Credit Parties shall be wired by the close of business on each Business Day (and each Control Agreement shall require same after delivery of notice thereof from the Administrative Agent or the Collateral Agent to the Borrower and the other parties to such Control Agreement) directly into a core concentration account maintained with a Specified Bank and subject to a Control Agreement (the “Core Concentration Account”).

(c)    So long as no Dominion Period, Default or Event of Default then exists, the Credit Parties shall be permitted to transfer cash from their Controlled Accounts (including the Core Concentration Account) to or among one or more of their other Bank Accounts to be used for working capital and general corporate purposes or otherwise in the ordinary course of business.

(d)    At any time that a Dominion Period is in effect or that a Default or an Event of Default exists and is continuing, except as otherwise provided herein, all immediately available funds received by the Administrative Agent from the Core Concentration Account or any other Controlled Account shall be distributed and applied on a daily basis by the close of business on each Business Day in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise required to be applied pursuant to the terms of the respective Collateral Document): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent and/or the Collateral Agent under any of the Credit Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to the Issuing Banks under any of the Credit Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all Agent Advances and all accrued and unpaid fees actually due and payable to the Agents, the Issuing Banks and the Lenders pursuant to Section 2.10; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal amount of Swing Line Loans (whether or not then due and payable) and all accrued and unpaid interest thereon; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal amount of Agent Advances (whether or not then due and payable) and all accrued and unpaid interest thereon; (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal amount of Revolving Loans (whether or not then due and payable) and all accrued and unpaid interest thereon and outstanding unreimbursed drawings under any Letters of Credit; (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, but only if a Default or an Event of Default has occurred and is continuing, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued (such cash collateral to be held by the Administrative Agent while a Default or an Event of Default exists in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the Borrower to the Issuing Banks and/or the Lenders in respect of any unreimbursed drawings under any Letters of Credit made under any such Letters of Credit); (8) eighth, to the extent all amounts referred to in preceding clauses (1) through (7), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Agents and the Lenders under any of the Credit Documents; and (9) ninth, to the extent all amounts referred to in preceding clauses (1) through (8), inclusive, have been paid in full, the balance, if any, to the Borrower to be used for any purpose not prohibited under this Agreement.

(e)    After the end of each month, the Administrative Agent shall send the Borrower and each Lender a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders, the Issuing Bank and the Borrower during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders.

5.15.    Landlords’ Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party will use its commercially reasonable efforts to obtain a Landlord Personal Property Collateral Access Agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where any material amount of Collateral consisting of Inventory or equipment or other goods is stored or located, which agreement or letter shall (unless otherwise agreed to in writing by the Co-Collateral Agents) contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Co-Collateral Agents. With respect to such locations or warehouse space leased as of the Closing Date and thereafter, in each case with Collateral in excess of $100,000 is stored or located, if the Collateral Agent has not received a Landlord Personal Property Collateral Access Agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is leased), any Eligible Inventory at that location shall, in the Co-Collateral Agents’ reasonable discretion, be subject to such Reserves as may be established by the Co-Collateral Agents in their Permitted Discretion. Each Credit Party will timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral consisting of Inventory or equipment or other goods having an aggregate value in excess of $100,000 is located except to the extent that the same are being contested in good faith. Notwithstanding the foregoing, no Credit Party shall be required to pay any consideration to obtain any Landlord Personal Property Collateral Access Agreement or bailee letter, as applicable (other than the reasonable fees and expenses of counsel). In no event shall the failure to obtain any Landlord Personal Property Collateral Access Agreement or bailee letter, as applicable, constitute a Default or an Event of Default so long as such Credit Party has used its commercially reasonable efforts to obtain same as required above.

5.16.    [Reserved].

5.17.    Real Estate Assets. Following the occurrence of a Mortgaged Property Triggering Event, in order to create in favor of the Collateral Agent, for the benefit of the Revolving Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority Lien and security interest in such Material Real Estate Assets, the Borrower and each applicable Guarantor Subsidiary shall deliver to the Collateral Agent, unless otherwise waived by the Co-Collateral Agents:

(i)    fully executed and notarized Mortgages and corresponding UCC-1 fixture filings, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset subject to a Mortgaged Property Triggering Event (collectively, the “Required Mortgaged Properties”);

(ii)    opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Required Mortgaged Property is located addressed to the Collateral Agent and the Lenders with respect to the enforceability and perfection of the Mortgages to be recorded in such state and other matters customarily included in such opinions, and opinions of counsel for the Borrower or a Guarantor Subsidiary, as applicable, regarding due authorization, execution and delivery of the Mortgages, in each case in form and substance reasonably satisfactory to the Co-Collateral Agents;

(iii)    (A) American Land Title Association (“ALTA”) mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent (the “Title Company”) with respect to each Required Mortgaged Property (each, a “Title Policy” and collectively, the “Title Policies”), in amounts not less than the fair market value of each Required Mortgaged Property as reasonably estimated by the Borrower in good faith and insuring the Collateral Agent that each Mortgage creates a valid and enforceable second priority mortgage lien on the Required Mortgaged Property subject thereto subject to Permitted Encumbrances (as defined in the Mortgages). Each Title Policy shall be in form and substance reasonably satisfactory to the Collateral Agent and shall include, to the extent available on a commercially reasonable basis in the applicable jurisdiction, supplemental endorsements (including endorsements relating to future advances under this Agreement and the other Credit Documents), usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request, including affirmative insurance over any matter and such reinsurance and/or co-insurance as the Collateral Agent shall reasonably request. No Title Policy shall include the “standard” title exceptions, the “standard” survey exception (except where such standard survey exception cannot be removed under the rules of a particular jurisdiction) or an exception for any mechanics’ lien (except with respect to the properties set forth on Schedule 5.17(iii) attached hereto; provided that the Borrower shall exercise commercially reasonable efforts to remove the exception for any mechanics’ liens). The Borrower and each applicable Guarantor Subsidiary shall also deliver on or prior to the execution of a Mortgage with respect to a Required Mortgaged Property, a recent title report issued by the Title Company with respect to such Required Mortgaged Property, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein (to the extent not previously delivered), each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence reasonably satisfactory to the Collateral Agent that such Credit Party has paid or has made satisfactory arrangements for such payment to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages and filing the fixture filings for each Required Mortgaged Property in the appropriate real estate records (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the indebtedness allocated to the applicable Required Mortgaged Property and (y) the estimated fair market value of the Required Mortgaged Property at the time the Mortgage is entered into and determined in a manner reasonably acceptable to the Collateral Agent and the Borrower, which in the case of preceding clause (y) will result in a limitation of the indebtedness secured by the Mortgage to such amount); and has delivered to the Title Company all affidavits, certificates, information (including financial data) and instruments of indemnification (including a “gap” indemnification) as reasonably required to induce the Title Company to issue each Title Policy;

(iv)    either (A) a copy of the existing survey of each Required Mortgaged Property, together with a “no-change” affidavit, if such are acceptable to the Title Company and sufficient for the Title Company to remove all standard survey exceptions (except where such standard survey exceptions cannot be removed under the rules of a particular jurisdiction) from the Title Policy relating to such Required Mortgaged Property and issue the endorsements required pursuant to the provisions of preceding clause (iii) or (B) a survey of each Required Mortgaged Property (and all improvements thereon) (I) prepared by a surveyor or engineer licensed to perform surveys in the state, commonwealth or applicable jurisdiction where such Required Mortgaged Property is located, (II) dated not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Required Mortgaged Property, in which event such survey shall be dated after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty days prior to such date of delivery, (III) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company, (IV) complying in all respects with the minimum detail requirements of the ALTA as such requirements are in effect on the date of preparation of such survey, and (V) sufficient for the Title Company to remove all standard survey exceptions (except where such standard survey exceptions cannot be removed under the rules of a particular jurisdiction) from the Title Policy relating to such Required Mortgaged Property and issue the endorsements required pursuant to the provisions of preceding clause (iii) and deliver to the Title Company all customary title and survey affidavits or zoning reports as may be reasonable to cause the Title Company to issue the Title Policies;

(v)    to the extent reasonably requested by the Collateral Agent, (A) copies of all leases, licenses or other instruments creating a possessory interest in the Required Mortgaged Properties and (B) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the transactions and as are necessary to issue the Title Policies; provided that obtaining any third party documents under this clause (B) shall be subject to the exercise of commercially reasonable efforts; provided further that no subordination agreements shall be required with respect to leases or subleases that are permitted by Section 6.2(k)(ii) hereof unless such subordination agreements are required to be delivered pursuant to the Secured Term Loan Agreement or have been delivered to the Secured Term Loan Collateral Agent;

(vi)    flood certificates covering each Required Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Required Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map; and

(vii)    to the extent the improvements on a Required Mortgaged Property are located in a special flood hazard zone, the Borrower and each applicable Guarantor Subsidiary shall deliver evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Collateral Agent.

The foregoing documents and instruments shall be delivered to the Collateral Agent concurrently with the delivery of the documents and instruments required under the Secured Term Loan Agreement and the Additional Secured Term Loan Agreement (if applicable) with respect to such Material Real Estate Assets subject to such Mortgage Property Triggering Event.

5.18.    Designation of Subsidiaries. (a) The board of directors of the Borrower may at any time designate any Restricted Subsidiary formed or acquired after the Closing Date as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Default or Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) after such designation (or re-designation), the Borrower would be in pro forma compliance with the financial covenant set forth in Section 6.8 (determined as if a Compliance Period is then in existence), (iii) any Restricted Subsidiary previously designated as an Unrestricted Subsidiary may not be re-designated as an Unrestricted Subsidiary, (iv) the status of any such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary shall at all times be the same under this Agreement, the Secured Term Loan Documents, the Additional Secured Term Loan Documents, the Refinancing Secured Term Loan Documents, the Unsecured Debt Documents and the documents governing any Qualified Seller Subordinated Debt (and, in each case, any Permitted Refinancing in respect thereof), (v) no Unrestricted Subsidiary shall at any time own any Capital Stock of the Borrower or its Restricted Subsidiaries, (vi) no Unrestricted Subsidiary shall at any time hold any Indebtedness of, or any Lien on any property or assets of, the Borrower or any of its Restricted Subsidiaries, (vii) no Unrestricted Subsidiary at any time shall have any Indebtedness other than Non-Recourse Debt, (viii) neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock of any Unrestricted Subsidiary or (y) to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Unrestricted Subsidiary to achieve any specific levels of operating results and (ix) all Investments in an Unrestricted Subsidiary only may be made if the Payment Conditions are satisfied. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the board of directors of the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute, at the time of designation, the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the board of directors of the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. The re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be the creation of a Restricted Subsidiary for purposes of Section 5.10, and such re-designated Restricted Subsidiary shall be required to comply with the provisions set forth therein (to the extent applicable).

(b)    Any designation (or re-designation, as the case may be) of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivery of a certificate from an Authorized Officer of the Borrower to the Administrative Agent (i) attaching a certified copy of a resolution of the board of directors of the Borrower giving effect to such designation, (ii) certifying that such designation (or re-designation, as the case may be) complies with the provisions of this Section 5.18 and was permitted by this Agreement, including Sections 6.1, 6.2 and 6.7, as applicable, and (iii) demonstrating in reasonable detail the calculations required by preceding clause (a).

Section 6.	Negative Covenants.

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than indemnities and similar contingent obligations not then due and payable) and cancellation or expiration of all Letters of Credit (or the provision of cash collateral or a back-stop letter of credit therefor issued by a bank satisfactory to the Administrative Agent and the applicable Issuing Bank, and in each case in an amount equal to at least 105% of the aggregate amount of all outstanding Letters of Credit at such time and otherwise satisfactory to the Administrative Agent and the applicable Issuing Bank thereof), each such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1.    Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    the Obligations;

(b)    Indebtedness of any Credit Party owing to any other Credit Party; provided, all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Revolving Obligations pursuant to the terms of an intercompany subordination agreement that is reasonably satisfactory to the Co-Collateral Agents;

(c)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from (i) agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or (ii) guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with any transaction not expressly prohibited by this Agreement;

(d)    Indebtedness which may be deemed to exist pursuant to any completion guarantees, performance bonds, surety bonds, bonds securing the performance of statutory obligations, appeal bonds or similar obligations (in each case, exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(e)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries to a bank or other financial institution in respect of customary netting services and overdraft protections, cash management services and otherwise in connection with deposit accounts maintained for Borrower or any of its Restricted Subsidiaries in the ordinary course of business and in respect of other banking products or services requested by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(f)    Indebtedness of the Borrower to finance the repurchase price of the Borrower’s Capital Stock from current or former employees, officers or directors, members of management and consultants or any of their respective estates, heirs, family members, spouse or former spouse, domestic partner or former domestic partner of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided such Indebtedness is unsecured, not guaranteed by any Restricted Subsidiary of the Borrower and subordinated to the Revolving Obligations on terms and conditions reasonably acceptable to the Co-Collateral Agents;

(g)    (i) subject to the limitations set forth in Section 6.7(j), guarantees by the Borrower and any Guarantor Subsidiary of Indebtedness of (x) the Borrower or any Guarantor Subsidiary, in each case with respect to Indebtedness otherwise permitted to be incurred by the Borrower or any Guarantor Subsidiary pursuant to this Section 6.1, and (y) any Restricted Subsidiary of the Borrower that is not a Credit Party, in each case with respect to Indebtedness otherwise permitted to be incurred by any Restricted Subsidiary of the Borrower that is not a Credit Party pursuant to this Section 6.1 (unless, in either such case, such Indebtedness is not otherwise permitted to be guaranteed by this Agreement), provided that if any such Indebtedness is subordinated, such guarantees shall also be subordinated to the same extent and (ii) guarantees by Restricted Subsidiaries of the Borrower that are not Credit Parties of Indebtedness of any other Restricted Subsidiaries of the Borrower that are not Credit Parties, in each case with respect to Indebtedness otherwise permitted to be incurred by such Restricted Subsidiaries of the Borrower that are not Credit Parties under this Agreement;

(h)    Existing Indebtedness described in Schedule 6.1 (as reduced by any permanent repayments of principal thereof made after the Closing Date), but not any extensions, renewals, refinancings or replacements of such Indebtedness except for Permitted Refinancings and extensions of any such Indebtedness;

(i)    Indebtedness of the Borrower or any of its Restricted Subsidiaries with respect to (x) Capital Leases, (y) purchase money Indebtedness and (z) Permitted Refinancings of the foregoing; provided, that (I) the aggregate principal amount of all Indebtedness permitted by this clause (i) shall not exceed the greater of $50,000,000 and 5.0% of Total Assets at any one time outstanding and (II) to the extent that any such Indebtedness is secured, such liens are otherwise incurred in accordance with Section 6.2(m);

(j)    (x) the Secured Term Loan in an aggregate principal amount not to exceed $82,500,000 plus 110% of the aggregate principal amount of any incremental term loan facility made available under Section 2.23 of the Secured Term Loan Agreement (as in effect on the Closing Date) and (y) senior secured debt securities (or secured term loans) issued by the Borrower in connection with a Permitted Refinancing of any indebtedness incurred under this clause (j) in full or in part (the “Refinancing Secured Term Loans”) (as reduced by any repayments or prepayments of principal of such Refinancing Secured Term Loans made after the issuance thereof);

(k)    Indebtedness of the Borrower or any of its Restricted Subsidiaries under Hedging Agreements or any Commodities Agreement entered into for the purpose of hedging risks associated with the Borrower’s and its Restricted Subsidiaries’ operations, provided that no such Hedging Agreement or Commodities Agreement shall be entered into for speculative purposes;

(l)    Indebtedness of Foreign Restricted Subsidiaries of the Borrower consisting of local lines of credit incurred in the ordinary course of business of such Foreign Restricted Subsidiaries in an aggregate principal amount not to exceed at any time the U.S. dollar equivalent of the greater of $20,000,000 and 2.0% of Total Assets;

(m)    (i) Indebtedness of Restricted Subsidiaries of the Borrower that are not Credit Parties owing to other Restricted Subsidiaries of the Borrower that are not Credit Parties, (ii) Indebtedness of any Restricted Subsidiary of the Borrower that is not a Credit Party owing to the Borrower or any Guarantor Subsidiary to the extent permitted by Section 6.7(j), and (iii) Indebtedness of the Borrower or any Guarantor Subsidiary owing to any Restricted Subsidiary of the Borrower that is not a Credit Party, so long as in the case of preceding clause (iii), all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Revolving Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that, in any such case, is reasonably satisfactory to the Co-Collateral Agents;

(n)    (i) Indebtedness assumed in Permitted Acquisitions (including any Permitted Refinancings thereof) not exceed the greater of $50,000,000 and 5.0% of Total Assets in the aggregate at any time outstanding, provided that (x) any such assumed Indebtedness was not incurred in connection with, or anticipation or contemplation of, such Permitted Acquisition and (y) any such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that purchase money Indebtedness and Capital Leases shall not constitute debt for borrowed money for purposes of this clause (y) and (ii) to the extent constituting Indebtedness, Earn-Out Obligations of the Borrower or any of its Restricted Subsidiaries;

(o)    other Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed at any time the greater of $25,000,000 and 2.5% of Total Assets;

(p)    unsecured debt securities (or unsecured institutional term loans) of the Borrower (“Unsecured Debt”); provided, that (i)(A) the terms of such Unsecured Debt shall not contain any cross-default provisions (other than for material non-payment at final maturity (or otherwise substantially the same as set forth in the Secured Term Loan Agreement)), but may include a cross-acceleration provision, (B) the Unsecured Debt shall not be guaranteed by any Restricted Subsidiary of the Borrower other than a Guarantor Subsidiary, (C) no portion of the principal of the Unsecured Debt shall be scheduled to be redeemed, repurchased or otherwise repaid or prepaid (other than as a result of a change of control, customary offers upon asset sales, acceleration, AHYDO Catch-Up Payments or such other provision as shall be customary for comparable high-yield debt securities and institutional term loans) prior to the one year anniversary of the latest Revolving Commitment Termination Date then in effect and (D) the

Unsecured Debt, and the terms thereof, shall (x) be customary for unsecured high yield debt securities or institutional term loans for similar issuers and (y) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise), although “incurrence-based” financial tests may be included and (ii) after giving effect to the incurrence of such Indebtedness represented thereby, (I) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 6.8 (determined as if a Compliance Period is then in existence), (II) the Total Leverage Ratio calculated as of the last day of the most recently ended Fiscal Quarter, determined on a pro forma basis giving effect to the incurrence of such Unsecured Debt, shall be no greater than 4.50:1.00 and (III) no Default or Event of Default shall exist or would result therefrom, and any Permitted Refinancings thereof;

(q)    secured debt securities of the Borrower (or secured institutional term loans related thereto) (“Additional Secured Term Loans”); provided, that (i)(A) the terms of such Additional Secured Term Loans shall not contain any cross-default provisions (other than for material non-payment at final maturity (or otherwise substantially the same as set forth in the Secured Term Loan Agreement)), but may include a cross-acceleration provision, (B) the terms of the Additional Secured Term Loans shall not contain any financial maintenance covenants (or other than those that are substantially the same as those set forth in the Secured Term Loan Agreement), (C) the Additional Secured Term Loans shall not be secured by any asset of the Borrower or any of its Restricted Subsidiaries other than Collateral of the Borrower and any Guarantor Subsidiary (but otherwise subject to the Intercreditor Agreement) and shall not be guaranteed by any Restricted Subsidiary of the Borrower other than a Guarantor Subsidiary, (D) the final maturity date of any Additional Secured Term Loan shall not be earlier than the latest Revolving Commitment Termination Date then in effect, and (E) the terms of such Refinancing Secured Term Loans (other than as provided in preceding clauses (A) through (D)) shall be customary for secured term loans for similar issuers based on then prevailing market conditions and (ii) after giving effect to the incurrence of such Indebtedness represented thereby, (I) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 6.8 (determined as if a Compliance Period is then in existence), (II) the Secured Leverage Ratio calculated as of the last day of the most recently ended Fiscal Quarter, determined on a pro forma basis giving effect to the incurrence of such secured Indebtedness, shall be no greater than 4.00:1.00 and (II) no Default or Event of Default shall exist or would result therefrom, and any Permitted Refinancings thereof;

(r)    guarantees and other obligations in respect of Indebtedness and other obligations of Dealers (or customers of the Borrower or Dealers), when taken together with all Investments made pursuant to Section 6.7(t) that are at the time outstanding, not to exceed the greater of $50,000,000 and 5.0% of Total Assets;

(s)    Indebtedness in respect of any bankers’ acceptance, bank guarantee, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not supporting other Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of $25,000,000 and 2.5% of Total Assets;

(t)    obligations under incentive, non-compete, consulting, deferred compensation or other similar arrangements incurred by the Borrower or its Restricted Subsidiaries in the ordinary course of business;

(u)    Indebtedness incurred in connection with the financing of insurance premiums;

(v)    Indebtedness owed to (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, securing unemployment insurance, other social security laws or regulation or similar obligations or legislation securing unemployment insurance, health, disability or other employee benefits, or property, casualty or liability insurance, self-insurance or other similar obligations or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is lessee;

(w)    to the extent constituting Indebtedness, customary deposits and advance payments (including progress premiums) received in the ordinary course of business;

(x)    with respect to the Borrower only, Qualified Seller Subordinated Debt issued solely as consideration for Permitted Acquisitions, provided that, other than with respect to any additional principal amounts resulting from the accrual of pay-in-kind interest or accretion of original issue discount, no Default or Event of Default shall exist or would result therefrom, and any Permitted Refinancings thereof.

For purposes of determining compliance with this Section 6.1: (i) in the event that an item of Indebtedness (or portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described above, the Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness (or portion thereof) and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and (ii) at the time of incurrence or issuance or at the time of any reclassification, the Borrower will be entitled to divide and classify (or reclassify) an item of Indebtedness in more than one of the types of Indebtedness described in this Section 6.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1.

6.2.    Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (real or personal, tangible or intangible) of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)    (w) Liens in favor of the Collateral Agent for the benefit of the Revolving Secured Parties granted pursuant to any Credit Document, (x) Liens on Collateral in favor of the Secured Term Loan Collateral Agent for the benefit of the Secured Term Loan Secured Parties granted pursuant to any Secured Term Loan Documents, as in effect on the Closing Date and as amended, supplemented or modified from time to time in accordance with the terms of the Intercreditor Agreement, (y) Liens on Collateral in favor of the Additional Secured Term Loan Collateral Agent for the benefit of the Additional Secured Term Loan Secured Parties granted pursuant to the Additional Secured Term Loan and related collateral documents, as in effect at the time of the issuance of such Additional Secured Term Loans and as amended, supplemented or modified from time to time in accordance with the terms of the Intercreditor Agreement and (z) Liens on Collateral in favor of the Secured Term Loan Collateral Agent for the benefit of the Secured Term Loan Secured Parties granted pursuant to the Refinancing Secured Term Loans and related collateral documents, as in effect at the time of the issuance of such Refinancing Secured Term Loans and as amended, supplemented or modified from time to time in accordance with the terms of the Intercreditor Agreement, provided that, in the case of preceding sub-clauses (x), (y) and (z), any such Liens and the rights and remedies with respect thereto are at all times subject to the Intercreditor Agreement;

(b)    inchoate Liens for Taxes not then due or, if due, if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, which proceedings have the effect of preventing, staying or postponing the forfeiture or sale of the property or assets subject to such Lien and so long as such adequate reserves or other appropriate and adequate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c)    statutory Liens of landlords (or contract Liens of landlords entered into in the ordinary course and for which there is no default by any Credit Party or any Restricted Subsidiary), banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Code or by ERISA), in each case incurred in the ordinary course of business (and which do not secure Indebtedness for borrowed money) (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such statutory or contractual Lien and so long as such adequate reserves or other appropriate and adequate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, employment or unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)    easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not materially interfere with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and any restriction, lien or encumbrance that the interest or title of such lessor or sublessor may be subject to;

(g)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder, provided that the aggregate amount of all cash subject to all Liens permitted by this Section 6.2(g) shall not at any time exceed $10,000,000;

(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(k)    (i) licenses of copyrights, patents, trademarks and other intellectual property rights granted by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Restricted Subsidiary; provided that such licenses do not prevent the granting of any Liens on such assets pursuant to the terms of the Pledge and Security Agreement or any other Collateral Document, and (ii) leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries, as lessor lessee, in respect of property which is not fundamental to the operation of the business in the ordinary course of business;

(l)    Liens (i) described in Schedule 6.2 or (ii) with respect to Real Estate Assets described on a Title Policy delivered pursuant to Section 5.17(iii);

(m)    Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided, (i) in the case of sub-clause (x) thereof (or sub-clause (z) thereof with respect thereto), such Liens only serve to secure the payment of Indebtedness arising under such Capital Leases and the Lien encumbering the asset giving rise to the obligations in respect thereof does not encumber any other asset of the Borrower or any of its Restricted Subsidiaries, and (ii) in the case of sub-clause (y) thereof (or sub-clause (z) thereof with respect thereto), any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and such Lien shall have been placed on such acquired asset at the time of the acquisition thereof by the Borrower or such Restricted Subsidiary or within 120 days thereafter to secure Indebtedness incurred to pay (or reimburse) all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such asset;

(n)    Liens securing Indebtedness of Foreign Restricted Subsidiaries permitted pursuant to Section 6.1(l), provided that such Liens only attach to the assets of Foreign Restricted Subsidiaries;

(o)    Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition (together with any after-acquired property of the same type of such Restricted Subsidiary to the extent that the terms of any such existing security arrangements provide for the same, but determined without giving effect to the merger of any such Restricted Subsidiary with and into the Borrower or any of its other Restricted Subsidiaries), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.1(n), (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and (z) such Liens do not attach to the Revolving Priority Collateral;

(p)    Liens securing judgments for the payment of money in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (except to the extent giving rise to an Event of Default under Section 8.1(h));

(q)    Liens that are contractual rights of setoff on cash deposits, in each case granted in the ordinary course of business in favor of a bank or other financial institution with which the applicable accounts are maintained, and (i) relating to the establishment of depository relations by the Borrower and/or any of its Restricted Subsidiaries not given in connection with the issuance or incurrence of

Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of the Borrower and/or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; provided, in either case such Liens only secure amounts owing to such bank or other financial institution with respect to the foregoing arrangements;

(r)    Liens on documents of title and the property covered thereby securing Indebtedness in respect of trade, commercial and documentary letters of credit;

(s)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(t)    Liens securing obligations in respect of letters of credit, bankers’ acceptances, bank guarantees and similar instruments permitted under Section 6.1(s);

(u)    Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business secure liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;

(v)    (i) Liens on Securities in Joint Ventures or Unrestricted Subsidiaries securing obligations of such joint ventures (or of the Borrower or any Restricted Subsidiary for any joint venture partner) or Unrestricted Subsidiaries and (ii) customary rights of first refusal and tag, drag, put, call and similar rights in joint venture agreements or similar agreements; and

(w)    other Liens on assets of the Borrower or any of its Restricted Subsidiaries securing Indebtedness; provided that (i) such Liens shall not be on any Revolving Priority Collateral or any fee owned Real Estate Asset of a Credit Party and (ii) the aggregate amount of the Indebtedness and other obligations secured thereby, does not, in either case, exceed the greater of $40,000,000 and 4.0% of Total Assets at any time.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

For purposes of determining compliance with this Section 6.2, (x) a Lien need not be incurred solely by reference to one clause under this Section 6.2 but may be incurred under any combination of such clauses (including in part under one such clause and in part under any other such clause) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such clause, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 6.2.

6.3.    Equitable Lien. If any Credit Party or any of its Restricted Subsidiaries shall incur, create or assume, directly or indirectly, any Lien upon any of its properties or assets (a) of a kind or nature comparable to the Secured Term Loan Priority Collateral, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Revolving Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness (other than the Secured Term Loans or any Additional Secured Term Loans or Refinancing Secured Term Loans which shall retain a First Priority Lien on such properties or assets) secured thereby as long as any such Indebtedness shall be so secured and (b) of a kind or nature comparable to the Revolving Priority Collateral, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Revolving Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness (other than the Secured Term Loans, any Additional Secured Term Loans or the Refinancing Secured Term Loans which shall retain a Second Priority Lien on such properties or assets) secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4.    No Further Negative Pledges and Other Restrictions. No Credit Party shall, nor shall any Credit Party permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting, directly or indirectly, the incurrence, creation or assumption of any Lien upon any properties or assets of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, except with respect to:

(a)    applicable law;

(b)    this Agreement and the other Credit Documents;

(c)    the Secured Term Loan Documents or any document evidencing the Additional Secured Term Loans or the Refinancing Secured Term Loans (provided that such restrictions are no less favorable to the Lenders in any material respects than those contained in the Secured Term Loan Agreement);

(d)    restrictions on cash and other deposits of customers of the Borrower and its Restricted Subsidiaries under contracts entered into in the ordinary course of business;

(e)    restrictions contained in agreements with respect to Indebtedness incurred by Restricted Subsidiaries of the Borrower that are not Credit Parties in accordance with this Agreement (provided that such restrictions are limited to the property or assets of such Restricted Subsidiary and its Restricted Subsidiaries);

(f)    restrictions contained in the Unsecured Debt Documents provided that such restrictions are no less favorable to the Lenders in any material respect than those contained in comparable high yield senior unsecured debt securities for similar issuers;

(g)    restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements (in each case, in which the Borrower or any of its Restricted Subsidiaries has any leasehold interest or is the licensee, as the case may be) entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be);

(h)    specific property subject to Liens permitted to be incurred under Section 6.2 and restrictions in the agreements relating thereto that limit the right of the Borrower or any of its Restricted Subsidiaries to dispose of or transfer the assets subject to such Liens;

(i)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(j)    any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with, or in contemplation or anticipation of, such acquisition;

(k)    restrictions imposed by customary provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements (in each case, in which the Borrower or any of its Restricted Subsidiaries is a partner, limited liability member, joint venture party or similar principal interested party, as the case may be) that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; and

(l)    restrictions contained in agreements existing at the time any Person becomes a Restricted Subsidiary of the Borrower pursuant to a Permitted Acquisition, so long as such agreement was not entered in connection with, or in contemplation or anticipation of, such Person becoming a Restricted Subsidiary.

6.5.    Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any Restricted Junior Payment (or any sum therefor) except that:

(a)    so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may purchase or redeem Capital Stock of the Borrower or Parent (including, in each case, related stock appreciation rights or similar securities) held by then present or former directors, officers or employees of the Borrower or Parent or any of its Restricted Subsidiaries or by any Pension Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Pension Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (a) shall not exceed (x) $10,000,000 in any Fiscal Year plus the unused portion of such amount from the immediately preceding Fiscal Year and (y) $40,000,000 in the aggregate; provided further, that the Borrower may carry over and make in the two immediately subsequent Fiscal Years, in addition to the amounts permitted for such Fiscal Year, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in the two immediately preceding Fiscal Years;

(b)    so long as no Default under Section 8.1(a), 8.1(f) or 8.1(g) or Event of Default shall exist or be caused thereby, the Borrower may pay expenses and other amounts due to the Sponsor as set forth in the Shareholders Agreement; provided that (i) such expenses and other amounts accrue during such Fiscal Year and are not payable in advance and (ii) any expenses and other amounts payable which are not paid to the Sponsor as a result of the occurrence and continuation of a Default under Section 8.1(a), 8.1(f) or 8.1(g) or an Event of Default may subsequently be paid in full at such time as no such Default or Event of Default shall then be continuing (or would be caused thereby);

(c)    (x) any Restricted Subsidiary of the Borrower may pay cash dividends or other cash distributions to the Borrower or any wholly-owned Restricted Subsidiary of the Borrower which is its parent company and (y) any non-wholly-owned Restricted Subsidiary of the Borrower may pay cash dividends or other cash distributions to its equity holders generally so long as the Borrower or its

Restricted Subsidiary which owns the equity interest in the Restricted Subsidiary paying such dividend or distribution receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividend or distribution);

(d)    the Borrower may pay regularly scheduled dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock and/or shares of common Capital Stock of the Borrower (but not in cash); provided that in lieu of issuing additional shares of such Qualified Preferred Stock and/or common Capital Stock of the Borrower as dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such dividends have accrued;

(e)    the Borrower may pay all interest on any Qualified Seller Subordinated Debt solely through the issuance of additional Qualified Seller Subordinated Debt of such Credit Party, common Capital Stock of the Borrower, Qualified Preferred Stock of the Borrower or through the accretion of any original issue discount or any combination of the foregoing; provided, however, so long as no Default or Event of Default then exists or would result therefrom and such payment otherwise would be permitted to be paid at such time by the subordination provisions of such Qualified Seller Subordinated Debt, the Borrower may pay such interest in cash;

(f)    the Borrower and its Restricted Subsidiaries may make Restricted Junior Payments so long as (i) no Event of Default then exists or would result therefrom, (ii) the aggregate amount of all Restricted Junior Payments made pursuant to this clause (f) shall not exceed the Net Equity Proceeds Amount at such time and (iii) such Restricted Junior Payments are made substantially contemporaneously with the receipt of the respective Net Equity Proceeds;

(g)    so long as no Specified Event of Default has occurred and is continuing, following any public offering of the Borrower’s common stock pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (including the initial public offering of the Borrower), the Borrower and its Restricted Subsidiaries may make Restricted Junior Payments in an amount up to 6.0% per annum of the net cash proceeds received by the Borrower from such public offerings (including the initial public offering of the Borrower);

(h)    the Borrower and its Restricted Subsidiaries may make Restricted Junior Payments deemed to occur upon the exercise of stock options or warrants if such Securities represent a portion of the exercise price of such option or warrant;

(i)    the Borrower and its Restricted Subsidiaries may make Restricted Junior Payments to purchase or redeem fractional shares (or cash payments in lieu thereof) of Securities in connection with the exercise of warrants, options, other rights to acquire Securities or other securities convertible or exchangeable for Securities;

(j)    the Borrower and its Restricted Subsidiaries may make Restricted Junior Payments in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of Parent or the Borrower or any of its Restricted Subsidiaries (or the estate, hers, family members, spouse or former spouse, domestic partner or former domestic partner and any repurchases of Securities in consideration of such payments including demand repurchases in connection with the exercise of stock options;

(k)    the Borrower and its Restricted Subsidiaries may make Restricted Junior Payments within 60 days after the date of declaration thereof, if at the date of declaration, such Restricted Junior Payment would have complied with the provisions of this Agreement;

(l)    so long as the Payment Conditions are satisfied both before and after making any Restricted Junior Payment in reliance on this Section 6.5(l), the Borrower and its Restricted Subsidiaries may make additional Restricted Junior Payments not otherwise permitted under this Section 6.5; and

(m)    so long as no Event of Default has occurred and is continuing, the Borrower and its Restricted Subsidiaries may make up to $15,000,000 in Restricted Junior Payments in any Fiscal Year.

6.6.    Restrictions on Subsidiary Distributions. Except as provided (x) in this Agreement, (y) in the Secured Term Loan Agreement, the Refinancing Secured Term Loan Agreement, any Additional Secured Term Loan Agreement or any Unsecured Debt Documents, or (z) with respect to encumbrances or restrictions on the ability of any Foreign Restricted Subsidiary of the Borrower only, in any documentation evidencing the local lines of credit of Foreign Restricted Subsidiaries expressly permitted by Section 6.1(l), no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of the Borrower to:

(a)    pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by the Borrower or any other Restricted Subsidiary of the Borrower;

(b)    repay or prepay any Indebtedness owed by such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary of the Borrower;

(c)    make loans or advances to the Borrower or any other Restricted Subsidiary of the Borrower; or

(d)    transfer any of its property or assets to the Borrower or any other Restricted Subsidiary of the Borrower; other than restrictions:

(i)    in agreements evidencing Indebtedness permitted by Section 6.1(i) that impose restrictions on the property so acquired or leased;

(ii)    by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements (in each case, in which the Borrower or any of its Restricted Subsidiaries has a leasehold interest, is a licensee, is a joint venture party or is a similar principal interested party, as the case may be) entered into in the ordinary course of business;

(iii)    that are or were created by virtue of any transfer of, or any agreement to transfer or put option or equivalent disposal right with respect to any sale or other disposition of, property, assets or Capital Stock of Restricted Subsidiaries of the Borrower not otherwise prohibited under this Agreement; provided that such restrictions are not applicable to any property, assets or Capital Stock other than the property, assets or Capital Stock of the respective Restricted Subsidiary;

(iv)    in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with, or in contemplation or anticipation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.1 to be incurred;

(v)    in any agreement for the sale or other disposition of a Restricted Subsidiary permitted by Section 6.9 that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(vi)    in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(vii)    on the ability of any Guarantor Subsidiary, any Foreign Restricted Subsidiary or, provided that such encumbrances or restrictions will not materially affect the Borrower’s ability to make anticipated payments on any Loans (as determined in good faith by the board of directors of the Borrower), any Domestic Restricted Subsidiary that is not a Guarantor Subsidiary, to make dividends or other distributions resulting from the operation of payment defaults and reasonable financial covenants contained in documentation governing Indebtedness of such Guarantor Subsidiary, Foreign Restricted Subsidiary or Domestic Restricted Subsidiary permitted to be incurred under this Agreement; and

(viii)    that are otherwise permitted by Section 6.4.

6.7.    Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Restricted Subsidiary or Joint Venture, except:

(a)    Investments in cash and Cash Equivalents, provided that during any time that Revolving Loans or Swing Line Loans are outstanding, the aggregate amount of Cash Balances held by the Credit Parties shall not exceed $30,000,000 in the aggregate for any period of fifteen consecutive Business Days, unless such cash and Cash Equivalents are being held for any investment or any other use permitted by this Agreement (excluding working capital purposes and other transactions in the ordinary course of business);

(b)    (i) equity Investments owned as of the Closing Date in any Restricted Subsidiary and (ii) cash equity Investments made after the Closing Date in any Credit Party by any other Credit Party;

(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors, (ii) consisting of deposits, prepayments and other credits to suppliers or customers made in the ordinary course of business of the Borrower and its Restricted Subsidiaries and (iii) in any Securities received in satisfaction or partial satisfaction in connection with defaulted receivables;

(d)    intercompany loans, advances and guarantees to the extent permitted under Section 6.1;

(e)    Consolidated Capital Expenditures (other than Consolidated Capital Expenditures constituting Permitted Acquisitions);

(f)    loans and advances to directors, officers, independent contractors and employees of the Borrower and its Restricted Subsidiaries (i) made in the ordinary course of business in connection with the relocation of such directors, officers, independent contractors or employees, (ii) made in the ordinary course of business of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed at any one time outstanding $1,000,000 or (iii) to finance the purchase by such person of Capital Stock of the Borrower (or any parent company thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to this clause (iii) shall not exceed $1,000,000 in any Fiscal Year;

(g)    (i) Investments to the extent constituting Permitted Acquisitions and (ii) Investments then held by any Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation or anticipation of, or in connection with, such Permitted Acquisition;

(h)    Investments described in Schedule 6.7(h);

(i)    so long as no Default or Event of Default then exists or would result therefrom, other Investments by the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of $30,000,000 and 2.0% of Total Assets;

(j)    (x) so long as no Default or Event of Default then exists or would result therefrom, Investments (including guaranties) by the Borrower or any Guarantor Subsidiary in Restricted Subsidiaries of the Borrower that are not Credit Parties in an aggregate amount not to exceed at any time outstanding the greater of $37,500,000 and 3.75% of Total Assets, (y) Investments (including guaranties) in Restricted Subsidiaries of the Borrower that are not Credit Parties by other Restricted Subsidiaries of the Borrower that are not Credit Parties and (z) subject to Section 6.1(m)(iii) in the case of intercompany loans or advances, Investments (including guaranties) in the Borrower or any Guarantor Subsidiary by any Restricted Subsidiary of the Borrower that is not a Credit Party;

(k)    Investments received in lieu of cash in connection with sales and other dispositions of assets (including sales or other dispositions of obsolete, damaged or uneconomic inventory, but excluding sales or other dispositions of other inventory whether or not in the ordinary course of business), including Asset Sales expressly permitted by Section 6.9;

(l)    Investments to the extent constituting Restricted Junior Payments permitted under Section 6.5;

(m)    notes from employees of the Borrower and its Restricted Subsidiaries in connection with such employees’ acquisition of shares of Capital Stock of the Borrower so long as no cash is actually advanced by the Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such Capital Stock;

(n)    Investments consisting of Hedging Agreements permitted hereunder;

(o)    Investments consisting of the contribution of Capital Stock of a Restricted Subsidiary of the Borrower that is not a Credit Party to any other Restricted Subsidiary of the Borrower that is not a Credit Party in exchange for Indebtedness (to the extent otherwise permitted under Section 6.1) or Capital Stock of such other Restricted Subsidiary, or any combination thereof;

(p)    the Borrower and its Restricted Subsidiaries may make Investments so long as (i) no Event of Default then exists or would result therefrom, (ii) the aggregate amount of all Investments made pursuant to this clause (p) shall not exceed the Net Equity Proceeds Amount at such time and (iii) such Investments are made substantially contemporaneously with the receipt of the respective Net Equity Proceeds;

(q)    loans to Dealers outstanding on the Closing Date and set forth in Schedule 6.7(q);

(r)    [Reserved];

(s)    the Borrower and its Restricted Subsidiaries may make any Investment in reliance on this Section 6.7(s) so long as the Payment Conditions are satisfied both before and after giving effect to such Investments; and

(t)    loans or advances to Dealers, when taken together with all guarantees provided pursuant to Section 6.1(r) that are at the time outstanding, not to exceed the greater of $50,000,000 and 5.0% of Total Assets.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under Section 6.5.

6.8.    Financial Covenant. During any Compliance Period, the Borrower shall not permit (i) the Fixed Charge Coverage Ratio for any four-Fiscal Quarter period for which financial statements are delivered pursuant to Section 5.1(b) or 5.1(c), as applicable, during such Compliance Period to be less than 1.00:1.00 and (ii) the Fixed Charge Coverage Ratio for each four-Fiscal Quarter period ending during such Compliance Period to be less than 1.00:1.00.

6.9.    Fundamental Changes; Disposition of Assets; Acquisitions.

(a)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except (i) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Restricted Subsidiary of the Borrower (provided, that in the case of a merger or consolidation involving (A) the Borrower, then the Borrower shall be the surviving or continuing Person, (B) a Guarantor Subsidiary, then a Guarantor Subsidiary shall be the surviving or continuing Person, or (C) a wholly-owned Restricted Subsidiary, then, unless preceding sub-clause (A) or (B) applies, a wholly-owned Restricted Subsidiary shall be the surviving or continuing Person), (ii) any Restricted Subsidiary of the Borrower may be liquidated, wound up or dissolved so long as (except in the case of an Immaterial Subsidiary) if the Person being liquidated, wound up or dissolved is (A) a Credit Party, it shall have first transferred all or substantially all of its assets to another Credit Party, and (B) a wholly-owned Restricted Subsidiary, it shall have first transferred all or substantially all of its assets to a Credit Party or another wholly-owned Restricted Subsidiary and (iii) any Restricted Subsidiary of the Borrower may be merged or consolidated, or liquidated, wound up or dissolved in connection with any sale or disposition permitted pursuant to Section 6.9(b)(vii).

(b)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, convey, sell, lease or sub-lease (as lessor or sub-lessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(i)    any sale, lease, sub-lease, transfer or other disposition, in one transaction or a series of transactions, to the Borrower or any Restricted Subsidiary of the Borrower (provided, that if the transferor is (A) a Credit Party, the transferee is another Credit Party, and (B) a wholly-owned Foreign Subsidiary, the transferee is a Credit Party or another wholly-owned Foreign Subsidiary);

(ii)    sales or other dispositions of assets that do not constitute Asset Sales;

(iii)    disposals of obsolete, worn out or uneconomic property;

(iv)    sales and other dispositions of property to the extent such property constitutes an Investment permitted by clauses (a), (c), (k), (m) and (n) of Section 6.7 provided that, in the case of such clause (a), such sales or other dispositions are at Fair Market Value and for cash received at the time of the closing of such sale or other disposition;

(v)    sales and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and not as part of any financing transaction or bulk sale;

(vi)    sale-leaseback transactions with respect to any property (excluding Revolving Priority Collateral) (collectively, the “Permitted Sale-Leaseback Transactions”), in each case so long as (A) each such sale-leaseback transaction is an arm’s-length transaction and the Borrower or such Restricted Subsidiary, as the case may be, receives at least the Fair Market Value thereof, (B) the total consideration received by the Borrower or such Restricted Subsidiary is cash and is paid at the time of the closing of such sale, and (C) the Payment Conditions are satisfied both before and after giving effect to such Permitted Sale-Leaseback Transaction;

(vii)    Asset Sales by the Borrower and its Restricted Subsidiaries (other than (x) pursuant to a sale-leaseback transaction and (y) a sale of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole), in each case so long as (A) the Payment Conditions are satisfied both before and after giving effect to such Asset Sale, (B) the consideration received for such Asset Sale shall be in an amount at least equal to the Fair Market Value of the assets subject to such Asset Sale, (C) no less than 75% of such consideration shall be paid in cash at the time of the closing of the respective Asset Sale, (D) a pro forma Borrowing Base Certificate is delivered in accordance with (but only to the extent required by) sub-clause (y) of Section 5.1(l) and (E) such Asset Sale shall not include any Capital Stock of any Restricted Subsidiary of the Borrower unless all of the Capital Stock of such Restricted Subsidiary is sold in accordance with this clause (vii); and

(viii)    sales and other dispositions of accounts receivable that do not constitute Eligible Accounts, so long as (A) the aggregate amount of such sales and dispositions does not exceed $20,000,000 in any Fiscal Year and (B) 100% of the consideration shall be paid in cash at the time of the closing of the respective sale or disposition.

(c)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and equipment, intellectual property, contract acquisition costs and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(i)    Permitted Acquisitions; and

(ii)    Investments made in accordance with Section 6.7.

6.10.    Issuance of Capital Stock. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Capital Stock to any Person other than (i) for transfers and replacements of then outstanding shares of capital stock or other

Capital Stock, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower and its Restricted Subsidiaries (taken as a whole) in any class of the capital stock or other Capital Stock of such Restricted Subsidiary of the Borrower, (iii) common Capital Stock and, in the case of the Borrower, any warrants, rights or options to purchase or other arrangements or rights to acquire such common Capital Stock of the Borrower, (iv) in the case of the Borrower, Qualified Preferred Stock, (v) in the case of Restricted Subsidiaries of the Borrower, Preferred Stock issued (x) to any Credit Party or (y) other than Preferred Stock issued by a Credit Party, to any wholly-owned Restricted Subsidiary thereof, (vi) in the case of Foreign Restricted Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Restricted Subsidiaries to the extent required under applicable law, and (vii) issuances by Restricted Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

6.11.    Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, other than in the ordinary course of business and on terms and conditions that are no less favorable in any material respect to the Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among the Borrower and any Guarantor Subsidiary to the extent such transaction is otherwise permitted by this Agreement, (b) reasonable and customary fees paid to non-officer members of the board of directors (or similar governing body) of the Borrower and its Restricted Subsidiaries, (c) compensation, employment and severance arrangements for directors, officers, independent contractors and other employees of the Borrower and its Restricted Subsidiaries entered into in the ordinary course of business, (d) transactions described in Schedule 6.11 and any amendments thereto that are not less favorable to the Credit Parties taken as a whole as those provided for in the original agreements (it being understood that if the Borrower delivers to the Administrative Agent a certificate of an Authorized Officer together with a reasonably detailed description of the terms of such amendments stating that the Borrower has determined in good faith that such terms satisfy the foregoing requirement, then such amendments shall be deemed to satisfy the foregoing requirement), (e) Restricted Junior Payments made under Section 6.5, (f) fees, expenses and indemnification payments made to the Sponsor and its Affiliates under the Registration Rights Agreement, (g) transactions permitted among the Borrower and its Restricted Subsidiaries under Sections 6.1(f) and 6.1(m) and 6.7, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, consulting employment agreements, stock options and stock ownership plans in the ordinary course of business and approved by the board of the Borrower or the applicable Restricted Subsidiary and (i) employment and severance arrangements entered into in the ordinary course of business between any Credit Party and any employee thereof.

6.12.    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses.

6.13.    Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person; Foreign Corrupt Practices Act.

(a)    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.27(a), (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Borrower’s and its Subsidiaries’ compliance with this Section 6.13).

(b)    The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit any of the funds of the Borrower or any of its Subsidiaries that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.

(c)    The Borrower will not, and will not permit any of its Subsidiaries to, cause or permit (x) any of the funds or properties of the Borrower or any of its Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law, or the Loans made by the Lenders would be in violation of any applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) any Embargoed Person to have any direct or indirect interest, in the Borrower or any of its Subsidiaries, with the result that the investment in the Borrower or any of its Subsidiaries (whether directly or indirectly) is prohibited by any applicable law or the Loans are in violation of any applicable law.

(d)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.14.    Payments of Certain Other Debt; Amendments or Modifications of Organizational Documents and Certain Other Agreements. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to:

(i)    make (or give any notice with respect to) any voluntary or optional prepayment, redemption, retirement, defeasance or acquisition prior to the scheduled maturity thereof in any manner with respect to any Secured Term Loan, Additional Secured Term Loan, Refinancing Secured Term Loan, Unsecured Debt or any Permitted Refinancing of any of the foregoing, in each case, except for, (w) AHYDO Catch-Up Payments, (x) refinancings of the Secured Term Loans, Additional Secured Term Loans, Refinancing Secured Term Loans, Unsecured Debt and any Permitted Refinancing thereof to the extent permitted by Section 6.1, (y) any prepayment on, or redemption or acquisition for value of, any Secured Term Loans, Additional Secured Term Loans, Refinancing Secured Term Loans or Unsecured Debt so long as (i) no Event of Default then exists or would result therefrom, (ii) the aggregate amount of all such payments made pursuant to this clause (y) shall not exceed the Net Equity Proceeds Amount at such time and (iii) such payments are made substantially contemporaneously with the receipt of the respective Net Equity Proceeds, and (z) any prepayment on, or redemption or acquisition for value of, any Secured Term Loans, Additional Secured Term Loans, Refinancing Secured Term Loans or Unsecured Debt not otherwise permitted under this Section 6.14, so long as the Payment Conditions are satisfied both before and after giving effect to such prepayment, redemption or acquisition for value;

(ii)    amend or modify, or permit the amendment or modification of, any provision of its Organizational Documents (including any agreement entered into by it with respect to its capital stock or other Capital Stock (including any Qualified Preferred Stock)) if the result thereof would, as determined in good faith by the Borrower, have an adverse effect in any material respect on the rights of the Lenders (it being understood that any modification of any such Organizational Document would not have an adverse effect on the Lenders if such modification is made to effectuate a transaction otherwise permitted by the term of this Agreement); or

(iii)    amend, modify or change any provision of the Shareholders Agreement or enter into any a new shareholders agreement or similar agreement without the prior written consent of the Co-Collateral Agents (such consent not to be unreasonably withheld, conditioned or delayed), unless any such amendment, modification, change or new agreement could not, as determined in good faith by the Borrower, reasonably be expected to be adverse to the interests of the Lenders in any material respect.

6.15.    Amendments or Waivers with respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Unsecured Debt or any Qualified Seller Subordinated Debt (or any document related to any of the foregoing), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on Unsecured Debt or Qualified Seller Subordinated Debt, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect to the Unsecured Debt or Qualified Seller Subordinated Debt (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome to the Borrower and its Restricted Subsidiaries), change the redemption, prepayment or defeasance provisions of the Unsecured Debt or Qualified Seller Subordinated Debt in a manner adverse to the Borrower, any of its Restricted Subsidiaries and/or the Lenders, change the subordination provisions of the Qualified Seller Subordinated Debt (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights or remedies on the holders of such Unsecured Debt or Qualified Seller Subordinated Debt (or a trustee or other representative on their behalf) which would, as determined in good faith by the Borrower, be materially adverse to any Credit Party, any Restricted Subsidiary thereof or the Lenders; provided, however, no amendment, modification or other change shall be made to any of the terms of the Unsecured Debt or Qualified Seller Subordinated Debt to the extent that any such change shall otherwise be inconsistent with the requirements of this Agreement.

6.16.    Fiscal Year. No Credit Party shall change its Fiscal Year end from the last Saturday of October; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

6.17.    No Other “Designated Senior Indebtedness”. No Credit Party shall designate, or permit the designation of, any Indebtedness (other than (i) under this Agreement, the other Credit Documents, (ii) the Indebtedness under the Secured Term Loan Agreement and (iii) any Additional Secured Term Loans), as “Designated Senior Debt” or “Designated Senior Indebtedness” or a comparable term evidencing such designation for the purposes of the definition of the same or the subordination provisions contained in any Qualified Seller Subordinated Debt without the prior written consent of the Co-Collateral Agents.

Section 7.	Guaranty.

7.1.    Guaranty of the Obligations. Subject to the provisions of Section 7.2, the Guarantor Subsidiaries jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment and performance in full of all Revolving Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) or any other provision of the Bankruptcy Code) and the due performance and compliance by the Borrower and each other Credit Party with all of the terms, conditions, covenants and agreements contained herein, in each other Credit Document, in each Secured Hedging Agreement and in each Treasury Services Agreement (collectively, the “Guaranteed Obligations”); provided, that Guaranteed Obligations shall not include Excluded Swap Obligations. This Guaranty shall be binding upon each Guarantor Subsidiary and its successors and assigns and shall inure to the benefit of the Beneficiaries and their successors and assigns.

7.2.    Contribution by Guarantor Subsidiaries. All Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, at any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor Subsidiary against each other Guarantor Subsidiary shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor Subsidiary to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor Subsidiary that results in the aggregate payments made by such Guarantor Subsidiary in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor Subsidiary’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantor Subsidiaries in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor Subsidiary shall have a right of contribution against each other Guarantor Subsidiary who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor Subsidiary’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantor Subsidiaries in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor Subsidiary and the denominator of which is the Aggregate Excess Amount of all Guarantor Subsidiaries multiplied by (y) the Aggregate Deficit Amount of such other Guarantor Subsidiary. A Guarantor Subsidiary’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor Subsidiary may take any action to enforce such right until the Guaranteed Obligations (other than any inchoate indemnification or reimbursement obligations for which no claim has been asserted) have been irrevocably paid in full in cash and the Total Commitment and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor Subsidiary’s right of contribution arising pursuant to this Section 7.2 against any other Guarantor Subsidiary shall be expressly junior and subordinate to such other Guarantor Subsidiary’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 7.2: (i) each Guarantor Subsidiary’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor Subsidiary by (y) the aggregate Adjusted Net Worth of all Guarantor Subsidiaries; (ii) the

“Adjusted Net Worth” of each Guarantor Subsidiary shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor Subsidiary and (y) zero; and (iii) the “Net Worth” of each Guarantor Subsidiary shall mean the amount by which the fair saleable value of such Guarantor Subsidiary’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty or any guaranteed obligations arising under any guaranty of the Secured Term Loans, any Additional Secured Term Loans, the Refinancing Secured Term Loans, any Unsecured Debt or any Qualified Seller Subordinated Debt) on such date. Notwithstanding anything to the contrary contained above, any Guarantor Subsidiary that is released from this Guaranty pursuant to Section 7.12 shall thereafter have no contribution obligations, or rights, pursuant to this Section 7.2, and at the time of any such release, if the released Guarantor Subsidiary had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantor Subsidiaries shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantor Subsidiaries. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 7.2, each Guarantor Subsidiary who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor Subsidiary in respect of such payment until all of the Guaranteed Obligations (other than any inchoate indemnification or reimbursement obligations for which no claim has been asserted) have been irrevocably paid in full in cash. Each of the Guarantor Subsidiaries recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor Subsidiary has the right to waive its contribution right against any Guarantor Subsidiary to the extent that after giving effect to such waiver such Guarantor Subsidiary would remain solvent, in the reasonable determination of the Requisite Lenders. Each Guarantor Subsidiary is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.    Payment by Guarantor Subsidiaries. Subject to Section 7.2, the Guarantor Subsidiaries hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor Subsidiary by virtue hereof, that upon the failure of any Credit Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) or any other provision of the Bankruptcy Code), the Guarantor Subsidiaries will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any such Credit Party becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy, insolvency, receivership or similar proceeding) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.    Liability of Guarantor Subsidiaries Absolute. Each Guarantor Subsidiary agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional, constitute primary obligations of such Guarantor Subsidiary and not a contract of surety to the maximum extent permitted by law, and to the extent permitted by applicable law shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor Subsidiary agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor Subsidiary and not merely a contract of surety;

(b)    the obligations of each Guarantor Subsidiary hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor Subsidiary) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor Subsidiary whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(c)    payment by any Guarantor Subsidiary of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor Subsidiary’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor Subsidiary’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor Subsidiary from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor Subsidiary, limit, affect, modify or abridge any other Guarantor Subsidiary’s liability hereunder in respect of the Guaranteed Obligations;

(d)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor Subsidiary’s liability hereunder, from time to time may:

(i)    renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof);

(ii)    settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations;

(iii)    request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations;

(iv)    release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor Subsidiary) with respect to the Guaranteed Obligations;

(v)    enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor Subsidiary against the Borrower or any security for the Guaranteed Obligations; and

(vi)    exercise any other rights available to it under the Credit Documents, the Secured Hedging Agreements or the Treasury Services Agreements; and

(e)    this Guaranty and the obligations of the Guarantor Subsidiaries hereunder shall be valid and enforceable and, to the extent permitted by applicable law, shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor Subsidiary shall have had notice or knowledge of any of them:

(i)    any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(ii)    any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, the Secured Hedging Agreements, the Treasury Services Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof, such Credit Document, such Secured Hedging Agreement or such Treasury Services Agreement or any agreement relating to such other guaranty or security;

(iii)    the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect;

(iv)    the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations;

(v)    any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations;

(vi)    any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations;

(vii)    any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and

(viii)    any other act or thing or omission (including the events set forth in Sections 7.11 and 8.1(f) and 8.1(g)), or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor Subsidiary as an obligor in respect of the Guaranteed Obligations.

7.5.    Waivers by Guarantor Subsidiaries. Each Guarantor Subsidiary hereby waives, for the benefit of Beneficiaries, to the fullest extent permitted by applicable law:

(a)    any right to require any Beneficiary, as a condition of payment or performance by such Guarantor Subsidiary, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor Subsidiary) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Bank Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever;

(b)    any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor Subsidiary including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor Subsidiary from any cause other than payment in full in cash of the Guaranteed Obligations;

(c)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d)    any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith;

(e)    (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor Subsidiary’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor Subsidiary’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f)    notices, demands, presentments, protests, notices of protest, notices of dishonor, notice of the existence, creation or incurrence of any new or additional liability and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any Credit Extension to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof;

(g)    any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof;

(h)    all rights and benefits under Section 580a, 580b, 580d and 726 of the California Code of Civil Procedure and all rights and benefits which might otherwise be available to such Guarantor Subsidiary under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code; and

(i)    its rights of subrogation and reimbursement and any other rights and defenses available to such Guarantor Subsidiary by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including (1) any defenses such Guarantor Subsidiary may have to this Guaranty by reason of an election of remedies by the Revolving Secured Parties and (2) any rights or defenses such Guarantor Subsidiary may have by reason of protection afforded to the Borrower or any other Credit Party pursuant to the anti-deficiency or other laws of California limiting or discharging the Borrower’s or such other Credit Party’s indebtedness, including Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. In furtherance of such provisions, each Guarantor Subsidiary hereby waives all rights and defenses arising out of an election of remedies by the Revolving Secured Parties, even though that election of remedies, such as a non-judicial foreclosure, destroys such Guarantor Subsidiary’s rights of subrogation and reimbursement against the Borrower or any other Credit Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

Each Guarantor Subsidiary hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by Real Property located in the State of California, such Guarantor shall be liable for the full amount of the liability hereunder notwithstanding any foreclosure on such Real Property by trustee sale or any other reason impairing such Guarantor Subsidiary’s or any Revolving Secured Party’s right to proceed against the Borrower, any other Credit Party or any other guarantor of the Guaranteed Obligations. Each Guarantor Subsidiary further warrants and agrees that each of the waivers set forth in this Section 7.5 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

7.6.    Guarantor Subsidiaries’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than any inchoate indemnification or reimbursement obligations for which no claim has been asserted) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized (in a manner, and pursuant to arrangements, reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (including the provision of cash collateral or a back-stop letter of credit from a bank satisfactory to the Administrative Agent and the applicable Issuing Bank, in either case equal to 105% of the of the Letter of Credit Usage with respect to all such Letters of Credit)), each Guarantor Subsidiary hereby waives any claim, right or remedy, direct or indirect, that such Guarantor Subsidiary now has or may hereafter have against the Borrower or any other Guarantor Subsidiary or any of its assets in connection with this Guaranty or the performance by such Guarantor Subsidiary of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor Subsidiary now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than any inchoate indemnification or reimbursement obligations for which no claim has been asserted) shall have been paid in full and the Commitments shall have terminated in full and all Letters of Credit shall have expired or been cancelled or cash collateralized (in a manner, and pursuant to arrangements, reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (including the provision of cash collateral equal to 105% of the of the Letter of Credit Usage with respect to all such Letters of Credit)), each Guarantor Subsidiary shall withhold exercise of any right of contribution such Guarantor Subsidiary may have against any other guarantor (including any other Guarantor Subsidiary) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor Subsidiary further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor Subsidiary may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor Subsidiary may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor Subsidiary on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than inchoate indemnification or reimbursement obligations for which no claims has been asserted) shall not have been finally and paid in full, the Commitments shall not have terminated in full and all Letters of Credit shall not have expired or been cancelled or cash collateralized (in a manner, and pursuant to arrangements, reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (including the provision of cash collateral equal to 105% of the of the Letter of Credit Usage with respect to all such Letters of Credit)), such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.    Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor Subsidiary now or hereafter held by and owing to any Guarantor Subsidiary (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Prior to the transfer by any Guarantor Subsidiary of any note or negotiable instrument evidencing any indebtedness of the Borrower or any other Credit Party to such Guarantor Subsidiary, such Guarantor Subsidiary shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

7.8.    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor Subsidiary hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations. No failure or delay on the part of any Beneficiary in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any right, power or privilege.

7.9.    Authority of Guarantor Subsidiaries or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor Subsidiary or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.    Financial Condition of the Borrower and Guarantor Subsidiaries. Any Credit Extension may be made to the Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor Subsidiary regardless of the financial or other condition of the Borrower or any other Guarantor Subsidiary at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor Subsidiary its assessment, or any Guarantor Subsidiary’s assessment, of the financial condition of the Borrower or any other Guarantor Subsidiary. Each Guarantor Subsidiary has adequate means to obtain information from the Borrower and each other Guarantor Subsidiary on a continuing basis concerning the financial condition of the Borrower and the other Guarantor Subsidiaries and their respective abilities to perform their respective obligations under the Credit Documents, the Secured Hedging Agreements and the Treasury Services Agreements, and each Guarantor Subsidiary assumes the responsibility for being and keeping informed of the financial condition of the Borrower and the other Guarantor Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor Subsidiary hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower and any other Guarantor Subsidiary now known or hereafter known by any Beneficiary.

7.11.    Bankruptcy, etc.

(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor Subsidiary shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor Subsidiary. The obligations of the Guarantor Subsidiaries hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, restructuring, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor Subsidiary or by any defense which the Borrower or any other Guarantor Subsidiary may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)    Each Guarantor Subsidiary acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor Subsidiaries and the Beneficiaries that the Guaranteed Obligations which are guaranteed by the Guarantor Subsidiaries pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Guarantor Subsidiaries will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantor Subsidiaries hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.    Release of Guarantor Subsidiaries. If, in compliance with the terms and provisions of the Credit Documents, (i) all or substantially all of the Capital Stock of any Guarantor Subsidiary is sold or otherwise transferred to a Person or Persons none of which is a Credit Party in a transaction permitted hereunder or (ii) any Guarantor Subsidiary ceases to be a wholly-owned Domestic Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (any such Guarantor Subsidiary, and any Guarantor Subsidiary referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction (but subject to the proviso below), be automatically released from its obligations under this Agreement (including under Section 10.3) and the other Credit Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Capital Stock of the Transferred Guarantor, the pledge of such Capital Stock to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.12 in accordance with the relevant provisions of the Collateral Documents; provided, however, that the release of any Guarantor Subsidiary from its obligations under this Agreement if such Guarantor Subsidiary becomes a non-wholly-owned Domestic Restricted Subsidiary shall only be permitted if at the time such Guarantor Subsidiary becomes a non-wholly-owned

Domestic Restricted Subsidiary (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be a non-wholly-owned Domestic Restricted Subsidiary, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.7 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 6.7 (other than Sections 6.7(b)(i) and 6.7(h)) at such time and (3) an Authorized Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that no such release shall occur if such Guarantor Subsidiary continues to be a guarantor in respect of any Secured Term Loans, Additional Secured Term Loans, Refinancing Secured Term Loans, Unsecured Debt or any Permitted Refinancing in respect of any of the foregoing.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than contingent obligations as to which no claim has been asserted, Treasury Services Obligations and obligations pursuant to Secured Hedging Obligations), and no Letter of Credit remains outstanding (except any Letter of Credit the outstanding amount of which the Obligations related thereto has been cash collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable Issuing Bank has been put in place in an amount equal to 105% of the amount of such Letter of Credit), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

7.13.    Limitation on Guaranteed Obligations. Each Guarantor Subsidiary and each Beneficiary (by its acceptance of the benefits hereof) hereby confirms that it is its intention that the guaranty set forth in this Section 7 not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor Subsidiary and each Beneficiary (by its acceptance of the benefits of the guaranty set forth in this Section 7) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor Subsidiary shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor Subsidiary that are relevant under such laws (it being understood that it is the intention of the parties to this Guaranty and the parties to any guaranty of the Unsecured Debt, any Qualified Seller Subordinated Debt, the Secured Term Loans, the Refinancing Secured Term Loans or the Additional Secured Term Loans, as the case may be, that, to the maximum extent permitted under applicable laws, the liabilities in respect of the guarantees of the Unsecured Debt, any Qualified Seller Subordinated Debt, the Secured Term Loans, the Refinancing Secured Term Loans or the Additional Secured Term Loans, as the case may be, shall not be included for the foregoing purposes and that, if any reduction is required to the amount guaranteed by any Guarantor Subsidiary hereunder and with respect to the Subordinated Notes, any Qualified Seller Subordinated Debt, the Secured Term Loans, the Refinancing Secured Term Loans or the Additional Secured Term Loans, as the case may be, that its guarantee of amounts owing in respect of the Unsecured Debt, any Qualified Seller Subordinated Debt, the Secured Term Loans, the Refinancing Secured Term Loans or the Additional Secured Term Loans, as the case may be, shall first be reduced) and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor Subsidiary and the other Guarantor Subsidiaries, result in the Guaranteed Obligations of such Guarantor Subsidiary in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

Section 8.	Events of Default.

8.1.    Events of Default. If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due thereof; or

(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or aggregate principal amount of $30,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) other than in respect of Indebtedness referred to in sub-clause (b)(iii) below, breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable), or to require the prepayment, redemption, repurchase or defeasance of, or to cause the Borrower or any Restricted Subsidiary of the Borrower to make any offer to prepay, redeem, repurchase or defease that Indebtedness (other than an asset sale proceeds offer with respect to the Secured Term Loans, any Unsecured Debt, any Additional Secured Term Loans or the Refinancing Secured Term Loans to the extent otherwise permitted hereunder), prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any Event of Default (as defined in the Secured Term Loan Agreement, any Unsecured Debt Documents, any Additional Secured Term Loan Agreement, any Refinancing Secured Term Loan Agreement or any Qualified Seller Subordinated Debt (or any documentation therefor) shall occur under the Secured Term Loan Agreement, any Unsecured Debt Documents, any Additional Secured Term Loan Agreement, any Refinancing Secured Term Loan Agreement or any Qualified Seller Subordinated Debt (or any documentation therefor); provided that any Event of Default (as defined in the Secured Term Loan Agreement, any Unsecured Debt Documents, any Additional Secured Term Loan Agreement, any Refinancing Secured Term Loan Agreement or any Qualified Seller Subordinated Debt (or any documentation therefor)) arising thereunder as a result of a default under a financial covenant set forth therein (including, with respect to the Secured Term Loan Agreement, the financial covenant set forth in Section 6.8 thereof) shall not constitute an Event of Default hereunder unless (x) it continues without being cured or waived for ninety (90) consecutive days after the financial statements for the applicable period have been delivered (or were required to be delivered) to the Administrative Agent or (y) the holders of such Indebtedness (A) declare such Indebtedness to be due and payable (or redeemable), require the prepayment, redemption, repurchase or defeasance of, or require the Borrower or any Restricted Subsidiary of the Borrower to make any offer to prepay, redeem, repurchase or defease such Indebtedness or (B) exercise any rights and remedies against the Borrower or any of its Restricted Subsidiaries available under Secured Term Loan Agreement, any Unsecured Debt Documents, any Additional Secured Term Loan Agreement, any Refinancing Secured Term Loan Agreement or any Qualified Seller Subordinated Debt (or any documentation therefor); or

(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(f), Section 5.2 (solely with respect to the Credit Parties), Section 5.14 or Section 6; or

(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) as of the date made or deemed made; or

(e)    Other Defaults Under Credit Documents. Any Credit Party shall default (x) in the performance or compliance with any term contained in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) or Section 5.1(l) and such default shall not have been remedied or waived within five Business Days or (y) in the performance of or compliance with any other term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Authorized Officer of any Credit Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Co-Collateral Agents or the Requisite Lenders of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Restricted Subsidiaries (other than its Immaterial Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Restricted Subsidiaries (other than its Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Restricted Subsidiaries (other than its Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Restricted Subsidiaries (other than its Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount of $30,000,000 or more (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against the Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)    Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of the Borrower or any of its Restricted Subsidiaries, including through any joint and several liability with any of their respective ERISA Affiliates, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Guarantees, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty of any Guarantor Subsidiary for any reason, other than the satisfaction in full in cash of all Revolving Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor Subsidiary shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full in cash of the Revolving Obligations in accordance with the terms hereof or any action or inaction taken by the Collateral Agent) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have valid and perfected Liens in any Collateral (other than an immaterial portion thereof) purported to be covered by the Collateral Documents with the priorities required by the relevant Collateral Document, in each case for any reason, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party or (iv) the Loans shall cease to constitute “Designated Senior Indebtedness” or “Designated Senior Debt” (or a comparable term evidencing such designation, if any) under the subordination provisions of any Qualified Seller Subordinated Debt or shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to the Borrower, automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Commitments, if any, of each Lender and the obligation of the Swing Line Lender to lend Swing Line Loans and each Issuing Bank to issue (or cause the issuance of) any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(v) or Section 2.3(e); (C) the Administrative Agent may, subject to the Intercreditor Agreement, cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; (D) the Administrative Agent shall direct the Borrower to immediately pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) or 8.1(g), to immediately pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time; and (E) the Administrative Agent and the Collateral Agent shall be authorized and expressly permitted to exercise all other rights and remedies available to it under the Credit Documents or applicable law.

8.2.    Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails to comply with the requirements of Section 6.8, until the expiration of the 10th Business Day subsequent to the due date for delivery of the Compliance Certificate for the applicable Fiscal Quarter pursuant to Section 5.1(d), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower. Such amounts shall be added to Consolidated Adjusted EBITDA (such amount a “Specified Equity Contribution”) solely for purposes of determining compliance with Section 6.8 for the Fiscal Quarter immediately preceding the Fiscal Quarter in which such cash proceeds are so received by the Borrower and applicable subsequent periods which include such Fiscal Quarter and not for any other purpose under this Agreement (including not for the purpose of calculating the Net Equity Proceeds Amount or any calculations testing pro forma compliance with the financial covenant set forth in Section 6.8 (whether in connection with the Payment Conditions or otherwise) or the Total Leverage Ratio or Secured Leverage Ratio). If after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with the requirements of Section 6.8, then the Borrower shall be deemed to have satisfied the requirements of Section 6.8 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.8 which had occurred shall be deemed cured for all purposes of the Credit Documents.

(b)    Notwithstanding anything herein to the contrary, (i) in no event shall the Borrower be entitled to exercise the right described in clause (a) above in more than two Fiscal Quarters during any period of four consecutive Fiscal Quarters, (ii) in no event may the right described in clause (a) above be exercised more than four times in the aggregate during the Revolving Commitment Period, (iii) the amount of any Specified Equity Contribution received during a Fiscal Quarter and added to Consolidated Adjusted EBITDA for the immediately preceding Fiscal Quarter shall be no greater than the amount required to cause the Borrower to be in compliance with Section 6.8 in such immediately preceding Fiscal Quarter, (iv) there shall be no pro forma reduction in indebtedness (whether directly or indirectly by way of netting) with the proceeds of any Specified Equity Contribution for purposes of determining compliance with Section 6.8 during any period in which such Specified Equity Contribution is included in the calculation of Consolidated Adjusted EBITDA, (v) to the extent that any Specified Equity Contribution is used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Fixed Charge Coverage Ratio, the Total Leverage Ratio or the Secured Leverage Ratio for the period with respect to which such Compliance Certificate applies or any other Compliance Certificate including such period, and (vi) no Lender or Issuing Bank shall be required to make any Credit Extension hereunder if an Event of Default under Section 6.8 has occurred and is continuing during the 10 Business Day period during which the Borrower may exercise its right under Section 8.2(a) unless and until the Specified Equity Contribution is actually received by the Borrower.

Section 9.	Agents.

9.1.    Appointment of Agents. Ally and BMO are hereby irrevocably appointed the Co-Collateral Agents hereunder and under the other Credit Documents, and each Lender also hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note also shall be deemed irrevocably to authorize, the Co-Collateral Agents to act as its agent in accordance with the terms hereof and the other Credit Documents. Ally is hereby irrevocably appointed the Administrative Agent hereunder and under the other Credit Documents and each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Ally also is hereby irrevocably appointed the Collateral Agent hereunder and under the other Credit Documents, and each Lender also hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note also shall be deemed irrevocably to authorize, the Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. Except for Section 9.7, the provisions of this Section 9 are solely for the benefit of the Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each of the Administrative Agent, Co-Collateral Agents and the Collateral Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.

9.2.    Powers and Duties.

(a)    Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its officers, directors, agents, employees or affiliates. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender. Nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

(b)    Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arrangers are named as such for recognition purposes only, and in their capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 9.6, and 10.3. Without limitation of the foregoing, the Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

(c)    Notwithstanding anything to the contrary set forth herein, all determinations of the Co-Collateral Agents, as the case may be, under this Agreement and the other Credit Documents shall be made jointly by the Co-Collateral Agents, provided that, in the event that the Co-Collateral Agents cannot agree on any matter to be determined by them, the determination shall be made by the individual Co-Collateral Agent asserting the most conservative credit judgment or declining to permit the requested action for which consent is being sought by the applicable Credit Party. This provision shall be binding upon any successor to a Co-Collateral Agent.

9.3.    General Immunity.

(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Revolving Obligations, nor shall any

Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees, affiliates, representatives or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). If an Agent requests instructions from the Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it, and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4.    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender”, “Requisite Lender”, “Supermajority Lender” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, lending, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any of its Subsidiaries for services in connection herewith and otherwise without having to account for the same to the Lenders.

9.5.    Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

9.6.    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.    Successor Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank.

(a)    The Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to the Lenders and to the Borrower; upon any such notice of resignation, the Requisite Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed, provided that such consent shall not be required if a Specified Event of Default has occurred and is continuing), to appoint a successor Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any resignation of the Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of (i) the Administrative Agent as agent for the Borrower under Section 2.6(b) and (ii) of Ally or its successor as the Collateral Agent and a Co-Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become (A) the successor agent for the Borrower under Section 2.6(b), (B) the successor Collateral Agent and Co-Collateral Agent for all purposes hereunder and under the other Credit Documents and such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and Co-Collateral Agent under this Agreement and the other Credit Documents, and the retiring Collateral Agent under this Agreement and the other Credit Documents shall promptly (x) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under this Agreement or the other Credit

Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement or the other Credit Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Credit Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Any Co-Collateral Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, if no other Co-Collateral Agent exists at such time (or if such resigning Co-Collateral Agent is BMO), the Requisite Lenders shall have the right to appoint a successor Co-Collateral Agent, subject to approval by the Borrower (not to be unreasonably withheld), provided that such consent shall not be required if a Specified Event of Default has occurred and is continuing. After any retiring Co-Collateral Agent’s or Collateral Agent’s resignation under this Agreement and the other Credit Documents, the provisions of this Section 9 and the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the other Credit Documents while it was the Co-Collateral Agent or Collateral Agent, as the case may be, hereunder or thereunder. Any resignation of the Administrative Agent pursuant to this Section shall also constitute the resignation of Ally or its successor as Swing Line Lender and an Issuing Bank (in which case Ally shall not be required to make any additional Swing Line Loans or issue (or cause the issuance of) any further Letters of Credit, but shall maintain all of its rights as Swing Line Lender or an Issuing Bank, as the case may be, with respect to any Swing Line Loans made by it or any Letters of Credit issued (or caused to be issued) by it prior to date of such resignation), and any successor Administrative Agent appointed pursuant to this Section 9 shall, upon its acceptance of such appointment, become the successor Swing Line Lender and a successor Issuing Bank for all purposes hereunder. In such event (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by the successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

(b)    If a successor Administrative Agent shall not have been so appointed within the thirty-day period described in Section 9.7(a), the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed, provided that such consent shall not be required if a Specified Event of Default has occurred and is continuing), shall then appoint a successor Administrative Agent who shall serve as the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.

(c)    If no successor Administrative Agent has been appointed pursuant to Sections 9.7(a) and (b) by the 40th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above; provided that the Collateral Agent shall act as gratuitous bailee and as a non-fiduciary agent for the Revolving Secured Parties for the purposes of perfecting the security interest of the Revolving Secured Parties until such time as a successor Collateral Agent is appointed.

(d)    Any successor Administrative Agent appointed under this Section 9.7 shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1.

9.8.    Collateral Documents and Guaranty.

(a)    Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from the Lenders, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien for the benefit of the Revolving Secured Parties (A) encumbering any item of Collateral that is the subject of a sale or other disposition of assets to a Person other than the Borrower or any of its Subsidiaries permitted hereby or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (B) upon the termination of the Total Commitment and payment in full in cash of all Obligations (other than contingent indemnification and reimbursement Obligations not then due and payable) and expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized or back-stopped pursuant to arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank in an amount equal to 105% of the Letter of Credit Usage with respect to such Letters of Credit) shall have been made, (ii) release any Guarantor Subsidiary from the Guaranty pursuant to Section 7.12 or with respect to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (iii) to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender or other Beneficiaries shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders, other Beneficiaries or the Revolving Secured Parties, as applicable, in accordance with the terms of this Agreement and the Collateral Documents, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Revolving Secured Parties (but not any Lender or the Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale; provided that nothing in this Section 9.8(b) shall limit any Lender’s rights under Section 10.4.

(c)    The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant to the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.8 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

9.9.    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

9.10.    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

9.11.    Delivery of Information. The Administrative Agent and Co-Collateral Agents shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent or Co-Collateral Agents from any Credit Party or any Subsidiary of such Credit Party, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent or Co-Collateral Agent at the time of receipt of such request and then only in accordance with such specific request.

9.12.    OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC.

(a)    EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE CREDIT DOCUMENTS AND THE SECURED TERM LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)    THE PROVISIONS OF THIS SECTION 9.12 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS

AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

Section 10.	Miscellaneous.

10.1.    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the Collateral Agent, Co-Collateral Agents, the Administrative Agent, the Swing Line Lender or an Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, emailed, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of email, facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and their respective Affiliates in connection with the Transactions and the preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and their respective Affiliates in connection with furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable fees and out-of-pocket expenses and disbursements of a single primary counsel to the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees and disbursements of Hahn & Hessen LLP) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested from time to time by any of the Borrower, any other Credit Party, any Agent or any Lender (or any of their respective agents, accountants, consultants, appraisers, attorneys, employees, officers or other representatives); (d) all the costs and reasonable out-of-pocket expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of Revolving Secured Parties, including filing and recording fees, expenses, stamp, intangible or documentary taxes (without duplication of other amounts payable by the Borrower under Section 2.19), search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Collateral Agent and of counsel providing any opinions that the Collateral Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable and documented out-of-pocket costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the reasonable out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with their due diligence efforts and the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated hereby and thereby; and (h) after the occurrence of a Default or an Event of Default, all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and out-of-pocket expenses and costs of settlement, incurred by any Agent, any Issuing Bank and the Lenders in enforcing any Revolving Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the Revolving Obligations and the other credit or financing arrangements provided or otherwise contemplated hereunder or under any other Credit Documents in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, that the Credit Parties shall not be required to pay the fees and expenses of more than one primary counsel (and one local counsel in each relevant jurisdiction) for the Lenders (together with such additional counsel as may be reasonably or prudently required by any Lender due to any actual or perceived conflicts of interest which could be reasonably likely to arise from the retention of a single counsel for the Lenders) other than the Administrative Agent (who shall be entitled to be paid the fees and expenses of its counsel notwithstanding the foregoing).

10.3.    Indemnity.

(a)    In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and each Lender and their respective Affiliates and the officers, partners, directors, trustees, employees, agents, advisors, representatives of each of the foregoing and their respective successors (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Payments under this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

(b)    To the extent permitted by applicable law, no Credit Party or Indemnitee shall have any liability for special, indirect, incidental, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this clause (b) shall limit the indemnification obligation of any Credit Party in respect of any Indemnified Liabilities incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses.

(c)    No Credit Party will, without the prior written consent of the affected Indemnitee (which consent will not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such action, suit or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such Indemnitee.

10.4.    Set Off.

(a)    In addition to any rights now or hereafter granted under applicable law (including Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Issuing Bank, and each Lender is hereby authorized by each Credit Party at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender including by any branches and agencies of the Administrative Agent, the Collateral Agent or such Lender wherever located to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder or under the other Credit Documents shall have become due and payable (whether pursuant to Section 2 or otherwise) and although such obligations and liabilities, or any of them, may be contingent or unmatured.

(b)    NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER REVOLVING OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUISITE LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER REVOLVING OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUISITE LENDERS OR APPROVAL OF THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

10.5.    Amendments and Waivers.

(a)    Requisite Lenders’ Consent. Subject to Sections 10.5(b), 10.5(c), 10.5(d) and 10.5(e), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (it being understood that the establishment, modification or elimination of Reserves and, subject to Section 10.5(c)(vii), adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Co-Collateral Agents in accordance with the terms hereof, will not be deemed such an amendment or modification).

(b)    Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender, except that, for the purposes of succeeding clauses (i) through (viii), or to the extent such Defaulting Lender is treated materially disproportionately to other Lenders that are not Defaulting Lenders, a Defaulting Lender shall have a separate vote to the extent otherwise provided therein) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend the scheduled final maturity of any Loan or Note (except extensions expressly permitted in Section 2.24);

(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)    extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date (except extensions expressly permitted in Section 2.24);

(iv)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder or any other amount payable under any Credit Document;

(v)    reduce or forgive the amount due and payable of any such interest, fees or other amounts, or extend the time for payment of any such interest (other than interest payable pursuant to Section 2.9) or fees;

(vi)    reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)    amend, modify, terminate or waive any provision of Section 10.5(a), this Section 10.5(b) or Section 10.5(c) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans and Commitments on the Closing Date);

(viii)    amend any provision of Section 2.16 or amend the definitions of “Requisite Lenders” or “Pro Rata Share” other than as contemplated by Section 2.24 (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Lenders and Pro Rata Share on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);

(ix)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

(x)    amend Section 2.24 the effect of which is to extend the final maturity of the Commitment of any Lender without its consent; and

(xi)    increase, or postpone the scheduled date of expiration of, any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender.

(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)    release all or substantially all of the Collateral or all or substantially all of the value of the Guaranty provided by the Guarantor Subsidiaries except as expressly provided in the Credit Documents without the consent of all Lenders;

(ii)    amend the priority of payments set forth in Section 5.14(d) hereof or in Section 7.2 of the Pledge and Security Agreement without the consent of all Lenders;

(iii)    except as expressly provided in the Credit Documents, subordinate the Liens granted for the benefit of the Lenders in respect of the Collateral without the consent of all Lenders;

(iv)    amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(v)    amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of each Issuing Bank or otherwise alter any rights or obligations of an Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank;

(vi)    amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof or of any other Credit Document as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; and

(vii)    without the consent of Supermajority Lenders, (w) increase the advance rates applicable to the Aggregate Borrowing Base over those in effect on the Closing Date (it being understood that the establishment, modification or elimination of Reserves and, subject to this Section 10.5(c)(vii), adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Co-Collateral Agents in accordance with the terms hereof, will not be deemed such an increase in advance rates), (x) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of Supermajority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date), (y) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Aggregate Borrowing Base, Eligible Accounts, Eligible Inventory and Qualified Cash (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves, in each case by the Co-Collateral Agents in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent) or (z) increase the percentage of any Aggregate Borrowing Base for which Agent Advances may be made pursuant to Section 2.1(c) or Overadvances may be made pursuant to Section 2.1(d).

(d)    [Reserved].

(e)    Notwithstanding anything to the contrary contained in this Section 10.5, (i) if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (iii) the Requisite Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and (iv) the Administrative Agent and the Borrower, without the consent of either Requisite Lenders or all Lenders, (A) may execute amendments to this Agreement and the other Credit Documents add one or more Incremental Commitment to this Agreement pursuant to Section 2.23 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Commitments and Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders and (B) may execute amendments contemplated by Section 2.24 in connection with any Extended Commitment.

(f)    Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6.    Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans (including Notes issued in connection with such Commitments and Loans) listed therein for all purposes hereof, and no assignment or transfer of the rights to the principal of, and the interest in, any such Commitment or Loan (including Notes issued in connection with such Commitments and Loans) shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the

Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. This Section 10.6(b) shall be construed so that the Obligations (including the Notes) are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under Section 2.6(b).

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it:

(i)    to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Administrative Agent (whether pursuant to Section 10.6(e) or otherwise); and

(ii)    to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and, in the case of assignments of Revolving Loans or Commitments to any such Person (except in the case of assignments made by or to Ally), consented to by each of the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank (such consent (A) not to be (x) unreasonably withheld, conditioned or delayed, or (y) in the case of the Borrower, required at any time an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and then be continuing and (B) in the case of the Borrower, except for any assignment to any Person that is a competitor of the Borrower, shall be deemed to have been given if the Borrower has not responded to a request for consent within 10 Business Days after the making of such request); provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Commitments and Revolving Loans.

(d)    Mechanics. The assigning Lender and the assignee thereof (i) shall execute and deliver to the Administrative Agent an Assignment Agreement, and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters that may be necessary for the assignee to establish any available exemption from, or reduction of, any Taxes, as described in Section 2.19(d) and (ii) shall pay to the Administrative Agent, together with the delivery of the documents in preceding clause (i), a processing fee of $3,500. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to this Section 10.6 would, at the time of such assignment, result in increased costs under Section 2.18 or 2.19 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(e)    Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement (and any forms, certificates or other evidence required by this Agreement in connection therewith), together with the processing fee referred to in Section 10.6(d), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (x) each Issuing Bank shall continue to have all rights and obligations thereof with respect to Letters of Credit issued (or caused to be issued) by it until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)    Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower or any of its Subsidiaries or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation; provided that although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments and related Obligations hereunder except as provided in Section 10.6(c)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder. The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.2 shall not constitute a reduction in the rate of interest or fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) or all or substantially all of the value of the Guaranty provided by the Guarantor Subsidiaries, in each case, supporting the Loans hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section 10.6; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold and the participant agrees, for the benefit of the Borrower, to comply with Section 2.19 as though it were a Lender (it being understood that the documentation required under Section 2.19(d) shall be delivered to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This Section 10.6(g) shall be construed so that the participant’s interest in the Loans or other obligations under the Credit Documents are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may, without the consent of the Borrower or the Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Obligations owned by or owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank and (ii) any Lender may, without the consent of the Borrower or the Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Obligations owned by or owed to such Lender, and its Notes, if any, to secure obligations of such Lender to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of such holders; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2 and 10.3 and the second sentence of Section 10.10 and the agreements of the Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9.    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Issuing Bank or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Issuing Bank and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender to any other or further action in any circumstances without notice or demand.

10.10.    Marshalling; Payments Set Aside. Neither any Agent, any Issuing Bank nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, an Issuing Bank (or to the Administrative Agent, on behalf of such Issuing Bank) or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or the Revolving Secured Parties enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.    Severability. In case any provision in or obligation hereunder or under any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.    Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out herefrom and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.    APPLICABLE LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.15.    CONSENT TO JURISDICTION.

(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL (EXCEPT AS PROVIDED BELOW) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF ANY AGENT, ANY ISSUING BANK, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

(b)    EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.16.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE

SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.    Confidentiality. Each Agent and each Lender will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower any Non-public information regarding the Borrower and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s or Lender’s (as applicable) customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, a Lender may make (i) disclosures of such information (including any Non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries) to Affiliates of such Lender and to such Lender’s and such Lender’s Affiliates’ directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Secured Hedging Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosures to any rating agency when required by it, (iv) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or proceeding; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such Non-public information prior to disclosure of such information, (v) disclosures of any such information that becomes publicly available other than by virtue of a breach of this Section 10.17 by the respective Lender or any of its Affiliates, (vi) disclosures of any such information to the extent such information is received by such Lender from a third party that is not to its knowledge subject to confidentiality obligations to the Borrower or any of its Subsidiaries, (vii) disclosures of any such information to the extent that such information is independently developed by such Lender or any Affiliate of such Lender, (viii) disclosures with the prior consent of the Borrower and (ix) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or to enforce any of its rights or remedies under this Agreement or under any other Credit Document.

10.18.    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding principal amount of the Loans made hereunder or be refunded to the Borrower.

10.19.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart to this Agreement or any other Credit Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

10.20.    Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Agent and each Lender. Each Credit Party hereby acknowledges and agrees that the Agents shall be permitted to share any or all such information with the Lenders.

10.21.    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. The Administrative Agent will give the Borrower and each Lender prompt written notice of effectiveness.

10.22.    Qualified Hedging Agreements.

(a)    At any time prior to or within (i) 15 days after any Credit Party (or REV Brasil) enters into any Hedging Agreement with a Lender Counterparty, (ii) in the case of Hedging Agreements with a Lender Counterparty in effect on the Closing Date, 15 days of the Closing Date or (iii) in the case of Hedging Agreements with a financial institution that is not a Lender Counterparty on the Closing Date, within 15 days of such financial institution (or its affiliate) becoming a Lender hereunder, if the applicable Credit Party (or the Borrower, on behalf of REV Brasil) and Lender Counterparty desire that the monetary obligations in respect of such Hedging Agreement be treated pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral as provided in the waterfall provisions set forth in the Pledge and Security Agreement, the Borrower may notify the Administrative

Agent in writing (which notice the Administrative Agent shall promptly provide to the Collateral Agent and the Co-Collateral Agents) (to be acknowledged by the Administrative Agent, the Collateral Agent and Co-Collateral Agents) that such Hedging Agreement is to be a “Qualified Hedging Agreement”.

(b)    Until such time as the Borrower delivers (and the Administrative Agent, the Collateral Agent and Co-Collateral Agents acknowledge) such notice as described above, such Hedging Agreement shall not constitute a Qualified Hedging Agreement. The parties hereto understand and agree that the provisions of this Section 10.22 are made for the benefit of the Lenders and their Affiliates which become parties to Hedging Agreements, and agree that any amendments or modifications to the provisions of this Section 10.22 shall not be effective with respect to any Hedging Agreement entered into prior to the date of the respective amendment or modification of this Section 10.22 (without the written consent of the relevant parties thereto). Notwithstanding any such designation of a Hedging Agreement as a Qualified Hedging Agreement, no provider or holder of any such Qualified Hedging Agreement (in its capacity as such) shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Revolving Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantor Subsidiaries. The Administrative Agent, the Collateral Agent and the Co-Collateral Agents accept no responsibility and shall have no liability for the calculation of the exposure owing by the Credit Parties under any such Qualified Hedging Agreement, and shall be entitled in all cases to rely on the applicable Lender Counterparty and the applicable Credit Party to such agreement for the calculation thereof. Such Lender Counterparty and the applicable Credit Party, party to any such agreement each agrees to provide the Administrative Agent, the Collateral Agent and the Co-Collateral Agent with the calculations of all such exposures and reserves, if any, from time to time, including at such times as the Administrative Agent, the Collateral Agent or the Co-Collateral Agents shall reasonably request, and in any event, not less than monthly (unless otherwise agreed to by the Administrative Agent, the Collateral Agent and the Co-Collateral Agents).

10.23.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Co-Collateral Agents and the Arrangers are arms-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Co-Collateral Agents and the Arrangers, on the other hand, (B) each of the Borrower and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent, the Co-Collateral Agents and the Arrangers are, and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Collateral Agent, the Co-Collateral Agents or the Arrangers has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Collateral Agent, the Co-Collateral Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the Co-Collateral Agents or the Arrangers have any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Co-Collateral Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.24.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

REV GROUP, INC., as Borrower

By:	/s/ Dean J. Nolden
Name:	Dean J. Nolden
Title:	Treasurer & Chief Financial Officer

CAPACITY OF TEXAS, INC.
CHAMPION BUS, INC.
COLLINS BUS CORPORATION
COLLINS I HOLDING CORP.
COLLINS INDUSTRIES, INC.
COMPRESSED AIR SYSTEMS, INC.*
ELDORADO MOBILITY, INC.
ELDORADO NATIONAL (CALIFORNIA), INC.
ELDORADO NATIONAL (KANSAS), INC.
E-ONE, INC.
FERRARA FIRE APPARATUS, INC.
FERRARA FIRE APPARATUS HOLDING COMPANY, INC.
FFA ACQUISITION COMPANY, INC.
FFA HOLDCO, INC.
GENERAL COACH AMERICA, INC.
GOLDSHIELD FIBERGLASS, INC.
GOSHEN COACH INC.
HALCORE GROUP, INC.
HORTON ENTERPRISES, INC.
KME GLOBAL, LLC
KME HOLDINGS, LLC
KME RE HOLDINGS, LLC
KOVATCH MOBILE EQUIPMENT CORP.
MOBILE PRODUCTS, INC.
REV AMBULANCE GROUP ORLANDO, INC.
REV FINANCIAL SERVICES LLC
REV INSURANCE SOLUTIONS LLC
REV PARTS, LLC
REV RECREATION GROUP, INC.
REV RECREATION GROUP FUNDING, INC.
REV RENEGADE LLC
REV RENEGADE HOLDINGS CORP.
REV RTC, INC., as Guarantor Subsidiaries

By:	/s/ Dean J. Nolden
Name:	Dean J. Nolden
Title:	Treasurer & Chief Financial Officer

*	A Pennsylvania corporation with entity number 2886396.

Signature Page to ABL Credit Agreement

BMO HARRIS BANK N.A., as a Joint Lead Arranger, Joint Book-Running Manager, Co-Collateral Agent and a Lender

By:	/s/ Michael Scolaro
Name:	Michael Scolaro
Title:	Managing Director

Signature Page to ABL Credit Agreement

ALLY BANK, as a Joint Lead Arranger, Joint Book-Running Manager, Administrative Agent, Collateral Agent, Co-Collateral Agent and a Lender

By:	/s/ Eric S. Miller
Name:	Eric S. Miller
Title:	Authorized Signatory

Signature Page to ABL Credit Agreement

SIGNATURE PAGE TO THE REVOLVING CREDIT AND GUARANTY AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG REV GROUP, INC. AND CERTAIN OF ITS SUBSIDIARIES PARTY THERETO FROM TIME TO TIME AS GUARANTOR SUBSIDIARIES, THE LENDERS PARTY THERETO FROM TIME TO TIME, AND ALLY BANK, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

NAME OF INSTITUTION:

[ ]

By:
Name:
Title:

Signature Page to ABL Credit Agreement

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Commitments

Lender	Commitment
Ally Bank	$275,000,000
BMO Harris Bank N.A.	$75,000,000

Total	$350,000,000

Appendix A - 1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

REV GROUP, INC.

EACH GUARANTOR SUBSIDIARY

REV Group, Inc.

c/o AIP IV, LLC

330 Madison Avenue, 28th Floor

New York, NY 10017

Attention: Paul Bamatter

Facsimile: (212) 627-2372

Email: paul@americanindustrial.com

and

REV Group, Inc.

4776 New Broad St., Suite 200

Orlando, Florida 32814

Attention:

Facsimile: (407) 228-2872

Email:

with a copy to

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Steven R. Rutkovsky

Facsimile: (646) 728 1529

Email: steven.rutkovsky@ropesgray.com

ALLY BANK,

as Administrative Agent, Collateral Agent, Co-Collateral Agent

Swing Line Lender and a Lender

Ally Bank

300 Park Avenue, 4th Floor

New York, New York 10022

Attention:   SFD Portfolio Manager

Facsimile:   (212) 884-7693

Email: Joseph.Skaferowsky@ally.com

With a copy to:

Ally Bank

300 Park Avenue, 4th Floor

New York, New York 10022

Attention:   Legal Services/SFD

Facsimile:   (212) 884-7189

Email: Jorge.Wagner@ally.com

Appendix B - 1

and

Hahn & Hessen LLP

488 Madison Avenue

New York, New York 10022

Attention: Daniel M. Ford

Facsimile: (212) 478-7400

Email: dford@hahnhessen.com

BMO HARRIS BANK N.A.,

as Co-Collateral Agent and a Lender

BMO Harris Bank N.A.

111 West Monroe Street, ABL/20 East

Chicago, Illinois 60603

Attention:    Peggy Jackson

Facsimile:    (312) 765-1641

Email:    peggy.jackson@bmo.com

With a copy to:

BMO Harris Bank N.A.

111 West Monroe Street, ABL/20 East

Chicago, Illinois 60603

Attention:    Kathy Waggoner

Facsimile:    (312) 765-1641

Email:    kathy.waggoner@bmo.com

Appendix B - 2

EXHIBIT A-1 TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF FUNDING NOTICE

Dated             , 201

Ally Bank

300 Park Avenue, 4th Floor

New York, NY 10022

Attn: Relationship Manager – Rev Group

Ladies and Gentlemen:

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

Pursuant to Sections 2.1 and/or 2.2 of the Revolving Credit Agreement, the Borrower desires that Lenders and/or the Swing Line Lender, as applicable, make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Revolving Credit Agreement on [             , 201  ] (the “Credit Date”):

1.	Revolving Loans	$[ , , ]

☐	Base Rate Loans [not constituting an Agent Advance] [constituting an Agent Advance]:	$[ , , ]

☐	Eurodollar Rate Loans, with an Initial Interest Period of [one] [three] [six] [or such other period to the extent agreed to by all Lenders] [or less than one month to the extent agreed by the Administrative Agent] Month(s):

2.	Swing Line Loans:	$[ , , ]

The Borrower hereby certifies that:

(i)    after making the Credit Extensions requested on the Credit Date (together with all other Credit Extensions requested by the Borrower on such Credit Date), the Total Utilization of Revolving Commitments shall not exceed the lesser of: (A) the Total Commitment then in effect and (B) the Aggregate Borrowing Base then in effect;

(ii)    at the time of, and immediately after giving effect to, the Credit Extensions requested pursuant to this Funding Notice, the representations and warranties contained in the Revolving Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of such date, it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date are true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects as of any such date); [and]

(iii)    as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the Credit Extension contemplated by this Funding Notice that would constitute a Default or an Event of Default [●][    ; and]

[(iv)    after giving effect to the requested Credit Extensions on the Credit Date, the Total Utilization of Revolving Commitments is $        .]1

[Signature Page Follows]

[1]	To be included only if the proceeds of Loans requested hereby are to be utilized to finance, in whole or in part, a Permitted Acquisition (or to pay any fees and expenses in connection therewith).

2

Yours Truly, REV GROUP, INC.

By:
Name:
Title:

Signature Page to Funding Notice

EXHIBIT A-2 TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF CONVERSION/CONTINUATION NOTICE

Dated              , 201

Ally Bank

300 Park Avenue, 4th Floor

New York, NY 10022

Attn: Relationship Manager – Rev Group

Ladies and Gentlemen:

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

Pursuant to Section 2.8 of the Revolving Credit Agreement, the Borrower desires to convert or to continue the following Revolving Loans, each such conversion and/or continuation to be effective as of               , 201  :

$[ , , ]	Eurodollar Rate Loans, originally made on , 201 , to be continued with an Interest Period of [one] [three] [six] month(s) [or such other period to the extent agreed to by all Lenders] [or less than one month to the extent agreed by the Administrative Agent].

$[ , , ]	Base Rate Loans, originally made on , 201 , to be converted to Eurodollar Rate Loans with an Interest Period of [one] [three] [six] month(s) [or such other period to the extent agreed to by all Lenders] [or less than one month to the extent agreed by the Administrative Agent].

$[ , , ]	Eurodollar Rate Loans, originally made on , 201 , to be converted to Base Rate Loans.

[Signature Page Follows]

2

The Borrower hereby certifies that as of the date hereof, in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

REV GROUP, INC.

By:
Name:
Title:

Signature Page to Conversion/Continuation Notice

EXHIBIT A-3 TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF ISSUANCE NOTICE

Dated              , 201

Ally Bank

300 Park Avenue, 4th Floor

New York, NY 10022

Attn: Relationship Manager – Rev Group

[[                    ], as Issuing Bank

under the Revolving Credit Agreement

                                                                 ]

Attention:    [                                         ]

Ladies and Gentlemen:

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

Pursuant to Section 2.3 of the Revolving Credit Agreement, the Borrower desires a [standby] [trade] Letter of Credit to be issued for the account of the undersigned in accordance with the terms and conditions of the Revolving Credit Agreement on [             , 201  ] (the “Credit Date”) in an aggregate face amount of $[    ,    ,        ].

The beneficiary of the requested Letter of Credit will be [                    ], and such Letter of Credit will be in support of [                    ] and will have a stated expiration date of [                    ].

Attached hereto for the requested Letter of Credit is either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

The Borrower hereby certifies that:

(i)    after issuing such Letter of Credit requested on the Credit Date (together with all other Credit Extensions requested by the Borrower on such Credit Date), (x) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit and (y) the Total Utilization of Revolving Commitments shall not exceed the lesser of (A) the Total Commitment then in effect and (B) the Aggregate Borrowing Base then in effect;

(ii)    at the time of, and immediately after giving effect to the issuance of the Letter of Credit requested pursuant to this Issuance Notice, the representations and warranties contained in the Revolving Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date are true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects as of any such date); and

(iii)    as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance of the Letter of Credit contemplated by this Issuance Notice that would constitute a Default or an Event of Default.

[Signature Page Follows]

2

Your Truly,

REV GROUP, INC.

By:
Name:
Title:

Signature Page to Issuance Notice

EXHIBIT B-1 TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF REVOLVING LOAN NOTE

$[    ,    ,    ]

New York, New York

             , 201

FOR VALUE RECEIVED, REV GROUP, INC., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] or its registered assigns (“Payee”), on or before the Revolving Commitment Termination Date, the lesser of (a) [DOLLARS] ($[    ,    ,    ]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Loans under the Revolving Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

This Note is one of the “Revolving Loan Notes” referred to in the Revolving Credit Agreement and is entitled to the benefits thereof (to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid) and of the other Credit Documents. This Note is secured by the Collateral Documents and is entitled to the benefits of the Guaranty.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Revolving Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make, or any error in making, a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, in each case as provided in the Revolving Credit Agreement on or prior to the Revolving Commitment Termination Date, in whole or in part, and Revolving Loans may be converted from one Type of Revolving Loan into another Type of Revolving Loan to the extent provided in the Revolving Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Revolving Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Revolving Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, as provided in the Revolving Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

REV GROUP, INC.

By:
Name:
Title:

Signature Page to Revolving Note

TRANSACTIONS ON

REVOLVING LOAN NOTE

Borrower	Date	Amount of Revolving Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made by

EXHIBIT B-2 TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF SWING LINE NOTE

$[    ,    ,    ]

        ,      201

FOR VALUE RECEIVED, REV GROUP, INC., a Delaware corporation (the “Borrower”), promises to pay to [NAME OF LENDER], as Swing Line Lender (“Payee”), on or before the Revolving Commitment Termination Date, the lesser of (a) [        ] DOLLARS ($    ,    ,    ]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Swing Line Loans under the Revolving Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

This Note is the “Swing Line Note” referred to in the Revolving Credit Agreement and is entitled to the benefits thereof (to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid) and of the other Credit Documents. This Note is secured by the Collateral Documents and is entitled to the benefits of the Guaranty.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Revolving Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, in each case as provided in the Revolving Credit Agreement on or prior to the Revolving Commitment Termination Date, in whole or in part.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect as provided in the Revolving Credit Agreement.

The terms of this Note are subject to amendment only in the manner as provided in the Revolving Credit Agreement.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, as provided in the Revolving Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand, notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

REV GROUP, INC.

By:
Name:
Title:

Signature Page to Swing Line Note

TRANSACTIONS ON SWING LINE NOTE

Borrower	Date	Amount of Swing Line Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made by

EXHIBIT C TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE1

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.	I am the Chief Financial Officer of Rev Group, Inc., a Delaware corporation (the “Company”).

2.	I have reviewed the terms of that certain Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BANK OF MONTREAL (“BMO”), as Joint Lead Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally as Administrative Agent and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Restricted Subsidiaries during the accounting period covered by the attached financial statements.

3.	No Default or Event of Default has occurred or is continuing during or at the end of the accounting period covered by the attached financial statements (the “Financial Statement Period”) or as of the date of this Certificate[, except as set forth in a separate attachment, if any, to this Certificate, describing in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event].

[1]	The annex attached to this Exhibit C shall be updated as necessary to reflect any amendment, restatement, extension, supplement or other modification to the Revolving Credit Agreement. Notwithstanding the foregoing, in the event of any discrepancy between any annex attached to this Exhibit C and the corresponding terms of the Revolving Credit Agreement, the corresponding terms of the Revolving Credit Agreement shall replace such annex mutatis mutandis.

The foregoing certifications, together with the computations set forth in Annex A attached hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date hereof pursuant to Section 5.1(d) of the Revolving Credit Agreement.

REV GROUP, INC.

By:
Name:
Title:	Chief Financial Officer

Signature Page to Compliance Certificate

ANNEX A TO EXHIBIT C TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy]

(the “Financial Statement Date”).

1.	Consolidated Adjusted EBITDA:

	(a)	(i)	Consolidated Net Income:[2]	$[ , , ]

		(ii)	Consolidated Interest Expense:	$[ , , ]

		(iii)	provisions for Tax on the overall net income of the Company and its Restricted Subsidiaries:	$[ , , ]

		(iv)	total depreciation expense:	$[ , , ]

		(v)	total amortization expense:	$[ , , ]

		(vi)	other non-cash items, but excluding any amortization of a prepaid cash item that was paid in a prior period; provided that if any non-cash item referred to in this clause (vi) represents an accrual or reserve for a potential cash item in any future period, (x) the Company may elect not to add-back such non-cash item in the current period and (y) to the extent the Company elects to add-back such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to such extent paid	$[ , , ]

		(vii)	fees and expenses permitted by Section 6.5(b) of the Revolving Credit Agreement:	$[ , , ]

		(viii)	Transaction Costs:	$[ , , ]

[2]	See item 4 below.

Annex A to Exhibit C-1-3

(ix)	(1) transaction costs relating to Permitted Acquisitions and non-ordinary course Investments and dispositions permitted under the Revolving Credit Agreement, in an aggregate amount for all add-backs pursuant to this clause (ix)(1) not to exceed $7,500,000 in any Fiscal Year and (2) non-recurring fees, cash charges and other cash expenses incurred in connection with the issuance of Capital Stock of the Company or non-ordinary course Indebtedness or the extinguishment of Indebtedness or redemption, retirement or acquisition of Capital Stock of the Company, in each case to the extent permitted under the Revolving Credit Agreement:	$[ , , ]

(x)	Restructuring Charges in an aggregate amount not to exceed 10% of Consolidated Adjusted EBITDA for the Financial Statement Period (calculated prior to giving effect to this clause (x)):	$[ , , ]

(xi)	pro forma “run rate” cost savings, operating expense reductions and synergies that are reasonably identifiable, factually supportable (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken) and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after the end of the period, provided that the aggregate amount of “run rate” cost savings, operating expense reductions and synergies added back pursuant to this sub-clause (xi) and Section 1.3(e) of the Revolving Credit Agreement in any period shall not exceed 10% of Consolidated Adjusted EBITDA for such period (with such calculation being made prior to giving effect to this sub-clause (xi)),	$[ , , ]

Annex A to Exhibit C-1-4

	(xii)	cash expenses or losses incurred by the Company or any of its Restricted Subsidiaries to the extent insurance proceeds with respect thereto have been received by the Company or such Restricted Subsidiary in cash and were not included in determining Consolidated Net Income:	$	[ , ,	]

	(xiii)	cash expenses or losses incurred by the Company or any of its Restricted Subsidiaries to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or a sale, disposition or other transaction permitted under the Revolving Credit Agreement and such indemnification proceeds have been received by the Company or such Restricted Subsidiary in cash and were not included in determining Consolidated Net Income:	$	[ , ,	][3]

(b)	non-cash items increasing Consolidated Net Income for the Financial Statement period (excluding any such non-cash item to the extent it represents the accrual of revenue or the reversal of reserves taken in any prior period for a potential cash item that was not previously added back in the calculation of Consolidated Adjusted EBITDA during a prior period):		$	[ , ,	]

(c)	Consolidated Adjusted EBITDA [Sum of Items 1(a)(i) through 1(a)(xiii) – Item 1(b)]:[4]		$	[ , ,	]

[3]	In the case of clauses (a)(ii) through (a)(xiii) above, such items (x) shall only be added to the extent included or deducted in determining Consolidated Net Income for the Financial Statement Period and (y) shall not be added back to the extent applicable to Persons whose income (or losses) are not included in Consolidated Net Income pursuant to clause (ii) of the definition thereof in the Revolving Credit Agreement.
[4]	Notwithstanding the foregoing, for purposes of determining Consolidated Adjusted EBITDA under the Revolving Credit Agreement for any period that includes a period set forth below, Consolidated Adjusted EBITDA for such period shall be as set forth below (which amounts, for the avoidance of doubt, shall be subject to any pro forma or “run rate” adjustments permitted by clause (xi) above and Section 1.03(e) of the Revolving Credit Agreement with respect to events occurring following the Closing Date):

Fiscal Quarter Ending on or about	Consolidated Adjusted EBITDA
April 30, 2016	$40,711,000
July 31, 2016	$40,561,000
October 31, 2016	$48,262,000
January 31, 2017	$28,246,000

Annex A to Exhibit C-1-5

2.	Consolidated Cash Interest Expense:

	(a)	Consolidated Interest Expense for such period:	$[ , , ]

	(b)	Consolidated Interest Expense for such period not payable in cash:	$[ , , ]

	(c)	Consolidated Cash Interest Expense [Item 2(a) – Item 2(b)]:	$[ , , ]

3.	Consolidated Fixed Charges:

	(a)	Consolidated Cash Interest Expense (including, for this purpose, any cash interest expense in respect of Indebtedness of another Person that is guaranteed by the Company or any of its Restricted Subsidiaries):	$[ , , ]

	(b)	scheduled payments of principal on Indebtedness:[5]	$[ , , ]

	(c)	Consolidated Fixed Charges [Item 3(a) + Item 3(b)]:	$[ , , ]

4.	Consolidated Net Income:

	(a)	the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for the Financial Statement Period taken as a single accounting period determined in conformity with GAAP:	$[ , , ]

[5]	Provided that for purposes of determining satisfaction of the Payment Conditions, “Consolidated Fixed Charges” shall also include, without duplication, all Restricted Junior Payments made in cash during such period pursuant to Section 6.5(l) and (m) of the Revolving Credit Agreement.

Annex A to Exhibit C-1-6

(b)	(i)	the income (or loss) of any Person (other than a Restricted Subsidiary of the Company but including an Unrestricted Subsidiary) in which any other Person (other than the Company or any of its Restricted Subsidiaries) has an interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person in respect of such income during the Financial Statement Period (or, in the case of a loss, the amount of such loss to the extent such loss has been funded with cash by the Company or any of its Restricted Subsidiaries during the Financial Statement Period):	$[ , , ]

	(ii)	the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a pro forma basis in accordance with Section 1.3 of the Revolving Credit Agreement):	$[ , , ]

	(iii)	any after-tax gains or losses attributable to Asset Sales, insurance or condemnation payments or returned surplus assets of any Pension Plan:	$[ , , ]

	(iv)	the effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, Earn-Out Obligations and debt line items thereof) resulting from the application of purchase accounting:	$[ , , ]

Annex A to Exhibit C-1-7

		(v) any income (or loss) from the early extinguishment or conversion of Indebtedness:	$[ , , ]

		(vi) any net unrealized gain or loss (after any offset) resulting from obligations under any Hedging Agreements or other derivative instruments and the application of ASC 815:	$[ , , ]

		(vii) to the extent not included in clauses (b)(i) through (vi) above, any net extraordinary gains or net extraordinary losses:	$[ , , ]

	(c)	Consolidated Net Income [Item 4(a) – Item 4(b)]:	$[ , , ]

5.	Fixed Charge Coverage Ratio:

	(a)	Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending:	$[ , , ]

	(b)	Consolidated Capital Expenditures:[6]	$[ , , ]

	(c)	aggregate amount of Taxes on the overall net income of the Company and its Restricted Subsidiaries and actually paid in cash during such four-Fiscal Quarter period:	$[ , , ]

	(d)	Consolidated Fixed Charges for such four-Fiscal Quarter period:	$[ , , ]

	(e)	Fixed Charge Coverage Ratio [(Item 5(a) – Item 5(b) – Item 5(c)) / Item 5(d)]:	. :1.00

		Relevant four-Fiscal Quarter period:	1.00:1.00

[6]	Excluding, without duplication, the Acquisition and any other Consolidated Capital Expenditures, to the extent financed with any equity proceeds, Capital Stock, or Indebtedness (other than with proceeds of Revolving Loans and Swing Line Loans).

Annex A to Exhibit C-1-8

EXHIBIT D TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as it may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Revolving Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the][each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the Total Commitment identified below (including Letters of Credit and Swing Line Loans) ([the][each, an] “Assigned Interest”). [Each][Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and the Revolving Credit Agreement, without representation or warranty by [the][any] Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	REV GROUP, INC.

4.	Administrative Agent:	ALLY BANK, as the administrative agent under the Revolving Credit Agreement.

5.	Revolving Credit Agreement:	The Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

6.	Assigned Interest:

Assignor	Assignee	Aggregate Amount of Commitment/ Revolving Loans for all Lenders	Amount of Commitment/ Revolving Loans Assigned	Percentage Assigned of Commitment/Revolving Loans
		$	$		%
		$	$		%
		$	$		%

Effective Date:             , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

Notices:		Notices:

	Attention:		Attention:
	Telecopier:		Telecopier:

2

With a copy to:	With a copy to:

Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:	Wire Instructions

[Signature Pages Follow]

3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

[Consented to and] Accepted:

ALLY BANK, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:

REV GROUP, INC.

By:
Name:
Title: [1]

[1]	Insert as provided in Section 10.6(c)(ii) of the Revolving Credit Agreement.

Signature Page to Assignment and Assumption Agreement

ANNEX 1 TO EXHIBIT D TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.

1.1    [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][its] Assigned Interest, (ii) [the][its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Revolving Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Revolving Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Revolving Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement and the other Credit Documents as a Lender thereunder and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Revolving Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non US Lender, attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Revolving Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][each] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Revolving Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto.

Annex 1 to Exhibit D - 1

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][each] Assignee for amounts which have accrued from and after the Effective Date.

3.    Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a “Lender” under the Revolving Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights (other than any rights which survive the termination of the Revolving Credit Agreements under Section 10.8 of the Revolving Credit Agreement) and be released from its obligations under the Revolving Credit Agreement and the other Credit Documents.

4.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 to Exhibit D-1-2

EXHIBIT E TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF CERTIFICATE RE: NON-BANK STATUS

Reference is hereby made to the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”). Pursuant to Section 2.19(d) of the Revolving Credit Agreement, the undersigned hereby certifies that:

(A)    it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate,

(B)    it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”),

(C)    it is not a “10 percent shareholder” of the Company, within the meaning of Section 881(c)(3)(B) of the Code, and

(D)    it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned shall promptly notify the Company and the Administrative Agent in writing if any of the representations and warranties made herein are no longer true and correct.

[NAME OF FINANCIAL INSTITUTION]

By:
Name:
Title:

Date:             , 201

EXHIBIT F-1 TO

[REVOLVING CREDIT] [TERM LOAN] AND GUARANTY AGREEMENT]

FORM OF CLOSING DATE CERTIFICATE

[            ], 2017

The undersigned, being the [chairman/chief executive officer/president/vice president/chief financial officer] of REV GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies on behalf of the Company (and not in his or her individual capacity) as follows:

1.    This certificate is delivered pursuant to Sections 3.1(n) and 3.1(p) of each of (i) the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”, by and among the Company, as Borrower, CERTAIN SUBSIDIARIES OF THE COMPANY party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”), and BMO HARRIS BANK N.A. (“BMO”), as Joint Lead Arrangers and Joint Book Running Managers, and Ally and BMO as Co-Collateral Agents, and Ally as Administrative Agent and Collateral Agent; and (ii) the Term Loan and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Company, as Borrower, CERTAIN SUBSIDIARIES OF THE COMPANY party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and Ally, as Sole Lead Arranger and Sole Book Running Manager, and Ally as Administrative Agent and Collateral Agent. Capitalized terms used herein shall have the meanings assigned to such terms in the Revolving Credit Agreement and the Term Loan Agreement, as the context requires.

2.    I have reviewed the terms of the Revolving Credit Agreement and Term Loan Agreement and the definitions and provisions contained in the Revolving Credit Agreement and Term Loan Agreement, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.    Based upon my review and examination described in paragraph (2) above, I certify, as the [chairman/chief executive officer/president/vice president/chief financial officer] of the Company and not in my personal capacity, that:

(i)    as of the Closing Date, and immediately after giving effect to the Credit Extensions made on the date hereof, the representations and warranties contained in the Revolving Credit Agreement, the Term Loan Agreement and each of the other Credit Documents are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date are true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects as of any such date); and

(ii)    as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute a Default or an Event of Default.

4.    The conditions set forth in Sections 3.1(d) and 3.1(e) of each of the Revolving Credit Agreement and the Term Loan Agreement have been satisfied and the condition set forth in Section 3.1(h)(ii) of the Revolving Credit Agreement and 3.1(h) of the Term Loan Agreement, respectively, has been satisfied.

5.    Attached as Annex A hereto is a true and correct copy of the Shareholders Agreement required to be delivered to the Administrative Agent pursuant to Section 3.1(n)(i) of each of the Revolving Credit Agreement and the Term Loan Agreement.

6.    Attached as Annex B hereto is a true and correct copy of the Registration Rights Agreement required to be delivered to the Administrative Agent pursuant to Section 3.1(n)(ii) of each of the Revolving Credit Agreement and the Term Loan Agreement.

[Signature Page Follows]

2

The foregoing certifications are made and delivered as of the date first written above.

REV GROUP, INC.

By:
Name:
Title:

Signature Page to Closing Date Certificate

EXHIBIT F-2 TO

[REVOLVING CREDIT] [TERM LOAN] AND GUARANTY AGREEMENT]

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders

party to the Revolving Credit Agreement and the

Term Loan Agreement referred to below:

I, the Chief Financial Officer of REV GROUP, INC., a Delaware corporation (the “Company”), do hereby certify on behalf of the Company, solely in my capacity as the Chief Financial Officer of the Company and not in my individual capacity, that:

1.    This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 3.1(m) of each of (i) the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among the Company, as Borrower, CERTAIN SUBSIDIARIES OF THE COMPANY party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”), and BMO HARRIS BANK N.A. (“BMO”), as Joint Lead Arrangers and Joint Book Running Managers, and Ally and BMO as Co-Collateral Agents, and Ally as Administrative Agent and Collateral Agent; and (ii) the Term Loan and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Company, as Borrower, CERTAIN SUBSIDIARIES OF THE COMPANY party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and Ally, as Sole Lead Arranger and Sole Book Running Manager, and Ally as Administrative Agent and Collateral Agent. Capitalized terms used herein shall have the meanings assigned to such terms in the Revolving Credit Agreement and the Term Loan Agreement, as the context requires.

2.    In my role as the Chief Financial Officer of the Company, I have reviewed the terms of the Revolving Credit Agreement, the Term Loan Agreement and each of the other Credit Documents (together with the definitions contained therein or otherwise applicable thereto), the Historical Financial Statements, Projections and pro forma financial statements of the Company and its Subsidiaries delivered to the Agents pursuant to the Revolving Credit Agreement and the Term Loan Agreement on or prior to the Closing Date, and it is my good faith belief that I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein (including, without limitation, making such inquiries of such other officers of the Company and/or its Subsidiaries who have responsibility for financial and accounting matters as I have deemed appropriate for purposes of the opinion).

3.    Based upon my review and examination described in paragraph (2) above, after giving effect to the consummation of the Transactions on the date hereof (including the incurrence of Indebtedness on the date hereof under the Revolving Credit Agreement and the Term Loan Agreement):

(a)    the sum of the assets, at a fair valuation, of the Credit Parties and their Restricted Subsidiaries, taken as a whole, will exceed their respective debts (including contingent liabilities);

(b)    the sum of the present fair saleable value of the assets of the Credit Parties and their Restricted Subsidiaries, taken as a whole, will exceed their respective debts (including contingent liabilities);

(c)    the capital of the Credit Parties and their Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to their businesses as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and

(d)    the Credit Parties and their Restricted Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe (or should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this paragraph (3), the amount of any contingent liability at any time is computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

2

The foregoing certifications are made and delivered as of the date first set forth above.

REV GROUP, INC.

By:
Name:
Title:	Chief Financial Officer

Signature Page to Solvency Certificate

EXHIBIT G TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated as of              , 201   (this “Counterpart Agreement”) is delivered pursuant to that certain Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”) and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

SECTION 1.    Pursuant to Section 5.10 of the Revolving Credit Agreement, the undersigned hereby:

(a)    agrees that this Counterpart Agreement may be attached to the Revolving Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor Subsidiary under the Revolving Credit Agreement and agrees to be bound by all of the terms thereof;

(b)    represents and warrants that each of the representations and warranties set forth in the Revolving Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects, both before and after giving effect to this Counterpart Agreement on the date hereof, it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date are true and correct in all material respects only as of such specified date and (y) any representation and warranty is true and correct in all material respects as of such earlier date (it being understood and agreed that any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects as of any such date);

(c)    represents and warrants that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute a Default or an Event of Default;

(d)    agrees, on a joint and several basis with the other Guarantor Subsidiaries, to irrevocably and unconditionally guaranty the due and punctual payment in full of, and the due performance and compliance with, all of the Guaranteed Obligations, in each case when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Revolving Credit Agreement;

(e)    (i) agrees that this Counterpart Agreement may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to the Collateral Agent, for the benefit of the Revolving Secured Parties (as such term is defined in the Pledge and Security Agreement), a security interest in all of the undersigned’s right, title and interest in and to all Collateral (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement; and

(f)    (i) agrees that simultaneously with the execution of this Counterpart Agreement, it is executing and delivering a joinder agreement to the Intercreditor Agreement and (ii) agrees that the undersigned will comply with all the terms and conditions of the Intercreditor Agreement as if it were an original signatory thereto.

SECTION 2.    The undersigned agrees from time to time, upon the reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Revolving Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:	Chief Financial Officer

Notices:

Attention:
Telecopier:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

ALLY BANK, as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Counterpart Agreement

EXHIBIT H TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF LANDLORD WAIVER AND CONSENT AGREEMENT

LANDLORD’S WAIVER AND CONSENT

This LANDLORD WAIVER AND CONSENT (this “Agreement”) is dated as of             , 20[    ], and entered into by                      (“Landlord”), to and for the benefit of ALLY BANK, as administrative agent and collateral agent under the Revolving Credit Agreement (as defined below) (in such capacity, the “Agent”).

RECITALS

WHEREAS, Landlord is the owner of that certain property located at                                          the (“Premises”), has entered or intends to enter into a lease transaction (the “Lease”) with                                          (the “Company”) pursuant to which the Company has or will acquire a leasehold interest in all or a portion of the Premises; and

WHEREAS, the Company has entered into or intends to enter into a Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among [the Company] [Rev Group, Inc., a Delaware corporation (the “Borrower”)], as borrower, certain other subsidiaries of [the Borrower (including the Company)] [the Company] party thereto from time to time, as guarantor subsidiaries (collectively, and together with [the Borrower] [the Company], individually, each, an “Obligor,” and collectively, the “Obligors”), the lenders party thereto from time to time (individually, each an “Obligee,” and collectively, the “Obligees”), ALLY BANK (“Ally”), BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”) and certain other financial institutions from time to time party thereto as agents, pursuant to which the Company has executed or intends to execute a security agreement and other collateral documents, pursuant to which each Obligor has granted or intends to grant to the Agent for its benefit, and for the ratable benefit of the Obligees, a security interest and lien in certain real property and tangible and intangible personal property of such Obligor, including, without limitation, accounts, goods, inventory, machinery, fixtures and equipment, together with all additions, substitutions, replacements and improvements to, and the products and proceeds of the foregoing (collectively, the “Collateral”);

WHEREAS, all or a portion of the Collateral may from time to time be located at the Premises or may become wholly or partially affixed to the Premises; and

WHEREAS, the Agent has requested that Landlord execute this Agreement as a condition to the financing arrangements under the Revolving Credit Agreement;

NOW THEREFORE, in consideration of any financial accommodation extended by the Agent and the Obligees to the Obligors at any time, and other good and valuable consideration the receipt and sufficiency of which Landlord hereby acknowledges, Landlord hereby agrees as follows:

SECTION 1.    A description of the Lease and any amendments and modifications thereto is attached hereto as Exhibit A. The Lease has not been amended, restated, amended and restated, supplemented or otherwise modified except as set forth on Exhibit A annexed hereto and is in full force and effect as of the date hereof. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (c) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any existing default under or in connection with the Lease and (d) except as disclosed to the Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

SECTION 2.    The Collateral may be stored, utilized and/or installed at the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property, whether or not any of the Collateral becomes so related to the real estate that an interest therein arises under real estate law. Landlord acknowledges the Agent shall have the right to file and record Uniform Commercial Code financing statements against the Collateral.

SECTION 3.    Until such time as the obligations of the Obligors to the Agent and the Obligees are paid in full, Landlord disclaims any interest in the Collateral, whether created by statute, contract (including the Lease) or by common law, agrees not to distrain or levy upon any of the Collateral or to assert any claim, lien or demand against the Collateral for any reason and agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not otherwise effectively waived pursuant to this paragraph), shall be subordinate to the rights of the Agent in respect thereof.

SECTION 4.    The Agent, any Obligee or their respective representatives may enter upon the Premises at any reasonable time during normal business hours to inspect or remove the Collateral, and may advertise and conduct public auctions or private sales of the Collateral at the Premises, in each case without liability of the Agent or such Obligee to Landlord; provided however, that the Agent or such Obligee, as applicable, shall promptly repair, at their expense, any physical damage (other than ordinary wear and tear) to the Premises actually caused by said removal by the Agent or such Obligee. The Agent and the Obligees shall not be liable for any diminution in value of the Premises caused by the absence of Collateral actually removed or by any necessity of replacing the Collateral.

SECTION 5.    Landlord shall not interfere with any sale of the Collateral, by public auction or otherwise, conducted by or on behalf of the Agent or the Obligees on the Premises.

SECTION 6.    Landlord agrees to provide the Agent with written notice of any default or claimed default by the Company under the Lease, and prior to the termination of the Lease, to permit the Agent and the Obligees the same opportunity to cure or cause to be cured such default

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as is granted to the Company under the Lease; provided, however that the Agent and the Obligees shall have at least 30 days following receipt of said notice to cure such default; provided, further that if a non-monetary default cannot reasonably be cured by the Agent within such 30 day period, the Agent shall have such additional period of time as shall be reasonably necessary to cure such non-monetary default so long as the Agent commences such curative measures within such 30 day period and thereafter proceed diligently to complete such curative measures. Landlord will permit the Agent and the Obligees to remain on the Premises for a period of up to 120 days following receipt by the Agent of written notice from Landlord that Landlord is or intends to be in possession and control of the Premises, or the Lease has expired or been terminated, during such time the Agent shall have the right, but not the obligation, to enter the Premises to sell the Collateral (at public or private sale) or cause the Collateral to be removed from the Premises, subject, however, to the payment to Landlord by the Agent and/or the Obligees of the basic rent due under the Lease for the period of occupancy by such Agent and such Obligees, pro-rated on per diem basis determined on a 30 day month. The Agent’s and the Obligees’ right to occupy the Premises under the preceding sentence shall be extended for the time period such Agent and such Obligee are prohibited from selling the Collateral due to the imposition of the automatic stay by the filing of bankruptcy proceedings by or against any Obligor. The Agent and the Obligees shall not assume nor be liable for any unperformed or unpaid obligations of the Company under the Lease.

SECTION 7.    Landlord shall send to the Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

SECTION 8.    This Agreement shall inure to the benefit of the Agent, the Obligees and their respective successors and assigns and shall be binding upon Landlord, its heirs, assigns, representatives and successors. Landlord will disclose the terms and provisions of this Agreement to any purchaser or successor to Landlord’s interest in the Premises.

SECTION 9.    All notices to the Agent hereunder shall be in writing, sent by certified mail or by overnight delivery service, and shall be addressed to such Agent at the following address: 300 Park Avenue, 4th Floor, New York, New York 10022, Attention: Relationship Manager – Rev Group.

SECTION 10.    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

SECTION 11.    The provisions of this agreement shall continue in effect until Landlord shall have received the written certification from the Agent that all amounts advanced under the Revolving Credit Agreement have been paid in full.

SECTION 12.    The Agent may, without in any way affecting or limiting this Agreement, and without notice to Landlord, amend, restate, amend and restate, supplement, or otherwise modify from time to time, the Revolving Credit Agreement.

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SECTION 13.    Delivery of an executed signature page of this Agreement by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed signature page.

[Signature Pages Follow]

4

Dated this      day of             , 20    .

LANDLORD:

[ ]

By:
Name:
Title:

Signature Page to Landlord’s Waiver and Consent

AGENT:

ALLY BANK, as Agent

By:
Name:
Title:

By:
Name:
Title:

Agreed and Consented to by:

COMPANY:

[ ]

By:
Name:
Title:

Signature Page to Landlord’s Waiver and Consent

EXHIBIT A

[DESCRIPTION OF LEASE]

Exhibit A

EXHIBIT I TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

The undersigned hereby certifies that:

(1)    I am the duly elected chief financial officer of Rev Group, Inc., a Delaware corporation (the “Company”).

(2)    In accordance with Section 5.1(l) of that certain Revolving Credit and Guaranty Agreement, dated as of April 25, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the date hereof (said Revolving Credit and Guaranty Agreement, as so amended, restated, amended and restated supplemented or otherwise modified, being the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, as Borrower, CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”), BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), attached hereto as Annex 1 is a true and accurate calculation in all material respects of the Aggregate Borrowing Base as of             , 20    , determined in accordance with the requirements of the Revolving Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of              , 201  .

By:
Name:
Title:

Signature Page to Borrowing Base Certificate

EXHIBIT J TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF INCREMENTAL COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

[Date]

REV GROUP, INC.

[ADDRESS]

Re:	Incremental Commitments

Ladies and Gentlemen:

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among REV GROUP, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”), BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

Each Lender (each an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”). Each Incremental Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Revolving Credit Agreement, including, without limitation, Sections 2.1 and 2.23 thereof.

Each Incremental Lender, the Borrower and the Administrative Agent acknowledge and agree that the Incremental Commitments provided pursuant to this Agreement shall constitute Incremental Commitments and, upon the Agreement Effective Date (as hereinafter defined), the Incremental Commitment of each Incremental Lender shall become, or in the case of an existing Lender, shall be added to (and thereafter become a part of), the Commitment of such Incremental Lender. Each Incremental Lender, the Borrower and the Administrative Agent further agree that, with respect to the Incremental Commitment provided by each Incremental Lender pursuant to this Agreement, such Incremental Lender shall receive from the Borrower such upfront fees, and/or other fees, if any, as may be separately agreed to in writing with the Borrower and the Administrative Agent, all of which fees shall be due and payable to such Incremental Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Commitment provided pursuant to this Agreement.

Each Incremental Lender party to this Agreement, to the extent not already a party to the Revolving Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Assignee, (ii) confirms that it has received a copy of the Revolving Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Revolving Credit Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Revolving Credit Agreement and the other Credit Documents, (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Revolving Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Revolving Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (vi) in the case of each Incremental Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Certificate Re: Non-Bank Status referred to in Section 2.19(d)(ii) of the Revolving Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by the Borrower under the Revolving Credit Agreement and the other Credit Documents.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Lender, the Administrative Agent, each Issuing Bank, the Swing Line Lender, the Borrower and each Guarantor Subsidiary, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 3 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Lender party hereto (i) shall be obligated to make the Revolving Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Revolving Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Commitments provided hereby including, without limitation, all Revolving Loans made pursuant thereto, and (ii) all such Obligations (including all such Revolving Loans) shall be entitled to the benefits of the Pledge and Security Agreement, the other Collateral Documents and the Guaranty.

Each Guarantor Subsidiary acknowledges and agrees that all Obligations with respect to the Incremental Commitments provided hereby and all Revolving Loans made pursuant thereto

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shall (i) be fully guaranteed pursuant to the Guaranty as, and to the extent, provided therein and in the Revolving Credit Agreement and (ii) be entitled to the benefits of the Credit Documents as, and to the extent, provided therein and in the Revolving Credit Agreement.

Attached hereto as Annex II is the officer’s certificate required to be delivered pursuant to clause (ii) of the definition of “Incremental Commitment Requirements” appearing in Section 1.1 of the Revolving Credit Agreement certifying that the conditions set forth in clause (i) of the definition of “Incremental Commitment Requirements” appearing in Section 1.1 of the Revolving Credit Agreement have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail).

[Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the respective Credit Parties, delivered pursuant to clause (iv) of the definition of “Incremental Commitment Requirements” appearing in Section 1.1 of the Revolving Credit Agreement.]

[Attached hereto as Annex IV are true and correct copies of officers’ certificates, board of director resolutions and good standing certificates of the Credit Parties required, and as requested by the Administrative Agent, to be delivered pursuant to clause (v) of the definition of “Incremental Commitment Requirements” appearing in Section 1.1 of the Revolving Credit Agreement.]

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on              ,         . If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 10.5 of the Revolving Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Revolving Credit Agreement, the terms of the Revolving Credit Agreement shall control.

*        *         *

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THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[NAME OF EACH INCREMENTAL LENDER]

By:
Name:
Title:

Agreed and Accepted this day of , 201 :

REV GROUP, INC., as Borrower

By:
Name:
Title:

ALLY BANK, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Incremental Commitment Agreement

[NAME OF EACH ISSUING BANK], as [an] [the] Issuing Bank

By:
Name:
Title:

ALLY BANK, as Swing Line Lender

By:
Name:
Title:

Signature Page to Incremental Commitment Agreement

Each Guarantor Subsidiary acknowledges and agrees to each the foregoing provisions of this Incremental Commitment Agreement and to the incurrence of the Revolving Loans to be made pursuant thereto.

[EACH GUARANTOR SUBSIDIARY], as a
Guarantor Subsidiary

By:
Name:
Title:

Signature Page to Incremental Commitment Agreement

ANNEX I TO EXHIBIT J TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

TERMS AND CONDITIONS FOR INCREMENTAL COMMITMENT AGREEMENT

Dated as of             , 201

1.	Name of the Borrower: Rev Group, Inc.

2.	Incremental Commitment amounts (as of the Agreement Effective Date):

Names of Incremental Lenders	Amount of Incremental Commitment

Total:

3.	Applicable Commitment Fee Percentage:

4.	Applicable Margin:

5.	Other Conditions Precedent:

Annex I to Exhibit J

ANNEX II TO EXHIBIT J TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

FORM OF OFFICER’S CERTIFICATE

[            , 201  ]

The undersigned, being the Chief Financial Officer of REV GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies on behalf of the Company (and not in his or her individual capacity) as follows:

1.    Reference is made to the Revolving Credit and Guaranty Agreement, dated as of April 25, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, as Borrower, CERTAIN SUBSIDIARIES OF THE BORROWER party thereto from time to time, as Guarantor Subsidiaries, the Lenders party thereto from time to time, and ALLY BANK (“Ally”), and BMO HARRIS BANK N.A. (“BMO”), as Joint Leads Arrangers and Joint Book Running Managers, Ally and BMO, as Co-Collateral Agents and Ally, as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

2.    I have reviewed the terms of the Revolving Credit Agreement and the definitions and provisions contained in the Revolving Credit Agreement, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.    Based upon my review and examination described in paragraph (2) above, I certify, as the Chief Financial Officer of the Company and not in my personal capacity, that:

(i)    As of the date hereof, the representations and warranties contained in the Revolving Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date, it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date are true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects as of any such date); and

(ii)    as of the date hereof, no event has occurred and is continuing or would result from the Incremental Commitment[s] contemplated hereby that would constitute a Default or an Event of Default.

4.    To the extent applicable, attached hereto as Schedule I are the calculations required by paragraph (3) above.

[Signature Page Follows]

Annex II to Exhibit J - 1

The foregoing certifications are made and delivered as of the date first written above.

REV GROUP, INC.

By:
Name:
Title:	Chief Financial Officer

Annex II to Exhibit J - 2

ANNEX III TO EXHIBIT J TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

Legal Opinion[s] for Incremental Commitment[s] Request

Annex III to Exhibit J

EXHIBIT K TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

ABL INTERCREDITOR AGREEMENT

dated as of

April 25, 2017,

among

ALLY BANK,

as Revolving Collateral Agent,

ALLY BANK,

as Term Collateral Agent,

and

EACH ADDITIONAL PARI PASSU OBLIGATIONS AGENT

i

6.6	Section 1111(b) of the Bankruptcy Code	48
6.7	Avoidance Issues	49
6.8	Plan of Reorganization	49
6.9	Separate Grants of Security and Separate Classification	49
6.10	Post-Petition Interest	50

SECTION 7.	Reliance; Waivers; Etc.	51
7.1	Reliance	51
7.2	No Warranties or Liability	51
7.3	No Waiver of Lien Priorities	52
7.4	Obligations Unconditional	55

SECTION 8.	Representations and Warranties	56
8.1	Representations and Warranties of Each Collateral Agent	56

SECTION 9.	Miscellaneous	56
9.1	Conflicts	56
9.2	Effectiveness; Continuing Nature of this Agreement; Severability	56
9.3	Amendments; Waivers	57
9.4	Information Concerning Financial Condition of Certain Entities	59
9.5	Subrogation	59
9.6	SUBMISSION TO JURISDICTION; WAIVERS	60
9.7	Notices	61
9.8	Further Assurances	61
9.9	APPLICABLE LAW	61
9.10	Binding on Successors and Assigns	62
9.11	Headings	62
9.12	Counterparts	62
9.13	No Third Party Beneficiaries	62
9.14	Provisions Solely to Define Relative Rights	62
9.15	Specific Performance	62
9.16	ABL Intercreditor Agreement Acknowledgement	62

ii

This ABL INTERCREDITOR AGREEMENT is dated as of April 25, 2017, and entered into by and among ALLY BANK (“Ally”), in its capacity as collateral agent under the Revolving Loan Documents, including its successors and assigns in such capacity from time to time (the “Revolving Collateral Agent”), on behalf of itself and the other Revolving Claimholders, ALLY BANK, in its capacity as collateral agent under the Term Documents, including its successors and assigns in such capacity from time to time (the “Term Collateral Agent”), on behalf of itself and the other Term Claimholders, and each ADDITIONAL PARI PASSU OBLIGATIONS AGENT that, in each case, shall have become a party hereto pursuant to Section 9.3(b).

RECITALS

REV Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors (as defined in the Revolving Credit Agreement) (the “Revolving Guarantors”), the lenders from time to time party thereto, Ally, as administrative agent (in such capacity, the “Revolving Agent”) and, Ally as collateral agent (in such capacity, the “Revolving Collateral Agent”) and the other banks, financial institutions and other parties thereto, have entered into that certain Revolving Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Revolving Credit Agreement”), providing for a revolving credit facility;

The Borrower, the Guarantors (as defined in the Term Credit Agreement) (the “Term Guarantors”) , the lenders from time to time party thereto, Ally, as administrative agent (in such capacity, the “Term Agent”) and, Ally as collateral agent (in such capacity, the “Term Collateral Agent”) and the other banks, financial institutions and other parties thereto, have entered into a Term Loan Credit and Guaranty Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Term Credit Agreement”), pursuant to which Term Loans will be made;

The obligations of the Borrower and the Revolving Guarantors under the Revolving Credit Agreement are to be secured (i) on a first priority basis, by Liens on the Revolving Priority Collateral of the Borrower and the Revolving Guarantors and (ii) on a second priority basis, by Liens on the Term Priority Collateral of the Borrower and the Revolving Guarantors;

The obligations of the Borrower and the Term Guarantors under the Term Credit Agreement are to be secured (i) on a first priority basis, by Liens on the Term Priority Collateral of the Borrower and the Term Guarantors and (ii) on a second priority basis, by Liens on the Revolving Priority Collateral of the Borrower and the Term Guarantors;

The Revolving Loan Documents and the Term Documents provide, among other things, that the Revolving Claimholders and the Term Claimholders shall set forth in this Agreement their respective rights and remedies with respect to the Collateral and certain other matters; and

The Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, and the Term Collateral Agent, on behalf of itself and the other Term Claimholders, have agreed to the intercreditor and other provisions set forth in this Agreement.

The Borrower and the other Grantors have acknowledged (but are not, for the avoidance of doubt, parties hereto) the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.	Definitions.

1.1    Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Accounts” means (i) all “accounts,” as such term is defined in the UCC and (ii) all other rights to payment of money or funds, whether or not earned by performance, (a) for inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper, general intangibles or documents.

“Additional Pari Passu Obligations” means Indebtedness of the Grantors incurred following the date of this Agreement (together with all obligations in respect of such Indebtedness, including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Additional Pari Passu Obligations Agreement (including, in each case, all Post-Petition Interest accruing on or after the commencement of any Insolvency Proceeding at the rate provided in the relevant Additional Pari Passu Obligations Agreement, whether or not a claim for such Post-Petition Interest is allowed or allowable in any such Insolvency Proceeding)) to the extent (a) such Indebtedness (and such other obligations in respect of such Indebtedness) is secured by Liens on the Collateral ranking pari passu in priority with the Term Liens and the Liens on the Collateral securing other Additional Pari Passu Obligations, subject to clause (b) below, pursuant to the terms of the Pari Passu Lien Intercreditor Agreement (without regard to the control of remedies), and such Indebtedness (and such other obligations in respect of such Indebtedness) is permitted by the terms of the Revolving Credit Agreement, the Term Credit Agreement and each other Additional Pari Passu Obligations Agreement then in effect, (b) prior to the Discharge of Term Obligations, the Additional Pari Passu Obligations Agent, on behalf of the holders of such Indebtedness, is a party to and bound by the Pari Passu Lien Intercreditor Agreement and (c) the Grantors have granted Liens on the Collateral to secure such Indebtedness (and such other obligations in respect of such Indebtedness) (it being agreed that Incremental Term Loans shall not constitute Additional Pari Passu Obligations).

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“Additional Pari Passu Obligations Agent” means any Person appointed to act as trustee, collateral agent or a similar representative for the holders of Additional Pari Passu Obligations pursuant to any Additional Pari Passu Obligations Agreement.

“Additional Pari Passu Obligations Agreement” means the indenture, credit agreement or other definitive agreement under which any Additional Pari Passu Obligations are incurred.

“Agreement” means this ABL Intercreditor Agreement.

“Ally” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Court” means any court of competent jurisdiction supervising any Insolvency Proceeding.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday and any day which shall be in New York, New York or the place of payment, a legal holiday or a day on which banking institutions in New York, New York, are authorized or required by law to remain closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding, for the avoidance of doubt, any indebtedness convertible into or exchangeable for any of the foregoing.

“Cash Collateral” has the meaning set forth in Section 6.1.

“Claimholders” means the Revolving Claimholders and the Term Claimholders, or any of them, as the context may require. Any references herein to “related” Claimholders of any Collateral Agent shall mean, with respect to the Revolving Collateral Agent, the Revolving Claimholders and, with respect to the Term Collateral Agent, the Term Claimholders.

“Class” refers to either (a) the Revolving Collateral Agent, the Revolving Claimholders, the Revolving Obligations, the Revolving Priority Collateral, the Revolving Credit Agreement, the Revolving Collateral Documents and the other Revolving Loan Documents, on the one hand, as opposed to (b) the Term Collateral Agent, the Term Claimholders, the Term Obligations, the Term Priority Collateral, the Term Credit Agreement, the Term Collateral Documents and the other Term Documents, on the other hand.

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“Collateral” means all of the assets of any Grantor, now existing or hereafter acquired, whether real, personal or mixed, that constitute Revolving Collateral or Term Collateral.

“Collateral Agent” means the Term Collateral Agent or the Revolving Collateral Agent, as the context may require.

“Collateral Documents” means the Revolving Collateral Documents and the Term Collateral Documents, or any of them, as the context may require.

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether a Grantor is licensee or licensor thereunder).

“Copyrights” means all United States and foreign copyrights (including community designs), whether now or hereafter owned by or exclusively licensed to any Grantor, including copyrights in Software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or not registered, and, with respect to any and all of the foregoing (a) all extensions and renewals thereof, (b) all rights corresponding thereto throughout the world, (c) all rights to sue for past, present and future infringements thereof, and (d) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Documents” means the Revolving Loan Documents and the Term Documents, or any of them, as the context may require.

“DIP Financing” has the meaning set forth in Section 6.1(a).

“Discharge of Revolving Obligations” means, except to the extent otherwise expressly provided in Sections 5.5 and 6.7:

(a)    the payment in full in cash of all the Revolving Obligations (other than Secured Hedging Obligations, Treasury Management Obligations, undrawn amounts in respect of outstanding Letters of Credit and inchoate or contingent indemnification obligations), including any Post-Petition Interest at the rate provided for in the Revolving Loan Documents;

(b)    the termination or expiration of all commitments, if any, to extend credit that would constitute (prior to such termination or expiration) Revolving Obligations;

(c)    the termination or cash collateralization (in an amount equal to not more than 105% of the aggregate undrawn amount and in the manner required by the Revolving Credit Agreement or otherwise on terms and conditions reasonably satisfactory to the Revolving Agent and the applicable Revolving Issuing Banks) of all outstanding Letters of Credit (or backstopping of such Letters of Credit by delivery of a standby letter of credit reasonably satisfactory to (and issued by a financial institution reasonably satisfactory to) the Revolving Agent and the applicable Revolving Issuing Banks, in the amount of required cash collateral);

(d)    the payment in full (giving effect to any netting arrangements) in cash of all Treasury Management Obligations and Secured Hedging Obligations constituting Revolving

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Obligations, to the extent due and payable, including any interest, fees and other charges accruing during any Insolvency Proceeding at the rate provided for in the applicable documentation (whether or not allowed or allowable as a claim in such Insolvency Proceeding), and the termination or expiration of all commitments, if any, in respect of Treasury Management Obligations and Secured Hedging Obligations that constitute Revolving Obligations; and

(e)    the cash collateralization or back-stopping of (or letter of credit support for) any inchoate or contingent Revolving Obligations (including indemnification obligations) not yet due and payable but for which a claim has been asserted in writing under any Revolving Loan Documents, in each case on terms and conditions reasonably acceptable to the Revolving Collateral Agent.

“Discharge of Term Obligations” means, except to the extent otherwise expressly provided in Sections 5.5 and 6.7:

(f)    (i) the payment in full in cash of all Term Obligations (other than inchoate or contingent indemnification obligations), including any Post-Petition Interest at the rate provided for in the Term Documents, or (ii) the satisfaction and discharge of the Term Credit Agreement in accordance with its terms (other than obligations that expressly survive such satisfaction and discharge in accordance with the terms of the Term Credit Agreement);

(g)    the termination or expiration of all commitments, if any, to extend credit that would (prior to such termination or expiration) constitute Term Obligations; and

(h)    the cash collateralization or back-stopping of (or letter of credit support for) any inchoate or contingent Term Obligations (including indemnification obligations) not yet due and payable but for which a claim has been asserted in writing under any Term Documents, in each case on terms and conditions reasonably acceptable to the Term Collateral Agent.

“Disposition” or “Dispose” means the sale, assignment, transfer, license (as licensor), lease (as lessor), exchange, or other disposition (including any sale and leaseback transaction) of any Collateral.

“Enforcement Notice” means a written notice delivered by any Collateral Agent to the other Collateral Agent stating that a Revolving Default or a Term Default, as applicable, has occurred and is continuing and that an Exercise of Secured Creditor Remedies has commenced or is about to be commenced with respect to the Revolving Priority Collateral or the Term Priority Collateral, as applicable.

“Enforcement Period” means the period of time following the receipt by any Collateral Agent of an Enforcement Notice from the other Collateral Agent and continuing until the earliest of (a) (i) in case of an Enforcement Period commenced by the Term Collateral Agent, the Discharge of Term Obligations and (ii) in the case of an Enforcement Period commenced by the Revolving Collateral Agent, the Discharge of Revolving Obligations, (b) the Revolving Collateral Agent or the Term Collateral Agent, as applicable, agreeing in writing to terminate the Enforcement Period initiated by such Collateral Agent and (c) the date on which the Revolving Default or the Term Default, as applicable, that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Collateral Agent or the Term Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Documents.

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“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action (or joining with any other Person (other than the other Collateral Agent to the extent provided in Section 3.4(i)) in taking any action) to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the giving of notice of any public or private sale or other Disposition pursuant to Article 8 or Article 9 of the UCC or other applicable law or any action to vacate, obtain relief from or modify a stay or other injunction restricting any such enforcement or any other exercise of rights or remedies with respect to any Collateral described in this definition, (b) the exercise of (or joining with any other Person (other than the other Collateral Agent to the extent provided in Section 3.4(i)) in exercising) any right or remedy provided to a secured creditor under the Revolving Loan Documents or the Term Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Grantor or the taking of any action or the exercise of any right or remedy in respect of the set off or recoupment against any Collateral or proceeds of any Collateral), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including credit bidding or otherwise the acceptance of any Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other Disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of any Collateral, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, any Collateral, or (f) the exercise of any other enforcement right relating to any Collateral (including the exercise of any voting rights relating to any Capital Stock constituting Collateral) whether under the Revolving Loan Documents, the Term Documents, under applicable law, in equity, in an Insolvency Proceeding, or otherwise; it being acknowledged and agreed that none of the following will constitute an Exercise of Secured Creditor Remedies for purposes of this Agreement: (i) unless a Revolving Default has occurred and is continuing and the Revolving Collateral Agent or any other Revolving Lenders have ceased the extensions of credit in the ordinary course of business under the Revolving Credit Agreement, the exercise of cash dominion by the Revolving Collateral Agent over the Deposit Accounts of any Grantor that constitute Revolving Priority Collateral and application of funds in connection therewith against the Revolving Obligations pursuant to the provisions of the Revolving Loan Documents, (ii) the imposition of a default rate or late fee, (iii) the filing of a proof of claim or a statement of interest in any Insolvency Proceeding and (iv) the acceleration of the Term Obligations or the Revolving Obligations.

“Exigent Circumstances” means (a) an exercise by another lender of any Enforcement Action or (b) an event or circumstance that materially and imminently threatens the ability of any Collateral Agent to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof.

“GAAP” has the meaning set forth in the Term Credit Agreement or the Revolving Credit Agreement, as applicable.

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“Governmental Authority” means the government of the United States of America, the federal, state, provincial and local governments of Australia, Canada or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Grantors” means the Term Grantors and the Revolving Grantors.

“Incremental Term Loans” means “Incremental Term Loans,” as defined in the Term Credit Agreement.

“Indebtedness” means all obligations that constitute “Indebtedness” within the meaning of the Revolving Credit Agreement or “Indebtedness” within the meaning of the Term Credit Agreement, as applicable.

“Insolvency Proceeding” means:

(a)    any voluntary or involuntary petition, case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)    any other voluntary or involuntary insolvency or bankruptcy petition, case, action, proposal or proceeding, or any similar petition, case or proceeding (including receiverships, interim receiverships, arrangements of debt, liquidations, reorganizations, administrations or recapitalizations) under any Bankruptcy Law (including, without limitation, applicable provisions of corporations legislation) with respect to any Grantor or with respect to a material portion of its assets or the claims of its creditors;

(c)    the inability of any Grantor or admission in writing by any Grantor of its inability to pay its debts generally as they become due;

(d)    the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, administrative receiver, conservator, custodian, compulsory manager, Controller or other similar person with respect to any Grantor or with respect to a material portion of its assets;

(e)    any liquidation, dissolution, administration, corporate arrangement or reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(f)    any assignment for the benefit of creditors or any other marshaling of assets and liabilities for creditors of any Grantor or other similar arrangement in respect of such Grantor’s creditors generally.

“Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Software, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

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“Junior Claimholders” means, as to any Collateral, the Claimholders whose Liens on such Collateral are junior and subordinate to the Liens of the other Claimholders on such Collateral pursuant to the terms of this Agreement. The parties hereto acknowledge that the Revolving Claimholders are the Junior Claimholders with respect to the Term Priority Collateral and the Term Claimholders are the Junior Claimholders with respect to the Revolving Priority Collateral, and that, accordingly, any reference herein to the “Junior Claimholders” shall be construed as a reference to the Revolving Claimholders insofar as the Term Priority Collateral is concerned and to the Term Claimholders insofar as the Revolving Priority Collateral is concerned.

“Letters of Credit” means the letters of credit issued (or deemed issued) and outstanding under the Revolving Credit Agreement.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, assignment, security interest, hypothecation, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Mortgage” means each mortgage, deed of trust, deed to secure debt, charge or debenture pursuant to which a Grantor grants to (a) the Revolving Collateral Agent, for the benefit of the Revolving Claimholders, Liens upon the real estate Collateral owned or leased by such Grantor, as security for the Revolving Obligations or (b) the Term Collateral Agent, for the benefit of the Term Claimholders, Liens upon the real estate Collateral owned or leased by such Grantor, as security for the Term Obligations.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization the provisions of which are inconsistent with, or are in contravention of, the relative Lien priorities or the other provisions of this Agreement, including any Plan of Reorganization that purports to re-order (whether by subordination, invalidation or otherwise) or otherwise disregard, in whole or part, the provisions of this Agreement (including the relative Lien priorities of Section 2.1).

“Obligations” means the Revolving Obligations and the Term Obligations, or any of them, as the context requires.

“Pari Passu Lien Intercreditor Agreement” has the meaning set forth in the Term Credit Agreement.

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether a Grantor is licensee or licensor thereunder).

“Patents” means all patents (whether United States or foreign) in or to which any Grantor now has or hereafter has any right, title or interest therein and certificates of invention, or similar industrial property rights (including, without limitation, all Canadian industrial designs), and applications for any of the foregoing, including (a) all reissues, divisions, continuations (including continuations-in-part and improvements thereof), extensions, renewals, and reexaminations thereof, (b) all rights corresponding thereto throughout the world, (c) all inventions, discoveries, designs and improvements described therein, (d) all rights to sue for

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past, present and future infringements thereof, (e) all licenses, claims, damages, and proceeds of suit arising therefrom, and (f) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Person” means any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority, or any other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation or winding-up, agreement for composition, deed of company arrangement, scheme of arrangement or other type of dispositive plan of arrangement or restructuring proposed in or in connection with any Insolvency Proceeding.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Post-Petition Interest” means interest (including interest accruing at the default rate specified in the applicable Credit Documents), fees, expenses and other charges that pursuant to the Revolving Loan Documents or the Term Documents, as the case may be, continue to accrue after the commencement of any Insolvency Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Bankruptcy Law or in any such Insolvency Proceeding.

“Recovery” has the meaning set forth in Section 6.7.

“Refinance” means, in respect of any Indebtedness or other Obligations, to refinance or replace, or to issue other Indebtedness or Obligations in exchange or replacement for such Indebtedness or such Obligations, in whole or in part, whether with the same or different lenders, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means the Indebtedness or other Obligations resulting from the Refinancing of any other Indebtedness or other Obligations.

“Revolving Agent” has the meaning set forth in the recitals to this Agreement.

“Revolving Claimholders” means the Revolving Agent, the Revolving Collateral Agent, the Revolving Lenders, the Revolving Issuing Banks and the other holders of Revolving Obligations (including any such holders that are Treasury Management Creditors or Secured Hedging Creditors).

“Revolving Collateral” means any and all assets of any Grantor, now existing or hereafter acquired, whether real, personal or mixed, subject, or purported under the terms of any Revolving Collateral Document to be subject, to any Lien securing any Revolving Obligations.

“Revolving Collateral Agent” has the meaning set forth in the preamble to this Agreement.

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“Revolving Collateral Documents” means the Revolving Security Agreements, the Mortgages granted to the Revolving Collateral Agent and any other agreement, document, or instrument pursuant to which a Lien is granted or purported to be granted on any assets of any Grantor to secure any Revolving Obligation or under which rights or remedies with respect to any such Lien are governed.

“Revolving Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Revolving Default” means any “Event of Default”, as such term is defined in the Revolving Credit Agreement.

“Revolving Grantors” means the Borrower, the Revolving Guarantors, and each other Subsidiary of Borrower that may from time to time have created or purported to create any Lien on all or any part of its assets to secure any Revolving Obligation.

“Revolving Guarantors” has the meaning set forth in the recitals to this Agreement.

“Revolving Issuing Banks” means the Persons that shall have issued Letters of Credit under the Revolving Credit Agreement.

“Revolving Lenders” means the “Lenders”, as defined in the Revolving Credit Agreement.

“Revolving Lien” means all Liens on the Revolving Collateral securing the Revolving Obligations, whether created under the Revolving Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency Proceeding, now or hereafter held by or on behalf of the Revolving Collateral Agent or any other Revolving Claimholders, or any agent or trustee therefor.

“Revolving Loan Documents” means the Revolving Credit Agreement, the Revolving Collateral Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument (including any Treasury Management Agreement and Secured Hedging Agreement) executed or delivered at any time in connection with any Revolving Obligations.

“Revolving Obligations” means, collectively, the “Secured Obligations”, as such term is defined in the Revolving Security Agreement, whether now existing or arising hereafter, including (a) all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Revolving Loan Document (including, in each case, all Post-Petition Interest accruing on or after the commencement of any Insolvency Proceeding at the rate provided in the relevant Revolving Loan Document, whether or not a claim for such Post-Petition Interest is allowed or allowable in any such Insolvency Proceeding) and (b) all Treasury Management Obligations and Secured Hedging Obligations to the extent constituting such “Secured Obligations”, whether now existing or arising hereafter.

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“Revolving Priority Collateral” means all of the following assets that constitute Collateral, whether now owned or hereafter acquired and wherever located (and any analogous property and assets (however defined) in any relevant jurisdiction):

(a)    all Accounts (other than Accounts arising under agreements for the Disposition of Term Priority Collateral described in clauses (a) through (f) of the definition of such term);

(b)    all Payment Intangibles (including corporate and other tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to the Term Priority Collateral (with such exclusion to include Payment Intangibles arising under agreements for the Disposition of Term Priority Collateral described in clauses (a) through (f) of the definition of such term);

(c)    all Chattel Paper (including all Electronic Chattel Paper and all Tangible Chattel Paper) to the extent evidencing, governing or otherwise relating to any of the items constituting Revolving Priority Collateral under clause (a) or (b) above or (d) below;

(d)    all Inventory;

(e)    all Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than the Term Priority Accounts) and all Money, Financial Assets, cash equivalents and other assets contained in, or credited to, and all Securities Entitlements arising from, any such Deposit Accounts, Securities Accounts or Commodity Accounts (in each case, except to the extent constituting identifiable Proceeds of Term Priority Collateral);

(f)    to the extent evidencing, governing, securing or otherwise relating to any of the items constituting Revolving Priority Collateral under clauses (a) through (e) above, all General Intangibles (excluding (i) Intellectual Property (but subject to the rights of the Revolving Collateral Agent under Section 3.10), (ii) Indebtedness (or any evidence thereof) between or among Borrower or any of its Subsidiaries and (iii) any Capital Stock), Instruments (including Promissory Notes), Documents, insurance policies (including business interruption insurance and regardless of whether the Revolving Collateral Agent is the loss payee thereof) and Commercial Tort Claims (in each case, except to the extent constituting identifiable Proceeds of Term Priority Collateral);

(g)    all collateral and guarantees given by any other Person with respect to any of the foregoing;

(h)    all Supporting Obligations (including Letter-of-Credit Rights) and all Proceeds of any of the foregoing; and

(i)    all books and Records to the extent relating to any of the foregoing (including customer lists, files, correspondence, tapes, computer programs, printouts and computer records).

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Notwithstanding the foregoing, the term “Revolving Priority Collateral” shall not include any assets referred to in clauses (a), (b) and (c) of the definition of the term “Term Priority Collateral”.

“Revolving Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, among the Revolving Grantors party thereto and the Revolving Collateral Agent.

“Revolving Standstill Period” has the meaning set forth in Section 3.2(a).

“Secured Hedging Agreement” means “Secured Hedging Agreement,” as defined in the Revolving Credit Agreement.

“Secured Hedging Creditor” means each Person to whom any Secured Hedging Obligations are owed.

“Secured Hedging Obligations” means “Secured Hedging Obligations,” as defined in the Revolving Security Agreement.

“Senior Claimholders” means, as to any Collateral, the Claimholders whose Liens on such Collateral are senior to the Liens of the Claimholders of the other Class on such Collateral pursuant to the terms of this Agreement. The parties hereto acknowledge that the Revolving Claimholders are the Senior Claimholders with respect to the Revolving Priority Collateral and the Term Claimholders are the Senior Claimholders with respect to the Term Priority Collateral, and that, accordingly, any reference herein to the “Senior Claimholders” shall be construed as a reference to the Revolving Claimholders insofar as the Revolving Priority Collateral is concerned and to the Term Claimholders insofar as the Term Priority Collateral is concerned.

“Senior Collateral Agent” means, as to any Collateral, the Collateral Agent whose Liens on such Collateral, held by it for its benefit and the benefit of its related Claimholders, are senior to the Liens on such Collateral held by the Collateral Agent of the other Class, for its benefit and the benefit of its related Claimholders. The parties hereto acknowledge that the Revolving Collateral Agent is the Senior Collateral Agent with respect to the Revolving Priority Collateral and the Term Collateral Agent is the Senior Collateral Agent with respect to the Term Priority Collateral, and that, accordingly, any reference herein to the “Senior Collateral Agent” shall be construed as a reference to the Revolving Collateral Agent insofar as the Revolving Priority Collateral is concerned and to the Term Collateral Agent insofar as the Term Priority Collateral is concerned.

“Senior Liens” means (a) with respect to the Revolving Priority Collateral or the Term Liens on the Revolving Priority Collateral, the Revolving Liens on such Collateral, and (b) with respect to the Term Priority Collateral or the Revolving Liens on the Term Priority Collateral, the Term Liens on such Collateral, and, in each case, any Liens incurred in connection with any Refinancing of Senior Obligations that are deemed to be Senior Liens under Section 5.5.

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“Senior Obligations” means, with respect to any Collateral or any Liens thereon, any Obligations that are secured by Senior Liens on such Collateral.

“Senior Priority Collateral” means (a) with respect to the Revolving Collateral Agent and any other Revolving Claimholders, all Revolving Priority Collateral and (b) with respect to the Term Collateral Agent and any other Term Claimholders, all Term Priority Collateral.

“Software” means computer programs, object code, source code and supporting documentation, including “software” as such term is defined in the UCC as in effect on the date hereof in the State of New York, and computer programs that may be construed as included in the definition of “goods” in the UCC, all licensed rights to the foregoing, and all media on which any such programs, code, documentation or associated data may be stored.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the person or persons (whether directors, managers, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Term Claimholders” means the Term Collateral Agent, and the holders from time to time of any other Term Obligations outstanding at such time.

“Term Collateral” means any and all assets of any Grantor, now existing or hereafter acquired, whether real, personal or mixed, subject, or purported under the terms of any Term Collateral Document to be subject, to any Lien securing any Term Obligations.

“Term Collateral Agent” has the meaning set forth in the preamble to this Agreement.

“Term Collateral Documents” means the Term Security Agreement, the Mortgages granted to the Term Collateral Agent and any other agreement now existing or entered into after the date hereof pursuant to which a Lien is granted or purported to be granted on any assets of any Grantor to secure any Term Obligations or under which rights or remedies with respect to any such Lien are governed.

“Term Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Term Default” means any “Event of Default”, as such term is defined in the Term Documents.

“Term DIP Financing” has the meaning set forth in Section 6.1(b).

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“Term Documents” means the Term Credit Agreement, the Term Collateral Documents, and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time in connection with any Term Obligations.

“Term Grantors” means the Borrower, the Term Guarantors, and each other Subsidiary of Borrower that may from time to time have created or purported to create any Lien on all or any part of its assets to secure any Term Obligation.

“Term Guarantors” has the meaning set forth in the recitals to this Agreement.

“Term Lien” means all Liens on the Term Collateral securing the Term Obligations, whether created under the Term Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise and whether or not created following the commencement of any Insolvency Proceeding, now or hereafter held by or on behalf of the Term Collateral Agent or any other Term Claimholders, or any agent or trustee therefor.

“Term Obligations” means the “Secured Obligations” as that term is defined in the Term Security Agreement, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Term Document (including, in each case, all Post-Petition Interest accruing on or after the commencement of any Insolvency Proceeding at the rate provided in the relevant Term Document, whether or not a claim for such Post-Petition Interest is allowed or allowable in any such Insolvency Proceeding).

“Term Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, among the Term Grantors party thereto and the Term Collateral Agent.

“Term Priority Accounts” means any Deposit Accounts or Securities Accounts that are required to be established pursuant to the Term Documents for purposes of exclusively holding identifiable Proceeds of the Term Priority Collateral.

“Term Priority Collateral” means all of the following assets that constitute Collateral, whether now owned or hereafter acquired and wherever located (and any analogous property and assets (however defined) in any relevant jurisdiction):

(a)    all Equipment and all real property and interests therein (including both fee and leasehold interests) and all Fixtures;

(b)    all Intellectual Property (other than any computer programs that constitute inventory pursuant to Section 1.3 and subject to the rights of the Revolving Collateral Agent under Section 3.10);

(c)    all Capital Stock and other Investment Property (other than Investment Property constituting Revolving Priority Collateral under clause (e) of the definition of such term);

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(d)    except to the extent constituting Revolving Priority Collateral under clause (f) of the definition of such term, all Instruments, Documents and General Intangibles (including all Indebtedness between or among Borrower and any of its Subsidiaries);

(e)    except to the extent constituting Revolving Priority Collateral under clause (f) of the definition of such term, all Commercial Tort Claims;

(f)    all Term Priority Accounts and all Money, Financial Assets, Securities Entitlements or other assets contained in, or credited to, or arising from any such Term Priority Account (in each case, except to the extent constituting identifiable Proceeds of Revolving Priority Collateral);

(g)    all other Collateral not constituting Revolving Priority Collateral;

(h)    all insurance policies relating to Term Priority Collateral (regardless of whether the Term Collateral Agent is the loss payee thereof), but, for the avoidance of doubt, excluding business interruption insurance;

(i)    all collateral and guarantees given by any other Person with respect to any of the foregoing;

(j)    all Supporting Obligations (including Letter-of-Credit Rights) and all Proceeds of any of the foregoing; and

(k)    all books and Records to the extent relating to any of the foregoing.

Notwithstanding the foregoing, the term “Term Priority Collateral” shall not include any assets referred to in clauses (a), (b), (c), (d) and (e) of the term “Revolving Priority Collateral”.

“Term Standstill Period” has the meaning set forth in Section 3.1(a).

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how in which any Grantor now has or hereafter has any right, title or interest therein, whether or not any of the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to any of the foregoing, including (a) any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of any Grantor worldwide, (b) the right to sue for past, present and future misappropriation or other violation thereof, and (c) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether a Grantor is licensee or licensor thereunder).

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“Trademarks” means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, trade dress, other source or business identifiers, designs and general intangibles of a like nature, and all registrations and applications for any of the foregoing in which any Grantor now has or hereafter has any right, title or interest, including (a) all extensions or renewals of any of the foregoing, (b) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (c) the right to sue for past, present and future infringement or dilution of or unfair competition with any of the foregoing or for any injury to goodwill, and (d) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Treasury Management Agreement” means each agreement which evidences any Treasury Management Obligations or under which any Treasury Management Obligations arise.

“Treasury Management Creditor” means each Person to whom any Treasury Management Obligations are owed.

“Treasury Management Obligations” means “Treasury Management Obligations,” as defined in the Revolving Security Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“Use Period” means, with respect to any Term Priority Collateral, the period commencing on the later of (a) the date on which the Revolving Collateral Agent (or any Revolving Claimholder acting with the consent of the Revolving Collateral Agent) commences an Enforcement Period in connection with any Revolving Priority Collateral and (b) the date on which the Revolving Collateral Agent delivers, in accordance with Section 3.7, a written notice to the Term Collateral Agent electing to exercise its access rights pursuant to Section 3.7 with respect to such Term Priority Collateral, and ending, with respect to any Term Priority Collateral, on the earliest to occur of (i) the 180th day after the date (the “Initial Access Date”) on which the Revolving Collateral Agent, or its designee, initially obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, the Revolving Priority Collateral located on such Term Priority Collateral, (ii) the date on which all or substantially all of the Revolving Priority Collateral located on such Term Priority Collateral is removed, sold, collected or liquidated and (iii) the termination of such Enforcement Period. If any stay or other order that prohibits the Revolving Collateral Agent or the other Revolving Claimholders from commencing and continuing to Exercise any Secured Creditor Remedies or from liquidating or selling the Revolving Priority Collateral has occurred by the operation of law or has been entered by a court of competent jurisdiction after the Initial Access Date, the 180-day period referred to in clause (i) above shall be tolled during the pendency of any such stay or other order and the Use Period, to the extent the expiration thereof is to be determined by reference to clause (i) above, shall be extended by a corresponding number of days, provided that if, after the lifting of such stay or other order, fewer than 90 days shall remain in the Use Period, then the Use Period shall be extended so that the Revolving Collateral Agent and the other Revolving Claimholders have 90 days remaining in the Use Period upon lifting of the stay or other order.

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1.2    Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise:

(a)    except as otherwise provided herein, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified;

(b)    any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(c)    the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)    all references herein to Sections and Annexes shall be construed to refer to Sections and Annexes of this Agreement;

(e)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, real, personal or mixed, including cash, securities, accounts, and contract rights;

(f)    any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs; and

(g)    any references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.3    Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Agreement are used herein as defined in Articles 8 or 9 of the UCC in effect in the State of New York from time to time (including, as if such terms were capitalized in Article 8 or 9 of the UCC, the following terms: “Account Debtor”, “Chattel Paper”, “Commodity Account”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Fixtures”, “General Intangible” (except that such term shall include (i) all interest rate or currency protection or hedging arrangements, all licenses, permits, concessions and authorizations and all Intellectual Property (in each case, regardless of whether characterized as General Intangibles under the UCC), “Goods” (except that such term shall include all Equipment and Inventory (in each case, regardless of whether characterized as Goods under the UCC)), “Instrument”, “Inventory” (except that such term shall include all computer programs embedded in any Inventory that are included in the definition of Goods under the UCC (in each case, regardless of whether characterized as Inventory under the UCC), but not, for the avoidance of doubt, any other Intellectual Property), “Investment Property”, “Letter-of-Credit Right”, “Money”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Records”, “Securities Accounts”, “Securities Entitlement”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Securities”).

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SECTION 2.	Lien Priorities.

2.1    Relative Priorities. (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection of any Revolving Lien or any Term Lien on any Collateral (including, in each case, irrespective of whether any such Revolving Lien or Term Lien is granted (or secures Obligations relating to the period) before or after the commencement of any Insolvency Proceeding), (ii) any contrary provision of the UCC or any other applicable law or of the Revolving Loan Documents or the Term Documents, as applicable, (iii) any defect or deficiencies in, or failure to attach or perfect, any Revolving Lien or any Term Lien or (iv) any other circumstance whatsoever, each of the Term Collateral Agent and the Revolving Collateral Agent, on behalf of itself and its related other Claimholders, hereby agree that:

(A)    any Revolving Lien on any Revolving Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Term Lien on any Revolving Priority Collateral;

(B)    any Term Lien on any Term Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Revolving Lien on any Term Priority Collateral;

(C)    any Term Lien on any Revolving Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Revolving Lien on any Revolving Priority Collateral; and

(D)    any Revolving Lien on any Term Priority Collateral, regardless of how or when acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Term Lien on any Term Priority Collateral.

(b)    The priority and subordination of Liens provided for in this Agreement (i) shall continue to be effective with respect to any part of the Collateral from and after the date hereof whether such Liens are avoided or otherwise declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction or otherwise, and whether as a result of any action taken by the Term Collateral Agent or the Revolving Collateral Agent, as applicable, or any failure by any such Person to take any action with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, or otherwise and (ii) are intended to be effective whether or not such Liens are subordinated to any Lien securing any other obligation of the Issuers, any other Grantor or any other Person.

2.2    Prohibition on Contesting Liens or Obligations. Each of the Term Collateral Agent, for itself and on behalf of each other Term Claimholder, and the Revolving Collateral

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Agent, for itself and on behalf of each other Revolving Claimholder, agrees that it and its related Claimholders will not (and hereby waive any right to), directly or indirectly, contest or question the validity or enforceability of, or support any other Person in contesting or questioning the validity or enforceability of, in any proceeding (including any Insolvency Proceeding): (a) the existence, priority, validity, extent, perfection or enforceability of any Revolving Lien or any Term Lien, (b) the priority, validity, extent or enforceability of any Obligations, including the allowability or priority of any Obligations in any Insolvency Proceeding; or (c) the relative rights and duties of the Claimholders granted and/or established in this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of the Revolving Collateral Agent, any other Revolving Claimholder, the Term Collateral Agent or any other Term Claimholder to enforce the terms of this Agreement, including the provisions of this Agreement relating to the priority and subordination of the Liens securing the Revolving Obligations and the Term Obligations, as applicable.

2.3    No New Liens. (a) Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the parties hereto agree, subject to Section 6 and any differences set forth in the Revolving Collateral Documents or the Term Collateral Documents, as applicable (as in effect on the date hereof), that:

(i)    no Grantor shall grant any additional Liens under any Term Collateral Document on any asset to secure any Term Obligation unless such Grantor also grants a Lien on such asset to secure the Revolving Obligations concurrently with the grant of a Lien thereon in favor of the Term Collateral Agent in accordance with the relative Lien priorities set forth in this Agreement, and

(ii)    no Grantor shall grant any additional Liens under any Revolving Collateral Documents on any asset to secure any Revolving Obligations unless such Grantor also grants a Lien on such asset to secure the Term Obligations concurrently with the grant of a Lien thereon in favor of the Revolving Collateral Agent in accordance with the relative Lien priorities set forth in this Agreement, provided that the foregoing shall not apply to (i) Liens on any asset of any Grantor granted to secure Obligations of any Class if such asset is expressly excluded from the grant of a security interest by such Grantor pursuant to the Collateral Documents of the other Class, (ii) any cash collateral provided pursuant to Section 2.3 of the Revolving Credit Agreement in connection with any Letters of Credit issued thereunder and (iii) additional Liens on any asset of any Grantor granted to secure Obligations of any Class if, prior to such grant, such Grantor has offered in writing to grant a Lien on such asset to secure Obligations of the other Class and the Collateral Agent of such other Class has affirmatively declined in writing to accept such Lien or has failed to respond to such offer within 30 days thereof, in which case such Collateral Agent shall be deemed to have declined to accept such Lien; and provided further that the attachment of any previously granted Lien to any after acquired property of the type covered by such Lien immediately prior thereto shall not be deemed to be an acceptance of an additional Lien for the purposes of this Section 2.3.

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(b)    To the extent that the provisions of Section 2.3(a) are not complied with for any reason, (i) without limiting any other rights and remedies available to the Revolving Collateral Agent or the other Revolving Claimholders, the Term Collateral Agent, on behalf of the Term Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of Section 2.3(a) shall be subject to Section 4.2 and the Term Collateral Agent also shall hold and be deemed to have held such Liens for the benefit of the Revolving Collateral Agent and the other Revolving Claimholders subject to the provisions set forth herein (but may maintain a lien with respect to the applicable Collateral subject to the priority set forth herein), and (ii) without limiting any other rights and remedies available to the Term Collateral Agent or the other Term Claimholders, the Revolving Collateral Agent, on behalf of the Revolving Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of Section 2.3(a) shall be subject to Section 4.2 and the Revolving Collateral Agent also shall hold and be deemed to have held such Liens for the benefit of the Term Collateral Agent and the other Term Claimholders subject to the provisions set forth herein (but may maintain a lien with respect to the applicable Collateral subject to the priority set forth herein).

2.4    Cooperation in Designating Collateral. In furtherance of Section 9.8, each of the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that it and its related Claimholders will, subject to the other provisions of this Agreement, upon request by the Revolving Collateral Agent or the Term Collateral Agent, cooperate in good faith (and will direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Priority Collateral and the Term Priority Collateral, as the case may be, and the steps taken to perfect the Revolving Liens or the Term Liens, as the case may be, and the identity of the respective parties obligated under the Revolving Loan Documents and the Term Documents, as the case may be.

2.5    Changes in Revolving Obligations, Term Obligations, Etc. The Term Claimholders acknowledge that the aggregate amount of Revolving Obligations secured by the Revolving Priority Collateral may, subject to the limitations set forth in Term Credit Agreement (as in effect on the date hereof), be increased. All or a portion of the Revolving Obligations secured by the Revolving Priority Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such Indebtedness may, subject to the limitations set forth in the Term Credit Agreement (as in effect on the date hereof), be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Term Liens on the Revolving Priority Collateral or the provisions of this Agreement defining the relative rights of the parties hereto. The Revolving Claimholders acknowledge that the aggregate amount of Term Obligations secured by the Term Priority Collateral may, subject to the limitations set forth in the Revolving Credit Agreement (as in effect on the date hereof), be increased and such Indebtedness may, subject to the limitations set forth in the Revolving Credit Agreement (as in effect on the date hereof), be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Revolving Liens on the Term Priority Collateral or the provisions of this Agreement defining the

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relative rights of the parties hereto. Subject to Section 5.3 hereof, the Lien priorities provided for in this Agreement will not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the Revolving Obligations or the Term Obligations, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

SECTION 3.	Exercise of Remedies.

3.1    Exercise of Remedies by Term Collateral Agent. Until the Discharge of Revolving Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that the Term Claimholders:

(a)    will not exercise or seek to exercise any rights or remedies with respect to any Revolving Priority Collateral (including any Exercise of Secured Creditor Remedies with respect to any Revolving Priority Collateral); provided, however, that the Term Collateral Agent for itself and on behalf of the other Term Claimholders may exercise any or all such rights or remedies (including any Exercise of Secured Creditor Remedies with respect to any Revolving Priority Collateral) after the passage of a period of at least 180 days after the date on which the Revolving Collateral Agent received written notice from the Term Collateral Agent, acting in accordance with the terms of the Term Documents, that the maturity of the Term Obligations has been accelerated following a Term Default; provided, further, however, that notwithstanding anything to the contrary contained herein, in no event will the Term Collateral Agent or any other Term Claimholder exercise any rights or remedies with respect to the Revolving Priority Collateral if, notwithstanding the expiration of such 180-day period, the Revolving Collateral Agent or any other Revolving Claimholder (x) shall have commenced and is diligently pursuing the exercise of its rights or remedies with respect to all or a material portion of the Revolving Priority Collateral (prompt written notice of such exercise to be given to the Term Collateral Agent by the Revolving Collateral Agent, provided that the failure to give such notice shall not affect the Revolving Collateral Agent’s or any other Revolving Claimholders’ rights hereunder) or (y) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (during which time the 180-day period shall be tolled) (the period during which the Term Collateral Agent and the other Term Claimholders may not pursuant to this Section 3.1(a) exercise any rights or remedies with respect to the Revolving Priority Collateral, the “Term Standstill Period”);

(b)    subject to their rights under Section 3.1(a), will not directly or indirectly contest, protest, or object to or hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by the Revolving Collateral Agent or any other Revolving Claimholder with respect to any Revolving Priority Collateral;

(c)    will have no right to direct the Revolving Collateral Agent or any other Revolving Claimholder to Exercise any Secured Creditor Remedies with respect to any Revolving Priority Collateral or to take any other action under the Revolving Loan Documents with respect to any Revolving Priority Collateral; and

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(d)    subject to their rights under Section 3.1(a), will not object to (and hereby waive any and all claims with respect to) the forbearance by the Revolving Collateral Agent or the other Revolving Claimholders from Exercising any Secured Creditor Remedies with respect to any Revolving Priority Collateral;

provided, however, that, in each case under this Section 3.1, the Term Liens shall remain on any Proceeds (other than those Proceeds properly applied to the Revolving Obligations in accordance with Section 4.1(a)) resulting from actions taken by the Revolving Collateral Agent or any other Revolving Claimholder with respect to the Revolving Priority Collateral (subject to the relative Lien priorities described in Section 2).

3.2    Exercise of Remedies by Revolving Collateral Agent. Until the Discharge of Term Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Revolving Claimholders:

(a)    will not exercise or seek to exercise any rights or remedies with respect to any Term Priority Collateral (including any Exercise of Secured Creditor Remedies with respect to any Term Priority Collateral); provided, however, that the Revolving Collateral Agent for itself and on behalf of the other Revolving Claimholders, may exercise any or all such rights or remedies (including any Exercise of Secured Creditor Remedies with respect to any Term Priority Collateral) after the passage of a period of at least 180 days after the date on which the Term Collateral Agent received written notice from the Revolving Collateral Agent, acting in accordance with the terms of the Revolving Collateral Documents, that the maturity of the Revolving Obligations has been accelerated following a Revolving Default; provided, further, however, that notwithstanding anything to the contrary contained herein, in no event will the Revolving Collateral Agent or any other Revolving Claimholder exercise any rights or remedies with respect to the Term Priority Collateral if, notwithstanding the expiration of such 180-day period, the Term Collateral Agent or any Term Claimholder (x) shall have commenced and is diligently pursuing the exercise of its rights or remedies with respect to all or a material portion of the Term Priority Collateral (prompt written notice of such exercise to be given to the Revolving Collateral Agent by the Term Collateral Agent, provided that the failure to give such notice shall not affect the Term Collateral Agent’s or any other Term Claimholders’ rights hereunder) or (y) shall have been stayed by operation of law or any court order from pursuing any such exercise of remedies (during which time the 180-day period shall be tolled) (the period during which the Revolving Collateral Agent and the other Revolving Claimholders may not pursuant to this Section 3.2(a) exercise any rights or remedies with respect to the Term Priority Collateral, the “Revolving Standstill Period”);

(b)    subject to their rights under Section 3.2(a), will not directly or indirectly contest, protest, or object to or hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by the Term Collateral Agent or any other Term Claimholder with respect to any Term Priority Collateral;

(c)    will have no right to direct the Term Collateral Agent to Exercise any Secured Creditor Remedies with respect to any Term Priority Collateral or to take any other action under the Term Documents with respect to any Term Priority Collateral; and

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(d)    subject to their rights under Section 3.2(a), will not object to (and hereby waives any and all claims with respect to) the forbearance by the Term Collateral Agent or any other Term Claimholder from the Exercise of Secured Creditor Remedies with respect to any Term Priority Collateral;

provided, however, that, in each case under this Section 3.2, the Revolving Liens shall remain on any Proceeds (other than those Proceeds properly applied to the Term Obligations in accordance with Section 4.1(b)) resulting from actions taken by the Term Collateral Agent or any other Term Claimholder with respect to the Term Priority Collateral (subject to the relative Lien priorities described in Section 2).

3.3    Exclusive Enforcement Rights. (a) Until the Discharge of Revolving Obligations has occurred and except as provided in Sections 3.1(a) and 3.4, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the Revolving Collateral Agent shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Revolving Priority Collateral without any consultation with or the consent of the Term Collateral Agent or any other Term Claimholder; provided, further that the Term Liens shall remain on any Proceeds (other than those properly applied to the Revolving Obligations in accordance with Section 4.1(a)) resulting from actions taken by the Revolving Collateral Agent or any other Revolving Claimholder with respect to the Revolving Priority Collateral (subject to the relative Lien priorities described in Section 2).

(b)    Until the Discharge of Term Obligations has occurred and except as provided in Sections 3.2(a) and 3.4, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, the Term Collateral Agent shall have the exclusive right to Exercise any Secured Creditor Remedies with respect to the Term Priority Collateral without any consultation with or the consent of the Revolving Collateral Agent or any other Revolving Claimholder; provided, further, that the Revolving Liens shall remain on any Proceeds (other than those properly applied to the Term Obligations in accordance with Section 4.1(b)) resulting from actions taken by the Term Collateral Agent or any other Term Claimholder with respect to the Term Priority Collateral (subject to the relative Lien priorities described in Section 2).

(c)    In connection with any Exercise of Secured Creditor Remedies with respect to any of its Senior Priority Collateral, each of the Term Collateral Agent, the other Term Claimholders, the Revolving Collateral Agent and the other Revolving Claimholders may enforce the provisions of the Term Collateral Documents or Revolving Collateral Documents, as applicable, and exercise rights, powers and remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by any Senior Claimholder to Dispose of its Senior Priority Collateral upon foreclosure, to incur expenses in connection with such Disposition, and to exercise with respect to its Senior Priority Collateral all the rights and remedies of a secured creditor under applicable law.

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3.4    Claimholders Permitted Actions. Anything to the contrary in Sections 3.1, 3.2 and 3.3 notwithstanding, each of the Term Collateral Agent, the other Term Claimholders, the Revolving Collateral Agent and the other Revolving Claimholders may, but shall not be obligated to:

(a)    if an Insolvency Proceeding has been commenced by or against any Grantor, file a proof of claim or statement of interest with respect to the Term Collateral or the Revolving Collateral, as the case may be, or otherwise with respect to the Term Obligations or the Revolving Obligations, as the case may be, in each case, in a manner not inconsistent with the priority status of the Liens under the terms of this Agreement;

(b)    take any action (not adverse to the priority status of the Liens on the Senior Priority Collateral of the Collateral Agent and other Claimholders of the other Class, or the rights of the Collateral Agent or any other Claimholders of the other Class to Exercise any Secured Creditor Remedies) in order to create, perfect, preserve, protect or prove (but, subject to Section 3.1(a) or 3.2(a), as the case may be, not enforce) its Lien on its Term Collateral or Revolving Collateral, as the case may be, in each case, to the extent not inconsistent with the terms of this Agreement;

(c)    file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance of its claims or any claims of the other Claimholders of its Class or the avoidance of any Liens on any Collateral securing any Obligations of its Class, in each case, to the extent not inconsistent with the terms of this Agreement;

(d)    file any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors of the Grantors arising under Bankruptcy Law or other applicable law, in each case not inconsistent with or prohibited by the terms of this Agreement; provided that any judgment Lien obtained in connection therewith shall be subject to the relative Lien priorities set forth in this Agreement;

(e)    vote on any Plan of Reorganization, file any proof of claim and make other filings and make any arguments and motions, in each case to the extent not inconsistent with the terms of this Agreement (including Section 6.8(b));

(f)    exercise any of its other rights or remedies referred to in Section 3.1(a) or 3.2(a), as the case may be, after the expiration of the Term Standstill Period or Revolving Standstill Period, as applicable, or in Section 3.7 or 3.8 to the extent permitted thereby;

(g)    make a cash bid on all or any portion of its Term Collateral or Revolving Collateral, as applicable, in any foreclosure proceeding or action (or any similar proceeding or action under the law of the relevant jurisdiction);

(h)    make a credit bid on all or any portion of its Term Collateral or Revolving Collateral, as applicable, provided that any Senior Obligations secured by Senior Liens on such Collateral are discharged prior to or in connection with any such credit bid;

(i)    join in (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Senior Priority Collateral of the other Class initiated by any Claimholder of the other Class to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the Exercise of Secured Creditor

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Remedies by the Claimholders of the other Class (it being understood that (i) with respect to Revolving Priority Collateral, neither the Term Collateral Agent nor any other Term Claimholder shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein and (ii) with respect to the Term Priority Collateral, neither the Revolving Collateral Agent nor any other Revolving Claimholder shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein);

(j)    engage or retain consultants, valuation firms, appraisers, investment bankers and accountants, and perform or engage third parties to perform audits, examinations and appraisals of any Collateral, for the sole purpose of valuing such Collateral and not for the purpose of marketing or conducting a Disposition of such Collateral; provided, however, that the Junior Claimholders with respect to any Collateral shall not take any of the foregoing actions if such actions would interfere or hinder in any material respect with the enforcement by the Senior Claimholders with respect to such Collateral of their Senior Liens; and

(k)    commence, or join in filing of a petition for the commencement of, any involuntary Insolvency Proceeding of the type described in clause (a), (b) or (d) of the definition of such term or exercise any of its rights during any Insolvency Proceeding to the extent expressly permitted by Section 6.

Except as otherwise set forth in this Agreement (including Sections 3.1(a), 3.2(a), 3.3 and 6 and any other provision hereof prohibiting or restricting any Claimholder from taking various actions or making various objections), each Term Claimholder and each Revolving Claimholder shall have any and all rights and remedies it may have as a creditor (including as an unsecured creditor) under any applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral (and any judgment Lien obtained in connection therewith or otherwise) shall be subject to the Lien priorities set forth herein and to the provisions of this Agreement. The Revolving Collateral Agent and the other Revolving Claimholders may enforce the provisions of the Revolving Loan Documents, the Term Collateral Agent and the other Term Claimholders may enforce the provisions of the Term Documents and the Collateral Agents and the other Claimholders may Exercise any Secured Creditor Remedies, all in such order and in such manner as they may determine in the exercise of their sole discretion, consistent with the terms of this Agreement (including Sections 2, 3 and 6) and mandatory provisions of applicable law; provided, however, that the Revolving Collateral Agent agrees to provide to the Term Collateral Agent and the Term Collateral Agent agrees to provide to the Revolving Collateral Agent (x) an Enforcement Notice prior to its Exercise of Secured Creditor Remedies and (y) copies of any notices that it is required under applicable law to deliver to the Grantors; provided further, however, that the Revolving Collateral Agent’s failure to provide copies of any such notices to the Term Collateral Agent shall not impair any of the Revolving Collateral Agent’s or other Revolving Claimholders’ rights hereunder or under any of the Revolving Loan Documents and the Term Collateral Agent’s failure to provide copies of any such notices to the Revolving Collateral Agent shall not impair any of the Term Collateral Agent’s or any other Term Claimholders’ rights hereunder or under any of the Term Documents. Each of the Term Collateral Agent, for itself and on behalf of each other Term Claimholder, and the Revolving Collateral Agent, for itself and on behalf of each other Revolving Claimholder, agrees that it and its related Claimholders will not institute any suit or other proceeding or assert in any suit,

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Insolvency Proceeding or other proceeding any claim, in the case of the Term Collateral Agent and each other Term Claimholder, against either the Revolving Collateral Agent or any other Revolving Claimholder, and in the case of the Revolving Collateral Agent and each other Revolving Claimholder, against either the Term Collateral Agent or any other Term Claimholder, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Nothing in this Agreement shall prohibit the receipt by the Term Collateral Agent or any Term Claimholder of the required payments of interest, principal and other amounts owed in respect of the Term Obligations so long as such receipt is not the direct or indirect result of the exercise by the Term Collateral Agent or any Term Claimholder of rights or remedies with respect to Revolving Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the Revolving Collateral Agent or any Revolving Claimholder of the required payments of interest, principal and other amounts owed in respect of the Revolving Obligations so long as such receipt is not the direct or indirect result of the exercise by the Revolving Collateral Agent or any Revolving Claimholder of rights or remedies with respect to Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

3.5    Retention of Proceeds.

(a)    The Term Claimholders shall not be permitted to retain any proceeds of Revolving Priority Collateral in connection with any Exercise of Secured Creditor Remedies in any circumstance unless and until the Discharge of Revolving Obligations has occurred, and any such proceeds received or retained in any other circumstance will be subject to Section 4.2.

(b)    The Revolving Claimholders shall not be permitted to retain any proceeds of Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies in any circumstance unless and until the Discharge of Term Obligations has occurred, and any such proceeds received or retained in any other circumstance will be subject to Section 4.2.

(c)    Notwithstanding anything contained in this Agreement to the contrary, in the event of any Disposition or series of related Dispositions that includes Revolving Priority Collateral and Term Priority Collateral where the aggregate sales price is not allocated between the Revolving Priority Collateral and the Term Priority Collateral being Disposed (including in connection with or as a result of the sale of the Capital Stock of a Grantor), solely for purposes of this Agreement, the portion of the aggregate sales price determined to be Proceeds of the Revolving Priority Collateral on the one hand and Proceeds of the Term Priority Collateral on the other hand shall be allocated as mutually determined by the Revolving Collateral Agent and the Term Collateral Agent negotiating in a reasonable manner.

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3.6    Non-Interference. Subject to Sections 3.1, 3.2, 3.3, 3.4(i), and 6.4(b), each of the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, and the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, hereby:

(a)    agrees that it and its related Claimholders will not, directly or indirectly, knowingly take any action that would restrain, hinder, limit, delay, or otherwise interfere with any Exercise of Secured Creditor Remedies by the Claimholders of the other Class with respect to any Senior Priority Collateral of such other Class, or that is otherwise prohibited hereunder, including any Disposition of any Senior Priority Collateral of such other Class, whether by foreclosure or otherwise;

(b)    waives any and all rights it or its related Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the Claimholders of the other Class seek to enforce or collect any Obligations of such other Class (subject to the terms of this Agreement insofar as any such enforcement or collection relates to the Collateral constituting Junior Priority Collateral of such other Class) or to enforce or realize their Senior Liens on any Senior Priority Collateral of such other Class, regardless of whether any action or failure to act by or on behalf of any Claimholders of such other Class is adverse to the interest of it or its related Claimholders;

(c)    agrees that it and its related Claimholders will not knowingly take or cause to be taken any action the purpose or effect of which is, or could be, to make any Junior Lien that it or any of its related Claimholders has on any Collateral equal with, or to give it or its related Claimholders any preference or priority relative to, any Senior Lien on such Collateral;

(d)    agrees it will have no right to (i) direct the other Collateral Agent or any holder of any Obligations secured by any Senior Priority Collateral to exercise any right, remedy or power with respect to such Senior Priority Collateral or (ii) consent to the exercise by the other Collateral Agent or any holder of any Obligations secured by the Senior Priority Collateral of any right, remedy or power with respect to such Senior Priority Collateral;

(e)    agrees it will not seek, and will waive any right, to have any Senior Priority Collateral or any part thereof of the other Class marshaled upon any foreclosure or other Disposition of such Senior Priority Collateral; and

(f)    will not attempt, directly or indirectly, whether by judicial proceedings (including in any Insolvency Proceeding) or otherwise, to challenge the enforceability of any provision of this Agreement.

3.7    Inspection and Access Rights.

(a)    If the Term Collateral Agent, or any agent or representative of the Term Collateral Agent, shall, after any Term Default, obtain possession or physical control of any of the Term Priority Collateral, the Term Collateral Agent shall promptly notify the Revolving Collateral Agent in writing of that fact, and the Revolving Collateral Agent shall, within thirty (30) Business Days thereafter, notify the Term Collateral Agent in writing as to whether the Revolving Collateral Agent desires to exercise its access rights under this Section 3.7 with respect to such Term Priority Collateral. Upon delivery of such notice by the Revolving Collateral Agent to the Term Collateral Agent, the parties shall confer in good faith to coordinate with respect to the Revolving Collateral Agent’s exercise of such access rights. Consistent with the definition of “Use Period,” access rights may apply to differing parcels of real properties at differing times, in which case, a differing Use Period will apply to each such property.

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(b)    Without limiting any rights the Revolving Collateral Agent or any other Revolving Claimholder may otherwise have under applicable law or by agreement and whether or not the Term Collateral Agent or any other Term Claimholder has commenced and is continuing to Exercise any Secured Creditor Remedies of the Term Claimholders, in the event the Term Collateral Agent, or any agent or representative of the Term Collateral Agent, shall have obtained possession or physical control of any Term Priority Collateral and the Revolving Collateral Agent shall have delivered the written notice of its intent to exercise its access rights under this Section 3.7 as provided in Section 3.7(a), then the Revolving Collateral Agent or any other Person (including any Revolving Claimholder) acting with the consent, or on behalf, of the Revolving Collateral Agent shall have the right, subject to the rights of any landlords under any leased real properties, and the Term Collateral Agent and the other Term Claimholders will reasonably cooperate in connection therewith, at the sole cost and expense of the Revolving Collateral Agent and the other Revolving Claimholders and upon reasonable advance written notice to the Term Collateral Agent, during the Use Period (i) during normal business hours on any Business Day, to access Revolving Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the UCC), or (C) has been commingled with (within the meaning of Section 9-336 of the UCC) any such Term Priority Collateral, and (ii) access, on a non-exclusive basis, any such Term Priority Collateral (including Equipment (including any processors, computers and other machinery related to the storage or processing of records, documents or files), Fixtures, Intellectual Property, General Intangibles and real property), for purposes of (A) assembling and storing the Revolving Priority Collateral and completing the processing of and turning into finished goods of any Revolving Priority Collateral consisting of work-in process, (B) selling any or all of the Revolving Priority Collateral located on such Term Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the Revolving Priority Collateral located on such Term Priority Collateral, or (D) taking reasonable actions to protect, secure and otherwise enforce the rights of the Revolving Collateral Agent and the other Revolving Claimholders in and to the Revolving Priority Collateral, provided that if the Revolving Collateral Agent conducts a public auction or private sale of the Revolving Priority Collateral at any of the real properties subject to a Mortgage that constitutes Term Priority Collateral, the Revolving Collateral Agent shall provide the Term Collateral Agent with two (2) Business Days’ advance written notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Term Collateral Agent’s or any other Term Claimholder’s use of such real properties. The Term Collateral Agent may not sell, assign or otherwise transfer the Term Priority Collateral prior to the expiration of the Use Period unless the purchaser, assignee or transferee thereof agrees in writing to be bound by the provisions of this Section 3.7.

(c)    During the period of actual occupation, use and/or control by the Revolving Collateral Agent or any other Revolving Claimholder (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral pursuant to Section 3.7(b), the Revolving Collateral Agent and the other Revolving Claimholders shall be obligated to promptly repair at their expense any actual physical damage (but not any diminution in value) to such Term Priority Collateral or other assets or property on which such Term Priority Collateral

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is located resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Term Priority Collateral, the Revolving Collateral Agent requires the services of any employees of Borrower or any of its Subsidiaries, the Revolving Collateral Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Revolving Collateral Agent requires their services to the extent not paid for by Borrower or any of its Subsidiaries. Notwithstanding the foregoing, in no event shall the Revolving Collateral Agent or the other Revolving Claimholders have any liability to the Term Collateral Agent or the other Term Claimholders pursuant to this Section 3.7 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral or other assets or property on which such Term Priority Collateral is located existing prior to the date of the exercise by the Revolving Collateral Agent or the other Revolving Claimholders of their rights under this Section 3.7 and the Revolving Collateral Agent and the other Revolving Claimholders shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Collateral Agent or any other Revolving Claimholders, or for any diminution in the value of the Term Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Priority Collateral by the Revolving Collateral Agent or any other Revolving Claimholders in the manner and for the time periods specified under this Section 3.7. Without limiting the rights granted in this Section 3.7, the Revolving Collateral Agent and the Revolving Claimholders shall reasonably cooperate with the Term Collateral Agent and the other Term Claimholders in connection with any efforts made by the Term Collateral Agent and the other Term Claimholders to sell the Term Priority Collateral.

(d)    The Revolving Collateral Agent and the other Revolving Claimholders shall not be obligated to pay any amounts to the Term Collateral Agent or the other Term Claimholders (or any Person claiming by, through or under the Term Claimholders, including any purchaser of the Term Priority Collateral) or to Borrower or its Subsidiaries for or in respect of the use by the Revolving Collateral Agent and the other Revolving Claimholders of the Term Priority Collateral pursuant to this Section 3.7; provided that (i) the Revolving Collateral Agent and the other Revolving Claimholders shall be obligated to pay any utility, rental, lease, real property taxes or similar charges and payments owed by the applicable Grantor to third parties that accrue during the Use Period in respect of such Term Priority Collateral, or that arise as a result of such use of such Term Priority Collateral, in either case to the extent not paid for by the Grantors, and (ii) the Revolving Collateral Agent and the other Revolving Claimholders shall be obligated to reimburse the Term Collateral Agent and the other Term Claimholders for their reasonable out-of-pocket costs and expenses incurred as a result of the Term Collateral Agent and the other Term Claimholders providing access and use of the Term Priority Collateral to the Revolving Collateral Agent or any other Revolving Claimholder (or any other Person acting with the consent, or on behalf, of any of the foregoing) at the written request of the Revolving Collateral Agent as contemplated by Section 3.7(b).

(e)    The Revolving Claimholders shall (i) use the Term Priority Collateral in accordance with applicable law; and (ii) pay, indemnify and hold the Term Collateral Agent, the other Term Claimholders and each of their respective officers, agents, directors and employees

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harmless from and against any third party liability resulting from the Revolving Collateral Agent’s or any other Revolving Claimholders’ or any of their respective agents, representatives or invitees’, occupancy, use or control of the Term Priority Collateral as set forth in this Section 3.7 (ordinary wear and tear excepted).

(f)    The Term Collateral Agent and the other Term Claimholders shall use commercially reasonable efforts to not hinder or obstruct the Revolving Collateral Agent and the other Revolving Claimholders from exercising the rights described in Section 3.7(b).

(g)    Subject to the terms hereof, the Term Collateral Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral, without the involvement of or interference by any Revolving Claimholder or liability to any Revolving Claimholder, as long as, in the case of an actual sale, the respective purchaser assumes and agrees to the obligations of the Term Collateral Agent and the other Term Claimholders under this Section 3.7.

3.8    Sharing of Information and Access. Subject to the confidentiality limitations imposed by law or contract (other than any contract to the extent the confidentiality provisions of such contract are for the benefit of any Grantor), in the event that the Revolving Collateral Agent shall, in the exercise of its rights under the Revolving Collateral Documents or otherwise, receive possession or control of any books and records (whether in the form of a writing or stored in any data equipment or data record in the physical possession of the Revolving Collateral Agent) of any Grantor which contain information identifying or pertaining to the Term Priority Collateral, the Revolving Collateral Agent shall, upon written request from the Term Collateral Agent and as promptly as practicable thereafter, either make available to the Term Collateral Agent such books and records for inspection and duplication or provide to the Term Collateral Agent copies thereof. Subject to the confidentiality limitations imposed by law or contract (other than any contract to the extent the confidentiality provisions of such contract are for the benefit of any Grantor), in the event that the Term Collateral Agent shall, in the exercise of its rights under the Term Collateral Documents or otherwise, receive possession or control of any books and records (whether in the form of a writing or stored in any data equipment or data record in the physical possession of the Term Collateral Agent) of any Grantor which contain information identifying or pertaining to any of the Revolving Priority Collateral, the Term Collateral Agent shall, upon written request from the Revolving Collateral Agent and as promptly as practicable thereafter, either make available to the Revolving Collateral Agent such books and records for inspection and duplication or provide the Revolving Collateral Agent copies thereof.

3.9    Tracing of and Priorities in Proceeds. The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, further agree that until the earlier of an issuance of any Enforcement Notice by such Claimholder or a bankruptcy or insolvency constituting a Term Default or a bankruptcy or insolvency constituting a Revolving Default, as applicable, then exists, any proceeds of Collateral, whether or not deposited under control agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative Lien priorities in the Collateral which was so acquired.

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3.10    Consent to License to Use Intellectual Property. The Term Collateral Agent (a) consents to the grant by any Grantor to the Revolving Collateral Agent of a non-exclusive royalty-free license to use any Intellectual Property of such Grantor that is subject to a Lien held by the Term Collateral Agent and (b) grants, in its capacity as a Claimholder and to the extent of its rights and interests therein, to the Revolving Collateral Agent a non-exclusive royalty-free license to use any Intellectual Property constituting Term Priority Collateral that is subject to a Senior Lien held by the Term Collateral Agent, in each case in connection with the Exercise of Secured Creditor Remedies of any Lien held by the Revolving Collateral Agent upon any Inventory or other Revolving Priority Collateral and to the extent the use of such Intellectual Property is necessary or appropriate, in the good faith opinion of the Revolving Collateral Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such Inventory or other Revolving Priority Collateral in any lawful manner in connection with such Exercise of Secured Creditor Remedies. The Term Collateral Agent may not sell, assign or otherwise transfer the Term Priority Collateral prior to the expiration of the Use Period unless the purchaser, assignee or transferee thereof agrees in writing to be bound by the provisions of this Section 3.10.

SECTION 4.	Proceeds.

4.1    Application of Proceeds.

(a)    Prior to the Discharge of Revolving Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, any Revolving Priority Collateral or Proceeds thereof received in connection with any Exercise of Secured Creditor Remedies (including as a result of any collection, sale, foreclosure or other realization or distribution of or in respect of any Revolving Priority Collateral (whether or not expressly characterized as such) or in any Insolvency Proceeding) shall be delivered to the Revolving Collateral Agent, for the benefit of the Revolving Claimholders, and shall be applied or further distributed by the Revolving Collateral Agent to or on account of the Revolving Obligations in such order, if any, as is specified in the relevant Revolving Collateral Documents or as a court of competent jurisdiction may otherwise direct. Upon the occurrence of the Discharge of Revolving Obligations, the Revolving Collateral Agent shall deliver to the Term Collateral Agent, for the benefit of the Term Claimholders, any Revolving Priority Collateral and Proceeds of Revolving Priority Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements, to be applied by the Term Collateral Agent to the Term Obligations in such order as is specified in the Term Collateral Documents or as a court of competent jurisdiction may otherwise direct.

(b)    Prior to the Discharge of Term Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, any Term Priority Collateral or Proceeds thereof received in connection with any Exercise of Secured Creditor Remedies (including as a result of any collection, sale, foreclosure or other realization or distribution of or in respect of any Term Priority Collateral (whether or not expressly characterized as such) or in any Insolvency Proceeding) shall be delivered to the Term Collateral Agent, for the benefit of the Term Claimholders, and shall be applied or further distributed by the Term Collateral Agent to or on account of the Term Obligations in such order, if any, as is specified in the relevant Term Collateral Documents or as a court of competent jurisdiction may otherwise direct. Upon the

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occurrence of Discharge of Term Obligations, the Term Collateral Agent shall deliver to the Revolving Collateral Agent, for the benefit of the Revolving Claimholders, any Term Priority Collateral and Proceeds of Term Priority Collateral received or delivered to it pursuant to the preceding sentence, in the same form as received, with any necessary endorsements, to be applied by the Revolving Collateral Agent to the Revolving Obligations in such order as is specified in the Revolving Collateral Documents or as a court of competent jurisdiction may otherwise direct.

(c)    If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash proceeds, then such non-cash proceeds shall, subject to Section 4.2, be held by the Collateral Agent that conducted such Exercise of Secured Creditor Remedies and/or sold for cash prior to the application of the proceeds thereof as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above.

4.2    Turnover. So long as the Discharge of Senior Obligations with respect to any Collateral has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, if (a) any Junior Claimholder of any Class receives any Collateral that is subject to any Senior Lien or any Proceeds of any such Collateral, or any other payment in connection with or on account of such Collateral, (i) in connection with the enforcement or exercise of any right or remedy (including any right of set off) relating to such Collateral, the transfer of such Collateral or Proceeds to any Junior Claimholder by any Person holding a Lien on such Collateral that is subordinate to the Junior Lien on such Collateral, or proceeds of any insurance policy claim or of any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of such Collateral or (ii) as a distribution or recovery in any Insolvency Proceeding, (b) any Junior Claimholder receives, in contravention of Section 2.3 or any other provision of this Agreement, any Collateral of the type that would not constitute Senior Priority Collateral of such Junior Claimholder, or any Proceeds of any such Collateral, or any other payment in connection with or on account of such Collateral, or (c) any Junior Claimholder receives any additional Collateral referred to in Section 6.4 that pursuant to such Section is subject to the provisions of this Section 4.2, or any Proceeds of such additional Collateral, or any other payment in connection with or on account of such additional Collateral, then, in each case, such Collateral or Proceeds thereof, or such other payment, shall be segregated and held in trust and forthwith, to the extent not prohibited by applicable law, shall be transferred or paid over to the Senior Collateral Agent for the benefit of the Senior Claimholders in the same form as received, with any necessary endorsements, for application in accordance with Section 4.1 (to the extent required), or as a court of competent jurisdiction may otherwise direct; provided, however, (x) in the case of any Proceeds of Term Priority Collateral received by the Revolving Collateral Agent or any other Revolving Claimholder in connection with a Disposition of Term Priority Collateral by any Grantor, if a Grantor or the Term Collateral Agent does not provide prior written notice of such Disposition to the Revolving Collateral Agent specifying the amount and source of such Proceeds and the Revolving Collateral Agent does not otherwise have actual knowledge that such Proceeds are proceeds of Term Priority Collateral, neither the Revolving Collateral Agent nor any other Revolving Claimholder shall have any obligation to transfer or pay over any Proceeds of such Disposition to the Term Collateral Agent and (y) in the case of any Proceeds of Revolving Priority Collateral received by the Term Collateral Agent or any other Term Claimholder in connection with a Disposition of Revolving Priority Collateral by any Grantor, if a Grantor or the Revolving Collateral Agent does not provide prior written notice of

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such Disposition to the Term Collateral Agent specifying the amount and source of such Proceeds and a Responsible Officer (as defined in the Term Credit Agreement) of the Term Collateral Agent does not otherwise have actual knowledge that such Proceeds are proceeds of Revolving Priority Collateral, neither the Term Collateral Agent nor any other Term Claimholder shall have any obligation to pay over any Proceeds of such Disposition to the Revolving Collateral Agent. Until the Discharge of Revolving Obligations occurs, the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, hereby irrevocably constitutes and appoints the Revolving Collateral Agent and any officer or agent of the Revolving Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Term Collateral Agent or the other Term Claimholders, as the case may be, or in the Revolving Collateral Agent’s own name, from time to time in the Revolving Collateral Agent’s discretion exercised in good faith, for the purpose of carrying out the terms of this Section 4.2 with respect to Revolving Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2 with respect to Revolving Priority Collateral. Until the Discharge of Term Obligations occurs, the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, hereby irrevocably constitutes and appoints the Term Collateral Agent and any officer or agent of the Term Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Revolving Collateral Agent or the other Revolving Claimholders, as the case may be, or in the Term Collateral Agent’s own name, from time to time in the Term Collateral Agent’s discretion exercised in good faith, for the purpose of carrying out the terms of this Section 4.2 with respect to Term Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2 with respect to Term Priority Collateral.

4.3    No Subordination of the Relative Priority of Claims. Anything to the contrary contained herein notwithstanding, the subordination of the Liens of Term Claimholders to the Liens of Revolving Claimholders on the Revolving Priority Collateral and of the Liens of Revolving Claimholders to the Liens of Term Claimholders on the Term Priority Collateral as set forth herein is with respect to the priority of the respective Liens held by or on behalf of them only and shall not constitute a subordination of the Term Obligations to the Revolving Obligations or the Revolving Obligations to the Term Obligations.

SECTION 5.	Releases; Dispositions; Other Agreements.

5.1    Releases.

(a)    If, in connection with the Exercise of Secured Creditor Remedies by the Revolving Collateral Agent with respect to Revolving Priority Collateral as provided for in Section 3 (including any Disposition of any Revolving Priority Collateral by any Grantor with the consent of the Revolving Collateral Agent acting in accordance with the terms of the Revolving Collateral Documents), the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, releases any of its Revolving Liens on any part of the Revolving Priority Collateral, then the Term Liens of the Term Collateral Agent on such Revolving Priority Collateral shall be automatically, unconditionally, and simultaneously released; provided, however, that, to the extent the Proceeds of such Revolving Priority Collateral are not applied to

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reduce Revolving Obligations in accordance with Section 4.1(a), the Term Collateral Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Term Collateral Agent, for itself or on behalf of the other Term Claimholders, promptly shall execute and deliver to the Revolving Collateral Agent such termination or amendment statements, releases, and other documents as the Revolving Collateral Agent may reasonably request in writing to effectively confirm such release, at the cost and expense of the Issuers and without the consent or direction of any other Term Claimholders.

(b)    If, in connection with the Exercise of Secured Creditor Remedies by the Term Collateral Agent with respect to Term Priority Collateral as provided for in Section 3 (including any Disposition of any Term Priority Collateral by any Grantor with the consent of the Term Collateral Agent acting in accordance with the terms of the Term Documents), the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, releases any of its Term Liens on any part of the Term Priority Collateral, then the Revolving Liens of the Revolving Collateral Agent on such Term Priority Collateral shall be automatically, unconditionally, and simultaneously released; provided, however, that, to the extent the Proceeds of such Term Priority Collateral are not applied to reduce Term Obligations in accordance with Section 4.1(b), the Revolving Collateral Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Revolving Collateral Agent, for itself or on behalf of the other Revolving Claimholders, promptly shall execute and deliver to the Term Collateral Agent such termination or amendment statements, releases, and other documents as the Term Collateral Agent may reasonably request to effectively confirm such release (it being understood that the Term Collateral Agent shall not be obligated to request any such termination or amendment statements, releases or other documents), at the cost and expense of the Grantors and without the consent or direction of any other Revolving Claimholders.

(c)    If, in connection with any Disposition of any Revolving Priority Collateral permitted under the terms of the Revolving Loan Documents and not prohibited under the terms of the Term Documents, the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, releases any of its Revolving Liens on the portion of the Revolving Priority Collateral that is the subject of such Disposition, other than (i) in connection with the Discharge of Revolving Obligations or (ii) after the occurrence and during the continuance of any Term Default, then the Term Liens of the Term Collateral Agent on such Collateral shall be automatically, unconditionally, and simultaneously released; provided, that to the extent the Proceeds of such Revolving Priority Collateral are not applied to reduce Revolving Obligations in accordance with Section 4.1(a), the Term Collateral Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Term Collateral Agent, for itself or on behalf of the other Term Claimholders, promptly shall execute and deliver to the Revolving Collateral Agent such termination or amendment statements, releases, and other documents as the Revolving Collateral Agent may reasonably request to effectively confirm such release, at the cost and expense of the Grantors and without the consent or direction of any other Term Claimholders. The Term Liens on the Revolving Priority Collateral that otherwise would have been released pursuant to the first sentence of this paragraph (c) but for the application of subclause (ii) in such sentence will be automatically, unconditionally and simultaneously released when such Term Default and all other Term Defaults cease to exist.

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(d)    If, in connection with any Disposition of any Term Priority Collateral permitted under the terms of the Term Documents and not prohibited under the terms of the Revolving Loan Documents, the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, releases any of its Term Liens on the portion of the Term Priority Collateral that is the subject of such Disposition, other than (i) in connection with the Discharge of Term Obligations or (ii) after the occurrence and during the continuance of any Revolving Default, then the Revolving Liens of the Revolving Collateral Agent on such Collateral shall be automatically, unconditionally, and simultaneously released; provided that to the extent the Proceeds of such Term Priority Collateral are not applied to reduce Term Obligations in accordance with Section 4.1(b), the Revolving Collateral Agent shall retain a Lien on such Proceeds in accordance with the terms of this Agreement. The Revolving Collateral Agent, for itself or on behalf of the other Revolving Claimholders, promptly shall execute and deliver to the Term Collateral Agent such termination or amendment statements, releases, and other documents as the Term Collateral Agent may reasonably request to effectively confirm such release (it being understood that the Term Collateral Agent shall not be obligated to request any such termination or amendment statements, releases or other documents), at the cost and expense of the Grantors and without the consent or direction of any other Revolving Claimholders. The Revolving Liens on the Term Priority Collateral that otherwise would have been released pursuant to the first sentence of this paragraph (d) but for the application of subclause (ii) in such sentence will be automatically, unconditionally and simultaneously released when such Revolving Default and all other Revolving Defaults cease to exist.

(e)    Until the Discharge of Revolving Obligations occurs, the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, hereby irrevocably constitutes and appoints the Revolving Collateral Agent and any officer or agent of the Revolving Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Term Collateral Agent or the other Term Claimholders, as the case may be, or in the Revolving Collateral Agent’s own name, from time to time as elected by the Revolving Collateral Agent in good faith, for the purpose of carrying out the terms of this Section 5.1 with respect to Revolving Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1 with respect to Revolving Priority Collateral, including any endorsements or other instruments of transfer or release.

(f)    Until the Discharge of Revolving Obligations occurs, to the extent that the Revolving Claimholders (i) have released any Lien on Revolving Priority Collateral and any such Lien is later reinstated or (ii) obtain any new Lien on assets constituting Revolving Priority Collateral from Grantors, then, subject to the proviso contained in Section 2.3, the Term Claimholders shall be granted a Lien on any such Revolving Priority Collateral, subject to the relative Lien priorities set forth in Section 2.1.

(g)    Until the Discharge of Term Obligations occurs, the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, hereby irrevocably constitutes and appoints the Term Collateral Agent and any officer or agent of the Term Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Revolving Collateral Agent or the other Revolving Claimholders, as the case may be, or in the Term Collateral Agent’s own name,

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from time to time as elected by the Term Collateral Agent in accordance with the Term Documents, for the purpose of carrying out the terms of this Section 5.1 with respect to Term Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1 with respect to Term Priority Collateral, including any endorsements or other instruments of transfer or release.

(h)    Until the Discharge of Term Obligations occurs, to the extent that the Term Claimholders (i) have released any Lien on Term Priority Collateral and any such Lien is later reinstated or (ii) obtain any new Liens on assets constituting Term Priority Collateral from Grantors, then, subject to the proviso contained in Section 2.3, the Revolving Claimholders shall be granted a Lien on any such Term Priority Collateral, subject to the relative Lien priorities set forth in Section 2.1.

5.2    Insurance.

(a)    Unless and until the Discharge of Revolving Obligations has occurred: (i) the Revolving Collateral Agent and the other Revolving Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the Revolving Loan Documents, to adjust and settle any claim under any insurance policy covering the Revolving Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Revolving Priority Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of Revolving Priority Collateral, shall be paid, subject to the rights of the Grantors under the Revolving Loan Documents, first, to the Revolving Collateral Agent, until the Discharge of Revolving Obligations, second, to the Term Collateral Agent, until the Discharge of Term Obligations, and third, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

(b)    Unless and until the Discharge of Term Obligations has occurred: (i) the Term Collateral Agent and the other Term Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Documents, to adjust and settle any claim under any insurance policy covering the Term Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Term Priority Collateral; and (ii) all proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of Term Priority Collateral, shall be paid, subject to the rights of Grantors under the Term Documents, first, to Term Collateral Agent, until the Discharge of Term Obligations, second, to the Revolving Collateral Agent, until the Discharge of Revolving Obligations, and third, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding anything contained in this Agreement to the contrary, in the event that any proceeds are derived from any insurance policy that covers Revolving Priority Collateral and Term Priority Collateral where the allocation of proceeds is not stipulated between Revolving Priority Collateral and Term Priority Collateral, then solely for purposes of this Agreement, the

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portion of the aggregate proceeds determined to be proceeds of the Revolving Priority Collateral on the one hand and Term Priority Collateral on the other hand shall be allocated as mutually determined by the Revolving Collateral Agent and the Term Collateral Agent negotiating in a reasonable manner. If any insurance claim includes both Revolving Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to Revolving Priority Collateral and Term Priority Collateral, and if the Revolving Collateral Agent and the Term Collateral Agent are unable after negotiating in good faith to agree on the settlement for such claim, each Collateral Agent may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the parties. If the Collateral Agent or any other Claimholder of any Class shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Section 5.2, it shall pay such proceeds over to the Collateral Agent of the other Class in accordance with the terms of Section 4.2.

5.3    Amendments; Refinancings.

(a)    The Term Collateral Agent, for itself and on behalf of the other Term Claimholders, acknowledges and agrees that the Revolving Loan Documents may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with their terms (or replaced in connection with a Refinancing of the Revolving Obligations (or portions thereof)) and the Revolving Obligations may be Refinanced, in each case without notice to, or the consent of, the Term Collateral Agent or the other Term Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing Indebtedness (if such Refinancing Indebtedness is intended to be (and under the Term Documents is permitted to be) secured by the Revolving Priority Collateral on a basis that is senior to the Term Liens thereon and by the Term Priority Collateral on a basis that is junior to the Term Liens thereon), and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3; provided further, that any such amendment, restatement, amendment and restatement, replacement, supplement, modification, or Refinancing shall not (i) result in a Term Default and (ii) be inconsistent with or in violation of this Agreement.

For the avoidance of doubt, the sale or other transfer of any Revolving Obligations is not restricted by this Agreement but the provisions of this Agreement shall be binding on all of the Claimholders.

(b)    The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, acknowledges and agrees that the Term Documents may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with their terms (or replaced in connection with a Refinancing of the Term Obligations) and the Term Obligations may be Refinanced, in each case without notice to, or the consent of, the Revolving Collateral Agent or the other Revolving Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a Refinancing, the holders of such Refinancing Indebtedness (if such Refinancing Indebtedness is intended to be (and under the Revolving Loan Documents is permitted to be) secured by the Term Priority Collateral on a basis that is senior to the Revolving Liens thereon and by the

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Revolving Priority Collateral on a basis that is junior to the Revolving Liens thereon), and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3; provided further, however, that any such amendment, restatement, amendment and restatement, replacement, supplement, modification, or Refinancing shall not (i) result in a Revolving Default or (ii) be inconsistent with or in violation of this Agreement.

For the avoidance of doubt, the sale or other transfer of any Term Obligations is not restricted by this Agreement but the provisions of this Agreement shall be binding on all of the Claimholders.

(c)    So long as the Discharge of Revolving Obligations has not occurred, each Term Collateral Document shall include the following language (or similar language acceptable to the Revolving Collateral Agent): “Notwithstanding anything herein to the contrary, the Liens and security interests granted to Ally Bank, as Term Collateral Agent, pursuant to this Agreement in any Collateral and the exercise of any right or remedy by Ally Bank, as Term Collateral Agent, with respect to any Collateral hereunder are subject to the provisions of the ABL Intercreditor Agreement, dated as of April 25, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “ABL Intercreditor Agreement”), among Ally Bank, as Revolving Collateral Agent, Ally Bank, as Term Collateral Agent and each Additional Pari Passu Obligations Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

(d)    So long as the Discharge of Term Obligations has not occurred, each Revolving Collateral Document shall include the following language (or similar language acceptable to the Term Collateral Agent): “Notwithstanding anything herein to the contrary, the liens and security interests granted to the Revolving Collateral Agent pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the Revolving Collateral Agent with respect to any Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement, dated as of April 25, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “ABL Intercreditor Agreement”), among Ally Bank, as Revolving Collateral Agent, Ally Bank, as Term Collateral Agent and each Additional Pari Passu Obligations Agent (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

5.4    Bailee for Perfection.

(a)    The Revolving Collateral Agent and the Term Collateral Agent each agree to hold or control that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) (such Collateral, which may include Collateral subject to deposit account control agreements or security account control agreements, being referred to as the “Pledged Collateral”), as gratuitous bailee for the benefit of and on behalf of and as a non-fiduciary agent for the Term Collateral Agent or the Revolving Collateral Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the

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requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), solely for the purpose of perfecting the security interest granted under the Term Documents or the Revolving Loan Documents, as applicable, subject to the terms and conditions of this Section 5.4. The Term Collateral Agent and the other Term Claimholders hereby appoint the Revolving Collateral Agent as their gratuitous bailee (for the benefit of and on behalf of the Term Claimholders) and non-fiduciary agent for the purposes of perfecting their security interest in all Pledged Collateral in which the Revolving Collateral Agent has a perfected security interest under the UCC. The Revolving Collateral Agent and the other Revolving Claimholders hereby appoint the Term Collateral Agent as their gratuitous bailee (for the benefit of and on behalf of the Revolving Claimholders) and non-fiduciary agent for the purposes of perfecting their security interest in all Pledged Collateral in which the Term Collateral Agent has a perfected security interest under the UCC. Each of the Revolving Collateral Agent and the Term Collateral Agent hereby accept such appointments pursuant to this Section 5.4(a) and acknowledges and agrees that it shall act for the benefit of and on behalf of the Claimholders of the other Class with respect to any Pledged Collateral and that any proceeds received by the Revolving Collateral Agent or the Term Collateral Agent, as the case may be, under any Pledged Collateral shall be applied in accordance with Section 4. Unless and until the Discharge of Revolving Obligations has occurred, the Term Collateral Agent agrees to promptly notify the Revolving Collateral Agent of any Pledged Collateral constituting Revolving Priority Collateral held or controlled by it (or its agents or bailees, other than the Revolving Collateral Agent) or actually known by a Responsible Officer (as defined in the Term Credit Agreement) of the Term Collateral Agent to be held or controlled by any other Term Claimholders, and at any time prior to the Discharge of Revolving Obligations, the Term Collateral Agent and each other Term Claimholder agrees to deliver to the Revolving Collateral Agent any such Pledged Collateral held by it, together with any necessary endorsements (or otherwise allow the Revolving Collateral Agent to obtain control of such Pledged Collateral). Unless and until the Discharge of Term Obligations has occurred, the Revolving Collateral Agent agrees to promptly notify the Term Collateral Agent in writing of any Pledged Collateral constituting Term Priority Collateral held or controlled by it (or its agents or bailees, other than the Term Collateral Agent) or actually known by it to be held by any other Revolving Claimholders, and at any time prior to the Discharge of Term Obligations, the Revolving Collateral Agent and each other Revolving Claimholder agrees to deliver to the Term Collateral Agent any such Pledged Collateral held by it, together with any necessary endorsements (or otherwise allow the Term Collateral Agent to obtain control of such Pledged Collateral).

(b)    Subject to the terms of this Agreement, until the Discharge of Revolving Obligations has occurred, the Revolving Collateral Agent shall be entitled to deal with the Revolving Priority Collateral in accordance with the terms of the Revolving Loan Documents as if the Liens of the Term Collateral Agent under the Term Documents thereon did not exist and, other than as is necessary to ensure the validity of its Liens and security interests and, without prejudice to the rights of the Term Collateral Agent under Sections 3.1 and 3.4, the Term Collateral Agent will not deliver or require any Term Grantor to deliver any notice or direction to any third party (including, without limitation, any bank, insurance company or contract counterparty) or seek to enter into any direct agreement with any such third party to the extent that such third party’s involvement relates to any Revolving Priority Collateral. The rights of the Term Collateral Agent in respect of any Revolving Priority Collateral shall at all times be subject to the terms of this Agreement.

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(c)    Subject to the terms of this Agreement, until the Discharge of Term Obligations has occurred, the Term Collateral Agent shall be entitled to deal with the Term Priority Collateral in accordance with the terms of the Term Documents as if the Liens of the Revolving Collateral Agent under the Revolving Loan Documents thereon did not exist and, other than as is necessary to ensure the validity of its Liens and security interests and, without prejudice to the rights of the Revolving Collateral Agent under Sections 3.2 and 3.4, the Revolving Collateral Agent will not deliver or require any Revolving Grantor to deliver any notice or direction to any third party (including, without limitation, any bank, insurance company or contract counterparty) or seek to enter into any direct agreement with any such third party to the extent that such third party’s involvement relates to any Term Priority Collateral. The rights of the Revolving Collateral Agent in respect of any Term Priority Collateral shall at all times be subject to the terms of this Agreement.

(d)    The Revolving Collateral Agent shall have no obligation whatsoever to the Term Collateral Agent or any other Term Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The Term Collateral Agent shall have no obligation whatsoever to the Revolving Collateral Agent or any other Revolving Claimholder to ensure that the Pledged Collateral is genuine or owned by any of Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the Revolving Collateral Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and non-fiduciary agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Revolving Obligations as provided in paragraph (f) of this Section 5.4. The duties or responsibilities of the Term Collateral Agent under this Section 5.4 shall be limited solely to holding or controlling the Pledged Collateral as bailee and non-fiduciary agent in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Term Obligations as provided in paragraph (g) of this Section 5.4.

(e)    The Revolving Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Collateral Documents, the Term Collateral Documents, this Agreement, or any other document a fiduciary relationship in respect of the Term Collateral Agent or any other Term Claimholder. The Term Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Collateral Documents, the Term Collateral Documents, this Agreement, or any other document a fiduciary relationship in respect of the Revolving Collateral Agent or any other Revolving Claimholder. The Term Collateral Agent, for itself and on behalf of the Term Claimholders, hereby waives and releases the Revolving Collateral Agent from all claims and liabilities arising pursuant to the Revolving Collateral Agent’s roles under this Section 5.4 as gratuitous bailee and non-fiduciary agent with respect to the Revolving Priority Collateral that is Pledged Collateral. The Revolving Collateral Agent, for itself and on behalf of the Revolving Claimholders, hereby waives and releases the Term Collateral Agent from all claims and liabilities arising pursuant to the Term Collateral Agent’s roles under this Section 5.4 as gratuitous bailee and non-fiduciary agent with respect to the Term Priority Collateral that is Pledged Collateral.

(f)    Upon the Discharge of Revolving Obligations, the Revolving Collateral Agent (i) shall deliver or cause to be delivered the remaining Pledged Collateral (if any) in its

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possession or in the possession of its agents or bailees (other than the Term Collateral Agent), together with any necessary endorsements, first, to the Term Collateral Agent to the extent Term Obligations remain outstanding as confirmed in writing by the Term Collateral Agent acting in accordance with the Term Documents, and, to the extent that the Term Collateral Agent confirms no Term Obligations are outstanding, second, to the applicable Grantor to the extent no Revolving Obligations or Term Obligations that are secured by such Pledged Collateral remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct and (ii) will cooperate with the Term Collateral Agent and such Grantor, as the case may be, in assigning (without recourse to or warranty by the Revolving Collateral Agent or any other Revolving Claimholder or agent or bailee thereof) control over any other Revolving Priority Collateral under its control. At such time, the Revolving Collateral Agent further agrees to take all other action reasonably requested in writing by the Term Collateral Agent at the sole cost and expense of the Grantors (including amending any outstanding control agreements) to enable the Term Collateral Agent to obtain a first priority security interest in the Collateral.

(g)    Upon the Discharge of Term Obligations, the Term Collateral Agent (i) shall deliver the remaining Pledged Collateral (if any) in its possession or in the possession of its agents or bailees (other than the Revolving Collateral Agent) together with any necessary endorsements, first, to the Revolving Collateral Agent to the extent the Revolving Obligations remain outstanding as confirmed in writing by the Revolving Collateral Agent acting in accordance with the Revolving Loan Documents, and, to the extent that the Revolving Collateral Agent confirms no Revolving Obligations are outstanding, second, to the applicable Grantor to the extent no Revolving Obligations or Term Obligations that are secured by such Pledged Collateral remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction might otherwise direct and (ii) will cooperate with the Revolving Collateral Agent and such Grantor, as the case may be, in assigning (without recourse to or warranty by the Term Collateral Agent or any other Term Claimholder or agent or bailee thereof) control over any other Term Priority Collateral under its control. At such time, the Term Collateral Agent further agrees to take all other action reasonably requested in writing by the Revolving Collateral Agent at the sole cost and expense of the Issuers (including amending any outstanding control agreements) to enable the Revolving Collateral Agent to obtain a first priority security interest in the Collateral.

5.5    When Discharge of Obligations Deemed to Not Have Occurred.

(a)    If the Grantors enter into any Refinancing of the Revolving Obligations with Indebtedness permitted under the Term Documents that is intended to be (and under the Term Documents is permitted to be) secured by the Revolving Priority Collateral on a basis that is senior to the Term Liens thereon and by the Term Priority Collateral on a basis that is junior to the Term Liens thereon, then a Discharge of Revolving Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the Refinancing Indebtedness in respect of such Revolving Obligations shall be treated as Revolving Obligations for all purposes of this Agreement, including for purposes of the relative Lien priorities and rights in respect of Collateral set forth herein, and the collateral agent (or similar representative) in respect of the obligations under such Refinancing shall be the Revolving Collateral Agent for all purposes of this Agreement; provided, however, that the holders of such Refinancing Indebtedness, and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3.

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(b)    If the Grantors enter into any Refinancing of the Term Obligations with Indebtedness permitted under the Revolving Loan Documents that is intended to be (and under the Revolving Loan Documents is permitted to be) secured by the Term Priority Collateral on a basis that is senior to the Revolving Liens thereon and by the Revolving Priority Collateral on a basis that is junior to the Revolving Liens thereon, then a Discharge of Term Obligations shall be deemed not to have occurred for all purposes of this Agreement, and the Refinancing Indebtedness in respect of such Term Obligations shall be treated as Term Obligations for all purposes of this Agreement, including for purposes of the relative Lien priorities and rights in respect of Collateral set forth herein, and the collateral agent (or similar representative) in respect of the obligations under such Refinancing shall be the Term Collateral Agent for all purposes of this Agreement; provided, however, that the holders of such Refinancing Indebtedness, and the collateral agent (or similar representative) of such holders, bind themselves to the terms of this Agreement pursuant to an amendment effected in accordance with Section 9.3.

5.6    Injunctive Relief. The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agree that should any Claimholder in any way take, attempt to, or threaten to take any action contrary to terms of this Agreement with respect to the Collateral, or fail to take any action required by this Agreement, the Term Collateral Agent, the Revolving Collateral Agent or any other Claimholder, as the case may be, may obtain relief against such Claimholder by injunction, specific performance, or other appropriate equitable relief, it being understood and agreed that (a) non-breaching Claimholders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and (b) each Claimholder waives any defense that other Claimholders can demonstrate damage and/or be made whole by the awarding of damages. The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Collateral Agent or the other Revolving Claimholders or the Term Collateral Agent or the other Term Claimholders, as the case may be.

SECTION 6.	Insolvency Proceedings.

6.1    Financing.

(a)    Until the Discharge of Revolving Obligations, if any Grantor shall be subject to any Insolvency Proceeding and the Revolving Collateral Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code or any comparable provision of any other applicable Bankruptcy Law; herein, “Cash Collateral”) under Section 363(b) of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law) constituting Revolving Priority Collateral or consents to permit any Grantor to obtain financing provided by any one or more Revolving Claimholders or any other Person under Section 364 of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law) secured at least in part by a Lien on such Revolving Priority Collateral that is (i) senior to

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or pari passu with the Revolving Liens on the Revolving Priority Collateral and (ii) junior to the Term Liens on the Term Priority Collateral (such financing, a “DIP Financing”), and if the Grantors desire to obtain authorization from the applicable Bankruptcy Court to use such Cash Collateral or to obtain such DIP Financing, then the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that the Term Claimholders will consent (and hereby are deemed to have consented to), and will not object to or oppose, or support any other Person objecting to or opposing, such use of such Cash Collateral or such DIP Financing (except to the extent provided in Section 6.4) and, to the extent the Revolving Liens are subordinated to or pari passu with any new Liens securing such DIP Financing, the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, will subordinate (and hereby subordinates) the Term Liens on the Revolving Priority Collateral (x) to the Liens thereon securing such DIP Financing, (y) to all adequate protection Liens on the Revolving Priority Collateral granted to the Revolving Collateral Agent and (z) to any “carve out” from, or security or charge on, the Revolving Priority Collateral agreed to by the Revolving Collateral Agent for United States Trustee fees and professional fees to the extent consistent with the other provisions of this Agreement; provided that (A) the Term Collateral Agent and the other Term Claimholders shall retain the Term Liens on the Collateral and, as to the Term Priority Collateral only, the Term Liens shall have the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on the Term Priority Collateral securing such DIP Financing shall be junior and subordinate to the Term Liens on the Term Priority Collateral, (B) all Liens on Revolving Priority Collateral securing any such DIP Financing shall be senior to or pari passu with the Revolving Liens on the Revolving Priority Collateral, (C) the interest rate, fees and advance rate of any such DIP Financing are commercially reasonable under the circumstances, (D) any such Cash Collateral use or DIP Financing does not compel any Grantor to seek confirmation of a specific Plan of Reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or DIP Financing documentation, (E) any Cash Collateral order or DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the Cash Collateral order or DIP Financing documentation, (F) to the extent that the Revolving Collateral Agent or any other Revolving Claimholders are granted adequate protection in the form of a Lien on Collateral arising after the commencement of the Insolvency Proceeding, the Term Claimholders are also granted a Lien on such additional Collateral with the relative priority set forth in Section 2.1 (and the Revolving Collateral Agent and the other Revolving Claimholders will be deemed to have consented to, and will raise no objection to or support any other Person objecting to or contesting, any motion by any Term Claimholder to receive, or the granting of, such a Lien), and (G) the terms of such DIP Financing or Cash Collateral order do not require any Term Claimholders to extend additional credit pursuant to such DIP Financing or Cash Collateral order. If the Revolving Claimholders or any other Person offer to provide DIP Financing that meets the requirements set forth in clauses (A) through (G) above, and if the Grantors desire to obtain authorization from the applicable Bankruptcy Court to obtain such DIP Financing, the Term Collateral Agent agrees, on behalf of itself and the other Term Claimholders, that no Term Claimholder shall, directly or indirectly, provide, offer to provide, or support any financing competing with the DIP Financing, including a Term DIP Financing. The foregoing provisions of this Section 6.1(a) shall not restrict the Term Collateral Agent or any other Term Claimholders from objecting to or opposing any provision in any Cash Collateral order or DIP Financing documentation relating to any provision or content of a Plan of Reorganization.

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(b)    Until the Discharge of Term Obligations, if any Grantor shall be subject to any Insolvency Proceeding and the Term Collateral Agent consents to the use of Cash Collateral under Section 363(b) of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law) constituting Term Priority Collateral or consents to permit any Grantor to obtain financing provided by any one or more Term Claimholders or any other Person under Section 364 of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law) secured at least in part by a Lien on such Term Priority Collateral that is (i) senior to or pari passu with the Term Liens on the Term Priority Collateral and (ii) junior to the Revolving Liens on the Revolving Priority Collateral (such financing, a “Term DIP Financing”), and if the Grantors desire to obtain authorization from the applicable Bankruptcy Court to use such Cash Collateral or to obtain such Term DIP Financing, then the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Revolving Claimholders will consent (and hereby are deemed to have consented to), and will not object to or oppose, or support any other Person objecting to or opposing, such use of such Cash Collateral or such Term DIP Financing (except to the extent provided in Section 6.4) and, to the extent the Term Liens are subordinated to or pari passu with any new Liens securing such Term DIP Financing, the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, will subordinate (and hereby subordinates) the Revolving Liens on the Term Priority Collateral (x) to the Liens thereon securing such Term DIP Financing, (y) to all adequate protection Liens on the Term Priority Collateral granted to the Term Collateral Agent and (z) to any “carve out” from, or security or charge on, the Term Priority Collateral agreed to by the Term Collateral Agent for United States Trustee fees and professional fees to the extent consistent with the other provisions of this Agreement; provided that (A) the Revolving Collateral Agent and the other Revolving Claimholders shall retain the Revolving Liens on the Collateral and, as to the Revolving Priority Collateral only, the Revolving Liens shall have the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on the Revolving Priority Collateral securing such Term DIP Financing shall be junior and subordinate to the Revolving Liens on the Revolving Priority Collateral, (B) all Liens on Term Priority Collateral securing any such Term DIP Financing shall be senior to or pari passu with the Term Liens on the Term Priority Collateral, (C) the interest rate, fees and advance rate of any such Term DIP Financing are commercially reasonable under the circumstances, (D) any such Cash Collateral use or Term DIP Financing does not compel any Grantor to seek confirmation of a specific Plan of Reorganization for which all or substantially all of the material terms are set forth in the Cash Collateral order or Term DIP Financing documentation, (E) any Cash Collateral order or Term DIP Financing documentation does not expressly require the liquidation of the Collateral prior to a default under the Cash Collateral order or Term DIP Financing documentation, (F) to the extent that the Term Collateral Agent or any other Term Claimholders are granted adequate protection in the form of a Lien on Collateral arising after the commencement of the Insolvency Proceeding, the Revolving Claimholders are also granted a Lien on such additional Collateral with the relative priority set forth in Section 2.1 (and the Term Collateral Agent and the other Term Claimholders will be deemed to have consented to, and will raise no objection to or support any other Person objecting to or contesting, any motion by any Revolving Claimholder to receive, or the granting of, such a Lien), and (G) the terms of such Term DIP Financing or Cash Collateral order do not require any Revolving Claimholders to extend additional credit pursuant to such Term DIP Financing or Cash Collateral order. If the Term Claimholders or any other Person offer to provide Term DIP Financing that meets the requirements set forth in

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clauses (A) through (G) above and DIP Financing is not provided as set forth in Section 6.1(a), and if the Grantors desire to obtain authorization from the applicable Bankruptcy Court to obtain such Term DIP Financing, the Revolving Collateral Agent agrees, on behalf of itself and the other Revolving Claimholders, that no Revolving Claimholder shall, directly or indirectly, provide, offer to provide, or support any financing competing with the Term DIP Financing, including a DIP Financing. The foregoing provisions of this Section 6.1(b) shall not restrict the Revolving Collateral Agent or any other Revolving Claimholder from objecting to or opposing any provision in any Cash Collateral order or Term DIP Financing documentation relating to any provision or content of a Plan of Reorganization.

(c)    The Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that, with respect to any Cash Collateral use or DIP Financing that meets the requirements of Section 6.1(a), no Term Claimholder will request adequate protection in connection with its rights as a holder of Liens on the Revolving Priority Collateral, except as expressly agreed by the Revolving Collateral Agent or as permitted by Section 6.4(b)(ii). The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that, with respect to any Cash Collateral use or Term DIP Financing that meets the requirements of Section 6.1(b), no Revolving Claimholder will request adequate protection in connection with its rights as a holder of Liens on the Term Priority Collateral, except as expressly agreed by the Term Collateral Agent or as permitted by Section 6.4(b)(ii).

(d)    All Revolving Liens granted to the Revolving Collateral Agent or any other Revolving Claimholder, and all Term Liens granted to the Term Collateral Agent or any other Term Claimholders, in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the parties to be and shall be deemed to be subject to the Lien priorities set forth in Section 2.1 and the other terms and conditions of this Agreement.

(e)    The Term Collateral Agent, for itself and the other Term Claimholders, and the Revolving Collateral Agent, for itself and the other Revolving Claimholders, waives any claim it or its related Claimholders may hereafter have against any Claimholder of the other Class arising out of any cash collateral or financing arrangement, and any related grant of a security interest in the Senior Priority Collateral of such Claimholder of the other Class, made in accordance with this Section 6.1 in any Insolvency Proceeding.

6.2    Sales. Subject to Section 3.7, the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, and the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Term Claimholders or the Revolving Claimholders, as the case may be, will consent to (and hereby are deemed to have consented to), and will not object or oppose (or support any Person in objecting to or opposing), a motion to Dispose of any Senior Priority Collateral of the other Class free and clear of any Liens or other claims in favor of such other party under Section 363 of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law), including any motion for approval of bidding procedures in connection therewith or any other related or ancillary matters, if the requisite Revolving Claimholders under the Revolving Credit Agreement or the requisite Term Claimholders under the Term Credit Agreement, as the case may be, have consented to such Disposition of such assets comprising Senior Priority Collateral, so long as the Liens of the Term Claimholders or the Revolving Claimholders, as the case may be, on such assets attach to the

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proceeds thereof subject to the relative Lien priorities set forth in this Agreement and such motion does not impair the rights of the Term Claimholders or the Revolving Claimholders, as the case may be, under Section 363(k) of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law) (so long as the right of the Term Claimholders to offset their Term Obligations against the purchase price for any Revolving Priority Collateral exists only after the Discharge of Revolving Obligations and the right of the Revolving Claimholders to offset their Revolving Obligations against the purchase price for any Term Priority Collateral exists only after the Discharge of Term Obligations).

6.3    Relief from the Automatic Stay.

(a)    Until the Discharge of Revolving Obligations has occurred, the Term Collateral Agent, on behalf of itself and the other Term Claimholders, agrees that the Term Claimholders will not (i) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of the Revolving Priority Collateral without the prior written consent of the Revolving Collateral Agent or (ii) object to (or support any other Person objecting to) a motion for relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of the Revolving Priority Collateral by the Revolving Collateral Agent or any other Revolving Claimholder.

(b)    Until the Discharge of Term Obligations has occurred, the Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, agrees that the Revolving Claimholders will not (i) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of the Term Priority Collateral without the prior written consent of the Term Collateral Agent or (ii) object to (or support any other Person objecting to) a motion for relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of the Term Priority Collateral by the Term Collateral Agent or any other Term Claimholder.

6.4    Adequate Protection.

(a)    In any Insolvency Proceeding, the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agree that the Revolving Claimholders or the Term Claimholders, as the case may be, will not object to or oppose (or support any other Person objecting to or opposing) (i) any motion or other request for adequate protection by (x) the Term Collateral Agent or any other Term Claimholder, with respect to the Term Priority Collateral, prior to the Discharge of Term Obligations or (y) the Revolving Collateral Agent or any other Revolving Claimholder, with respect to the Revolving Priority Collateral, prior to the Discharge of Revolving Obligations, as the case may be, or (ii) any objection claiming a lack of adequate protection by (x) the Term Collateral Agent or any other Term Claimholder, with respect to the Term Priority Collateral, prior to the Discharge of Term Obligations, or (y) the Revolving Collateral Agent or any other Revolving Claimholder, with respect to the Revolving Priority Collateral, prior to the Discharge of Revolving Obligations, as the case may be.

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(b)    In any Insolvency Proceeding:

(i)    The Term Collateral Agent and the other Term Claimholders may seek adequate protection with respect to their rights in the Term Priority Collateral, and the Revolving Collateral Agent and the other Revolving Claimholders may seek adequate protection with respect to their rights in the Revolving Priority Collateral.

(ii)    Notwithstanding anything in this Section 6 to the contrary, (A) to the extent that the Term Collateral Agent or any other Term Claimholders are granted adequate protection in the form of an additional or replacement Lien on assets of the same type as the Term Priority Collateral, the Revolving Claimholders shall be permitted to seek a junior Lien on such Collateral subject to the relative Lien priority set forth in Section 2.1 (and neither the Term Collateral Agent nor any other Term Claimholder shall object to or oppose (or support any other Person objecting to or opposing) any motion by any Revolving Claimholder to receive such a Lien), and (B) to the extent that the Revolving Collateral Agent or any other Revolving Claimholders are granted adequate protection in the form of an additional or replacement Lien on assets of the same type as the Revolving Priority Collateral, the Term Claimholders shall be permitted to seek a junior Lien on such Collateral subject to the relative Lien priority set forth in Section 2.1 (and neither the Revolving Collateral Agent nor any other Revolving Claimholder shall object to or oppose (or support any other Person objecting to or opposing) any motion by any Term Claimholder to receive such a Lien).

(iii)    If any Revolving Claimholder seeks or requires (or is otherwise granted) adequate protection of its Revolving Liens on the Term Priority Collateral in the form of an additional or replacement Lien on assets of the same type as the Term Priority Collateral, then the Revolving Collateral Agent, for itself and on behalf of the Revolving Claimholders, agrees that the Term Collateral Agent shall be entitled to be granted an additional or replacement Lien on such assets as adequate protection of its senior interest in the Term Priority Collateral and that the additional or replacement Lien thereon of the Revolving Collateral Agent or any other Revolving Claimholder shall be subordinated and junior to all Liens thereon of the Term Collateral Agent on the same basis as the Revolving Liens are subordinated to the Term Liens with respect to the Term Priority Collateral under Section 2.1; provided that, to the extent the Term Collateral Agent is not granted such adequate protection in the applicable form, any such additional or replacement Lien and any amounts recovered by or distributed to the Revolving Collateral Agent or any other Revolving Claimholder pursuant to or as a result of such Lien shall be subject to Section 4.2.

(iv)    If any Term Claimholder seeks or requires (or is otherwise granted) adequate protection of its Term Liens on the Revolving Priority Collateral in the form of an additional or replacement Lien on assets of the same type as the Revolving Priority Collateral, then the Term Collateral Agent, for itself and on behalf of the Term Claimholders, agrees that the Revolving Collateral Agent shall be entitled to be granted an additional or replacement Lien on such assets as adequate protection of its senior interest in the Revolving

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Priority Collateral and that the additional or replacement Lien thereon of the Term Collateral Agent or any other Term Claimholder shall be subordinated and junior to Liens thereon of the Revolving Collateral Agent on the same basis as the Term Liens are subordinated to the Revolving Liens with respect to the Revolving Priority Collateral under Section 2.1; provided that, to the extent the Revolving Collateral Agent is not granted such adequate protection in the applicable form, any such additional or replacement Lien and any amounts recovered by or distributed to the Term Collateral Agent or any other Term Claimholder pursuant to or as a result of such Lien shall be subject to Section 4.2.

(v)    Except as expressly set forth in Sections 6.1, 6.2 and 6.3 and this Section 6.4, nothing herein shall limit the rights of the Term Collateral Agent or any other Term Claimholder, or the rights of the Revolving Collateral Agent or any other Revolving Claimholder, (A) to seek adequate protection with respect to their rights in the Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise from the proceeds of their Senior Priority Collateral) or (B) to object to any such request for adequate protection by the Collateral Agent or any other Claimholder of the other Class.

6.5    Section 506(c) of the Bankruptcy Code. Until the Discharge of Revolving Obligations, the Term Collateral Agent, on behalf of itself and the Term Claimholders, agrees that none of them shall assert or enforce (or support any Person asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code (or any comparable provision of other applicable Bankruptcy Law) pari passu with or senior to the Liens on the Revolving Priority Collateral securing the Revolving Obligations for costs or expenses of preserving or disposing any Revolving Priority Collateral. Until the Discharge of Term Obligations, the Revolving Collateral Agent, on behalf of itself and the Revolving Claimholders, agrees that none of them shall assert or enforce (or support any Person asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code (or any comparable provision of other applicable Bankruptcy Law) pari passu with or senior to the Liens on the Term Priority Collateral securing the Term Obligations for costs or expenses of preserving or disposing any Term Priority Collateral.

6.6    Section 1111(b) of the Bankruptcy Code. The Term Collateral Agent, for itself and on behalf of the other Term Claimholders, and the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that neither it nor its related Claimholders shall object to or oppose (or support any other Person objecting to or opposing), or take any other action to impede, in any Insolvency Proceeding, the right of any Claimholder of the other Class to make an election under Section 1111(b)(2) of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law) with respect to the Senior Priority Collateral of such Claimholder of the other Class. The Term Collateral Agent, for itself and the other Term Claimholders, and the Revolving Collateral Agent, for itself and the other Revolving Claimholders, waives any claim it or its related Claimholders may hereafter have against any Claimholder of the other Class arising out of the election by such Claimholder of the other Class of the application of Section 1111(b)(2) of the Bankruptcy Code (or any comparable provision of any other Bankruptcy Law) with respect to the Senior Priority Collateral of such Claimholder of the other Class.

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6.7    Avoidance Issues. If any Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Grantor any amount paid in respect of the Revolving Obligations or the Term Obligations, as the case may be (a “Recovery”), then such Claimholder shall be entitled to a reinstatement of the Revolving Obligations or the Term Obligations, as the case may be, with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such reinstated Revolving Obligations or Term Obligations, as the case may be. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.7 shall survive the termination of this Agreement.

6.8    Plan of Reorganization.

(a)    If, in any Insolvency Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of the reorganized Grantor are distributed or reinstated (in whole or in part) pursuant to a Plan of Reorganization, both on account of the Revolving Obligations and on account of the Term Obligations, then, to the extent the debt obligations distributed on account of the Revolving Obligations and on account of the Term Obligations are secured by Liens upon the same property, the relative Lien priorities and other provisions of this Agreement will survive the distribution of such debt obligations pursuant to such Plan of Reorganization and will apply with like effect to the Liens securing such debt obligations.

(b)    The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that neither it nor its related Claimholders shall (i) take or support any other Person in taking any action that is inconsistent with the relative Lien priorities or other provisions of this Agreement or (ii) propose, vote for, or otherwise support directly or indirectly any Non-Conforming Plan of Reorganization (and, in the event of any such proposal, vote or other support of a Non-Conforming Plan of Reorganization by a Claimholder of any Class, the Collateral Agent of the other Class shall be entitled to have any such proposal, vote or support changed or withdrawn).

6.9    Separate Grants of Security and Separate Classification. The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, acknowledges and agrees that (a) the respective grants of Liens pursuant to the Revolving Collateral Documents and the Term Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, (i) the Term Obligations are fundamentally different from the Revolving Obligations and (ii) the Revolving Obligations are fundamentally different from the Term Obligations and, in each case, must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in any Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Claimholders and the Term Claimholders in respect of the Collateral constitute claims of the same class (rather than at least two separate classes of secured claims with the relative Lien priorities described in

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Section 2.1), then the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, and the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, hereby acknowledge and agree that all distributions from the Collateral shall be made as if such claims were of two separate classes of junior and senior claims (with the effect being that, to the extent that (x) the aggregate value of the Revolving Priority Collateral is sufficient (for this purpose ignoring all claims or Liens held by the Term Claimholders thereon), the Revolving Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Revolving Priority Collateral, before any distribution is made in respect of the Term Obligations with respect to the Revolving Priority Collateral, with the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agreeing to turn over to the Revolving Collateral Agent amounts otherwise received or receivable by any of them with respect to the Revolving Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries on the Term Obligations, and (y) the aggregate value of the Term Priority Collateral is sufficient (for this purpose ignoring all claims or Liens held by the Revolving Claimholders thereon), the Term Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Term Priority Collateral, before any distribution is made in respect of the Revolving Obligations with respect to the Term Priority Collateral, with the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agreeing to turn over to the Term Collateral Agent amounts otherwise received or receivable with respect to such Term Priority Collateral by any of them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries on the Revolving Obligations).

6.10    Post-Petition Interest.

(a)    The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that none of them shall object to or oppose (or support any other Person objecting to or opposing) any claim by the Term Collateral Agent or any other Term Claimholder for allowance in any Insolvency Proceeding of Term Obligations consisting or alleged to consist of Post-Petition Interest to the extent of the value of the Term Liens on the Term Priority Collateral (without regard to the existence of the Revolving Liens thereon) or on the Revolving Priority Collateral (after taking into account the Revolving Liens thereon).

(b)    The Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that none of them shall object to or oppose (or support any other Person objecting to or opposing) any claim by the Revolving Collateral Agent or any other Revolving Claimholder for allowance in any Insolvency Proceeding of Revolving Obligations consisting or alleged to consist of Post-Petition Interest to the extent of the value of the Revolving Liens on the Revolving Priority Collateral (without regard to the existence of the Term Liens thereon) or on the Term Priority Collateral (after taking into account the Term Liens thereon).

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SECTION 7.	Reliance; Waivers; Etc.

7.1    Reliance. Other than any reliance on the terms of this Agreement, the Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, acknowledges that they have, independently and without reliance on the Term Collateral Agent or any other Term Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Revolving Loan Documents and be bound by the terms of this Agreement, and that they will continue to make their own credit decision in taking or not taking any action under the Revolving Loan Documents or this Agreement. Other than any reliance on the terms of this Agreement, the Term Collateral Agent, on behalf of itself and the other Term Claimholders, acknowledges that they have, independently and without reliance on the Revolving Collateral Agent or any other Revolving Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Term Documents and be bound by the terms of this Agreement, and that they will continue to make their own credit decision in taking or not taking any action under the Term Documents or this Agreement (it being understood that nothing herein shall impose any duty upon the Term Collateral Agent or Trustee to make a credit decision).

7.2    No Warranties or Liability. The Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, acknowledges and agrees that, except as set forth in Sections 8 and 9.6(b), neither the Term Collateral Agent nor any other Term Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the Term Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Term Collateral Agent and the other Term Claimholders will be entitled to manage and supervise the Term Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate. The Term Collateral Agent, on behalf of itself and the other Term Claimholders, acknowledges and agrees that, except as set forth in Sections 8 and 9.6(b), neither the Revolving Collateral Agent nor any other Revolving Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any of the Revolving Loan Documents, the ownership of any Collateral, or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Revolving Claimholders will be entitled to manage and supervise the Revolving Loan Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate. Except as expressly provided herein, the Term Collateral Agent and the other Term Claimholders shall have no duty to the Revolving Collateral Agent or any other Revolving Claimholders, and the Revolving Collateral Agent and the other Revolving Claimholders shall have no duty to the Term Collateral Agent and the other Term Claimholders, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a default or an event of default under any agreements with any Grantor (including the Revolving Loan Documents and the Term Documents), regardless of any knowledge thereof which they may have or be charged with. The Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, acknowledges and agrees that the Term Collateral Agent may, but shall have no obligation to, take all actions it determines necessary or advisable to perfect or continue the perfection of the Term Liens on any Collateral, and the Term Collateral Agent shall not be

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liable for any lapse of perfection or for maintaining perfection. The Term Collateral Agent, on behalf of itself and the other Term Claimholders, acknowledges and agrees that the Revolving Collateral Agent may, but shall have no obligation to, take all actions it determines necessary or advisable to perfect or continue the perfection of the Revolving Liens on any Collateral, and the Revolving Collateral Agent shall not be liable for any lapse of perfection or for maintaining perfection.

7.3    No Waiver of Lien Priorities.

(a)    No right of the Revolving Collateral Agent or any other Revolving Claimholder to enforce any provision of this Agreement or any Revolving Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by the Revolving Collateral Agent or any other Revolving Claimholder or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the Revolving Loan Documents or any of the Term Documents, regardless of any knowledge thereof which the Revolving Collateral Agent or any other Revolving Claimholder may have or be otherwise charged with. No right of the Term Collateral Agent or any other Term Claimholder to enforce any provision of this Agreement or any Term Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by the Term Collateral Agent or any other Term Claimholder or by any noncompliance by any Person with the terms, provisions, and covenants of this Agreement, any of the Term Documents or any of the Revolving Loan Documents, regardless of any knowledge thereof which the Term Collateral Agent or any other Term Claimholder may have or be otherwise charged with.

(b)    Without in any way limiting the generality of Section 7.3(a), but subject to any rights of the Grantors under the Revolving Loan Documents and the Term Documents and subject to the provisions of Section 5.3(a), the Revolving Collateral Agent and any other Revolving Claimholder may, at any time and from time to time in accordance with the Revolving Loan Documents and/or applicable law, without the consent of, or notice to, the Term Collateral Agent or any other Term Claimholder, without incurring any liabilities to the Term Collateral Agent or any other Term Claimholder and without impairing or releasing the relative Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Term Collateral Agent or the other Term Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following:

(i)    make loans and advances to any Grantor, issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(ii)    change the manner, place, or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase, or alter the terms of, any of the Revolving Obligations or any guarantee thereof or any other liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Revolving Obligations,

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without any restriction as to the amount, tenor, or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Revolving Liens, the Revolving Obligations, or any of the Revolving Loan Documents;

(iii)    sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Revolving Priority Collateral or any liability of any Grantor to the Revolving Claimholders or any liability incurred directly or indirectly in respect thereof;

(iv)    settle or compromise any Revolving Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Revolving Obligations) in any manner or order that is not inconsistent with the terms of this Agreement; and

(v)    exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Revolving Priority Collateral and any security and any guarantor or any liability of any Grantor to any Revolving Claimholders or any liability incurred directly or indirectly in respect thereof;

provided that the foregoing shall not (x) limit or otherwise affect in any way any Grantor’s obligations or liabilities under the Term Documents to the extent any of the foregoing constitutes a violation of any of the Term Documents or (y) limit the restrictions set forth in Section 5.3(a) or be deemed to be a waiver by the Term Collateral Agent or any other Term Claimholder of any liability of, or any claim against, the Revolving Collateral Agent or any other Revolving Claimholder arising on account of any such violation.

(c)    Except as otherwise provided herein, the Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that the Revolving Collateral Agent and the other Revolving Claimholders shall have no liability to the Term Collateral Agent and the other Term Claimholders, and the Term Collateral Agent and the other Term Claimholders hereby waive any claim against the Revolving Collateral Agent or any other Revolving Claimholder, arising out of any and all actions which the Revolving Collateral Agent or any other Revolving Claimholder may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i)    the Revolving Loan Documents (other than this Agreement);

(ii)    the collection of the Revolving Obligations; or

(iii)    the foreclosure upon, or sale, liquidation, or other Disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise Dispose of, any Revolving Priority Collateral.

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The Term Collateral Agent, for itself and on behalf of the other Term Claimholders, agrees that the Revolving Collateral Agent and the other Revolving Claimholders have no duty to them in respect of the maintenance or preservation of the Revolving Priority Collateral, the Revolving Obligations, or otherwise (other than the obligations of the Revolving Claimholders under this Agreement).

(d)    Without in any way limiting the generality of Section 7.3(a), but subject to any rights of the Grantors under the Revolving Loan Documents and the Term Documents and subject to the provisions of Section 5.3(b), the Term Collateral Agent and any other Term Claimholder may, at any time and from time to time in accordance with the Term Documents and/or applicable law, without the consent of, or notice to, the Revolving Collateral Agent or any other Revolving Claimholder, without incurring any liabilities to the Revolving Collateral Agent or any other Revolving Claimholder and without impairing or releasing the relative Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Revolving Collateral Agent or the other Revolving Claimholders is affected, impaired, or extinguished thereby) do any one or more of the following:

(i)    make loans and advances to any Grantor, issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(ii)    change the manner, place, or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase, or alter, the terms of any of the Term Obligations or any guarantee thereof or any other liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Term Obligations, without any restriction as to the amount, tenor, or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify, or supplement in any manner any Term Liens, the Term Obligations, or any of the Term Documents;

(iii)    sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Term Priority Collateral or any liability of any Grantor to the Term Claimholders or any liability incurred directly or indirectly in respect thereof;

(iv)    settle or compromise any Term Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Term Obligations) in any manner or order that is not inconsistent with the terms of this Agreement; and

(v)    exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Term Priority Collateral and any security and any guarantor or any liability of any Grantor to any Term Claimholders or any liability incurred directly or indirectly in respect thereof;

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provided that the foregoing shall not (x) limit or otherwise affect in any way any Grantor’s liability under the Revolving Loan Documents to the extent any of the foregoing constitutes a violation of any of the Revolving Loan Documents or (y) limit the restrictions set forth in Section 5.3(b) or be deemed to be a waiver by the Revolving Collateral Agent or any other Revolving Claimholder of any liability of, or any claim against, the Term Collateral Agent or any other Term Claimholder arising on account of any such violation.

(e)    Except as otherwise provided herein, the Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Term Collateral Agent and the other Term Claimholders shall have no liability to the Revolving Collateral Agent and the other Revolving Claimholders, and the Revolving Collateral Agent and the other Revolving Claimholders hereby waive any claim against the Term Collateral Agent or any other Term Claimholder, arising out of any and all actions which the Term Collateral Agent or any other Term Claimholder may, pursuant to the terms hereof, take, permit or omit to take with respect to:

(i)    the Term Documents (other than this Agreement);

(ii)    the collection of the Term Obligations; or

(iii)    the foreclosure upon, or sale, liquidation, or other Disposition of, or the failure to foreclose upon, or sell, liquidate, or otherwise Dispose of, any Term Priority Collateral.

The Revolving Collateral Agent, for itself and on behalf of the other Revolving Claimholders, agrees that the Term Collateral Agent and the other Term Claimholders have no duty to them in respect of the maintenance or preservation of the Term Priority Collateral, the Term Obligations, or otherwise (other than the obligations of the Term Claimholders under this Agreement).

(f)    Until the Discharge of Term Obligations or the Discharge of Revolving Obligations, as the case may be, has occurred, the Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, and the Term Collateral Agent, on behalf of itself and the other Term Claimholders, agrees that neither it nor its related Claimholders shall assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead, or otherwise assert, or otherwise claim the benefit of, any marshaling, appraisal, valuation, or other similar right that may otherwise be available under applicable law with respect to the Senior Priority Collateral of the other Class or any other similar rights a junior secured creditor may have under applicable law.

7.4    Obligations Unconditional. All rights, interests, agreements and obligations of the Revolving Collateral Agent and the other Revolving Claimholders and the Term Collateral Agent and the other Term Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Revolving Loan Documents or any Term Documents;

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(b)    except as otherwise expressly set forth in this Agreement, any change in the time, manner, or place of payment of, or in any other terms of, all or any of the Revolving Obligations or Term Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Loan Document or any Term Document;

(c)    except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Obligations or Term Obligations or any guarantee thereof;

(d)    the commencement of any Insolvency Proceeding; or

(e)    any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Revolving Collateral Agent, any other Revolving Claimholder or any Revolving Obligations or the Term Collateral Agent, any other Term Claimholder or any Term Obligations in respect of this Agreement.

SECTION 8.	Representations and Warranties.

8.1    Representations and Warranties of Each Collateral Agent. The Revolving Collateral Agent and the Term Collateral Agent each represents and warrants to the other that it has been authorized by Revolving Lenders or the holders of Term Obligations, as applicable, under the Revolving Credit Agreement or the Term Credit Agreement, as applicable, to enter into this Agreement and that this Agreement has been duly executed and delivered by it.

SECTION 9.	Miscellaneous.

9.1    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any of the Revolving Loan Documents or any of the Term Documents, the provisions of this Agreement shall govern and control.

9.2    Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the Revolving Collateral Agent and the Term Collateral Agent. This is a continuing agreement of Lien subordination (as opposed to debt or claim subordination), and the Claimholders of any Class may continue, at any time and without notice to the Collateral Agent or the other Claimholders of the other Class, to extend credit and other financial accommodations to or for the benefit of any Grantor constituting Revolving Obligations or Term Obligations, as the case may be, in reliance hereon. The Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, and the Term Collateral Agent, on behalf of itself and the other Term Claimholders, hereby waive any right any of them may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Consistent with, but not in limitation of, the preceding sentence, the Revolving Collateral Agent, on behalf of itself and the other Revolving Claimholders, and the Term Collateral Agent, on behalf of itself and the other Term Claimholders, irrevocably acknowledge that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy

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Code or any comparable provision of any other applicable Bankruptcy Law and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-Bankruptcy Law. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor in possession and any receiver, manager or trustee for such Grantor in any Insolvency Proceeding. This Agreement shall automatically terminate and be of no further force and effect (a) with respect to the Revolving Collateral Agent, the other Revolving Claimholders, and the Revolving Obligations, on the date that the Discharge of Revolving Obligations has occurred, and (b) with respect to the Term Collateral Agent, the other Term Claimholders and the Term Obligations on the date that the Discharge of Term Obligations has occurred.

9.3    Amendments; Waivers.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 9.3(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Revolving Collateral Agent and the Term Collateral Agent; provided that no such agreement shall by its terms amend, modify or otherwise affect the rights or obligations of any Grantor without such Grantor’s prior written consent; provided further that:

(i)    in connection with any Refinancing contemplated by Section 5.3, the Revolving Collateral Agent and the Term Collateral Agent shall enter (and are hereby authorized to enter without the consent of any other Claimholder), at the written request and expense of the Grantors, into such amendments or other modifications of this Agreement as are reasonably necessary to add the new collateral agent (or similar representative) in respect of such Refinancing Indebtedness as a party hereto and to provide such new collateral agent (or similar representative), and the other holders of such Refinancing Indebtedness, the rights and obligations hereunder of the Collateral Agent in respect of, or the holders of, the Indebtedness or other Obligations being Refinanced and to otherwise reflect such Refinancing (and in connection therewith to provide for technical modifications to this Agreement to facilitate the foregoing), it being the intent that such amendments or other modifications (x) establish that the Liens on any Collateral securing any Refinancing Indebtedness will have the same priorities

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relative to the Liens on such Collateral securing Obligations of the other Class as the Liens that secured the Indebtedness being Refinanced had immediately prior to such Refinancing and (y) provide to the parties benefited by the Liens on any Collateral securing such Refinancing Indebtedness the same rights and obligations relative to the parties holding Liens on such Collateral securing Obligations of the other Class as the parties that were benefited by the Liens that secured such Indebtedness or other Obligations being Refinanced had immediately prior to such Refinancing;

(ii)    in connection with the incurrence of any Additional Pari Passu Obligations, the Revolving Collateral Agent and the Term Collateral Agent shall enter (and are hereby authorized to enter without the consent of any other Claimholder), at the written request and expense of the Grantors, into such amendments or other modifications of this Agreement as are reasonably necessary to add an Additional Pari Passu Obligations Agent as a party hereto, to provide such Additional Pari Passu Obligations Agent and the other holders of such Additional Pari Passu Obligations rights and obligations hereunder substantially identical to those of the Term Collateral Agent and the other Term Claimholders (subject, with respect to Exercise of Secured Creditor Remedies and certain other rights set forth herein, to the allocation of control between the Term Claimholders and the holders of such Additional Pari Passu Obligations in the manner agreed by them) and otherwise to treat such Additional Pari Passu Obligations and any Liens on any assets of Borrower or any of its Subsidiaries securing such Additional Pari Passu Obligations in a manner that is substantially identical to the treatment hereunder of the Term Obligations and the Term Liens, and in connection therewith to provide for technical modifications to this Agreement to facilitate the foregoing.

(c)    Notwithstanding the terms of Section 9.3(b), in the event that the Term Collateral Agent has not commenced the actions contemplated by Section 9.3(b)(i) or 9.3(b)(ii) in connection with any permitted Refinancing of the Revolving Obligations or the Term Obligations or the incurrence of any Additional Pari Passu Obligations, as applicable, within 10 Business Days after the delivery by the Borrower to the Term Collateral Agent of a written request to do so, then, unless the Term Collateral Agent has provided written notice to the Borrower (without any obligation by the Term Collateral Agent to provide any such notice) and the Revolving Collateral Agent within such 10 Business Days’ period setting forth in reasonable detail the basis for its determination that it is not required to take such action in accordance with Section 9.3(b)(i) or 9.3(b)(ii), as applicable, the Revolving Collateral Agent, without the consent of the Term Collateral Agent, is authorized to amend or otherwise modify this Agreement in the manner set forth in Section 9.3(b)(i) or 9.3(b)(ii), as applicable; provided that such Refinancing or Additional Pari Passu Obligations, as applicable (and any Liens relating thereto), are permitted under the Term Documents then extant.

(d)    Notwithstanding the terms of Section 9.3(b), in the event that the Revolving Collateral Agent does not take the actions contemplated by Section 9.3(b)(i) or 9.3(b)(ii) in connection with any permitted Refinancing of the Revolving Obligations or the Term Obligations or the incurrence of any Additional Pari Passu Obligations, as applicable,

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within 10 Business Days after the delivery by the Borrower to the Revolving Collateral Agent of a written request to do so, then, unless the Revolving Collateral Agent has provided written notice to the Borrower and the Term Collateral Agent within such 10 Business Days’ period setting forth in reasonable detail the basis for its determination that it is not required to take such action in accordance with Section 9.3(b)(i) or 9.3(b)(ii), as applicable, the Term Collateral Agent, without the consent of the Revolving Collateral Agent, is authorized to amend or otherwise modify this Agreement in the manner set forth in Section 9.3(b)(i) or 9.3(b)(ii), as applicable; provided that such Refinancing or Additional Pari Passu Obligations, as applicable (and any Liens relating thereto), are permitted under the Revolving Loan Documents then extant.

9.4    Information Concerning Financial Condition of Certain Entities. The Revolving Claimholders, on the one hand, and the Term Claimholders, on the other hand, shall in each case be responsible for keeping themselves informed of (a) the financial condition of Borrower and its Subsidiaries and all endorsers and/or guarantors of the Revolving Obligations or the Term Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Obligations or the Term Obligations. The Revolving Collateral Agent and the other Revolving Claimholders shall have no duty to advise the Term Collateral Agent or any other Term Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. The Term Collateral Agent and the other Term Claimholders shall have no duty to advise the Revolving Collateral Agent or any other Revolving Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Revolving Collateral Agent or any other Revolving Claimholders, or the Term Collateral Agent or any other Term Claimholders, undertakes at any time or from time to time to provide any such information to any other party to this Agreement, it or they shall be under no obligation (i) to make, and the Revolving Collateral Agent and the other Revolving Claimholders, or the Term Collateral Agent and the other Term Claimholders, as the case may be, shall not be required to make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness, or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation or (iv) to disclose any information, which pursuant to accepted or reasonable commercial practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5    Subrogation. (a) With respect to any payments or distributions in cash, property, or other assets that the Term Collateral Agent or any other Term Claimholders pay over to the Revolving Collateral Agent or any other Revolving Claimholders under the terms of this Agreement, the Term Collateral Agent and the other Term Claimholders shall be subrogated to the rights of the Revolving Collateral Agent and the other Revolving Claimholders and (b) with respect to any payments or distributions in cash, property, or other assets that the Revolving Collateral Agent or any other Revolving Claimholders pay over to the Term Collateral Agent or the other Term Claimholders under the terms of this Agreement, the Revolving Collateral Agent and the other Revolving Claimholders shall be subrogated to the rights of the Term Collateral Agent and the other Term Claimholders; provided, however, that each of the Revolving Collateral Agent, for itself and the other Revolving Claimholders, and the Term Collateral Agent, for itself and the other Term Claimholders, agrees not to assert or enforce any such rights of subrogation it or they may acquire as a result of any payment hereunder until the Discharge of Revolving Obligations or Discharge of Term Obligations, as applicable, has occurred. Any

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payments or distributions in cash, property or other assets received by the Revolving Collateral Agent or any other Revolving Claimholders that are paid over to the Term Collateral Agent or any other Term Claimholders pursuant to this Agreement shall not reduce any of the Revolving Obligations. Any payments or distributions in cash, property or other assets received by the Term Collateral Agent or any other Term Claimholders that are paid over to the Revolving Collateral Agent or any other Revolving Claimholders pursuant to this Agreement shall not reduce any of the Term Obligations. Notwithstanding the foregoing provisions of this Section 9.5, none of the Revolving Claimholders shall have any claim against any of the Term Claimholders for any impairment of any subrogation rights herein granted to the Revolving Claimholders, and none of the Term Claimholders shall have any claim against any of the Revolving Claimholders for any impairment of any subrogation rights herein granted to the Term Claimholders.

9.6    SUBMISSION TO JURISDICTION; WAIVERS.

(a)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY COLLATERAL AGENT OR ANY OTHER CLAIMHOLDER OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, BOROUGH OF MANHATTAN. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH COLLATERAL AGENT, FOR ITSELF AND ITS RELATED CLAIMHOLDERS, IRREVOCABLY:

(i)    AGREES THAT THE ONLY NECESSARY PARTIES TO ANY AND ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE THE PARTIES HERETO, EXCEPT WHERE IN ANY SUCH JUDICIAL PROCEEDING RELIEF (INCLUDING INJUNCTIVE RELIEF OR THE RECOVERY OF MONEY) IS BEING SOUGHT DIRECTLY AGAINST OR FROM A PERSON THAT IS NOT A PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE REVOLVING CLAIMHOLDERS (OTHER THAN THE REVOLVING COLLATERAL AGENT) OR THE TERM CLAIMHOLDERS (OTHER THAN THE TERM COLLATERAL AGENT) SHALL BE NECESSARY OR OTHERWISE APPROPRIATE PARTIES TO ANY SUCH JUDICIAL PROCEEDINGS, UNLESS IN SUCH JUDICIAL PROCEEDING SUMS ARE BEING SOUGHT TO BE RECOVERED DIRECTLY FROM SUCH PERSONS, INCLUDING PURSUANT TO SECTION 4.2, OR THE PROVISIONS OF THIS AGREEMENT ARE SOUGHT TO BE ENFORCED DIRECTLY AGAINST SUCH PERSONS.

(ii)    ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; AND

(iii)    WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

(b)    EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS, HEREBY WAIVES ITS AND THEIR RESPECTIVE

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RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT. EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS, FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.6(b) AND EXECUTED BY THE REVOLVING COLLATERAL AGENT AND THE TERM COLLATERAL AGENT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.7    Notices. All notices to the Revolving Claimholders permitted or required under this Agreement shall also be sent to the Revolving Collateral Agent. All notices to the Term Claimholders permitted or required under this Agreement shall also be sent to the Term Collateral Agent. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or electronic mail, or 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as is set forth on Annex 1. The Term Collateral Agent shall provide written notice to the Revolving Collateral Agent of the Discharge of Term Obligations, and the Revolving Collateral Agent shall provide written notice to the Term Collateral Agent of the Discharge of Revolving Obligations.

9.8    Further Assurances. Each of the Revolving Collateral Agent and the Term Collateral Agent agrees to take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested in writing) as the Revolving Collateral Agent or the Term Collateral Agent, as the case may be, may request, acting in accordance with the Revolving Loan Documents or the Term Documents, as applicable, to effectuate the terms of and the relative Lien priorities contemplated by this Agreement, all at the expense of the Grantors.

9.9    APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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9.10    Binding on Successors and Assigns. This Agreement shall be binding upon the Revolving Collateral Agent, the other Revolving Claimholders, the Term Collateral Agent, the other Term Claimholders, and their respective successors and assigns.

9.11    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.12    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.13    No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of the Revolving Claimholders and the Term Claimholders. Other than with respect to Sections 5.3(a), 5.3(b), 5.4, 7.3, 9.3(b), 9.3(c) and 9.3(d), which shall also inure to the benefit of the Borrower, in no event shall any Grantor be a third party beneficiary of this Agreement.

9.14    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Revolving Collateral Agent and the other Revolving Claimholders, on the one hand, and the Term Collateral Agent and the other Term Claimholders, on the other hand (other than Sections 5.3(a), 5.3(b), 5.4, 7.3, 9.3(b), 9.3(c) and 9.3(d), under which the Borrower shall be a third party beneficiary). Other than Sections 5.3(a), 5.3(b), 5.4, 7.3, 9.3(b), 9.3(c) and 9.3(d), which shall also inure to the benefit of the Borrower, no Grantor or any other creditor thereof shall have any rights hereunder and no Grantor may rely on the terms hereof. Nothing in this Agreement shall impair, as between the Grantors and the Revolving Collateral Agent and the other Revolving Claimholders, or as between the Grantors and the Term Collateral Agent and the other Term Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Loan Documents and the Term Documents, respectively.

9.15    Specific Performance. Each of the Revolving Collateral Agent and the Term Collateral Agent may demand specific performance of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, in seeking specific performance in any Insolvency Proceeding, the Revolving Collateral Agent or the Term Collateral Agent may seek such or any other relief as if it were the “holder” of the claims of the Claimholders of the other Class under Section 1126(a) of the Bankruptcy Code or any comparable provision of any other applicable Bankruptcy Law or otherwise had been granted an irrevocable power of attorney by the Claimholders of the other Class.

9.16    ABL Intercreditor Agreement Acknowledgement. Reference is made to the ABL Intercreditor Agreement Acknowledgement, in substantially the form of Exhibit A hereto,

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(i) executed and delivered in respect of this Agreement on the date hereof by each Grantor that is a Grantor on the date hereof and (ii) which shall be executed and delivered after the date hereof, by each Subsidiary of Borrower that becomes a Grantor after the date hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALLY BANK, as Revolving Collateral Agent

By:
Name:
Title:	Authorized Signatory

ALLY BANK,
as Term Collateral Agent

By:
Name:
Title:	Authorized Signatory

[Signature Page to Intercreditor Agreement]

ANNEX 1

Notice Addresses

(a)    if to Ally, as Revolving Collateral Agent, at:

Ally Bank

300 Park Avenue, 4th Floor

New York, New York 10022

Attention: SFD Portfolio Manager (REV Group)

Facsimile: (212) 884-7692

Email: eric.miller@ally.com

With a copy to

Ally Bank

300 Park Avenue, 4th Floor

New York, New York 10022

Attention: Legal Services - SFD

Facsimile: (212) 884-7693

Email: jorge.wagner@ally.com

and

Hahn & Hessen LLP

488 Madison Avenue

New York, NY 10022

Attention: Daniel M. Ford

Facsimile: (212) 478-7400

Email: dford@hahnhessen.com

(b)    if to the Term Collateral Agent, at:

Ally Bank

300 Park Avenue, 4th Floor

New York, New York 10022

Attention: SFD Portfolio Manager (REV Group)

Facsimile: (212) 884-7692

Email: eric.miller@ally.com

With a copy to

Ally Bank

300 Park Avenue, 4th Floor

New York, New York 10022

Attention: Legal Services - SFD

Facsimile: (212) 884-7693

Email: jorge.wagner@ally.com

Annex 1-1

and

Hahn & Hessen LLP

488 Madison Avenue

New York, NY 10022

Attention: Daniel M. Ford

Facsimile: (212) 478-7400

Email: dford@hahnhessen.com

Annex 1-2

Exhibit A

ABL INTERCREDITOR AGREEMENT ACKNOWLEDGMENT

1.    Acknowledgement. Each of REV Group, Inc. (“Borrower”) and each of the undersigned Subsidiaries of Borrower (together with Borrower, collectively , the “Grantors”) in this “Acknowledgement” acknowledges that it has received a copy of the ABL Intercreditor Agreement dated as of April 25, 2017, among Ally Bank, as Revolving Collateral Agent, Ally Bank, as Term Collateral Agent and each Additional Pari Passu Obligations Agent (the “ABL Intercreditor Agreement”) as in effect on the date hereof, and consents thereto, agrees to recognize all rights granted thereby to the Revolving Collateral Agent, the other Revolving Claimholders, the Term Collateral Agent and the other Term Claimholders, and agrees that it shall not do any act or perform any obligation which is not in accordance with the agreements set forth in the ABL Intercreditor Agreement as in effect on the date hereof (and, to the extent such Grantor has been notified of the terms of any amendment, as amended or otherwise modified pursuant thereto). Each of the Grantors further acknowledges and agrees that (a) other than with respect to Sections 5.3(a), 5.3(b), 5.4, 7.3, 9.3(b), 9.3(c) and 9.3(d) of the ABL Intercreditor Agreement, under which the Borrower is third party beneficiary, no Grantor is a beneficiary or third party beneficiary of the ABL Intercreditor Agreement, (b) no Grantor has any rights under the ABL Intercreditor Agreement, and no Grantor may rely on the terms of the ABL Intercreditor Agreement, in each case other than Sections 5.3(a), 5.3(b), 5.4, 7.3, 9.3(b), 9.3(c) and 9.3(d) of the ABL Intercreditor Agreement, which also inure to the benefit of the Borrower, and (c) nothing in the ABL Intercreditor Agreement shall impair, as between the Grantors and the Revolving Collateral Agent and the other Revolving Claimholders, or as between the Grantors and the Term Collateral Agent and the other Term Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Loan Documents or the Term Documents, respectively.

2.    Notices. The address of the Grantors for purposes of all notices and other communications hereunder and under the ABL Intercreditor Agreement is:

REV Group, Inc.

c/o AIP IV, LLC

330 Madison Avenue, 28th Floor

New York, NY 10017

Attention: Paul Bamatter

Facsimile: (212) 627-2372

Email: paul@americanindustrial.com

And

REV Group, Inc.

4776 New Broad St., Suite 200

Orlando, Florida 32814

Attention:

Facsimile: (407) 228-2872

Email:

Exhibit A-1

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Steven R. Rutkovsky

Facsimile: (646) 728 1529

Email: steven.rutkovsky@ropesgray.com

Any notice or other communication hereunder or under the ABL Intercreditor Agreement shall be in writing and may be personally served or sent by facsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

3.    Counterparts. This Acknowledgement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document. Delivery of an executed signature page to this Acknowledgement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Acknowledgement.

4.    Governing Law. THIS ACKNOWLEDGEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.    Credit Document. This Acknowledgement shall constitute a Revolving Loan Document and a Term Document.

6.    Miscellaneous. The provisions of Section 9.6 of the ABL Intercreditor Agreement will apply with like effect to this Acknowledgement, mutatis mutandis as though the references therein to the Revolving Collateral Agent or the Term Collateral Agent refer instead to each Grantor. The Revolving Collateral Agent, the other Revolving Claimholders, the Term Collateral Agent and the other Term Claimholders are the intended beneficiaries of this Acknowledgement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.

[Remainder of Page Intentionally Blank.]

Exhibit A-2

ACKNOWLEDGED AS OF THE DATE FIRST WRITTEN ABOVE:

BORROWER:

REV GROUP, INC.

By:
Name:
Title:

[Signature Page to Intercreditor Agreement Acknowledgement]

GUARANTORS:

CAPACITY OF TEXAS, INC.
CHAMPION BUS, INC.
COLLINS BUS CORPORATION
COLLINS I HOLDING CORP.
COLLINS INDUSTRIES, INC.
COMPRESSED AIR SYSTEMS, INC.
ELDORADO MOBILITY, INC.
ELDORADO NATIONAL (CALIFORNIA), INC.
ELDORADO NATIONAL (KANSAS), INC.
E-ONE, INC.
FERRARA FIRE APPARATUS, INC.
FERRARA FIRE APPARATUS HOLDING COMPANY, INC.
FFA ACQUISITION COMPANY, INC.
FFA HOLDCO, INC.
GENERAL COACH AMERICA, INC.
GOLDSHIELD FIBERGLASS, INC.
GOSHEN COACH INC.
HALCORE GROUP, INC.
HORTON ENTERPRISES, INC.
KME GLOBAL, LLC
KME HOLDINGS, LLC
KME RE HOLDINGS, LLC
KOVATCH MOBILE EQUIPMENT CORP.
MOBILE PRODUCTS, INC.
REV AMBULANCE GROUP ORLANDO, INC.
REV FINANCIAL SERVICES LLC
REV INSURANCE SOLUTIONS LLC
REV PARTS, LLC
REV RECREATION GROUP, INC.
REV RECREATION GROUP FUNDING, INC.
REV RENEGADE LLC
REV RENEGADE HOLDINGS CORP.
REV RTC, INC.

By:
Name:
Title:

[Signature Page to Intercreditor Agreement Acknowledgement]

EXHIBIT L TO

REVOLVING CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

dated as of April 25, 2017

among

REV GROUP, INC.,

as the Borrower,

EACH OF THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO

and

ALLY BANK,

as the Revolving Collateral Agent

i

Section 12.	Amendment; Waiver	49

Section 13.	Miscellaneous	50

Section 14.	Reinstatement	50

Section 15.	Intercreditor Agreement	50

ii

SCHEDULES

Schedule 4.1	General Information
Schedule 4.2	Location of Equipment and Inventory
Schedule 4.4	Investment Related Property
Schedule 4.5	Description of Letters of Credit
Schedule 4.6	Intellectual Property
Schedule 4.7	Commercial Tort Claims
Schedule 16	Post Closing Obligations

EXHIBITS

Exhibit A	Pledge Supplement
Exhibit B	Grant of Security Interest in Trademarks
Exhibit C	Grant of Security Interest in Copyrights
Exhibit D	Grant of Security Interest in Patents
Exhibit E	Supplement to the Pledge and Security Agreement

iii

This PLEDGE AND SECURITY AGREEMENT, dated as of April 25, 2017 (this “Agreement”), among REV GROUP, INC., a Delaware corporation (the “Borrower”), and EACH OF THE OTHER UNDERSIGNED GRANTORS (as herein defined), whether as an original signatory hereto or as an Additional Grantor (as herein defined), and ALLY BANK (“Ally”), as collateral agent for the Revolving Secured Parties (as herein defined) (in such capacity, together with its successors and assigns, the “Revolving Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among the Borrower, CERTAIN OTHER SUBSIDIARIES OF THE BORROWER from time to time party thereto, as Guarantor Subsidiaries, the lenders from time to time party thereto (the “Revolving Lenders”), Ally, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Revolving Administrative Agent”), Ally, as collateral agent (in such capacity and together with its successors and assigns in such capacity, “Revolving Collateral Agent” and, together with the Revolving Lenders, the Swing Line Lender, the Issuing Banks, the Revolving Administrative Agent and each other Agent, collectively, the “Revolving Lender Secured Parties”);

WHEREAS, various Grantors have entered into, or may at any time and from time to time on or after the Closing Date enter into (or guaranty the obligations of another Grantor or any of its Restricted Subsidiaries under), one or more Secured Hedging Agreements with one or more Lender Counterparties (collectively, the “Secured Hedging Creditors”);

WHEREAS, one or more Grantors and any Revolving Lender or any Agent (and/or one or more of their respective banking affiliates), in each case designated to the Revolving Administrative Agent in writing by the Borrower as a provider of Treasury Services (as defined below) (collectively, the “Treasury Services Creditors” and, together with the Revolving Lender Secured Parties and the Secured Hedging Creditors, collectively, the “Revolving Secured Parties”), have entered into, or may at any time and from time to time on or after the Closing Date enter into (or guaranty the obligations of another Grantor or any of its Restricted Subsidiaries under), arrangements to provide treasury, depositary or cash management services (including without limitation, overnight overdraft services) to the Borrower and its Restricted Subsidiaries, and automated clearinghouse transfers of funds (collectively, “Treasury Services,” and with any written agreement evidencing such arrangements, as amended, restated, amended and restated, modified, supplemented, replaced or refinanced from time to time, herein called a “Treasury Services Agreement”), where such Treasury Services Agreements may be evidenced by standard account terms of the Treasury Services Creditor;

WHEREAS, in consideration of the extensions of credit and other accommodations of the Revolving Lenders as set forth in the Revolving Credit Agreement and to induce the Secured Hedging Creditors to enter into the Secured Hedging Agreements and the Treasury Services Creditors to provide the Treasury Services, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents, the Secured Hedging Agreements and the Treasury Services Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Revolving Collateral Agent agree as follows:

Section 1.	Definitions.

1.1.    General Definitions. In this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as such term is defined in Article 9 of the UCC, whether now owned or hereafter acquired, including, without limitation, all present and future rights of a Grantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by Chattel Paper or an Instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with such a card.

“Additional Grantors” shall have the meaning assigned in Section 5.2.

“Agent” shall have the meaning given to such term in the Revolving Credit Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ally” shall have the meaning set forth in the recitals hereto.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Proceeds” shall mean all Proceeds of any Collateral received by any Grantor consisting of cash and checks.

“Chattel Paper” shall mean all “chattel paper” as such term is defined in Article 9 of the UCC, including, without limitation, all “electronic chattel paper” and all “tangible chattel paper”, as each such term is defined in Article 9 of the UCC.

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“Collateral” shall mean all of each Grantor’s right, title and interest in, to and under each of the following, wherever located and whether now owned or hereafter acquired by such Grantor or in which such Grantor now holds or hereafter acquires any interest: (i) all Accounts; (ii) all Equipment, Goods, Inventory and Fixtures; (iii) all Documents, Instruments and Chattel Paper; (iv) all Letters of Credit and Letter of Credit Rights; (v) all Investment Related Property; (vi) all Intellectual Property; (vii) the Commercial Tort Claims described on Schedule 4.7; (viii) all General Intangibles; (ix) all cash, Cash Equivalents and all Deposit Accounts; (x) all Supporting Obligations; (xi) all books and records relating to the Collateral; (xii) all Receivables; and (xiii) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing, in each case, whether or not physically delivered to the Revolving Collateral Agent pursuant to this Agreement, whether now owned or hereafter acquired by such Grantor or to which any Grantor may obtain rights; provided, however, that “Collateral” shall not include any Excluded Assets and this Agreement shall not be applicable to any Excluded Assets; provided, further, that if and when any property shall cease to be an Excluded Asset, a Lien on and security interest in such property shall be deemed granted therein and the provisions of this Agreement shall automatically apply to such property.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as such term is defined in Article 9 of the UCC asserted by any Grantor or in which any Grantor has any rights, including, without limitation, all commercial tort claims listed on Schedule 4.7.

“Commodities Accounts” (i) shall mean all “commodity accounts” as such term is defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the commodity accounts listed on Schedule 4.4 under the heading “Commodities Accounts”.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.6(B).

“Copyrights” shall mean all United States and foreign copyrights (including community designs), whether now or hereafter owned by or exclusively licensed to any Grantor, including but not limited to copyrights in Software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or not registered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, registrations and applications referred to in Schedule 4.6(A), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

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“Credit Document Obligations” shall have the meaning given to the term “Obligations” in the Revolving Credit Agreement.

“Deposit Accounts” (i) shall mean all “deposit accounts” as such term is defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the deposit accounts listed on Schedule 4.4 under the heading “Deposit Accounts”.

“Discharge of Revolving Obligations” shall have the meaning given to such term in the Intercreditor Agreement.

“Discharge of Term Obligations” shall have the meaning given to such term in the Intercreditor Agreement.

“Documents” shall mean all “documents” as such term is defined in Article 9 of the UCC.

“Equipment” shall mean all “equipment” as such term is defined in Article 9 of the UCC, and in any event, shall include, but not be limited to, (x) all machinery, equipment, furnishings, appliances, furniture, fixtures, tools and vehicles now or hereafter owned by any Grantor (in each case, regardless of whether characterized as equipment under the UCC) and (y) any and all accessions, substitutions, replacements or additions of any of the foregoing, all parts thereof, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, wherever located, now or hereafter existing, including any fixtures.

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“Federal Assignment of Claims Act” shall mean the Federal Assignment of Claims Act of 1940, as in effect from time to time (31 U.S.C. Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.)

“General Intangibles” (i) shall mean all “general intangibles” as such term is defined in Article 9 of the UCC, including “payment intangibles” also as such term is defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as such term is defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantor” shall mean the Borrower and each other Grantor that is a party hereto.

“Governmental Authority Account Debtors” shall have the meaning set forth in Section 4.3(a)(ii).

4

“Hedging Agreement” shall have the meaning given to such term in the Revolving Credit Agreement.

“Insolvency Proceeding” shall have the meaning given to such term in the Intercreditor Agreement.

“Instruments” shall mean all “instruments” as such term is defined in Article 9 of the UCC.

“Intellectual Property” shall mean, collectively, the Software, Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Intercreditor Agreement” shall have the meaning given to such term in the Revolving Credit Agreement.

“Inventory” shall mean: (i) all “inventory” as such term is defined in Article 9 of the UCC and (ii) (a) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business, (b) all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind, (c) all goods which are returned to or repossessed by any Grantor, (d) all computer programs embedded in any goods and (e) all accessions and products of the foregoing (in each case, regardless of whether characterized as “inventory” under the UCC).

“Investment Accounts” shall mean all Securities Accounts, Commodities Accounts and Deposit Accounts (other than Excluded Accounts).

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, Investment Accounts and certificates of deposit.

“Issuing Bank” shall have the meaning given to such term in the Revolving Credit Agreement.

“JPM” shall mean JPMorgan Chase Bank, N.A.

“Lender Counterparty” shall have the meaning given to such term in the Revolving Credit Agreement.

“Letter of Credit Right” shall mean “letter-of-credit right” as such term is defined in Article 9 of the UCC.

“Material Receivable” shall have the meaning set forth in Section 4.3(b)(iv).

5

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.6(D).

“Patents” shall mean all patents (whether United States or foreign) in or to which any Grantor now has or hereafter has any right, title or interest therein and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.6(C), (ii) all reissues, divisions, continuations (including, but not limited to, continuations in-part and improvements thereof), extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions, discoveries, designs and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Permitted Sale” shall mean those sales, transfers or assignments permitted by the Revolving Credit Agreement.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all Indebtedness owed to a Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt”, issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests and all rights and privileges of any Grantor with respect to any of the foregoing.

“Pledged LLC Interests” shall mean (as limited by Section 2.2) all interests in any limited liability company owned by a Grantor, including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of a Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean (as limited by Section 2.2) all interests in any general partnership, limited partnership, limited liability partnership or other partnership, in each such case, owned by a Grantor, including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests and any interest of a Grantor on the books and

6

records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean (as limited by Section 2.2) all shares of capital stock owned by a Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock” and the certificates, if any, representing such shares and any interest of a Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean (as limited by Section 2.2) all interests in a Delaware business trust or other trust owned (whether legally or beneficially) by a Grantor including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” and the certificates, if any, representing such trust interests and any interest of a Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Primary Obligations” shall have the meaning assigned in Section 7.2(b).

“Pro Rata Share” shall have the meaning assigned in Section 7.2(b).

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Revolving Collateral Agent, the Term Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of any Governmental Authority), (iii) payments or distributions made with respect to any Investment Related Property, (iv) whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Qualified Hedging Agreement” shall have the meaning given to such term in the Revolving Credit Agreement.

“Qualified Hedging Obligations” shall mean, with respect to a Secured Hedging Agreement that is a Qualified Hedging Agreement, Secured Hedging Obligations under such Secured Hedging Agreement; provided that, at any time, the aggregate amount of the Qualified

7

Hedging Obligations with respect to such Secured Hedging Agreement shall not exceed the aggregate Qualified Hedging Agreement Reserve in respect of such Secured Hedging Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Hedging Obligations pursuant to Section 7.2); provided further that if the aggregate amount of Qualified Hedging Obligations with respect to such Secured Hedging Agreement (determined without giving effect to the immediately preceding proviso) at any time exceeds the aggregate Qualified Hedging Agreement Reserve in respect of such Secured Hedging Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Hedging Obligations pursuant to Section 7.2), then such excess amount shall constitute other Secured Hedging Obligations (and, accordingly, Tertiary Obligations) hereunder.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible (including Payment Intangibles) or Investment Related Property, together with all of a Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of a Grantor or any computer bureau or agent from time to time acting for a Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Representative” shall have the meaning assigned in Section 7.2(e).

“Required Secured Parties” shall mean at any time when any Credit Document Obligations or Letters of Credit are outstanding or any Commitments under the Revolving Credit Agreement exist, the Requisite Lenders (or, to the extent provided in Section 10.5 of the Revolving Credit Agreement, (a) the Supermajority Lenders or (b) each of the Lenders).

“REV Brasil” shall mean REV Brasil Adaptacao Veicular Ltda.

“REV Brasil Hedging Obligations” shall mean the obligations of REV Brasil described in the proviso to the definition of “Secured Hedging Obligations”.

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“REV Brasil Treasury Services Obligations” shall mean the obligations of REV Brasil described in the proviso to the definition of “Treasury Services Obligations”.

“Revolving Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Revolving Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Revolving Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Revolving Lender” shall have the meaning set forth in the recitals hereto.

“Revolving Lender Secured Parties” shall have the meaning set forth the recitals hereto.

“Revolving Priority Collateral” shall have the meaning given to such term in the Intercreditor Agreement.

“Revolving Secured Parties” shall have the meaning set forth in the recitals hereto.

“Secondary Obligations” shall have the meaning assigned in Section 7.2(b).

“Secured Hedging Agreement” shall have the meaning given to such term in the Revolving Credit Agreement.

“Secured Hedging Creditors” shall have the meaning provided in the recitals of this Agreement; provided that for the avoidance of doubt JPM (and/or one or more of its affiliates) shall be Secured Hedging Creditors with respect to the REV Brasil Hedging Obligations.

“Secured Hedging Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by any Grantor to the Secured Hedging Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, without limitation, in the case of a Grantor that is a Guarantor Subsidiary, all obligations, liabilities and indebtedness of such Grantor under the Guaranty in respect of the Secured Hedging Agreements), and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement; provided, that, notwithstanding the foregoing, so long as JPM is a Lender, Secured Hedging Obligations shall include up to $1,500,000 of obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the

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bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding) owing by REV Brasil to JPM (and/or one or more of its affiliates) in respect of Secured Hedging Agreements entered into between JPM (and/or one or more of its affiliates) and REV Brasil.

“Secured Obligations” shall mean and include, as to any Grantor, all of the following:

(i)    the Credit Document Obligations;

(ii)    the Secured Hedging Obligations;

(iii)    the Treasury Services Obligations;

(iv)    any and all sums advanced by the Revolving Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; and

(v)    in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Grantor referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Revolving Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and out-of-pocket expenses and court costs;

it being acknowledged and agreed that (x) the “Secured Obligations” shall include extensions of credit or incurrence of indebtedness of the types described above, whether outstanding on the date of this Agreement or extended or incurred from time to time after the date of this Agreement and (y) the “Secured Obligations” shall in no event include any Excluded Swap Obligation.

“Secured Parties” shall mean the Revolving Secured Parties and the Term Secured Parties.

“Securities” shall mean all “securities” as such term is defined in Article 8 of the UCC, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” (i) shall mean all “securities accounts” as such term is defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the securities accounts listed on Schedule 4.4(A) under the heading “Securities Accounts”.

“Securities Entitlements” shall mean all “securities entitlements” as such term is defined in Article 8 of the UCC.

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“Software” shall mean computer programs, object code, source code and supporting documentation, including “software” as such term is defined in the UCC as in effect on the date hereof in the State of New York, including software referred to in Schedule 4.6(H), and computer programs that may be construed as included in the definition of “goods” in the UCC, all licensed rights to the foregoing, and all media on which any such programs, code, documentation or associated data may be stored.

“Supplement to the Pledge and Security Agreement” shall mean an agreement substantially in the form of Exhibit G hereto.

“Supporting Obligation” shall mean all “supporting obligations” as such term is defined in Article 9 of the UCC.

“Term Collateral Agent” shall have the meaning assigned to the term “Term Collateral Agent” in the Intercreditor Agreement.

“Term Obligations” shall have the meaning given to such term in the Intercreditor Agreement.

“Term Priority Collateral” shall have the meaning given to such term in the Intercreditor Agreement.

“Term Secured Parties” shall have the meaning assigned to the term “Term Claimholders” in the Intercreditor Agreement.

“Term Security Agreement” shall have the meaning given to such term in the Intercreditor Agreement.

“Tertiary Obligations” shall have the meaning assigned in Section 7.2(b).

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.6(G).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how, to which any Grantor now has or hereafter has any right, title or interest therein, whether or not any of the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to any of the foregoing, including but not limited to: (i) any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of any Grantor worldwide, (ii) the right to sue for past, present and future misappropriation or other violation thereof, and (iii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

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“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.6(F).

“Trademarks” shall mean all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, trade dress, other source or business identifiers, designs and general intangibles of a like nature, and all registrations and applications for any of the foregoing, to which any Grantor now has or hereafter has any right, title or interest therein, including, but not limited to: (i) the registrations and applications referred to in Schedule 4.6(E), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of or unfair competition with any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Treasury Services” shall have the meaning provided in the recitals of this Agreement.

“Treasury Services Agreement” shall have the meaning provided in the recitals of this Agreement.

“Treasury Services Creditors” shall have the meaning provided in the recitals of this Agreement; provided that for the avoidance of doubt JPM (and/or one or more of its affiliates) shall be Treasury Services Creditors with respect to the REV Brasil Treasury Services Obligations.

“Treasury Services Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding) owing by any Grantor to each Treasury Services Creditor with respect to Treasury Services, whether now in existence or hereafter arising in each case under any Treasury Services Agreement (including without limitation, in the case of a Grantor that is a Guarantor Subsidiary, all obligations, liabilities and indebtedness of such Grantor under the Guaranty in respect of the Treasury Services Obligations); provided, that, notwithstanding the foregoing, so long as JPM is a Lender, Treasury Services Obligations shall include up to $1,500,000 of obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding) owing by REV Brasil to JPM (and/or one or more of its banking affiliates) in respect of Treasury Services (including, bank guarantees).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Revolving Collateral Agent’s and

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the Revolving Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” shall mean the United States of America.

1.2.    Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Revolving Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context otherwise requires (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented and otherwise modified in accordance with the terms hereof, (ii) any references herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) any reference to any law, including the UCC, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and (v) the words “assets” and “property” shall be deemed to have the same meaning and to refer to all the tangible and intangible, whether real or personal (or mixed), assets and properties.

1.3.    Schedules. References to any Schedules hereunder shall refer to the Schedules as attached to this Agreement on the Closing Date as well as to any written amendment, supplement or modifications to the information contained in such Schedules, including but not limited to, any amendment, supplement or modification effected by delivery of written notice pursuant to Section 5.1(o) of the Revolving Credit Agreement and/or delivery of the annual collateral verification pursuant to Section 5.1(p) of the Revolving Credit Agreement, and the representations and warranties made in this Agreement on any Credit Date shall be deemed to be qualified by the information contained in any such amendment, supplement or modification.

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Section 2.	Grant of Security.

2.1.    Grant of Security.

(a)    Each Grantor hereby grants to the Revolving Collateral Agent, for the benefit of the Revolving Secured Parties, a continuing lien on and security interest in all of such Grantor’s right, title and interest in, to and under the Collateral.

(b)    Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement excludes any assets from the scope of the Collateral, or from any requirement to take any action to perfect any security interest in favor of the Revolving Collateral Agent in the Collateral, the representations, warranties and covenants made by the Grantors in this Agreement or the Revolving Credit Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Revolving Collateral Agent (including, without limitation, this Section 2.1) shall be deemed not to apply to such excluded assets.

2.2.    Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interests granted under Section 2.1 attach to (a) any right, title or interest in any permit, lease, license, contract or agreement held by any Grantor or to which any Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such permit, lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under or result in the termination of or give rise to a right on the part of the parties thereto other than the Borrower and its Subsidiaries to terminate, any permit, lease, license, contract or agreement held by such Grantor or to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provisions) of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Code) or principles of equity); provided that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be excluded from the Collateral under this Section 2.2; (b) any “intent to use” Trademark application until such time as an amendment to allege use or statement of use in respect thereof has been accepted by the United States Patent and Trademark Office, at which time such Trademark shall cease to be excluded from the Collateral under this Section 2.2; (c) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (d) without limiting clause (k) below, prior to the Discharge of Term Obligations, those assets that would constitute Term Priority Collateral but as to which the Term Collateral Agent shall not have required a lien or security interest for so long as the Term Obligations are outstanding; provided, however, that such assets shall automatically cease to be excluded from Collateral under this Section 2.2 at any time the Term Collateral Agent does require a lien or security interest therein to secure the Term Obligations; (e) Capital Stock of any Person (other than a wholly-owned Subsidiary or a Guarantor Subsidiary) the pledge of which would violate a contractual obligation of the Borrower or any other Grantor to the owners (other than the Borrower and its Subsidiaries) of the other Capital Stock of such Person that is binding on or relating to such Capital Stock and is existing on the Closing Date or at the time such Capital Stock is acquired by the applicable Grantor (provided that such contractual obligation is not entered into in contemplation of the acquisition of such Capital Stock); (f) Capital Stock of any Immaterial Subsidiary or Unrestricted Subsidiary (until such time, if at all, as such Immaterial Subsidiary or Unrestricted Subsidiary ceases to constitute an Immaterial Subsidiary or Unrestricted Subsidiary, as applicable, under the

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Revolving Credit Agreement); (g) any of the outstanding voting Capital Stock of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, in excess of 65% of all classes of Capital Stock of such Foreign Subsidiary entitled to vote; (h) Capital Stock of any wholly-owned Domestic Subsidiary if all of its assets (other than an immaterial portion thereof) consist of Capital Stock of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, in excess of 65% of all classes of Capital Stock of such wholly-owned Domestic Subsidiary entitled to vote; (i) Margin Stock; (j) any leasehold interests of any Grantor in real property as a lessee (but not any Collateral located thereon); (k) any fee interest in any owned real property except as required by Section 5.17 of the Revolving Credit Agreement; (l) any Equipment of the Borrower or any Grantor that is subject to a purchase money lien or capital lease permitted under the Revolving Credit Agreement to the extent the documents relating to such purchase money lien or capital lease would not permit such Equipment to be subject to the Liens created under the Collateral Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such Equipment shall cease to be excluded from the Collateral under this Section 2.2; (m) any aircraft or any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title ownership of the Borrower or any Grantor (except, in each case, to the extent that a security interest therein may be perfected by the filing of a UCC financing statement) (the assets referred to in clauses (a) through (m) above being collectively referred to as the “Excluded Assets”); provided, however, that Collateral shall include (x) any Proceeds, substitutions or replacements of any of the assets referred to in the foregoing clauses (a) through (m) (unless such Proceeds, substitutions or replacements would constitute assets referred to in clauses (a) through (m)) and (y) any asset which secures any of the Term Obligations. Notwithstanding anything to the contrary contained in this Agreement, no Grantor shall be required to deliver control agreements, or confer perfection by “control” over any Excluded Accounts.

Section 3.	Security for Obligations; Grantors Remain Liable.

3.1.    Security for Secured Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding and the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (and any successor provision thereof)), of all Secured Obligations.

3.2.    Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Revolving Collateral Agent, the Revolving Administrative Agent or any other Revolving Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform in all material respects all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Revolving Collateral Agent, the Revolving Administrative Agent nor any other Revolving Secured Party

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shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Revolving Collateral Agent, the Revolving Administrative Agent nor any other Revolving Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Revolving Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

Section 4.	Representations and Warranties and Covenants.

4.1.    Generally.

(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i)    it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, other than Permitted Liens;

(ii)    it has indicated on Schedule 4.1(A) (or on the most recent Perfection Certificate delivered by such Grantor): (v) the type of organization of such Grantor, (w) the jurisdiction of organization of such Grantor, (x) its federal taxpayer identification number, if any, (y) its organizational identification number, if any, and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located;

(iii)    the exact legal name of such Grantor is as set forth on Schedule 4.1(A) (or on the most recent Perfection Certificate delivered by such Grantor) and it has not done, in the five (5) years prior to the Closing Date, business under any other name (including any trade name or fictitious name) except for those names set forth on Schedule 4.1(B) (or on the most recent Perfection Certificate delivered by such Grantor);

(iv)    except as provided on Schedule 4.1(C) (or on the most recent Perfection Certificate delivered by such Grantor), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the five (5) years prior to the Closing Date (or, with respect to any such change to its jurisdiction of organization, within the four month period prior to (x) the Closing Date or (y) the date of delivery of the most recent Perfection Certificate delivered by such Grantor);

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(v)    upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Revolving Collateral Agent as “secured party” and describing the Collateral in the governmental, municipal or other filing offices set forth opposite such Grantor’s name on Schedule 4.1(D), the security interests granted to the Revolving Collateral Agent for the benefit of the Revolving Secured Parties in the Collateral hereunder will constitute (i) valid and perfected First Priority Liens for the benefit of the Revolving Secured Parties (subject in the case of priority only to Permitted Liens (other than the Lien in favor of the Term Collateral Agent for the benefit of the Term Secured Parties)) on all of the Revolving Priority Collateral, and (ii) valid and perfected Second Priority Liens for the benefit of the Revolving Secured Parties (subject in priority only to Permitted Liens) on all of the Collateral that constitutes Term Priority Collateral, in each case to the extent that such security interests can be perfected under the UCC by the filing of a financing statement;

(vi)    to the extent such security interest can be perfected under the UCC, or, in the case of clause (4) below, the U.S. Copyright Act, without limiting the representation and warranty in clause (v) above, upon (1) delivery to the Revolving Collateral Agent of all Chattel Paper, Instruments, certificated Pledged Equity Interests and Pledged Debt constituting Collateral; (2) execution of control agreements in form and substance reasonably satisfactory to the Revolving Collateral Agent), establishing the “control” by the Revolving Collateral Agent with respect to each Securities Account and Deposit Account (other than Excluded Accounts) in accordance with Section 4.4.4 or as otherwise provided in Section 5.14 of the Revolving Credit Agreement, (3) consent of the issuer with respect to Letter of Credit Rights that are not Supporting Obligations, (4) the recordation of a copyright security agreement in the form of Exhibit E hereto with the United States Copyright Office and (5) the recordation of intellectual property security agreements in the forms of Exhibit B and Exhibit D hereto with the United States Patent and Trademark Office, the security interests granted to the Revolving Collateral Agent in such Collateral hereunder constitute (i) valid, perfected and, in the case of Patents, Trademarks and Copyrights, properly noticed, First Priority Liens for the benefit of the Revolving Secured Parties on all of the foregoing constituting Revolving Priority Collateral, and (ii) valid, perfected and, in the case of Patents, Trademarks and Copyrights, properly noticed, Second Priority Liens for the benefit of the Revolving Secured Parties on all of the foregoing constituting Term Priority Collateral;

(vii)    all actions, filings, notices, registrations and recordings and all material consents, in each case as are necessary for the exercise by the Revolving Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies, in accordance with the terms of the Intercreditor Agreement, in respect of the Collateral, have been taken, made or obtained;

(viii)    other than the financing statements filed in favor of the Revolving Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (i) financing statements for which proper termination statements have been or are being delivered to the Revolving Collateral Agent for filing and (ii) financing statements filed in connection with Permitted Liens;

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(ix)    no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Revolving Collateral Agent hereunder or (ii) the exercise by the Revolving Collateral Agent, in accordance with the terms of the Intercreditor Agreement, of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings and actions contemplated by clauses (v) and (vi) above, (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities, (C) as may be required in connection with the disposition of any Collateral, title to which is recorded or registered with a Governmental Authority or other regulatory body and (D) with respect to any Collateral consisting of Accounts and General Intangibles, payable or owing by any Governmental Authority or other regulatory body;

(x)    all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(xi)    none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);

(xii)    it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut; and

(xiii)    such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall use commercially reasonable efforts to defend the Collateral against all Persons at any time claiming any interest therein (other than any such claim with respect to Permitted Liens or an immaterial portion of the Collateral);

(ii)    it shall not produce, use, expressly permit or otherwise permit (to its knowledge) any Collateral to be used in violation of any provision of this Agreement or in any material respect unlawfully or in violation of any applicable statute, regulation or ordinance or any material policy of insurance covering the Collateral;

(iii)    except with respect to any transaction permitted under the Revolving Credit Agreement which results in such Grantor ceasing to be a Credit Party, it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of

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organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Revolving Collateral Agent in writing, by executing and delivering to the Revolving Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all supplements to Schedules thereto, within thirty (30) days following any such change or establishment (unless the Revolving Collateral Agent, in its reasonable discretion, consents to a longer period of notice), identifying such new proposed name, identity, corporate structure, sole place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Revolving Collateral Agent may reasonably request and (b) taken all actions reasonably requested by the Revolving Collateral Agent to maintain the continuous validity, perfection and the same or better priority of the Revolving Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby;

(iv)    it shall not take or permit any action which could reasonably be expected to impair the Revolving Collateral Agent’s rights in the Collateral other than Permitted Sales and the granting of Permitted Liens; and

(v)    it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except for Permitted Sales.

4.2.    Equipment and Inventory.

(a)    Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date that any Goods with an aggregate fair market value in excess of $200,000 on the Closing Date or thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement, are kept at the locations listed on Schedule 4.2 and on each Credit Date, that any Goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended, except for any such non-compliances which would not reasonably be expected to have a Material Adverse Effect.

(b)    Covenants and Agreements. Each Grantor covenants and agrees that:

(i)    it shall (x) notify the Revolving Collateral Agent in writing annually and at such other times as the Revolving Collateral Agent may reasonably request (but in no event, so long as no Event of Default has occurred and is then continuing, more than two times per Fiscal Year) by executing and delivering to the Revolving Collateral Agent the annual collateral verification required by Section 5.1(p) of the Revolving Credit Agreement or an amendment or supplement to Schedule 4.2, as applicable, of any change in location of any Equipment or Inventory or any Document evidencing any Equipment or Inventory, identifying such new locations and providing such other information in connection therewith as the Revolving Collateral Agent may reasonably request and (y) take all actions necessary to maintain the continuous validity, perfection and the same or better priority of the Revolving Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Revolving Collateral Agent to exercise and enforce its rights and remedies hereunder (subject to the terms of the Intercreditor Agreement), with respect to such Equipment and Inventory;

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(ii)    it shall keep correct and accurate records of the Inventory, as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business;

(iii)    it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than (x) the issuer of such Document to claim the Goods evidenced therefor, (y) the Revolving Collateral Agent and (z) with respect to Equipment prior to the Discharge of Term Obligations, the Term Collateral Agent;

(iv)    if any Equipment or Inventory in excess of $200,000, individually, or $2,000,000 in the aggregate, is in possession or control of any third party (other than, prior to the Discharge of Term Obligations, Equipment in the possession of the Term Collateral Agent), each Grantor shall notify the third party of the Revolving Collateral Agent’s security interest therein and use its commercially reasonable efforts in obtaining an acknowledgment from the third party that it is holding such Equipment and Inventory for the benefit of the Revolving Collateral Agent; and

(v)    it shall notify the Revolving Collateral Agent promptly and in any event within thirty (30) days of any Inventory or Equipment in excess of $200,000 individually or $2,000,000 in the aggregate that is or comes into the possession of an issuer of a negotiable document of title (as defined in Section 7-104 of the UCC) therefor, and shall, at the request of the Revolving Collateral Agent (in accordance with the terms of the Intercreditor Agreement), deliver any negotiable document of title evidencing or governing such Inventory or Equipment to the Revolving Collateral Agent, or establish the Revolving Collateral Agent’s control over any electronic negotiable documents of title; provided, however, that prior to the Discharge of Term Obligations such Grantor may satisfy this requirement with respect to negotiable documents of title relating to Equipment by causing the Term Collateral Agent to obtain possession or control thereof.

4.3.    Receivables.

(a)    Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i)    each Material Receivable arose from bona fide transactions in the ordinary course of business;

(ii)    with respect to any Receivable with the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign (collectively, the “Governmental Authority Account Debtors”) with a face amount in excess of $20,000,000 and which are included in Eligible Accounts, each applicable Grantor has complied with the Federal Assignment of Claims Act or any applicable statute or municipal ordinance of similar purpose and effect. No Material Receivable requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained; and

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(iii)    no Material Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Revolving Collateral Agent or Term Collateral Agent (as applicable), to the extent required by, and in accordance with, Section 4.3(c).

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    it shall keep and maintain at its own cost and expense accurate and complete records of the Receivables as are customarily maintained under similar circumstances by Persons of established reputation engaged in similar businesses;

(ii)    it shall mark conspicuously, in form and manner reasonably satisfactory to the Revolving Collateral Agent, all Chattel Paper and Instruments evidencing Material Receivables (other than any delivered to the Revolving Collateral Agent or Term Collateral Agent (as applicable) as provided herein), with an appropriate reference to the fact that each of the Revolving Collateral Agent and the Term Collateral Agent has a security interest therein;

(iii)    it shall perform in all material respects all of its obligations with respect to the Receivables;

(iv)    other than in the ordinary course of business or as permitted by the Revolving Credit Agreement, it shall not amend, modify, terminate or waive any provision of any Receivable in excess of $500,000 individually for any invoice or $2,000,000 in the aggregate for any Receivable (“Material Receivable”) in any manner which could reasonably be expected to have a Material Adverse Effect on the value of such Material Receivable as Collateral. Other than in the ordinary course of business, and except as otherwise provided in subsection (v) below, after the occurrence and during the continuation of an Event of Default, such Grantor shall not (1) grant any extension or renewal of the time of payment of any Material Receivable, (2) compromise or settle any dispute, claim or legal proceeding with respect to any Material Receivable for less than the total unpaid balance thereof, (3) release, wholly or partially, any Person liable for the payment thereof, or (4) allow any credit or discount thereon;

(v)    except as otherwise provided in this subsection, each Grantor may continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and may exercise each right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense; provided however, at any time following the occurrence and during the continuation of an Event of Default, the Revolving Collateral Agent may (but shall not be obligated to), subject to the terms of the Intercreditor Agreement: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Revolving Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Revolving Collateral Agent; and (3) enforce, at the expense of such Grantor,

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collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Revolving Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be promptly deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Revolving Collateral Agent if required, in a Securities Account or Deposit Account subject to a control agreement in form and substance reasonably satisfactory to the Revolving Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Revolving Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

(vi)    except as it shall determine otherwise in the ordinary course of business, it shall use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

(c)    Delivery and Control of Receivables. With respect to any Material Receivable that is evidenced by, or constitutes, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Revolving Collateral Agent (or its agent or designee) appropriately indorsed to the Revolving Collateral Agent or indorsed in blank within the later of (x) ninety (90) days after the Closing Date and (y) thirty (30) days of such Grantor acquiring rights therein (or such later date as may be agreed in writing by the Revolving Collateral Agent in its reasonable discretion). With respect to any Material Receivable which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Revolving Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC) within the later of (i) ninety (90) days after the Closing Date and (ii) thirty (30) days of such Grantor acquiring rights therein (or such later date as may be agreed in writing by the Revolving Collateral Agent in its reasonable discretion). Any Receivable not otherwise required to be delivered or subjected to the control of the Revolving Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon reasonable request of the Revolving Collateral Agent.

4.4.    Investment Related Property.

4.4.1    Investment Related Property Generally.

(a)    Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Revolving Collateral Agent, no less frequently than on an annual basis, a completed Pledge Supplement, substantially in the form of Exhibit A, together with all supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and

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agreed that the applicable security interest of the Revolving Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;

(ii)    except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of “Collateral” without further action and (b) such Grantor shall, subject to the terms of the Intercreditor Agreement, promptly take all steps reasonably necessary or otherwise reasonably requested by the Revolving Collateral Agent to ensure the validity, perfection and priority of the security interest purported to be granted hereby to the Revolving Collateral Agent in such Investment Related Property, and the control of the Revolving Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Revolving Collateral Agent), and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Revolving Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor; provided, further, however, that to the extent that any such Investment Related Property constitutes Term Priority Collateral, prior to the Discharge of Term Obligations, the Grantor shall satisfy the requirements of this subsection relating to delivery and control by establishing such control and delivering such property to, and registering as owner of any uncertificated securities, the Term Collateral Agent in accordance with the terms of the Term Security Agreement and the Intercreditor Agreement. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing and the Revolving Collateral Agent has not instructed the Grantors in writing otherwise, the Revolving Collateral Agent authorizes each Grantor to retain all cash dividends and distributions and all payments of interest; and

(iii)    each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Revolving Collateral Agent.

(b)    Delivery and Control. Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights, it shall comply with the provisions of this Section 4.4.1(b) on or before the Closing Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4.1(b) within the later of (i) ninety (90) days after the Closing Date and (ii) thirty (30) days of acquiring rights therein (or such later date as may be agreed in writing by the Revolving Collateral Agent in its reasonable discretion), in each case in form and substance reasonably satisfactory to the Revolving Collateral Agent. With respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Revolving Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property that is an “uncertificated security” as defined in Section 8-102 of the UCC (other than any “uncertificated securities” credited to a Securities Account) each Grantor shall cause any

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issuer of such uncertificated securities to execute and deliver a control agreement with respect to such uncertificated securities in form and substance reasonably satisfactory to the Revolving Collateral Agent, pursuant to which such issuer agrees to comply (subject to the provisions thereof) with the Revolving Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor, provided, however, that to the extent that any such Investment Related Property constitutes Term Priority Collateral, prior to the Discharge of Term Obligations, the Grantor shall satisfy the requirements of this subsection (b) relating to delivery and control by establishing such control and delivering such property to the Term Collateral Agent in accordance with the terms of the Term Security Agreement and the Intercreditor Agreement.

(c)    Voting and Distributions.

(i)    So long as no Event of Default shall have occurred and be continuing and no notice shall be given pursuant to clause (ii) below:

(1)    except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement, the Revolving Credit Agreement or the Intercreditor Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Revolving Credit Agreement or the Intercreditor Agreement; it being understood, however, that neither the voting by such Grantor of any Pledged Equity Interests for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement, the Revolving Credit Agreement or the Intercreditor Agreement, shall be deemed inconsistent with the terms of this Agreement, the Revolving Credit Agreement or the Intercreditor Agreement within the meaning of this Section 4.4.1(c)(i)(1), and no notice of any such voting or consent need be given to the Revolving Collateral Agent; and

(2)    the Revolving Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor, at such Grantor’s sole cost and expense, all proxies, and other instruments as such Grantor may from time to time reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;

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(ii)    Following the occurrence and during the continuance of an Event of Default and upon one Business Days prior notice from the Revolving Collateral Agent to the Grantors that their rights under this Section 4.4.1(c) are being suspended:

(A)    all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall, upon notice to such Grantor by the Revolving Collateral Agent (provided that no such notice shall be required in the case of an Event of Default under Section 8.1(f) or (g) of the Revolving Credit Agreement), cease and all such rights shall thereupon become vested in the Revolving Collateral Agent who shall, subject to the terms of the Intercreditor Agreement, thereupon have the right, subject to the terms of the Intercreditor Agreement, to exercise such voting and other consensual rights; and

(B)    in order to permit the Revolving Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to the Intercreditor Agreement, and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall, upon notice to such Grantor by the Revolving Collateral Agent (provided that no such notice shall be required in the case of an Event of Default under Section 8.1(f) or (g) of the Revolving Credit Agreement), promptly execute and deliver (or cause to be executed and delivered) to the Revolving Collateral Agent all proxies, dividend payment orders and other instruments as the Revolving Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Revolving Collateral Agent may, subject to the terms of the Intercreditor Agreement, utilize the power of attorney set forth in Section 6.1.

4.4.2    Pledged Equity Interests.

(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i)    Schedule 4.4(A) sets forth under the headings “Pledged Stock”, “Pledged LLC Interests”, “Pledged Partnership Interests” and “Pledged Trust Interests”, respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule, all of which is true, accurate and complete as of the Closing Date or thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement;

(ii)    except as set forth on Schedule 4.4(B), it has not acquired any majority equity interests of another entity or substantially all the assets of another entity within the five (5) years prior to the Closing Date;

(iii)    it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no

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outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iv)    no material consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or Second Priority status of the security interest of the Revolving Collateral Agent in any Pledged Equity Interests or the exercise, subject to the terms of the Intercreditor Agreement, by the Revolving Collateral Agent of the voting or other rights provided for in this Agreement or the exercise, subject to the terms of the Intercreditor Agreement, of remedies in respect thereof;

(v)    except as otherwise set forth in Schedule 4.4, none of the Pledged Equity Interests issued by any Grantor or any Restricted Subsidiary thereof are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets; and

(vi)    all of the Pledged Equity Interests existing on the date hereof have been, and to the extent any Pledged Equity Interests are hereafter issued, such Pledged Equity Interests will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable.

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)    unless otherwise permitted under the Revolving Credit Agreement, without the prior written consent of the Revolving Collateral Agent (which consent shall not be unreasonably withheld, delayed or conditioned), it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that adversely affects the validity, perfection or priority of the Revolving Collateral Agent’s security interest except for Permitted Liens and Permitted Sales, (b) permit any issuer of any Pledged Equity Interest that is a Grantor or a Restricted Subsidiary thereof to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer unless such stock or interests is pledged hereunder, (c) permit any issuer of any Pledged Equity Interest that is a Restricted Subsidiary to dispose of all or a material portion of its assets, (d) waive any default under or breach of any terms of any organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt that would, individually or in the aggregate, cause a Material Adverse Effect, or (e) cause any Restricted Subsidiary of the Borrower that is an issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (e), such Grantor shall promptly notify the Revolving Collateral Agent in writing of

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any such election or action and, in such event, shall take all steps reasonably requested by the Revolving Collateral Agent to establish the Revolving Collateral Agent’s “control” thereof (including those steps described in Section 4.4.1(b) hereof), provided, however, to the extent that any such Investment Related Property constitutes Term Priority Collateral, prior to the Discharge of Term Obligations, the Grantor shall satisfy the requirements of this subsection relating to delivery and control by establishing such control and delivering such property to, and registering as owner of any uncertificated securities, the Term Collateral Agent in accordance with the terms of the Term Security Agreement and the Intercreditor Agreement;

(ii)    it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property, except to the extent that the noncompliance or non-enforcement of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)    it consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Revolving Collateral Agent and, without limiting the foregoing, following the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, consents to (x) the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Revolving Collateral Agent or its nominee and (y) the substitution of the Revolving Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; and

(iv)    it shall notify the Revolving Collateral Agent in writing, by executing and delivering to the Revolving Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A, together with all Supplements or Schedules thereto, promptly if any issuer of Pledged LLC Interests or Pledged Partnership Interests that is a Grantor or a Restricted Subsidiary thereof has opted to be treated as securities under the UCC of any jurisdiction.

4.4.3    Pledged Debt.

(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that Schedule 4.4(A) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor as of the Closing Date or, thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement, and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding inter-company Indebtedness owned by such Grantor;

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that it shall notify the Revolving Collateral Agent of any default under any Pledged Debt that has caused or could reasonably be expected to cause, either in any individual case or in the aggregate, a Material Adverse Effect.

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4.4.4    Investment Accounts.

(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:

(i)    Schedule 4.4(A) sets forth under the headings “Securities Accounts” and “Commodities Accounts”, respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest as of the Closing Date or, thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Revolving Collateral Agent pursuant hereto and the securities intermediary or commodities intermediary, as applicable, to the extent such securities intermediary or commodities intermediary is deemed to have “control” under applicable law) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(ii)    Schedule 4.4(A) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest as of the Closing Date or, thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Revolving Collateral Agent pursuant hereto, the Term Loan Collateral Agent or the applicable depository bank to the extent such depository bank is deemed to have “control” under applicable law) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(iii)    Each Grantor has taken all actions reasonably requested by the Revolving Collateral Agent, including those specified in Section 4.4.4(b), to, within the time frames set forth herein: (a) establish the Revolving Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9 106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities or Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC) (other than Excluded Accounts), (b) establish the Revolving Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded Accounts) and (c) deliver all Instruments to the Revolving Collateral Agent, provided, however, that to the extent that any such Instruments or Investment Related Property constitutes Term Priority Collateral, prior to the Discharge of Term Obligations, such Grantor shall satisfy the requirements of this subsection relating to delivery and control by establishing such control and delivering such property to, and registering as owner of any uncertificated securities, the Term Collateral Agent in accordance with the terms of the Term Security Agreement and Intercreditor Agreement.

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(b)    Delivery and Control.

(i)    With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements (other than Excluded Accounts), within the later of (x) ninety (90) days after the Closing Date and (y) ninety (90) days after the creation or acquisition thereof (or such later date as may be agreed in writing by the Revolving Collateral Agent in its reasonable discretion), it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into a control agreement in form and substance reasonably satisfactory to the Revolving Collateral Agent) pursuant to which it shall agree to comply (subject to the provisions thereof) with the Revolving Collateral Agent’s “entitlement orders” without further consent by such Grantor. With respect to any Investment Related Property consisting of Commodities Accounts (other than Excluded Accounts), within the later of (x) ninety (90) days after the Closing Date and (y) ninety (90) days after the creation or acquisition thereof (or such later date as may be agreed in writing by the Revolving Collateral Agent in its reasonable discretion), it shall cause the commodities intermediary maintaining such Commodities Account to enter into an agreement in form and substance reasonably satisfactory to the Revolving Collateral Agent pursuant to which the Revolving Collateral Agent (subject to the provisions thereof) shall have “control” (within the meaning of Section 9-106 of the UCC) over such Commodities Account. With respect to any Investment Related Property that is a Deposit Account (other than Excluded Accounts), subject to Section 5.14 of the Revolving Credit Agreement, within the later of (x) ninety (90) days after the Closing Date and (y) ninety (90) days after the creation or acquisition thereof (or such later date as may be agreed in writing by the Revolving Collateral Agent in its reasonable discretion), it shall cause the depositary institution maintaining such account to enter into a control agreement in form and substance reasonably satisfactory to the Revolving Collateral Agent), pursuant to which the Revolving Collateral Agent (subject to the provisions thereof) shall have “control” (within the meaning of Section 9 104 of the UCC) over such Deposit Account. Notwithstanding anything to the contrary contained in this Section 4.4.4(b)(i), to the extent that any such Investment Related Property constitutes Term Priority Collateral, prior to the Discharge of Term Obligations, each applicable Grantor shall satisfy the requirements of this subsection by establishing the control of the Term Collateral Agent over such Investment Account in accordance with the terms of the Term Security Agreement and the Intercreditor Agreement. Subject to Section 5.14 of the Revolving Credit Agreement, each Grantor shall have entered into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements, Commodities Accounts or Deposit Accounts (other than Excluded Accounts) that exist on the Closing Date, as of or prior to the Closing Date (or such later time as provided in the two preceding sentences) and (ii) any other Securities Accounts, Securities Entitlements, Commodities Accounts or Deposit Accounts (other than Excluded Accounts) that are created or acquired after the Closing Date, within the later of (x) ninety (90) days after the Closing Date and (y) ninety (90) days after the deposit or transfer of any such Securities Entitlements or funds (or such later date as may be agreed in writing by the Revolving Collateral Agent in its reasonable discretion), whether constituting moneys or investments, into such Securities Accounts, Commodities Accounts or Deposit Accounts; and

(ii)    Upon the occurrence and during the continuance of an Event of Default, in addition to the foregoing, (x) if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, if requested by Revolving Collateral Agent, each Grantor shall take such additional actions (including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case

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as may be reasonably requested by the Revolving Collateral Agent, under the laws of such issuer’s jurisdiction) to insure the validity, perfection and priority purported to be granted hereby of the security interest of the Revolving Collateral Agent, (y) the Revolving Collateral Agent shall have the right, without notice to any Grantor, but subject to the terms of the Intercreditor Agreement, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent and (z) the Revolving Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

4.5.    Letter of Credit Rights.

(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i)    all Letter of Credit Rights pertaining to letters of credit to which such Grantor has rights as of the Closing Date, or thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement, are listed on Schedule 4.5 hereto (or on the most recent Perfection Certificate delivered by each Grantor); and

(ii)    it has obtained the consent of each issuer of any letter of credit with a stated amount in excess of $3,000,000 to the assignment of the proceeds of the letter of credit to the Revolving Collateral Agent.

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Letter of Credit Rights pertaining to letters of credit described in clause (a)(ii) above hereafter arising it shall promptly and in no event later than thirty (30) days of its obtaining rights in such Letter of Credit Rights use its commercially reasonable efforts to obtain the consent of the issuer thereof to the assignment of the proceeds of such letter of credit to the Revolving Collateral Agent and shall deliver to the Revolving Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A, together with all supplements to Schedules thereto.

4.6.    Intellectual Property.

(a)    Representations and Warranties. Except as disclosed on Schedule 4.6(I), each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i)    Schedule 4.6 sets forth a true and complete list of (i) all registered Trademarks, registered Copyrights and registered Patents and all applications to register any of the foregoing owned by such Grantor and (ii) all Patent Licenses, Trademark Licenses, Trade Secret Licenses, Copyright Licenses and Software material to any line of business of the Grantors as of the Closing Date or thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement, except for “shrink-wrap” licenses, “click-through” agreement, website terms of use, end-user agreements and licenses for “off-the-shelf” or commercially available software involving aggregate payments in any fiscal year of an amount less than $10,000;

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(ii)    it is the sole owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 4.6 that it purports to own and owns or has the valid right to use Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, except where failure to own or possess the right to use, individually or in the aggregate, has not had, and could not reasonably be likely to have, a Material Adverse Effect;

(iii)    all Intellectual Property is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect; except where failure to maintain, individually or in the aggregate, has not had, and could not reasonably be likely to have, a Material Adverse Effect;

(iv)    no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property and no such action or proceeding is pending or, threatened except where such action or proceeding, individually or in the aggregate, has not had, and could not reasonably be likely to have, a Material Adverse Effect;

(v)    all registrations and applications for Copyrights, Patents and Trademarks are standing in the name of each Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets has been licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule 4.6(B), (D), (F), or (G);

(vi)    except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks and Trademark Licenses and has taken all action necessary to insure that all licensees of the Trademarks and Trademark Licenses owned by such Grantor use such adequate standards of quality;

(vii)    the conduct of such Grantor’s business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by any third party, individually or in the aggregate, in a manner reasonably likely to result in a Material Adverse Effect; no written or other claim has been made that the use of any Intellectual Property or any Trademark, work of authorship or technology owned or used by Grantor violates the asserted rights of any third party except as listed on Schedule 4.6, and except as, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect;

(viii)    no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned by such Grantor, in a manner reasonably likely to result in a Material Adverse Effect;

(ix)    except as, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect, no settlements or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or exist to which Grantor is bound that adversely affect Grantor’s rights to own or use any Intellectual Property; and

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(x)    such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than (x) the financing statements filed in favor of the Revolving Collateral Agent and the Term Collateral Agent, (y) Permitted Liens or (z) otherwise disclosed on Schedule 4.6.

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i)    it shall not do any act or omit to do any commercially unreasonable act whereby any of the Intellectual Property which, in its reasonable business judgment, is material to any line of business of the Grantors may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii)    it shall not, with respect to any Trademarks which are material to any line of business of the Grantors, as determined in its reasonable business judgment, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and such Grantor shall take all steps reasonably necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii)    it shall, at its own expense, within thirty (30) days of the creation or acquisition of any copyrightable work which is material to any line of business of the Grantors, apply to register the Copyright in the United States Copyright Office except for works with respect to which such Grantor has determined with the exercise of its commercially reasonable judgment that it shall not so apply; it shall promptly notify the Revolving Collateral Agent if it knows or has reason to know that any item of the Intellectual Property that is material to any line of business of the Grantors may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court; except for works with respect to which such Grantor has reasonably determined are of diminishing value and not used in or needed for the conduct of its business;

(iv)    it shall, at its own expense, take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to maintain any registration of each Trademark, Patent, and Copyright owned by such Grantor and material to any line of business of the Grantors which is now included in the Intellectual Property including, but not limited to, those items on Schedule 4.6(A),

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(C) and (E) except for Intellectual Property that such Grantor has reasonably determined are of diminishing value and not used in or needed for the conduct of its business or where failure to take such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(v)    in the event that any Intellectual Property owned by or exclusively licensed to such Grantor that is of significant value or is material to any line of business of the Grantors is, to such Grantor’s knowledge, infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages (except for Intellectual Property that such Grantor has reasonably determined are of diminishing value and not used in or needed for the conduct of such line of business); such Grantor shall also notify in writing Revolving Collateral Agent of the name and address of such third party, as well as any pertinent information reasonably requested by the Revolving Collateral Agent regarding the infringement, misappropriation, or dilution;

(vi)    it shall report to the Revolving Collateral Agent (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof), (ii) the acquisition of any such application or registration by purchase or assignment, and (iii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Revolving Collateral Agent (A) a completed Pledge Supplement, substantially in the form of Exhibit A, together with all supplements to Schedules thereto; and (B) a grant of security in the Intellectual Property substantially in the form of Exhibit B, Exhibit C, or Exhibit D, as applicable, within thirty (30) days of such submission or acquisition or as soon as legally permissible, and promptly file such grant with the United States Patent and Trademark Office or the United States Copyright Office, as applicable; provided, that for the avoidance of doubt, any Intellectual Property or rights therein acquired by any Grantor after the date hereof shall constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the lien and security interest created by this Agreement without further action by any party;

(vii)    it shall promptly execute and deliver within thirty (30) days to the Revolving Collateral Agent at such Grantor’s expense, a certificate or other indicia of ownership where a registration of Intellectual Property is issued hereafter as a result of any application now or hereafter pending, and execute, deliver and record any document required to acknowledge, confirm, register, record, or perfect the Revolving Collateral Agent’s interest in any part of the Intellectual Property, whether now owned or hereafter acquired;

(viii)    except with the prior consent of the Revolving Collateral Agent (such consent not to be unreasonably withheld, delayed or conditioned) or as permitted under the Revolving Credit Agreement, no Grantor shall execute, and there will not be on file in any public office, any financing statement or other document or instruments (other than financing statements, documents or instruments filed in respect of Permitted Liens) and no Grantor shall sell, assign, transfer, license, grant any option or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for (1) the Lien created by and under this Agreement and the other Credit Documents and (2) Permitted Liens;

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(ix)    take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents, except as, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect;

(x)    it shall take all steps reasonably necessary to use proper statutory notice in connection with its use of any of the Intellectual Property, except as, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect; and

(xi)    subject to the next sentence, it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof. In connection with such collections, each Grantor may take (and, at the Revolving Collateral Agent’s reasonable direction (subject to the terms of the Intercreditor Agreement), shall take) such action as such Grantor or the Revolving Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Revolving Collateral Agent shall have the right (subject to the terms of the Intercreditor Agreement) at any time to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby;

provided with respect to sub-clauses (i) through (x) above, nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any Article 9 Collateral consisting of a Patent, Trademark or Copyright, or require any Grantor to pursue any claim of infringement, misappropriation or dilution, if (x) such Grantor so reasonably determines in its good business judgment and (y) it is not prohibited by the Revolving Credit Agreement.

4.7.    Commercial Tort Claims.

(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that Schedule 4.7 (or on the most recent Perfection Certificate delivered by such Grantor) sets forth all Commercial Tort Claims of each Grantor in excess of $2,000,000, individually, or $10,000,000, in the aggregate, as of the Closing Date, or thereafter, as of the most recent date on which annual financial statements were required to be provided under Section 5.1(c) of the Revolving Credit Agreement; and

(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $2,000,000, individually, or $10,000,000, in the aggregate, hereafter arising it shall promptly and in no event later than thirty (30) days (or such later date as agreed in writing by the Revolving Collateral Agent in its reasonable discretion) of it acquiring rights in such Commercial Tort Claims deliver to the Revolving Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A, together with all supplements to Schedules thereto, identifying such new Commercial Tort Claims and granting to the Revolving Collateral Agent a security interest therein and in the Proceeds thereof.

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Section 5.	Further Assurances; Additional Grantors.

5.1.    Further Assurances.

(a)    Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action that the Revolving Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Revolving Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral or Mortgaged Property, subject to the terms of the Intercreditor Agreement. Without limiting the generality of the foregoing, each Grantor shall:

(i)    file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices as the Revolving Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii)    take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, executing and filing a grant of security in the Intellectual Property substantially in the form of Exhibit B, Exhibit C, or Exhibit D, as applicable, at the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing; and

(iii)    take all actions necessary or required under the Federal Assignment of Claims Act or any applicable statute or municipal ordinance of similar purpose and effect in connection with any Receivables in respect of Governmental Authority Account Debtors with a face amount in excess of $20,000,000 and which are included in Eligible Accounts.

; provided, however, that notwithstanding anything to the contrary, the Revolving Collateral Agent shall have no obligation to make any request permitted by this Section 5.1(a) and shall have no liability to the Revolving Secured Parties in connection with any such request or its failure to make any such request.

(b)    Each Grantor hereby authorizes, at such Grantor’s expense, the Revolving Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Revolving Collateral Agent may determine, in its sole discretion, are necessary to perfect the security interest granted to the Revolving Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Revolving Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Revolving Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property”, “whether now owned or hereafter acquired” or similar expressions.

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(c)    In addition, each Grantor, at such Grantor’s expense, hereby ratifies and approves the authorization of the Revolving Collateral Agent to file, for the benefit of the Revolving Secured Parties, any financing statements which may have been filed prior to the date hereof by the Revolving Collateral Agent with respect to the Collateral. In the event that the description of the Collateral in any such financing statement includes assets that do not constitute Collateral, the filing of such financing statement shall nonetheless be deemed authorized by such Grantor to the extent of the Collateral included in such description, and any such inaccuracy in such financing statement shall not render the financing statement ineffective as to any of the Collateral. Each Grantor, at such Grantor’s expense, irrevocably and unconditionally authorizes the Revolving Collateral Agent to adopt (but the Revolving Collateral Agent shall have no duty to adopt) on its behalf any symbol required for authenticating any electronic filing. Nothing contained herein shall be construed to in any manner limit any other authorization by any Grantor of the filing of financing statements by or on such Grantor’s behalf or for the benefit of the Revolving Secured Parties.

(d)    Each Grantor hereby authorizes the Revolving Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.6 to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

(e)    Each Grantor agrees that, in the event any Grantor takes any action to grant or perfect a Lien in favor of the Term Collateral Agent in any assets, such Grantor shall also take such action to grant or perfect a Lien (subject to the Intercreditor Agreement) in favor of the Revolving Collateral Agent to secure the Secured Obligations, whether or not such action was requested by the Revolving Collateral Agent.

5.2.    Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Supplement to the Pledge and Security Agreement. Upon delivery of any such Supplement to the Pledge and Security Agreement in substantially the form of Exhibit G hereto to the Revolving Collateral Agent, notice of which is hereby waived by the Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Revolving Collateral Agent not to cause any Restricted Subsidiary of the Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder. Any Additional Grantor shall, substantially contemporaneously with its execution and delivery of a Supplement to Pledge and Security Agreement, execute an acknowledgment to the Intercreditor Agreement in substantially the form attached to the Intercreditor Agreement and deliver such acknowledgement(s) to the Revolving Collateral Agent.

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Section 6.	Revolving Collateral Agent Appointed Attorney-In-Fact.

6.1.    Power of Attorney. To the fullest extent permitted by law, each Grantor hereby irrevocably appoints the Revolving Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Revolving Collateral Agent or otherwise, from time to time in the Revolving Collateral Agent’s discretion to take any action and to execute any instrument that the Revolving Collateral Agent may, subject to the terms of the Intercreditor Agreement, deem reasonably necessary or advisable to accomplish the purposes of this Agreement, the other Credit Documents and the Intercreditor Agreement, including, without limitation, the following:

(a)    upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Revolving Collateral Agent pursuant to the Revolving Credit Agreement;

(b)    upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral or Mortgaged Property;

(c)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)    upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Revolving Collateral Agent may reasonably request for the collection of any of the Collateral or otherwise to enforce the rights of the Revolving Collateral Agent with respect to any of the Collateral or Mortgaged Property;

(e)    to prepare and file any UCC financing statements against or continuations thereof, or amendments thereto, such Grantor as debtor;

(f)    to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g)    upon the occurrence and during the continuance of an Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, actions to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Revolving Collateral Agent in its sole discretion, any such payments made by the Revolving Collateral Agent to become obligations of such Grantor to the Revolving Collateral Agent, due and payable immediately without demand; and

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(h)    upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral or Mortgaged Property as fully and completely as though the Revolving Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Revolving Collateral Agent’s option (but not obligation) and such Grantor’s expense, at any time or from time to time, all acts and things that the Revolving Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Revolving Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2.    No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Revolving Collateral Agent hereunder are solely to protect the interests of the Revolving Secured Parties in the Collateral and Mortgaged Property and shall not impose any duty upon the Revolving Collateral Agent, the Revolving Administrative Agent or any other Revolving Secured Party to exercise any such powers. The Revolving Collateral Agent, the Revolving Administrative Agent and the other Revolving Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

Section 7.	Remedies.

7.1.    Generally.

(a)    If any Event of Default shall have occurred and be continuing, the Revolving Collateral Agent may (but shall not be obligated to) exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein, the other Credit Documents or otherwise available to it at law or in equity but subject to the terms of the Intercreditor Agreement, all the rights and remedies of the Revolving Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may to the fullest extent permitted by applicable law, but subject to the terms of the Intercreditor Agreement, pursue any of the following separately, successively or simultaneously:

(i)    require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Revolving Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Revolving Collateral Agent and make it available to the Revolving Collateral Agent at a place to be designated by the Revolving Collateral Agent that is reasonably convenient to both parties;

(ii)    personally, or by agents or attorneys, enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii)    prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the

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extent the Revolving Collateral Agent deems appropriate and while the Collateral shall be so stored, provide such security and maintenance services as shall be commercially reasonable to protect the same and to preserve and maintain them in good condition;

(iv)    without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Revolving Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Revolving Collateral Agent may deem commercially reasonable; and

(v)    apply any monies constituting Collateral or proceeds thereof in accordance with the provision of Section 7.2.

(b)    Subject to the terms of the Intercreditor Agreement, the Revolving Collateral Agent or any other Revolving Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Revolving Collateral Agent, as collateral agent for and representative of the Revolving Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Revolving Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Revolving Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Revolving Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Revolving Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives (to the extent permitted by applicable law) any claims against the Revolving Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Revolving Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall remain liable for the deficiency and the reasonable fees and out-of-pocket expenses of any attorneys employed by the Revolving Collateral Agent to collect such deficiency. Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or Governmental

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Authorities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Grantor’s expense. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Revolving Collateral Agent, that the Revolving Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives (to the extent permitted by applicable law) and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Revolving Collateral Agent hereunder.

(c)    The Revolving Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Revolving Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)    The Revolving Collateral Agent shall have no obligation to marshal any of the Collateral.

(e)    Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE REVOLVING COLLATERAL AGENT’S TAKING POSSESSION OR THE REVOLVING COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(i)    all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Revolving Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)    all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Revolving Collateral Agent’s rights hereunder; and

(iii)    all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

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7.2.    Application of Proceeds.

(a)    Subject to the terms of the Intercreditor Agreement, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, all proceeds received by the Revolving Collateral Agent (or, to the extent any other Collateral Document requires proceeds of collateral thereunder, which constitutes Revolving Priority Collateral, to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such other Collateral Document) upon any sale, any collection from, or other realization upon all or any part of, the Collateral (whether or not expressly characterized as such), or in any Insolvency Proceeding, together with all other moneys received by the Revolving Collateral Agent hereunder (or, to the extent any other Collateral Document requires proceeds of collateral thereunder, which constitutes Collateral, to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such other Collateral Document) with respect thereto, shall be applied in full or in part by the Revolving Collateral Agent against the Secured Obligations in the following order of priority:

(i)    first, to the payment of all amounts owing to the Revolving Collateral Agent of the type described in clauses (iv) and (v) of the definition of “Secured Obligations”;

(ii)    second, to the extent proceeds remain after the application pursuant to preceding clause (i), to all amounts (including Agent Advances (to the extent not settled with the Revolving Lenders pursuant to Section 2.15(h) of the Revolving Credit Agreement) and Expenses) owing to the Revolving Administrative Agent in its capacity as such;

(iii)    third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), to the payment of all amounts (including Expenses) owing to any Issuing Bank in its capacity as such;

(iv)    fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), an amount equal to the outstanding Primary Obligations shall be paid to the Revolving Secured Parties as provided in Section 7.2(e), with each such Revolving Secured Party receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(v)    fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), an amount equal to the outstanding Secondary Obligations shall be paid to the Revolving Secured Parties as provided in Section 7.2(e), with each such Revolving Secured Party receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;

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(vi)    sixth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (v), inclusive, an amount equal to the outstanding Tertiary Obligations shall be paid to the Revolving Secured Parties as provided in Section 7.2(e), with each such Revolving Secured Party receiving an amount equal to its outstanding Tertiary Obligations or, if the proceeds are insufficient to pay in full all such Tertiary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(vii)    seventh, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (vi), inclusive, and following the termination of this Agreement pursuant to Section 10 hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

(b)    For purposes of this Agreement: (i) “Pro Rata Share” shall mean, when calculating a Revolving Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Revolving Secured Party’s Primary Obligations, Secondary Obligations or Tertiary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations, Secondary Obligations or Tertiary Obligations of the respective Revolving Secured Parties, as the case may be; (ii) “Primary Obligations” shall mean (x) in the case of the Credit Document Obligations, all principal of, and premium, fees and interest on, all Loans, all payments or disbursements made by an Issuing Bank under any Letter of Credit issued by it for the account of a Borrower and not reimbursed by such Borrower (and all interest thereon), the maximum amount available to be drawn under (and the obligation to cash collateralize) all outstanding Letters of Credit (in each case determined without regard to whether any conditions to drawing could then be met) and all fees payable pursuant to the Revolving Credit Agreement and (y) all Qualified Hedging Obligations (other than indemnities, fees (including, without limitation, reasonable attorneys’ fees) and similar obligations and liabilities); (iii) “Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations and Tertiary Obligations; and (iv) “Tertiary Obligations” shall mean (x) all Secured Hedging Obligations under Secured Hedging Agreements that are not Qualified Hedging Obligations and (y) all Treasury Services Obligations under Treasury Services Agreements.

(c)    When payments to Revolving Secured Parties are based upon their respective Pro Rata Shares (other than in respect of Tertiary Obligations), the amounts received by such Revolving Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 7.2 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Revolving Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Revolving Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Revolving Secured Parties, with each Revolving Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Revolving Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Revolving Secured Parties entitled to such distribution.

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(d)    Each of the Revolving Secured Parties, by their acceptance of the benefits hereof and of the other Collateral Documents, agrees and acknowledges that if the Revolving Secured Parties receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Revolving Credit Agreement (which shall only occur after all outstanding Loans under the Revolving Credit Agreement and all payments or disbursements made by an Issuing Bank under any Letter of Credit issued by it for the account of a Borrower and required to be reimbursed by such Borrower have been paid in full), such amounts shall be paid to the Revolving Administrative Agent under the Revolving Credit Agreement and held by it, for the equal and ratable benefit of the Revolving Secured Parties, as cash security for the repayment of Credit Document Obligations owing to the Revolving Secured Parties as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Revolving Credit Agreement, and after the application of all such cash security to the repayment of all Credit Document Obligations owing to the Revolving Secured Parties after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Revolving Administrative Agent to the Revolving Collateral Agent for distribution in accordance with Section 7.2(a).

(e)    Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to the Revolving Secured Parties (other than Secured Hedging Creditors and Treasury Services Creditors), to the Revolving Administrative Agent for the account of the Revolving Secured Parties and (y) if to the Secured Hedging Creditors or the Treasury Services Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Secured Hedging Creditors or the Treasury Services Creditors, as applicable, or, in the absence of such a Representative, directly to the Secured Hedging Creditors or the Treasury Services Creditors, as applicable.

(f)    For purposes of applying payments received in accordance with this Section 7.2, the Revolving Collateral Agent shall be entitled to rely upon the Revolving Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Secured Hedging Creditors and the Treasury Services Creditors, as applicable, for a determination (which the Revolving Administrative Agent, each Representative, the Secured Hedging Creditors and the Treasury Services Creditors agree (or shall agree) to provide upon request of the Revolving Collateral Agent) of the outstanding Primary Obligations, Secondary Obligations or Tertiary Obligations owed to the Revolving Secured Parties, Secured Hedging Creditors or the Treasury Services Creditors, as the case may be. Unless it has received written notice from a Revolving Secured Party or a Secured Hedging Creditor to the contrary, the Revolving Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Revolving Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from a Secured Hedging Creditor or a Treasury Services Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements or Treasury Services Agreements are in existence.

(g)    It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral or Mortgaged Property and the aggregate amount of the Secured Obligations.

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(h)    It is understood and agreed by each Grantor and each Revolving Secured Party that the Revolving Collateral Agent shall have no liability for any determinations made by it in this Section 7.2 (including, without limitation, as to whether given Collateral constitutes Term Priority Collateral or Revolving Priority Collateral), in each case except to the extent resulting from the gross negligence or willful misconduct of the Revolving Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor and each Revolving Secured Party also agrees that the Revolving Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral or Mortgaged Property in accordance with the requirements hereof and of the Intercreditor Agreement, and the Revolving Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

(i)    For the avoidance of doubt, this Section 7.2 shall survive the Discharge of Term Obligations.

7.3.    Sales on Credit. If the Revolving Collateral Agent sells any of the Collateral upon credit, each Grantor will be credited only with payments actually made by purchaser and received by the Revolving Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Revolving Collateral Agent may resell the Collateral and each Grantor shall be credited with proceeds of the sale.

7.4.    Investment Accounts. Subject to Section 5.14 of the Revolving Credit Agreement, if any Event of Default shall have occurred and be continuing, the Revolving Collateral Agent may, subject to the terms of the Intercreditor Agreement, apply the balance from any Investment Account or instruct the bank, commodities intermediary or securities intermediary, as applicable, at which any Investment Account is maintained to pay the balance of any Investment Account to or for the benefit of the Revolving Collateral Agent. Subject to Section 5.14 of the Revolving Credit Agreement, unless an Event of Default shall have occurred and is continuing or as otherwise provided in the Revolving Credit Agreement, the Revolving Collateral Agent agrees not to instruct any bank, commodities intermediary or securities intermediary, as applicable, in which any Investment Account is maintained as provided in the immediately preceding sentence.

7.5.    Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Revolving Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Revolving Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related

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Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Revolving Collateral Agent determines, subject to the terms of the Intercreditor Agreement, to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Equity Interests to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Revolving Collateral Agent all such information as the Revolving Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Revolving Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.6.    Intellectual Property.

(a)    Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, but subject to the terms of the Intercreditor Agreement:

(i)    the Revolving Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Revolving Collateral Agent or otherwise, in the Revolving Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Revolving Collateral Agent, do any and all lawful acts and execute any and all documents required by the Revolving Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Revolving Collateral Agent as provided in the Revolving Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Revolving Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use, in its reasonable business judgment, all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property that is material to the business by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be reasonably necessary to prevent such infringement or violation;

(ii)    upon written demand from the Revolving Collateral Agent, or exercise of its rights under Section 7.6(c)(ii), each Grantor shall grant, assign, convey or otherwise transfer to the Revolving Collateral Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Revolving Collateral Agent such documents as are reasonably necessary or appropriate to carry out the intent and purposes of this Agreement; and

(iii)    the Revolving Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Revolving Collateral Agent, and, upon such notification and at the expense of such Grantor,

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(A)    to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; and

(B)    such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(iv)    the Revolving Collateral Agent may (but shall not be obligated to), by written notice to the relevant Grantor, take any or all of the following actions: (A) declare the entire right, title, and interest of such Grantor in the Intellectual Property vested in the Revolving Collateral Agent in order to collect, enforce, or satisfy the Secured Obligations, in which event such right, title, and interest shall immediately vest in the Revolving Collateral Agent for the benefit of the Revolving Secured Parties, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 7.6(c)(ii) hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (B) take and practice or sell the Intellectual Property; (C) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks have been used; and (D) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property directly or indirectly, and such Grantor shall execute such further documents as the Revolving Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Intellectual Property and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable domain name registrar to the Revolving Collateral Agent for the benefit of the Revolving Secured Parties.

(b)    If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Revolving Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made in accordance with the terms hereof and of the Intercreditor Agreement and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Revolving Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Revolving Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Revolving Collateral Agent; provided, after giving effect to such reassignment, the Revolving Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Revolving Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Revolving Collateral Agent and the Revolving Secured Parties.

(c)    Solely for the purpose of enabling the Revolving Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Revolving Collateral

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Agent shall be lawfully entitled to exercise such rights and remedies hereunder and under the Intercreditor Agreement, each Grantor hereby grants to the Revolving Collateral Agent, to the extent it has the right to do so, (i) an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located; and (ii) an absolute power of attorney to sign, upon the occurrence and during the continuation of an Event of Default, any document which may be required to effect any assignments or enforce any rights or obligations as provided for in this Section 7.

7.7.    Cash Proceeds. Subject to the terms of the Intercreditor Agreement, in addition to the rights of the Revolving Collateral Agent specified in Section 4.3 with respect to payments of Receivables, if any Event of Default shall have occurred and be continuing, all Proceeds of any Collateral received by any Grantor consisting of Cash Proceeds shall be held by such Grantor in trust for the Revolving Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to Section 5.14 of the Revolving Credit Agreement, be turned over to the Revolving Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Revolving Collateral Agent, if required) and held by the Revolving Collateral Agent, provided, however, that prior to the Discharge of Term Obligations, such Grantor shall satisfy the delivery requirements of this Section with respect to Cash Proceeds of Collateral constituting Term Priority Collateral by delivering such Cash Proceeds to the Term Collateral Agent. Subject to the terms of the Intercreditor Agreement, any Cash Proceeds received by the Revolving Collateral Agent (whether from a Grantor or otherwise), if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Revolving Collateral Agent, subject to the terms of the Intercreditor Agreement, (A) be held by the Revolving Collateral Agent for the benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured), and/or (B) then or at any time thereafter be applied by the Revolving Collateral Agent against the Secured Obligations then due and owing; provided, however, that prior to the Discharge of Term Obligations, such Grantor shall satisfy the delivery requirements of this Section with respect to Cash Proceeds of Term Priority Collateral by delivering such proceeds to the Term Collateral Agent.

Section 8.	Revolving Collateral Agent; Agreement among Agents.

8.1.    The Revolving Collateral Agent. The Revolving Collateral Agent has been appointed to act as Revolving Collateral Agent hereunder by the Revolving Lenders and, by their acceptance of the benefits hereof, the other Revolving Secured Parties. The Revolving Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Revolving Credit Agreement, the other Credit Documents and the Intercreditor Agreement. In furtherance of the foregoing provisions of this Section, each Revolving Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce or seek to enforce this Agreement or to realize upon any of the Collateral hereunder, it being understood and agreed by such Revolving Secured Party that all rights and remedies hereunder may be

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exercised solely by the Revolving Collateral Agent for the benefit of Revolving Secured Parties acting upon the instructions of the Required Secured Parties. The Revolving Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible to the Revolving Secured Parties for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

8.2.    Intercreditor Arrangements Incorporated By Reference. Notwithstanding anything to the contrary set forth herein, Sections 5.4(f) and 5.4(g) of the Intercreditor Agreement are hereby incorporated herein by reference, mutatis mutandis. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

Section 9.	Continuing Security Interest; Transfer of Loans.

This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Discharge of Revolving Obligations, (other than any inchoate indemnification obligations or reimbursement obligations for which no demand has been made), the cancellation or termination of the Commitments, and the cancellation or expiration of all outstanding Letters of Credit (or the backstopping thereof in a manner reasonably acceptable to the Issuing Banks), (ii) be binding upon each Grantor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Revolving Collateral Agent hereunder, to the benefit of the Revolving Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Revolving Credit Agreement, any Revolving Lender may assign or otherwise transfer any Loans or Commitments held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Revolving Lenders herein or otherwise.

Section 10.	Termination or Release.

(a)    This Agreement shall terminate (other than provisions hereof providing for indemnities, reimbursement obligations and similar contingent obligations) and the security interests granted hereby shall be automatically released upon the Discharge of Revolving Obligations.

(b)    A Grantor which was a Credit Party immediately prior to the consummation of any transaction permitted by the Revolving Credit Agreement shall automatically be released from its obligations hereunder and the security interests in the Collateral granted under this Agreement of such Grantor shall be automatically released upon the consummation of any such transaction permitted by the Revolving Credit Agreement as a result of which such Grantor ceases to be a Credit Party in accordance therewith; provided, that, prior or substantially concurrently with such release, all Liens in such Collateral granted by such Grantor as security for the Term Obligations, shall have been or shall be released, as applicable.

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(c)    Upon any sale or other transfer by any Grantor of any Collateral to a Person that is not a Grantor that is permitted under the Revolving Credit Agreement, the security interest in such Collateral shall be automatically released; provided that, prior or substantially concurrently with such release, all Liens in such Collateral granted by such Grantor as security for the Term Obligations, shall have been or shall be released, as applicable.

(d)    In connection with any termination or release pursuant to clause (a), (b) or (c) of this Section 10, the Revolving Collateral Agent shall, execute and deliver to the applicable Grantor, at such Grantor’s sole expense (but without recourse or representation or warranty), all documents that such Grantor shall reasonably request to evidence such termination or release.

Section 11.	Standard of Care Collateral Agent May Perform.

The powers conferred on the Revolving Collateral Agent hereunder are solely to protect its interest in the Collateral and Mortgaged Property and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral or Mortgaged Property in its possession and the accounting for moneys actually received by it hereunder, the Revolving Collateral Agent shall have no duty as to any Collateral or Mortgaged Property or as to the taking of any necessary steps to preserve rights or remedies against prior parties or any other rights or remedies pertaining to any Collateral or Mortgaged Property. The Revolving Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if the Revolving Collateral Agent has performed its duties and obligations as set forth in this Agreement. Neither the Revolving Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or Mortgaged Property upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Revolving Collateral Agent may itself perform, or cause performance of, such agreement, subject to the terms of the Intercreditor Agreement, and the costs, fees, expenses and disbursements of the Revolving Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Revolving Credit Agreement.

Section 12.	Amendment; Waiver.

Except as otherwise provided in the Revolving Credit Agreement, this Agreement or any other Collateral Document with respect to updating Schedules hereto or thereto and adding or releasing Grantors hereunder or thereunder, none of the terms and conditions of this Agreement or any other Collateral Documents may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder or thereunder shall not constitute a change, waiver, discharge or termination affecting any Grantor other than the Grantor so added or released) and the Revolving Collateral Agent (with the written consent of the Required Secured Parties).

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Section 13.	Miscellaneous.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Revolving Credit Agreement. No failure or delay on the part of the Revolving Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. In the event that any provision hereunder directly conflicts with any express provision of the Revolving Credit Agreement, the Revolving Credit Agreement shall control. This Agreement shall be binding upon and inure to the benefit of the Revolving Collateral Agent, the Revolving Secured Parties and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Revolving Collateral Agent given in accordance with the Revolving Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantors and the Revolving Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of an original executed counterpart of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 14.	Reinstatement.

The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Credit Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any Insolvency Proceedings or otherwise.

Section 15.	Intercreditor Agreement.

(a)    Notwithstanding anything herein to the contrary, the Liens granted to the Revolving Collateral Agent pursuant to this Agreement and the exercise of any right or remedy

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by the Revolving Collateral Agent hereunder, are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

(b)    Notwithstanding anything to the contrary in this Agreement, prior to the Discharge of Term Obligations (as defined in the Intercreditor Agreement), any obligation of the Grantors in this Agreement that requires delivery of Term Priority Collateral to, possession or control of Term Priority Collateral with, the pledge, assignment, endorsement or transfer of Term Priority Collateral to or the registration of Term Priority Collateral in the name of, the Revolving Collateral Agent shall be deemed complied with and satisfied if such delivery of Term Priority Collateral is made to, such possession or control of Term Priority Collateral is with, or such Term Priority Collateral be assigned, endorsed or transferred to or registered in the name of, the Term Collateral Agent; provided that, notwithstanding the foregoing, nothing contained in this Section 15 shall limit or otherwise adversely affect the grant of a lien on or a security interest in any Term Priority Collateral under Section 2.1 of this Agreement. To the extent that any covenants, representations or warranties set forth in this Agreement are untrue or incorrect solely as a result of the delivery to, or grant of possession or control to, the Term Collateral Agent in accordance with this Section 15, such covenant, representation or warranty shall not be deemed to be untrue or incorrect for purposes of this Agreement.

(c)    Notwithstanding anything to the contrary in this Agreement, and subject to the terms of the Intercreditor Agreement, the Grantors shall not be required to obtain consent (or, with respect to clause (ii) below, approval of any documentation) from the Revolving Collateral Agent in any instance where the Term Collateral Agent is exercising discretion granted to it under the Term Security Agreement to (i) grant additional time for delivery of any Term Priority Collateral or (ii) determine that any documentation concerning the Term Priority Collateral required to be delivered to it under the Term Security Agreement is acceptable.

Section 16.	Post Closing Obligations.

The Grantors shall complete the actions specified in Schedule 16 within the time periods specified therein, or such longer period of time as Revolving Collateral Agent may agree to in its sole discretion.

***

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IN WITNESS WHEREOF, each Grantor and the Revolving Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

REV GROUP, INC.
CAPACITY OF TEXAS, INC.
CHAMPION BUS, INC.
COLLINS BUS CORPORATION
COLLINS I HOLDING CORP.
COLLINS INDUSTRIES, INC.
COMPRESSED AIR SYSTEMS, INC.
ELDORADO MOBILITY, INC.
ELDORADO NATIONAL (CALIFORNIA), INC.
ELDORADO NATIONAL (KANSAS), INC.
E-ONE, INC.
FERRARA FIRE APPARATUS, INC.
FERRARA FIRE APPARATUS HOLDING COMPANY, INC.
FFA ACQUISITION COMPANY, INC.
FFA HOLDCO, INC.
GENERAL COACH AMERICA, INC.
GOLDSHIELD FIBERGLASS, INC.
GOSHEN COACH INC.
HALCORE GROUP, INC.
HORTON ENTERPRISES, INC.
KME GLOBAL, LLC
KME HOLDINGS, LLC
KME RE HOLDINGS, LLC
KOVATCH MOBILE EQUIPMENT CORP.
MOBILE PRODUCTS, INC.
REV AMBULANCE GROUP ORLANDO, INC.
REV FINANCIAL SERVICES LLC
REV INSURANCE SOLUTIONS LLC
REV PARTS, LLC
REV RECREATION GROUP, INC.
REV RECREATION GROUP FUNDING, INC.
REV RENEGADE LLC
REV RENEGADE HOLDINGS CORP.
REV RTC, INC.

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

ALLY BANK, as the Revolving Collateral Agent

By:
Name:
Title:

Signature Page to Pledge and Security Agreement